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As Filed with the Securities and Exchange Commission on December 10, 2004.

Registration No. 333-117152

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRESTIGE BRANDS, INC.*
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Number)	80-0091750 (I.R.S. Employer Identification No.)

90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Peter C. Mann
President and Chief Executive Officer
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

*    The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

        Approximate date of commencement of proposed sale of the securities to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
Prestige Brands International, LLC	2834	Delaware	20-0941337
Prestige Household Holdings, Inc.	2834	Delaware	20-0815251
Prestige Household Brands, Inc.	2834	Delaware	20-0815219
The Comet Products Corporation	2834	Delaware	20-0940808
The Spic and Span Company	2834	Delaware	06-1605546
Prestige Products Holdings, Inc.	2834	Delaware	80-0091750
Prestige Acquisition Holdings, LLC	2834	Delaware	20-0940783
Bonita Bay Holdings, Inc.	2834	Virginia	01-0619813
Prestige Brands Holdings, Inc.	2834	Virginia	65-1026844
Prestige Brands International, Inc.	2834	Virginia	59-3606733
Prestige Brands Financial Corporation	2834	Delaware	04-3728980
Medtech Holdings, Inc.	2834	Delaware	94-3335024
Medtech Products Inc.	2834	Delaware	83-0318374
Pecos Pharmaceutical, Inc.	2834	California	33-0124594
The Cutex Company	2834	Delaware	74-2899000
Prestige Personal Care Holdings, Inc.	2834	Delaware	80-0091757
Prestige Personal Care, Inc.	2834	Delaware	80-0091755
The Denorex Company	2834	Delaware	75-2993424
Vetco, Inc.	2834	New York	11-3037887

*
The address for each of the Additional Registrants is c/o Prestige Brands, Inc., 90 North Broadway, Irvington, New York 10533, telephone: (914) 524-6810. The name, address, including zip code of the agent for service for each Additional Registrant is Peter C. Mann, President and Chief Executive Officer of Prestige Brands, Inc., 90 North Broadway, Irvington, New York 10533, telephone: (914) 524-6810.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2004

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Prestige Brands, Inc.

Exchange Offer for
$210,000,000
9 1/4% Senior Subordinated Notes due 2012

We are offering to exchange:

up to $210,000,000 of our new 9 1/4% Senior Subordinated Notes due 2012, series B for

a like amount of our outstanding 9 1/4% Senior Subordinated Notes due 2012.

Material Terms of Exchange Offer

•
The terms of the exchange notes to be issued in the exchange offer are identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•
The exchange notes will be guaranteed jointly and severally by Prestige Brands International, LLC, which is the intermediate parent of the issuer, and by all of Prestige Brands International, LLC's domestic subsidiaries other than the issuer of the notes.

•
There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•
You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will promptly exchange all of the outstanding notes that are validly tendered and not withdrawn following the expiration of the exchange offer.

•
The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

•
The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•
The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•
We will not receive any proceeds from the exchange offer.

        For a discussion of risk factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 23 of this prospectus.

        Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        , 2004

TABLE OF CONTENTS

Summary	1
Risk Factors	23
Cautionary Statement Regarding Forward-Looking Statements	35
Exchange Offer	36
Use of Proceeds	44
Capitalization	45
Unaudited Pro Forma Combined Financial Data	46
Selected Financial Data	55
Management's Discussion and Analysis of Financial Condition and Results Of Operations	59
Market, Ranking and Other Data	84
Business	85
Management	100
Certain Relationships and Related Transactions	107
Security Ownership of Certain Beneficial Owners and Management	112
Description of Senior Credit Facility	114
Description of the Notes	117
Material United States Federal Income Tax Consequences	171
Plan of Distribution	176
Legal Matters	177
Experts	177
Where You Can Find More Information	178

Trademarks and Trade Names

        Trademarks and tradenames used in this prospectus are the property of their respective owners. We have utilized the ® and ™ symbols the first time each brand appears in this prospectus.

i

SUMMARY

        The following is a summary of the principal features of this exchange offer and should be read together with the more detailed information and other financial data included elsewhere in this prospectus.

Our Business

        We sell well-recognized, brand name consumer products in the over-the-counter drug, household cleaning and personal care categories. Our core brands, set forth in the table below, have established high levels of consumer awareness and strong retail distribution across all major channels.

Major Brands	Gross Sales for the Most Recent Fiscal Year(1)	Percentage of Gross Sales for the Most Recent Fiscal Year(1)
	(unaudited)
	($ thousands)	(%)
Over-the-Counter Drug:
Chloraseptic® (sore throat relief)	$40,067	12.5
Clear eyes® (eye redness relief)	32,502	10.2
Compound W® (wart remover)	29,163	9.1
Murine® (ear/eye care treatment)	16,089	5.0
Little Remedies® (pediatric medicine)	14,241	4.5
New-Skin® (liquid bandage)	11,830	3.7
Household Cleaning:
Comet® (household cleaning products)	84,279	26.3
Spic and Span® (household cleaning products)	24,978	7.8
Personal Care:
Cutex® (nail care products)	15,872	5.0
Denorex® (medicated shampoo)	14,706	4.6

(1)
Year ended December 31, 2003 for Chloraseptic, Clear eyes, Murine, Little Remedies, Comet and Spic and Span and year ended March 31, 2004 for Compound W, New-Skin, Cutex and Denorex.

        We have grown our company by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies. We believe that these brands were considered non-core under previous ownership and, in most cases, did not benefit from the focus of senior level management or strong marketing support.

        Our products are sold by mass merchandisers and in drug, grocery, dollar and club stores. Our senior management team and dedicated sales force maintain long-standing relationships with our top 50 customers, which accounted for approximately 81% of our gross sales on a pro forma basis, excluding the Vetco acquisition, for the year ended March 31, 2004.

Competitive Strengths

        Strong Operating Margins and Stable Cash Flows.    We believe our well recognized, diversified portfolio of brands and efficient operating model enable us to generate strong operating margins and stable cash flows. Our operating model focuses on marketing, sales, customer service and product development. We outsource manufacturing, warehousing, distribution and logistics to experienced, low-cost third-party providers. This operating model enables us to focus on maintaining and building the value associated with our brands, benefit from the economies of scale of our third-party providers, maintain a highly variable cost structure, minimal capital expenditures and low working capital needs and use the product development and manufacturing expertise of our suppliers to meet customer and end consumer demand. Our operating model, however, requires us to depend on third-party providers for manufacturing and logistics services. In the event that our third-party providers are unable or unwilling to supply or ship our products, our inventory levels, sales, gross margins and, ultimately, our results of operations, could be adversely affected.

        Diversified Portfolio of Leading Brands.    We own and market brands that have high levels of consumer awareness and widespread retail distribution. On average, our major brands were established over 45 years ago and we believe they are widely recognized by consumers. The industry categories in which we sell our products, however, are highly competitive. These markets include numerous national manufacturers, distributors, marketers and retailers, many of which have greater resources than we do and may be able to spend more aggressively on advertising and marketing, which may have an adverse effect on our competitive position.

        Stable and Attractive Industry Segments.    We compete in the over-the-counter drug, household cleaning and personal care categories. We target brands in categories that generally receive less focus from large consumer products and pharmaceutical companies and we are highly responsive to product innovations, which facilitates category expansion. Although we believe these attributes enable us to maintain close and lasting relationships with our top customers, we depend on these large customers for a significant portion of our gross sales. For the year ended March 31, 2004, on a pro forma basis, excluding the Vetco acquisition, our top five and ten customers accounted for approximately 38.6% and 49.7% of our gross sales, respectively, and Wal-Mart itself accounted for approximately 22.5% of our gross sales. The loss of one or more of our top customers or any significant decrease in sales to these customers could have a material adverse effect on our business, financial condition and results of operation.

        Experienced Senior Management Team with Proven Ability to Acquire, Integrate and Grow Brands.    Led by chief executive officer, Peter Mann, we have an experienced senior management team averaging over 30 years of experience in marketing, sales, customer service and product development. Peter Mann and his management team have successfully managed the Medtech and Spic and Span businesses and have been responsible for integrating numerous brands into the portfolio. Unlike many large consumer products companies, which we believe often entrust their smaller brands to rotating junior employees, our experienced managers are dedicated to specific brands and remain with those brands as they grow and evolve.

Business Strategy

        Our business strategy is to focus on our marketing, sales, customer service and product development efforts in order to drive growth and to continue to enhance the value associated with our brands. We plan to execute this strategy through:

  •
  Maintaining and Growing the Significant Value Associated with Our Brands.  We will continue to reinvest in advertising and promotion to continue to drive the value of our brands. We will continue to support our brands through focused and creative marketing strategies. Our marketing programs include advertising, targeted couponing programs and in-store advertising. Given the high levels of competition in our industry, however, our marketing efforts may not result in increased sales and profitability.

  •
  Creating Successful Line Extensions and Innovative New Products.  We believe that our brands' high consumer awareness and our focus on marketing and product development, coupled with the difficulty of creating new competing brands, provides a unique opportunity for us to extend our brands through line extensions. Although line extensions and the introduction of new products is critical to our continued growth, our efforts in this regard have in the past resulted in reduced sales of existing products.

  •
  Increasing Distribution in High-Growth Channels.  Our broad and diversified distribution capabilities enable us to participate in changing consumer retail trends. Recently, we have expanded our sales in dollar and club stores by introducing customized packaging and sizes of our brand name products for these higher growth channels. In the event dollar and club store sales growth is adversely affected by reduced consumer purchases, our focus on dollar and club store sales could hurt our sales and profitability.

  •
  Pursue Strategic Acquisitions.  We intend to pursue strategic add-on acquisitions that enhance our product portfolio. Our outsourced manufacturing business model allows us to add new brands that we believe can be easily integrated into our business while providing opportunities to realize significant cost savings. Our operating results could be adversely affected in the event we do not realize all of the anticipated operating synergies and cost savings from any future acquisitions. We intend to pursue highly complementary market leading brands that further diversify our category, customer and channel focus.

The Acquisitions

  The Medtech Acquisition

        Our company was formed by GTCR Golder Rauner II, LLC, or GTCR, a Chicago-based private equity firm, to acquire Medtech Holdings, Inc., The Denorex Company and The Spic and Span Company. These acquisitions were completed in February and March 2004. After the acquisitions, Medtech, Denorex and Spic and Span continued to be managed by the same executive team, led by our chief executive officer, Peter Mann, that managed these businesses prior to the acquisition. In this prospectus, we refer to the acquisitions of Medtech, Denorex and Spic and Span collectively as the "Medtech acquisition." We acquired the following major brands in the Medtech acquisition: Compound W, New Skin, Spic and Span, Cutex and Denorex.

  The Bonita Bay Acquisition

        In April 2004, we acquired Bonita Bay Holdings, Inc. Bonita Bay was the parent holding company of Prestige Brands International, Inc. and conducted its business under the "Prestige" name. After we completed this acquisition, we renamed our top-tier holding company Prestige International Holdings, LLC and began to conduct our business under the "Prestige" name. We acquired the following major brands in connection with this acquisition: Chloraseptic, Comet, Clear Eyes and Murine.

        In order to finance the Bonita Bay acquisition, repay existing indebtedness, including debt incurred in connection with the Medtech acquisition, and pay related fees and expenses, we (i) entered into a new $505.0 million senior secured credit facility, which we refer to as the "senior credit facility,"; (ii) issued the outstanding notes; and (iii) received a $58.5 million capital contribution from GTCR, its affiliates and co-investors and management. The financing transactions described above, along with the Bonita Bay acquisition, are referred to in this prospectus collectively as the "Bonita Bay acquisition."

Recent Developments

  The Vetco Acquisition

        On October 6, 2004, we acquired the rights to the Little Remedies® umbrella brand through our purchase of Vetco, Inc. Vetco is engaged in the development, distribution and marketing of pediatric over-the-counter healthcare products, primarily marketed under the Little Remedies brand name. Vetco's products include Little Noses® nasal products, Little Tummys® digestive health products, Little Colds® cough/cold remedies and Little Remedies New Parents Survival Kits. The Little Remedies

products deliver safe, gentle and effective relief of common childhood ailments without unnecessary additives such as saccharin, alcohol, artificial flavors, coloring dyes or harmful preservatives. Vetco distributes its products to drug and food stores, mass merchandisers and specialty retailers throughout the United States. Under our purchase agreement, we acquired all of Vetco's outstanding capital stock for approximately $49 million, subject to decrease based on Vetco's outstanding working capital as of the closing date. We financed this acquisition with approximately $30 million of borrowings under our senior credit facility and $19 million of cash on hand.

Corporate Structure

        The following chart illustrates our organizational structure and also identifies the major brands owned by our subsidiaries.

GTCR and co-investors, including management
Prestige Preferred Holdings, LLC
Prestige International Holdings, LLC
Prestige Brands International, LLC
Comet and Spic and Span entities(1)
Prestige Products Holdings, Inc.
Denorex entities(5)
Prestige Brands, Inc. (Borrower under Senior Credit Facility & Issuer of Notes)
Bonita Bay entities(2)
Vetco, Inc.(3)
Medtech entities(4)

(1) *Comet* and *Spic and Span* brands
(2) *Clear eyes, Chloraseptic* and *Murine* brands
(3) *Little Remedies* brands
(4) *Compound W, New-Skin* and *Cutex* brands
(5) *Denorex* brands

        In this prospectus, unless the context requires otherwise, the terms:

  •
  "We," "us," "our," the "Company" and "Prestige Holdings" refers to Prestige International Holdings, LLC, together with its consolidated subsidiaries, unless the context otherwise requires; and

  •
  "Prestige International" refers to Prestige Brands International, LLC, our intermediate holding company and the parent of Prestige Brands, Inc., the issuer of the notes.

Common Stock Offering

        On November 12, 2004, Prestige Brands Holdings, Inc., which we refer to as "new parent," a newly created entity formed by affiliates of GTCR, filed an amendment to its registration statement initially filed on July 28, 2004, with the SEC. Pursuant to the amended offering terms, new parent proposes an initial public offering of its common stock in lieu of an initial public offering of income deposit securities, as contemplated by its initial registration statement.

        Prior to the completion of the common stock offering, we expect that GTCR and its co-investors, including management, will exchange with new parent all their common units of Prestige Holdings for a proportionate number of shares of new parent common stock. Immediately following this exchange, new parent will become our ultimate parent. We refer to this exchange as the "reorganization."

        New parent intends to use a portion of the net proceeds of the common stock offering to:

  •
  repay a portion of the borrowings under the senior credit facility;

  •
  redeem up to 40% of the notes; and

  •
  purchase all of Prestige Holdings' senior preferred units and class B preferred units.

        At this time, we are unable to determine when the reorganization and common stock offering will occur, if at all. For more information on the common stock offering, see new parent's registration statement on Form S-1 which is on file with the SEC.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on April 6, 2004 to Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.
Registration Rights Agreement
Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 210 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer
We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on April 6, 2004 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:
• the exchange notes are being acquired in the ordinary course of your business; and
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. If you are an affiliate of ours, you are not permitted to participate in this exchange offer. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2004.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2004, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
•
an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or
•
If the notes you own are held of record by The Depository Trust Company, or "DTC," in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or "ATOP," in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered and promptly instruct that person to tender on your behalf.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2004.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture.

Issuer	Prestige Brands, Inc.
Securities	$210.0 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2012, Series B.
Maturity	April 15, 2012
Interest payment dates	April 15 and October 15, commencing October 15, 2004.
Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis, by Prestige International, the intermediate holding company of the issuer of the exchange notes, and all of its domestic subsidiaries, other than the issuer of the exchange notes, as set forth below:
	•	Prestige Brands International, LLC
	•	Prestige Household Holdings, Inc.
	•	Prestige Household Brands, Inc.
	•	The Comet Products Corporation
	•	The Spic and Span Company
	•	Prestige Products Holdings, Inc.
	•	Prestige Acquisition Holdings, LLC
	•	Bonita Bay Holdings, Inc.
	•	Prestige Brands Holdings, Inc.
	•	Prestige Brands International, Inc.
	•	Prestige Brands Financial Corporation
	•	Medtech Holdings, Inc.
	•	Medtech Products, Inc.
	•	Pecos Pharmaceuticals, Inc.
	•	The Cutex Company
	•	Prestige Personal Care Holdings, Inc.
	•	Prestige Personal Care, Inc.
	•	The Denorex Company
	•	Vetco, Inc.
Future domestic subsidiaries may also be required to guarantee the exchange notes.

Ranking
The exchange notes will be unsecured senior subordinated obligations and will be subordinated to our senior credit facility and other existing and future senior indebtedness. The exchange notes will rank equally to our senior subordinated indebtedness and will rank senior to our subordinated indebtedness. Each guarantee will be unsecured and subordinated to senior indebtedness of the guarantor. In addition, the exchange notes will effectively rank junior to all existing and future indebtedness and other liabilities of our subsidiaries that are not guarantors, which will initially consist of our non-domestic subsidiaries and our non-wholly owned subsidiaries. Because the exchange notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the exchange notes will not receive any payment until holders of senior indebtedness and senior guarantor indebtedness have been paid in full. The exchange notes will also be subordinated to our secured indebtedness, including our new senior secured credit facility, as to the assets securing such indebtedness.

As of October 31, 2004, we had the following amount of indebtedness that ranks senior or pari passu with the exchange notes, not including trade payables and the outstanding notes, which will be replaced by the exchange notes in equal principal amounts to the extent tendered:
October 31, 2004
(dollars in millions)
Indebtedness senior to the exchange notes	$483.2
Indebtedness pari passu with the exchange notes	—

Total	$483.2

Optional redemption	We may redeem some or all of the exchange notes, at any time on or prior to April 15, 2008 at a redemption price equal to 100% plus a make-whole premium and on or after April 15, 2008 at the redemption prices described elsewhere in this prospectus.
Public equity offering optional redemption
Before April 15, 2007, we may redeem up to 40% of the aggregate principal amount of the exchange notes with the net proceeds of public equity offerings at 109.250% of the principal amount of the exchange notes, plus accrued interest, if at least 40% of the aggregate principal amount of the exchange notes originally issued remains outstanding after such redemption. If we complete our common stock offering, we intend to redeem 40% of the aggregate principal amount of the exchange notes. See "—Common Stock Offering."

Change of control
When a change of control occurs, each holder of exchange notes may require us to repurchase some or all of its exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued interest. Under the indenture, a change of control will occur when any of the following occur:
	•	a person or group, other than the existing equity investors or their affiliates, becomes the beneficial owner of 50% or more of the voting securities of Prestige Holdings;
	•	all or substantially all of the assets of Prestige Holdings are sold or it merges with or into another entity such that its voting securities no longer exist;
	•	during any 2-year period, the members of the board of managers of Prestige Holdings at the beginning of the period no longer constitute at least a majority of the board; or
	•	the equity holders of Prestige Holdings approve any plan of liquidation or dissolution.
This definition is subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.
Covenants
The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains covenants that, among other things, will limit our ability and the ability of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends on, redeem or repurchase our capital stock;
	•	make investments;
	•	create liens;
	•	sell assets;
	•	in the case of our restricted subsidiaries, incur obligations that restrict their ability to make dividend or other payments to us;
	•	in the case of our restricted subsidiaries, guarantee or secure indebtedness;
	•	enter into transactions with affiliates;
	•	create unrestricted subsidiaries; and
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.

Risk Factors

        You should refer to the section entitled "Risk Factors" elsewhere in this prospectus for an explanation of specified risks of participating in the exchange offer.

Summary Unaudited Pro Forma Financial Data

        The following table sets forth our summary unaudited pro forma combined financial data for the fiscal year ended March 31, 2004 and as of and for the six months ended September 30, 2004.

        The summary unaudited pro forma income statement and other financial data for the fiscal year ended March 31, 2004 and the six months ended September 30, 2004 have been prepared to illustrate the effects of the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition as if they had occurred on April 1, 2003. Bonita Bay, Spic and Span and Vetco historically utilized a December 31 fiscal year. For purposes of the year ended March 31, 2004 data presented herein, the historical December 31, 2003 period was used for these businesses. The summary unaudited pro forma balance sheet as of September 30, 2004 gives effect to the Vetco acquisition as if it had occurred on that date.

        The summary unaudited pro forma financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition been consummated on the dates indicated above, nor are they necessarily indicative of our future results of operations.

        Management believes that the summary unaudited pro forma financial data is a meaningful presentation because the issuer's ability to satisfy debt and other obligations is dependent upon cash flow from the businesses acquired in the Medtech, Bonita Bay and Vetco acquisitions.

        The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Combined Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

	Pro Forma Combined
	Year Ended March 31, 2004		Six Months Ended September 30, 2004
	(unaudited) (dollars in thousands)
Income Statement Data:
Net sales	$285,521		$155,319
Cost of sales (includes $1,805 and $5,249, respectively, of charges related to the step-up of inventory)	133,774		76,249

Gross profit	151,747		79,070
Advertising and promotion expenses	39,931		24,396
Depreciation and amortization expenses	10,740		5,245
General and administrative expenses	26,330		10,157
Interest expense, net	44,309		22,059
Other expense (income), net	(1,737)		(134)

Income before taxes	32,174		17,347
Provision for income taxes	12,226		6,592

Net income	$19,948		$10,755

Other Financial Data:
EBITDA (1),(2)	$87,223		$44,651
Cash interest expense (3)	41,466		20,640
Capital expenditures (4)	612		143
Cash taxes paid (5)	5,327		388
Ratio of earnings to fixed charges (6)	1.7	x	1.8	x

Pro Forma as of September 30, 2004
(unaudited) (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$9,009
Total assets	1,008,557
Total long-term debt including current maturities	693,225
Members' equity	189,624

(1)
"EBITDA" represents net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we understand that it is used by some investors and lenders to determine a company's historical ability to service and/or incur indebtedness and to fund ongoing capital expenditures. This belief is based in part on our negotiations with our lenders, who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Prestige International, Bonita Bay and Spic and Span statements of cash flows set forth in the financial statements included elsewhere in this prospectus. The following is a reconciliation of pro forma cash flows from operations to pro forma EBITDA.

	Pro Forma Combined Year Ended March 31, 2004	Pro Forma Combined Six Months Ended September 30, 2004
	(unaudited) (dollars in thousands)
Cash flows from operations	$23,378	$16,451
Interest expense, net of non-cash interest	41,208	20,511
Net change in operating assets and liabilities	8,046	840
Income tax provision	12,226	6,592
Gain on sale of trademark	2,900	—
Other	(535)	257

EBITDA	$87,223	$44,651

(2)
In connection with the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition, we identified significant historical expenses which management believes will not be incurred on a going forward basis. In addition, we identified cash cost reductions that we have realized as a result of our integration plans with respect to the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition and that have resulted in a positive annualized effect on pro forma EBITDA when compared to recent operating history of the separate companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—General—Acquisition-Related Synergies." In addition, covenants in our senior credit facility and indenture provide for adjustments to EBITDA when calculating important ratios. Permitted adjustments include, but are not limited to, the purchase accounting impact of acquisitions, the exclusion of certain transaction costs, cost savings associated with acquisitions and other non-cash gains and losses. While we believe the expenses set forth below will not recur in future periods after implementation of such cost reduction measures, we may incur other expenses similar to the expenses described below in future periods. Therefore, the following items should not be viewed as indicative of future results.

	Combined Year Ended March 31, 2004		Combined Six Months Ended September 30, 2004
	(unaudited) (dollars in thousands)
Historical adjustments:
Purchase accounting impact of Medtech acquisition, Prestige acquisition and Vetco acquisition	1,805	(a)	5,249	(a)
Purchase accounting impact of Clear eyes and Murine acquisitions	2,957	(a)	—
Loss on forgiveness of loan	1,404	(b)	—
Gain on sale of Spic and Span license in Italy	(2,900	)(c)	—
Clear eyes and Murine international acquisitions	900	(d)	—
Incremental Clear eyes and Murine transition services agreement costs	300	(e)	—
Cost savings:
Permanent headcount reductions	5,645	(f)	1,287	(f)
Consolidation of warehousing and distribution	3,546	(f)	645	(f)
Consolidation of sales, marketing, and other programs	3,025	(f)	819	(f)
Facilities rationalization	394	(f)	123	(f)

Total(g)	$17,076		$8,123

  (a)
  In connection with the Medtech acquisition, Prestige acquisition and Vetco acquisition and Bonita Bay's acquisition of Clear eyes and Murine, inventory was written up to its estimated selling price, less cost of disposal and a reasonable profit allowance for the selling effort. These adjustments represent the amount by which the cost of goods sold recorded exceeded the original inventory costs.

  (b)
  Reflects the loss incurred, prior to the acquisition of Spic and Span, in connection with the forgiveness of a loan to Spic and Span.

  (c)
  In November 2003, we sold the exclusive right to use the Spic and Span brand name in Italy and recognized a one-time gain of $2.9 million.

  (d)
  During fiscal 2003, Bonita Bay completed its transition of the exclusive rights to sell Clear eyes and Murine products from Abbott Laboratories in the following countries:

    •
    Australia (Sept. 2003);

    •
    Canada (Sept. 2003);

    •
    Hong Kong (July 2003);

    •
    Venezuela (Nov. 2003);

    •
    United Kingdom (Oct. 2003);

    •
    Ireland (Dec. 2003); and

    •
    New Zealand (Sept. 2003).

    Prior to this transition in 2003, under the terms of the original purchase agreement with Abbott Laboratories, we received a percentage of sales on the Clear eyes and Murine products in these international markets with an option to transition such rights in the future once we met applicable regulatory requirements. We continue to operate under this royalty arrangement for smaller countries for which the international rights have not yet been transitioned. This adjustment reflects the approximate net impact on the statement of operations had these seven countries' rights been fully transitioned on January 1, 2003.

  (e)
  Represents costs charged to us during the transition services period with Abbott Laboratories that were duplicative in nature. The domestic transition services agreement extended through March 2003 and the international transition services agreement extended through December 2003. During this same time period, we had hired internal resources to perform the same services.

  (f)
  We have undertaken a detailed review of the combined operations of Medtech, Denorex, Spic and Span, Bonita Bay and Vetco and identified areas of overlap and cost savings. Set forth below is a summary of these savings:

  (i)
  We have eliminated approximately 14 full-time equivalent positions as part of a permanent headcount reduction of our employees in connection with the Medtech acquisition and the Prestige acquisition. In addition, we have a formal plan in place to eliminate approximately 13 full-time equivalent positions at Vetco upon integrating Vetco's operations.

  (ii)
  We have contracted with one logistics services provider, which provides warehouse services such as receiving, storage, processing, tracking and shipping, that has allowed us to consolidate from the three logistics services providers, including three warehouses, that historically served the companies. This adjustment represents the cost savings of placing all of our warehouse and distribution needs with this service provider.

  (iii)
  We have contracted with one advertising agency, one brokerage structure and one media buying group that are handling the collective sales and marketing needs for the combined companies following the Medtech acquisition and the Bonita Bay acquisition. These service providers will also handle the Vetco operations once integration is complete. Additionally, we have eliminated certain corporate overhead costs, principally legal, banking and insurance, that upon completion of the Medtech acquisition and the Bonita Bay acquisition were no longer required for each of the separate companies. This adjustment represents the net impact of placing all of our advertising and media buying needs under Medtech's existing contracts, moving the existing brokerage arrangements for all of our other subsidiaries under Medtech's brokerage contract or in-house and the elimination of certain historical overhead costs.

    (iv)
    We have eliminated one leased location, and identified one additional leased location that will be eliminated, in connection with the Medtech acquisition and the Bonita Bay acquisition. This amount represents the direct and indirect costs associated with maintaining these two redundant facilities.

  (g)
  The cost savings set forth above specifically exclude any one-time costs expected in order to achieve the anticipated cost savings estimated at $2.4 million.

(3)
Cash interest expense represents total interest expense less amortization of deferred financing fees.

(4)
Capital expenditures for the year ended March 31, 2004 represents the sum of Prestige International of $108, Bonita Bay of $370, Spic and Span of $59 and Vetco of $75. Capital expenditures for the six months ended September 30, 2004 represents the sum of Prestige International of $143 and Vetco of $0.

(5)
Cash taxes paid for the year ended March 31, 2004 represents the sum of Prestige International of $128, Bonita Bay of $5,167, Spic and Span of $10 and Vetco of $22. Cash taxes paid for the six months ended September 30, 2004 represents the sum of Prestige International of $388 and Vetco of $0.

(6)
For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

Summary Historical Financial Data of Prestige International and Predecessor

        Summary historical financial data for the fiscal years ended March 31, 2001, 2002, 2003, for the period from April 1, 2003 to February 5, 2004 and for the six months ended September 30, 2003 is referred to as the "predecessor" information. On February 6, 2004, an indirect subsidiary of Prestige International acquired Medtech Holdings, Inc. and the Denorex Company, which at the time were both under common control and management, in a transaction accounted for using the purchase method. On April 6, 2004, an indirect subsidiary of Prestige International acquired Bonita Bay Holdings, Inc. in a transaction accounted for using the purchase method. The summary financial data after such dates includes the financial statement impact of recording fair value adjustments arising from such acquisitions. The income statement and other financial data of Prestige International and its predecessor for the fiscal years ended March 31, 2002 and 2003, the period from April 1, 2003 to February 5, 2004 and the period from February 6, 2004 to March 31, 2004 and the balance sheet data at March 31, 2003 and 2004 are derived from audited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data of Prestige International and its predecessor for the six months ended September 30, 2003 and 2004 and the balance sheet data at September 30, 2003 and 2004 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data for predecessor for the fiscal year ended March 31, 2001 are derived from audited consolidated financial statements not included in this prospectus.

        The summary historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the headings "Selected Financial Data—Prestige International and Predecessor" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor				Prestige International	Predecessor	Prestige International
	Fiscal Year Ended March 31,			Period From April 1, 2003 to February 5, 2004	Period From February 6, 2004 to March 31, 2004	Six Months Ended September 30,
	2001	2002	2003			2003	2004
						(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$8,655	$46,201	$76,439	$69,059	$18,861	$43,158	$149,103
Cost of sales (1)	3,075	18,699	27,475	26,254	10,023	16,087	73,966

Gross profit	5,580	27,502	48,964	42,805	8,838	27,071	75,137
Advertising and promotion expenses	149	5,230	14,274	12,601	1,689	9,254	24,075
Depreciation and amortization expenses	305	3,992	5,274	4,498	931	2,630	4,543
General and administrative expenses	560	8,576	12,075	12,068	1,649	4,934	9,423
Interest expense, net	2,051	8,766	9,747	8,157	1,725	4,388	21,883
Other expense	124	—	685	1,404	—	—	7,567

Income from continuing operations before taxes	2,391	938	6,909	4,077	2,844	5,865	7,646
Provision/(benefit) for income taxes	(77)	311	3,902	1,684	1,054	2,312	3,110

Income from continuing operations	2,468	627	3,007	2,393	1,790	3,553	4,536
Income/(loss) from discontinued operations	60	(67)	(5,644)	—	—	—	—
Cumulative effect of change in accounting principle	—	—	(11,785)	—	—	—	—

Net income/(loss)	$2,528	$560	$(14,422)	$2,393	$1,790	$3,553	$4,536

Other Financial Data:
EBITDA (2)	$4,747		$13,696		$21,930		$16,732		$5,500		$12,883		$34,072
Capital expenditures	123		95		421		66		42		63		143
Cash provided by (used in):
Operating activities	1,978		3,940		12,519		7,843		(1,706)		3,541		26,405
Investing activities	(37,542)		(4,412)		(2,165)		(576)		(166,874)		(465)		(373,393)
Financing activities	36,491		5,526		(14,708)		(8,629)		171,973		(1,022)		372,404
Ratio of earnings to fixed charges (3)	2.1	x	1.1	x	1.7	x	1.5	x	2.6	x	2.2	x	1.3	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,830		$7,884		$3,530				$3,393				$28,809
Total assets	151,292		174,783		143,910				326,622				977,428
Total long-term debt, including current maturities	80,918		93,530		81,021				148,694				663,225
Stockholders' equity	46,030		59,201		44,797				126,509				189,624

(1)
For the period from February 6, 2004 to March 31, 2004 and the six months ended September 30, 2004, cost of sales includes $1,805 and $5,249, respectively, of charges related to the step-up of inventory.

(2)
"EBITDA" represents net income (loss) before loss (income) from discontinued operations, cumulative effect of change in accounting principle, interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we understand that it is used by some investors and lenders to determine a company's historical ability to service and/or incur indebtedness and to fund ongoing capital expenditures. This belief is based, in part, on our negotiations with our lenders, who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect our capital expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Combined Statements of Cash Flow of predecessor and Prestige International set forth in the financial statements included elsewhere herein. The following is a reconciliation of cash flows from operating activities to EBITDA:

	Predecessor				Prestige International	Predecessor
				Period From April 1, 2003 to February 5, 2004
	Fiscal Year Ended March 31,				Period From February 6, 2004 to March 31, 2004	Six Months Ended September 30,
	2001	2002	2003			2003	2004
						(unaudited)
	(dollars in thousands)
Cash flows from operating activities	$1,978	$3,940	$12,519	$7,843	$(1,706)	$3,541	$26,405
Loss (income) from discontinued operations net of non-cash amortization of goodwill	(1,540)	(1,413)	5,644	—	—	—	—
Interest expense, net of non-cash interest	1,901	7,870	7,505	6,443	1,591	3,347	20,381
Net change in operating assets and liabilities	1,901	3,365	(5,242)	2,480	5,328	6,188	(37)
Income tax provision	(77)	311	3,902	1,684	1,054	2,312	3,110
Deferred income taxes	708	(377)	(1,622)	(1,718)	(696)	(2,505)	(8,220)
Loss on extinguishment of debt	(124)	—	(685)	—	—	—	(7,567)
Loss on disposal of property and equipment	—	—	(91)	—	—	—	—
Other	—	—	—	—	(71)	—	—

EBITDA	$4,747	$13,696	$21,930	$16,732	$5,500	$12,883	$34,072

(3)
For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

Summary Historical Financial Data of Bonita Bay Holdings, Inc.

        The following table sets forth summary historical financial data of Bonita Bay Holdings, Inc., the parent of Prestige Brands International, Inc., which was acquired in the Bonita Bay acquisition. We have derived the summary historical consolidated financial data as of and for the fiscal years ended December 31, 2001, 2002 and 2003 from the audited financial statements of Bonita Bay which are included elsewhere in this prospectus. We have derived the selected historical financial data for the three month periods ended March 31, 2003 and 2004 from the unaudited financial statements and the related notes of Bonita Bay included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results. The results of operations for the three month period ended March 31, 2004 are not necessarily indicative of the operating results to be expected for the full year. The summary historical financial data set forth below should be read in conjunction with the discussion under the headings "Selected Financial Data—Bonita Bay Holdings, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Bonita Bay Holdings, Inc. and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,						Three Months Ended March 31,
	2001		2002		2003		2003		2004
							(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$54,968		$110,566		$167,070		$35,978		$35,075
Cost of sales	26,489		58,448		82,663		19,528		19,101

Gross profit	28,479		52,118		84,407		16,450		15,974
Advertising and promotion expenses	7,425		10,133		19,525		4,061		4,690
Depreciation and amortization expenses	4,156		745		1,745		531		406
General and administrative expenses	4,138		5,556		9,733		2,516		2,012
Interest expense, net	6,199		8,008		17,308		4,627		3,951
Other expense (income)	1,604		—		—		(159)		—

Income before taxes	4,957		27,676		36,096		4,874		4,915
Provision for income taxes	1,874		11,107		13,823		1,767		1,910

Net income	$3,083		$16,569		$22,273		$3,107		$3,005

Other Financial Data:
EBITDA (1)	$15,312		$36,429		$55,149		$10,032		$9,272
Capital expenditures	120		242		370		85		114
Cash provided by (used in):
Operating activities	9,903		22,009		34,964		8,412		7,574
Investing activities	(144,926)		(110,942)		(875)		(189)		(114)
Financing activities	134,220		95,587		(34,398)		(7,711)		(6,921)
Ratio of earnings to fixed charges	1.8	x	4.4	x	3.1	x	2.0	x	2.2	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$809		$7,464		$7,154				$7,693
Total assets	230,486		362,827		363,490				359,143
Total long-term debt, including current maturities and warrants	114,425		201,375		181,432				175,245
Stockholders' equity	107,965		138,491		148,138				150,999

(1)
"EBITDA" represents net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We present EBITDA because we understand that it is used by some investors and lenders to determine a company's historical ability to service and/or incur indebtedness and to fund ongoing capital expenditures. This belief is based on our negotiations with our lenders, who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA does not reflect our capital expenditures, or future requirements for capital expenditures or contractual commitments;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Consolidated Statement of Cash Flow of Bonita Bay included in the financial statements included elsewhere herein. The following is a reconciliation of cash flows from operating activities to EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(dollars in thousands)
Cash flows from operating activities	$9,903	$22,009	$34,964	$8,412	$7,574
Interest expense, net of non-cash interest	4,219	7,069	14,345	4,001	3,340
Net change in operating assets and liabilities	2,307	1,655	1,448	(2,062)	(1,344)
Income tax provision	1,874	11,107	13,823	1,767	1,910
Deferred income taxes	(1,387)	(5,411)	(8,688)	(2,086)	(2,208)
Loss on extinguishment of debt	(1,604)	—	—	—	—
Other	—	—	(743)	—	—

EBITDA	$15,312	$36,429	$55,149	$10,032	$9,272

(2)
For the purposes of determining the ratio of fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

RISK FACTORS

        You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making a decision on whether to participate in the exchange offer.

Risks Associated with the Exchange Offer

        Because there is no public market for the notes, you may not be able to resell your notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. As a result, it is difficult to predict:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the price of securities similar to the notes offered by this prospectus. For example, the difference in yield between investment grade and non-investment grade debt increased dramatically in 2001 and 2002, driving prices down on non-investment grade debt, following the September 11 terrorist attack on the United States and a number of corporate accounting issues. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

        We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. In addition, some investors are prohibited from purchasing, or have policies against purchasing non-investment grade debt. As a result, an active trading market may not exist for the notes or any trading market that does develop may not be liquid. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

        In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offer."

        Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

        We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see "Exchange Offer."

        If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

        We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Relating To The Notes

        Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        As a result of the Medtech acquisition, Bonita Bay acquisition and Vetco acquisition, we have a significant amount of indebtedness. As of October 31, 2004, we had $693.2 million of total indebtedness and approximately $38.0 million would have been available for borrowing as additional senior debt under the revolving credit facility. The following table sets forth the aggregate amount of our debt payment obligations, including estimated interest, for the current fiscal year and each of the next five subsequent fiscal years (dollars in thousands):

	2005	2006	2007	2008	2009	2010	6 Year Total
Scheduled principal payments	3,550	3,550	3,550	3,550	3,550	3,550	21,300
Projected interest payments	41,050	44,516	44,282	44,107	43,932	43,754	261,642
Total	44,600	48,066	47,832	47,657	47,482	47,304	282,942

        Our substantial indebtedness could have important consequences to you as an investor in our notes. For example, it could:

  •
  make it more difficult for the issuer to satisfy its obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit, among other things, our ability to borrow additional funds.

        As of October 31, 2004, we had the following amount of indebtedness that ranks senior or pari passu with the exchange notes, not including trade payables and the outstanding notes, which will be replaced by the exchange notes in equal principal amounts to the extent tendered:

October 31, 2004
(dollars in millions)
Indebtedness senior to the notes	$483.2
Indebtedness pari passu with the notes	—

Total	$483.2

The issuer and the guarantors also had $34.2 million in other balance sheet liabilities (including trade payables) as of October 31, 2004, which rank pari passu to the outstanding notes and exchange notes.

However, because the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of these other liabilities in any such proceeding. As of October 31, 2004, our non-guarantor subsidiary had total balance sheet liabilities (including trade payables) of approximately $0.7 million, all of which effectively rank senior to the notes.

        The terms of the indenture governing the notes and the senior credit facility will allow us to issue and incur additional debt upon satisfaction of conditions set forth in the indenture and credit agreement. If new debt is added to current debt levels, the related risks described above could intensify.

        Your right to receive payments on the notes is junior to the issuer's and guarantors' existing senior indebtedness and possibly all future borrowings. Accordingly, upon any distribution in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees.

        The notes and the guarantees rank behind all of the issuer's and the guarantors' existing and future senior indebtedness. As of October 31, 2004, the notes and the guarantees were subordinated to approximately $483.2 million of senior debt of the issuer and approximately $38.0 million was available for borrowing as additional senior debt under the revolving credit facility.

        As a result of this subordination, upon any distribution to the issuer's or the guarantors' creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the issuer or the guarantors, as applicable, or the issuer's or the guarantors' property, the holders of senior debt of the issuer and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees.

        In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 180 of 360 consecutive days in the event of non-payment defaults on designated senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the issuer or the guarantors, as applicable, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of the issuer and the guarantors in the assets remaining after the issuer and the guarantors have paid all of the senior debt. However, because the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, the issuer and the guarantors may not have sufficient funds to pay all of their creditors and holders of notes may receive less, ratably, than the holders of senior debt.

        Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

        In addition to being contractually subordinated to all existing and future senior debt, the issuer's obligations under the notes and the guarantors' obligations under the guarantees are unsecured, while obligations of the issuer and the guarantors under the senior credit facility are secured by substantially all of their assets. As of October 31, 2004, approximately $483.2 million of senior debt of the issuer and approximately $38.0 million available for borrowing as additional senior debt under the revolving credit facility was secured by $1.0 billion of assets. However, as of October 31, 2004, the issuer and the guarantors had $70.8 million in current assets available to satisfy creditors if this debt were to be accelerated. Moreover, approximately $925.9 million of the issuer's and the guarantors' total assets are intangible assets, the vast majority of which are illiquid and may not be available to satisfy creditors if this debt were to be accelerated. If the issuer becomes insolvent or is liquidated, or if payment under the senior credit facility is accelerated, the lenders under the senior credit facility will be entitled to exercise the remedies available to a secured lender under applicable law. These lenders have a claim on all assets securing the senior credit facility before the holders of unsecured debt, including the notes. In such event, it is possible that there would be little or no assets remaining after payment to these lenders from which claims to the holders of the exchange notes could be satisfied.

        Our ability to generate cash depends on many factors beyond our control. Should these factors prove adverse in the future, we may not be able to generate sufficient cash to meet our liquidity needs, including fulfilling our obligations under the notes.

        Our ability to make payments on and to refinance our indebtedness, including the notes and amounts borrowed under the senior credit facility, and to fund any strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

        Based on our current level of operations, we believe our cash flow from operations, together with available cash and available borrowings under the senior credit facility, will be adequate to meet future liquidity needs for at least the next 12 months. However, our business may not generate sufficient cash flow from operations in the future, our currently anticipated growth in net sales and cash flow may not be realized on schedule or our future borrowings may not be available to us under the senior credit facility in an amount sufficient to enable the issuer to repay indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We may not be able to refinance any of our indebtedness, including the senior credit facility and the notes, on commercially reasonable terms or at all.

        Our operating flexibility is limited in significant respects by the restrictive covenants in the senior credit facility and the indenture governing the notes.

        The senior credit facility and the indenture governing the notes impose restrictions on us that could increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry. Specifically, these restrictions limit our ability to:

  •
  borrow money or issue guarantees;

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  pay dividends or purchase stock;

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  make investments and other restricted payments;

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  use assets as security in other transactions;

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  sell assets or merge with or into other companies;

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  enter into transactions with affiliates;

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  sell stock in our subsidiaries; and

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  create or permit restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to our company.

        Our ability to engage in these types of transactions is generally limited by the terms of the senior credit facility and the indenture governing the notes, even if we believe that a specific transaction would positively contribute to our future growth, operating results or profitability. However, if we are able to enter into these types of transactions under the terms of the senior credit facility and the indenture, or if we obtain a waiver with respect to any specific transaction, that transaction may cause our indebtedness to increase, may not result in the benefits we anticipate or may cause us to incur greater costs or suffer greater disruptions in our business than we anticipate, and could therefore negatively impact our business and operating results.

        In addition, the senior credit facility requires us to meet specified financial ratios. For example, we must:

  •
  have a leverage ratio of less than 6.85 to 1.0 for the quarter ended September 30, 2004, and decreasing over time to 3.75 to 1.0 for the quarter ending September 30, 2010 and remaining level thereafter. Our leverage ratio was less than 6.85 to 1.0 for the quarter ended September 30, 2004;

  •
  have an interest coverage ratio of greater than 2.25 to 1.0 for the quarter ended September 30, 2004, and increasing to 3.25 to 1.0 for the quarter ending March 31, 2011. Our interest coverage ratio was greater than 2.25 to 1.0 for the quarter ended September 30, 2004; and

  •
  have a fixed charge coverage ratio of greater than 1.5 to 1.0 for the quarter ended September 30, 2004, and for each quarter thereafter until the quarter ending March 31, 2011. Our fixed charge coverage ratio was greater than 1.5 to 1.0 for the quarter ended September 30, 2004.

        Although we believe we are on track to meet and/or maintain these financial ratios, our ability to do so may be affected by events outside our control. Covenants in our senior credit facility also require us to use 100% of the proceeds we receive from debt issuances and up to 50% of the proceeds we receive from equity issuances to repay outstanding borrowings under our senior credit facility.

        The senior credit facility and the indenture governing the notes contain cross-default provisions that may result in the acceleration of all our indebtedness.

        The senior credit facility and the indenture governing the notes contain provisions that allow the respective creditors to declare all outstanding borrowings under one agreement to be immediately due and payable as a result of a default under the other agreement. The result is that upon our default under one debt agreement, all indebtedness may become immediately due and payable under the senior credit facility and the indenture. Under the senior credit facility, failure to make a payment required by the indenture, among other things, may lead to an event of default under the credit agreement. Similarly, an event of default or failure to make a required payment at maturity under the senior credit facility, among other things, may lead to an event of default under the indenture. If the debt under the senior credit facility and indenture were to both be accelerated, the aggregate amount immediately due and payable as of October 31, 2004 would have been approximately $693.2 million. We presently do not have sufficient liquidity to repay these borrowings if they were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance the indebtedness. As of October 31, 2004, the value of our current assets was $70.8 million. Although the book value of our total assets was $1.0 billion at October 31, 2004, approximately $925.9 million was in the form of intangible assets, a significant portion of which are illiquid and may not be available to satisfy our creditors in the event our debt is accelerated.

        Any failure to comply with the restrictions of the senior credit facility, the indenture related to the notes or any other subsequent financing agreements may result in an event of default. Such default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provisions applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

        We may be unable to finance the change of control offer required by the indenture, in which case we would likely be in default of our obligations under the indenture and the senior credit facility and you may not receive all of the benefits to which you are entitled as a holder of the notes.

        Upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in the senior credit facility will not allow such repurchases. Our ability to repurchase the notes upon change of control events may be limited by the terms of our senior debt and the subordination provisions of the indenture. For example, the senior credit facility prohibits us from repurchasing the notes after specific kinds of change of control events until we first repay debt under the senior credit facility in full or obtain a waiver from the bank lenders. If we fail to repurchase the notes in that circumstance, we will go into default under the indenture and the senior credit facility, and you may not receive all of the benefits to which you are entitled as a holder of the notes. Furthermore, any future debt which we incur may also contain repayment provisions which come into effect upon specific kinds of change of control events. If a change of control occurs, we may not have sufficient funds to repay other debt obligations which will be required to be repaid, in addition to the notes. See "Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control" and "Description of Senior Credit Facility."

        We can engage in a number of significant corporate transactions that may not constitute a change of control under the indenture, in which case we would not be required to repurchase the notes despite the fact that these transaction could significantly alter our assets, operations and capital structure.

        The definition of "change of control" in the indenture includes a disposition of all or substantially all of our property and assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes. Moreover, other corporate events, such as a leveraged recapitalization, which would increase our level of indebtedness, would not necessarily constitute a change of control under the indenture and the holders of the notes would not be entitled to require us to repurchase the notes in connection with any such transaction. See "Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control" and "Description of Senior Credit Facility."

        Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

        If a bankruptcy case or lawsuit is initiated by unpaid creditors of any guarantor, the debt represented by the guarantees entered into by the guarantors may be reviewed under federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, the guarantee could be voided, or claims in respect of the guarantee could be subordinated to obligations of a guarantor if, among other things, such guarantor, at the time it entered into the guarantee:

  •
  received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

  •
  either:

  •
  was insolvent or rendered insolvent by reason of entering into a guarantee; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they become due.

        In addition, any payment by a guarantor could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of such guarantor under such circumstances.

        If a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of these notes would be solely creditors of our company and creditors of the entities that have validly guaranteed the notes. These notes then would be effectively subordinated to all obligations of the guarantor whose guarantee was voided.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts or contingent liabilities as they become due.

        To the extent that the claims of the holders of the notes against any guarantor were subordinated in favor of other creditors of such guarantor, such other creditors would be entitled to be paid in full before any payment could be made on these notes. If one or more of the guarantees is voided or subordinated, after providing for all prior claims, there may not be sufficient assets remaining to satisfy the claims of the holders of these notes.

        Based upon financial and other information, we believe that the guarantees are being incurred for proper purposes and in good faith and that each guarantor is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. However, a court may apply a different standard in making such determinations or may not agree with our conclusions in this regard.

Risks Relating to Our Business

        The high level of competition in our industry could adversely affect our sales, operating results and profitability.

        The business of selling brand name consumer products in the over-the-counter drug, household cleaning and personal care categories is highly competitive. These markets include numerous manufacturers, distributors, marketers and retailers that actively compete for consumers' business both in the United States and abroad.

        Our principal competitors vary by industry category. Competitors in the over-the counter drug category include Pfizer, maker of Visine®, which competes with our Clear eyes brand; McNeill-PPC, maker of Tylenol® Sore Throat, which competes with our Chloraseptic brand; Schering-Plough, maker of Dr Scholl's®, which competes with our Compound W brand; Johnson & Johnson, maker of BAND-AID® Brand Liquid Bandage, which competes with our New-Skin brand; and GlaxoSmithKline, maker of Debrox®, which compete with our Murine brand. Competitors in the household cleaning category include Clorox, maker of Soft Scrub® and Tilex®, which competes with our Comet brand, and Pine Sol®, which competes with our Spic and Span brand. Competitors in the personal care category include Johnson & Johnson, maker of T-Gel® shampoo, which competes with our Denorex brand, and Del Laboratories, maker of Sally Hansen®, which competes with our Cutex brand. Many of these competitors are larger and have substantially greater resources than we do, and may therefore have the ability to spend more aggressively on advertising and marketing and to respond more effectively to changing business and economic conditions than us. If this were to occur, our sales, operating results and profitability would be adversely affected.

        Some of our product lines that account for a large percentage of our sales have a relatively small market share relative to our competitors. For example, while Clear eyes has a number two market share position of 16.9%, its top competitor, Visine®, has a market share of 39.8%. In contrast, some of our brands with number one market positions have competitors with very similar market share. For example, while Compound W has a number one market position of 34.3%, its chief competitor, Dr. Scholls Clear Away, has a market position of 33.7%. Similarly, while Cutex is the number one brand name nail polish remover with a market share of 28.5%, non-branded, private label nail polish removers account in the aggregate for 50.9% of the market. Finally, while our New-Skin liquid bandage product has a number one market position of 35.4%, the size of the liquid bandage market is relatively small, particularly when compared to the much larger bandage category. See "Market, Ranking and Other Data" at page 84 of this prospectus for information regarding market share calculations.

        We compete on the basis of numerous factors, including brand recognition, product quality, performance, price and product availability at retail stores. Advertising, promotion, merchandising and packaging, the timing of new product introductions and line extensions also have a significant impact on customer's buying decisions and, as a result, on our sales. The structure and quality of the sales force, as well as consumer consumption of our products affects in-store position, wall display space and inventory levels in retail outlets. If we are unable to maintain or improve the inventory levels and in-store positioning of our products in retail stores, our sales and operating results will be adversely affected. Our markets also are highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. An increase in the amount of product introductions by our competitors could have a material adverse effect on our sales and operating results.

        In addition, competitors may attempt to gain market share by offering products at prices at or below those typically offered by us. Competitive pricing may require us to reduce prices and may result in lost sales or reduction in our profit margins. Future price or product changes by our competitors may have a material adverse effect on us or we may be unable to react with price or product changes of our own to maintain our current market position.

        We are dependent on third parties for the manufacture of the products we sell. If we are unable to maintain these manufacturing relationships or enter into additional or different arrangements, we may fail to meet customer demand and our sales and profitability may suffer as a result.

        All of our products are manufactured by third parties. Without adequate supplies of merchandise to sell to our customers, sales would decrease materially and our business would suffer. In the event that manufacturers are unable or unwilling to ship products to us in a timely manner or continue to manufacture products for us, we would have to rely on other current manufacturing sources or identify and qualify new manufacturers. We might not be able to identify or qualify such manufacturers for existing or new products in a timely manner and such manufacturers might not allocate sufficient capacity to us in order to meet our requirements. In addition, identifying alternative vendors without adequate lead times can compromise required product validation and stability work, which may involve additional manufacturing expense, delay in production or product disadvantage in the marketplace. The consequences of not securing adequate and timely supplies of merchandise would negatively impact inventory levels, sales and gross margin rates, and ultimately our results of operations.

        In addition, even if our current manufacturers continue to manufacture our products, they may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards or applicable regulatory requirements. If we are forced to rely on products of inferior quality, then our brand recognition and customer satisfaction would likely suffer, which would likely lead to reduced sales. These manufacturers may also increase the cost of the products we purchase from them. If our manufacturers increase our costs, our margins would be adversely affected if we cannot pass along these increased costs to our customers.

        Should we experience significant unanticipated demand, we will be required to expand our access to manufacturing, both from current and new manufacturing sources. If such additional manufacturing capacity is not available or is not available on terms as favorable as those obtained from current sources, then our revenues or margins, or both, will suffer.

        As of March 31, 2004, we sold 73 types of individual products. We do not have long-term contracts with the manufacturers of 38 of those types of individual products. These 38 products accounted for approximately 25.0% of our gross sales for the year ended March 31, 2004. The fact that we do not have long-term contracts with these manufacturers means that they could cease manufacturing these products for us at any time and for any reason.

        Disruption in our main distribution center may prevent us from meeting customer demand and our sales and profitability may suffer as a result.

        We manage our product distribution in the continental United States through a main distribution center in St. Louis, Missouri. A serious disruption, such as a flood or fire, to our main distribution center could damage our inventory and could materially impair our ability to distribute our products to customers in a timely manner or at a reasonable cost. We could incur significantly higher costs and experience longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace our distribution center. As a result, any such disruption could have a material adverse effect on our sales and profitability.

        Efforts to acquire other companies, brands or product lines may divert our managerial resources away from our business operations, and if we complete an acquisition, we may incur or assume additional liabilities or experience integration problems.

        Part of our growth has been driven by acquiring other companies and, at any given time, we may be engaged in discussions with respect to possible material acquisitions or other business combinations. We are currently party to a non-binding letter of intent with a privately held consumer products company with revenues of approximately $30 million for its last completed fiscal year. This letter grants us exclusivity until February 28, 2005. Prior to entering into any binding agreement to purchase this company, we will need to conduct extensive business, legal, accounting and financial due diligence. As a result, we do not believe this acquisition is probable at this time.

        We intend to pursue additional acquisition opportunities that may enhance our product portfolio, enable us to realize cost savings and further diversify our category, customer and channel focus. Our ability to successfully grow through acquisitions depends on our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financing. These efforts could divert the attention of our management and key personnel from our business operations. If we complete acquisitions, we may also experience:

  •
  difficulties in integrating any acquired companies, personnel and products into our existing business;

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  delays in realizing the benefits of the acquired company or products;

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  diversion of our management's time and attention from other business concerns;

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  higher costs of integration than we anticipated;

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  difficulties in retaining key employees of the acquired business who are necessary to manage these businesses;

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  difficulties in maintaining uniform standards, controls, procedures and policies throughout our acquired companies; or

  •
  adverse customer reaction to the business combination.

        In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses and acquired assets.

        We depend on a limited number of customers for a large portion of our gross sales and the loss of one or more of these customers could reduce our gross sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

        For the year ended March 31, 2004, on a pro forma basis, excluding the Vetco acquisition, our top five and ten customers accounted for approximately 38.6% and 49.7% of our gross sales, respectively. Wal-Mart, which itself accounted for approximately 22.5% of our gross sales, is our only customer that accounted for 10% or more of our gross sales for the year ended March 31, 2004. We expect that for the year ended March 31, 2005 and future periods our top five and ten customers, including Wal-Mart, will, in the aggregate, continue to account for a large portion of our gross sales. The loss of one or more of our top customers that may account for a significant portion of our gross sales, any significant decrease in sales to these customers, or any significant decrease in our retail display space in any of these customers' stores, could reduce our gross sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

        In addition, our business is based primarily upon individual sales orders, and we typically do not enter into long-term contracts with our customers. Accordingly, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. If a significant number of our customers elect not to purchase products from us, our business, prospects, financial condition and results of operations could be adversely affected.

        Regulatory matters governing our industry could have a significant negative effect on our sales and operating costs.

        In both our U.S. and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at analogous levels of government in foreign jurisdictions.

        The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the Environmental Protection Agency, or EPA, and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. If we or our manufacturers fail to comply with those regulations, we could become subject to significant penalties or claims, which could materially adversely affect our operating results or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in significant loss of sales revenues.

        In accordance with the Federal Food, Drug and Cosmetic Act, or FDC Act, and FDA regulations, the manufacturing processes of our third party manufacturers must also comply with the FDA's current Good Manufacturing Practices, or cGMPs. The FDA inspects our facilities and those of our third party manufacturers periodically to determine if we and our third party manufacturers are complying with cGMPs. A history of past compliance is not a guarantee that future cGMPs will not mandate other compliance steps and associated expense.

        If we or our third party manufacturers fail to comply with federal, state or foreign regulations, we could be required to:

  •
  suspend manufacturing operations;

  •
  change product formulations;

  •
  suspend the sale of products with non-complying specifications;

  •
  initiate product recalls; or

  •
  change product labeling, packaging or advertising or take other corrective action.

        Any of these actions could materially and adversely affect our financial results.

        In addition, our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially and adversely affect the distribution and sale of our products.

        Product liability claims could adversely affect our sales and operating results.

        We may be required to pay for losses or injuries purportedly caused by our products. We have been and may again be subjected to various product liability claims. Claims could be based on allegations that, among other things, our products contain contaminants, include inadequate instructions regarding their use or inadequate warnings concerning side effects and interactions with other substances. For example, Denorex products contain coal tar which the State of California has determined causes cancer and our packaging contains a warning to this effect. In addition, any product liability claims may result in negative publicity that may adversely affect our sales and operating results. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and adversely affect our sales and operating results. Although we maintain, and require our material suppliers and manufacturers to maintain, product liability insurance coverage, potential product liability claims may exceed the amount of insurance coverage or potential product liability claims may be excluded under the terms of the policy, which could hurt our financial condition. In addition, we may also become required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

        If we are unable to protect our intellectual property rights our ability to compete effectively in the market for our products could be negatively impacted.

        The market for our products depends to a significant extent upon the goodwill associated with our trademarks and tradenames. The trademarks and tradenames on our products are how we convey that the products we sell are "brand name" products, and we believe consumers ascribe value to our brands. We own the material trademark and tradename rights used in connection with the packaging, marketing and sale of our products. This ownership is what prevents our competitors or new entrants to the market from using our valuable brand names. Therefore, trademark and tradename protection is critical to our business. Although most of our trademarks are registered in the United States and in foreign countries, we may not be successful in asserting trademark or tradename protection. If we were to lose the exclusive right to use our brand names, our sales and operating results would be materially and adversely affected. We could also incur substantial costs to defend legal actions relating to the use of our intellectual property, which could have a material adverse effect on our business, results of operations or financial condition.

        Other parties may infringe on our intellectual property rights and may thereby dilute the value of our brands in the marketplace. If our brands become diluted, or if our competitors are able to introduce brands that cause confusion with our brands in the marketplace, it could adversely affect the value that our customers associate with our brands, and thereby negatively impact our sales. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. In addition, third parties may assert claims against our intellectual property rights and we may not be able to successfully resolve these claims. In that event, we may lose our ability to use the brand names that were the subject of these claims, which could have a material adverse impact on our sales and operating results.

        We are dependent on third parties for intellectual property relating to some of the products we sell, and our inability to maintain or enter into additional or future license agreements may result in our failure to meet customer demand, which would adversely affect our operating results.

        We have licenses or manufacturing agreements with third parties that own intellectual property (e.g., formulae, copyrights, trade dress, patents and other technology) used in the manufacture and sale of some of our products. In the event that any such license or manufacturing agreement is terminated as a result of our breach (e.g., by our failure to pay royalties or breach of confidentiality), we may lose the right to use or have reduced rights to use the intellectual property covered by such agreement and may have to develop or obtain rights to use other intellectual property. Similarly, our rights could be reduced if the applicable licensor or contract manufacturer fails to maintain the licensed patents or trade secrets because in such event our competitors could obtain the right to use the intellectual property without restriction. If this were to occur, we might not be able to develop or obtain replacement intellectual property in a timely manner and the products modified as a result of this development may not be well-received by customers. The consequences of losing the right to use or having reduced rights to such intellectual property could negatively impact our results of operations through failure to meet customer demand for the affected products, the cost of developing or obtaining different intellectual property and possible reduction in sales of the affected products. In addition, development of replacement products may be time-consuming, expensive and ultimately may not be feasible.

        We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

        Our success depends to a significant degree upon the continued contributions of our senior management, many of whom would be difficult to replace. These employees may voluntarily terminate their employment with us at any time. We may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. While we believe we have developed depth and experience among our key personnel, our business may be adversely affected if one or more of these key individuals left. We do not maintain any key-man or similar insurance policies covering any of our senior management or key personnel.

        In connection with the Medtech acquisition, Peter C. Mann became our chief executive officer and Peter J. Anderson became our chief financial officer. Although each of these individuals has significant experience in the business of marketing and distributing consumer products, this management transition may adversely affect our business, financial condition and operating results.

        The controlling equityholder of our company, GTCR, may have interests in conflict with the interests of our noteholders.

        GTCR and its affiliates own approximately 86% of the voting securities of our top-tier parent holding company, Prestige Holdings. Prestige Holdings is the sole stockholder of our intermediate holding company, Prestige International, which is the sole stockholder of the issuer and a guarantor of the notes offered hereby. Under the terms of a securityholders agreement, all of the members of Prestige Holdings have agreed to vote in favor of those individuals designated by GTCR and its affiliates to serve on the board of directors of the issuer and each of the guarantors and GTCR and its affiliates have the right to appoint a majority of the directors. As a result, GTCR and its affiliates have the ability to control the policies and operations of the issuer and each of the guarantors, including, subject to the indenture, the ability to issue additional equity, implement equity repurchase programs and declare dividends. Circumstances may occur in which the interests of GTCR and its affiliates, as our principal equity investors, could be in conflict with your interests as a holder of our notes. For example, our equity investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve disproportionate risks to you as a holder of our notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus may contain "forward-looking statements" that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties, including

  •
  general economic conditions affecting our products and their respective markets,

  •
  the high level of competition in our industry and markets,

  •
  our dependence on a limited number of customers for a large portion of our sales,

  •
  disruptions in our distribution center,

  •
  acquisitions or other strategic transactions diverting managerial resources, or incurrence of additional liabilities or integration problems associated with such transactions.

  •
  changing consumer trends, pricing pressures which may cause us to lower our prices,

  •
  increases in supplier prices,

  •
  changes in our senior management team,

  •
  our ability to protect our intellectual property rights,

  •
  our dependency on the reputation of our brand names,

  •
  shortages of supply of sourced goods or interruptions in the manufacturing of our products,

  •
  our level of debt,

  •
  our ability to obtain additional financing,

  •
  the restrictions in our senior credit facility and the indenture on our operations,

  •
  our ability to service our debt, and

  •
  the absence of a public market for the notes and the availability of funds to repurchase the notes upon a change of control.

        All statements other than statements of historical facts included in this prospectus, including, without limitation, the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove not to have been correct. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbor provided by the Private Securities Litigation Reform Act of 1995 does not apply to the statements made in connection with this offering.

        These forward-looking statements may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Forward-looking statements and our plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and our business in general is subject to risks that could affect the value of the notes. For more information, see "Risk Factors."

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on April 6, 2004. Under the registration rights agreement, we and the guarantors have agreed to:

  •
  file a registration statement within 90 days after the issue date of the outstanding notes, enabling holders of outstanding notes to exchange the privately placed outstanding notes for publicly registered exchange notes with identical terms;

  •
  use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the outstanding notes;

  •
  use our reasonable best efforts to complete the exchange offer within 210 days after the issue date of the outstanding notes; and

  •
  use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other circumstances.

        We will pay additional interest on the notes for the periods described below if:

  •
  we and the subsidiary guarantors do not file the required registration statement on time;

  •
  the SEC does not declare the required registration statement effective on time;

  •
  the exchange offer is not consummated or a shelf registration statement is not declared effective on time; or

  •
  the shelf registration statement is declared effective but shall later become unusable in connection with resales of the notes during the periods specified in the registration rights agreement.

        You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The increased interest rate will further increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Upon expiration of the exchange offer, we will promptly issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  •
  the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

  •
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

  •
  the holders of the exchange notes will not be entitled to specified rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

        As of the date of this prospectus, $210,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on            , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

        Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in circumstances specified in the letter of transmittal, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time, on            , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. In the event of a material change in the offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in the offer period following notice of the material change. In the event that the offer is terminated, we will return promptly any outstanding notes that have been tendered.

Interest on the Exchange Notes

        The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on October 15, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

        Interest on the exchange notes is payable semi-annually on each April 15 and October 15, commencing on October 15, 2004.

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

        By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "—Purpose and Effect of the Exchange Offer."

        The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

        The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

        Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A)
  the tender is made through a member firm of the Medallion System;

  (B)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C)
  the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2)
  any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Hand, Overnight Courier or Registered/Certified Mail:
60 Livingston Avenue
St. Paul, Minnesota 55107-2292
Attention: Specialized Finance

Facsimile Transmission (for Eligible Institutions only):
(651) 495-8097

Confirm by Telephone:
(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

        The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

        With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

        We used the net proceeds from the issuance and sale of the outstanding notes of approximately $202.6 million, together with borrowings under the senior credit facility and cash-on-hand, to consummate the Bonita Bay acquisition, repay approximately $326.3 million of existing indebtedness of Medtech and Bonita Bay, including debt incurred in connection with the Medtech acquisition, and pay related fees and expenses.

        The following table shows the actual indebtedness (in millions) of Medtech and Bonita Bay as of March 31, 2004 that was repaid from the proceeds of the outstanding notes.

	Amount	Interest Rate(1)	Maturity
Medtech Debt:
Term loan facility	$100.0	4.625%	February 2011
Revolving credit facility	10.5	6.0	February 2009
Subordinated notes	42.9	12.0	February 2014
Bonita Bay Debt:
Term loan A facility	$81.9	6.5%	December 2007
Term loan B facility	67.3	7.0	December 2008
Subordinated notes	23.7	15.0	December 2009

(1)
All Medtech borrowings that were repaid were incurred to finance the Medtech acquisition. Interest rates on Medtech and Bonita Bay debt that was repaid reflect the weighted average interest rates as of March 31, 2004.

CAPITALIZATION

        The following table sets forth our actual capitalization as of September 30, 2004, which includes the Medtech acquisition, the Bonita Bay acquisition and related financings, and our pro forma capitalization as of September 30, 2004, which takes into consideration the impact of the Vetco acquisition. The information contained in the following table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

	At September 30, 2004
	Actual	Pro Forma
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$28,809	$9,009
Long-term debt (including current portion):
Senior credit facility:
Revolving credit facility	—	12,000
Tranche B term loan facility	353,225	371,225
Tranche C term loan facility	100,000	100,000
Outstanding notes	210,000	210,000

Total debt	663,225	693,225
Total members' equity (1)	189,624	189,624

Total capitalization	$852,849	$882,849

(1)
Actual total members' equity includes retained earnings of $6.3 million and $183.3 million in the form of a capital contribution consisting of the proceeds of a cash equity investment in Prestige Holdings by GTCR, its affiliates and co-investors of $158.9 million and a $19.6 million capital contribution in the form of Prestige Holdings' units issued in connection with the Medtech acquisition and Bonita Bay acquisition and certain financing costs paid on our behalf in the form of warrants issued by Prestige Holdings valued at $4.8 million.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following tables set forth unaudited pro forma combined financial data for the fiscal year ended March 31, 2004 and as of and for the six months ended September 30, 2004.

        The unaudited pro forma balance sheet as of September 30, 2004 gives effect to the Vetco acquisition as if it had occurred on that date. The historical balance sheet as of September 30, 2004 already reflects the Medtech acquisition, the Bonita Bay acquisition and related financing transactions. The unaudited pro forma statement of operations for the fiscal year ended March 31, 2004 has been prepared to illustrate the effects of the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition as if each had occurred on April 1, 2003. The unaudited pro forma statement of operations for the six months ended September 30, 2004 has been prepared to illustrate the effects of the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition as if each had occurred on April 1, 2003. Bonita Bay, Spic and Span and Vetco have historically utilized a December 31 fiscal year; for purposes of the fiscal year ended March 31, 2004 data presented herein, a historical December 31, 2003 period was used for these businesses. There were no significant unusual charges or adjustments during the three month period ended March 31, 2004 for Spic and Span, Prestige International or Vetco that would have had a material effect on the pro forma results of operations.

        The unaudited pro forma financial data and accompanying notes are provided for informational purposes only and are not necessarily indicative of the operating results that would have occurred had the Medtech acquisition, the Bonita Bay acquisition and the Vetco acquisition been consummated on the dates indicated above, nor are they necessarily indicative of our future results of operations.

        Certain pro forma adjustments related to the Vetco acquisition were based on a preliminary assessment of the value of tangible and intangible assets acquired as part of the transaction. However, changes to the Vetco adjustments included in the pro forma combined financial data are expected as valuations of assets and liabilities are finalized and additional information is available. The final purchase price allocation for the Vetco acquisition will be based on a formal valuation analysis and may include adjustments to the amounts recorded for the value of inventory, indentifiable intangible assets and goodwill. Final valuations will be obtained as soon as practicable.

        The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in this prospectus.

PRESTIGE BRANDS INTERNATIONAL, LLC AND SUBSIDIARIES
PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2004
(unaudited)
(dollars in thousands)

	Historical Prestige International	Historical Vetco	Vetco Acquisition Adjustments		Pro Forma for the Vetco Acquisition
ASSETS
Current assets:
Cash	$28,809	$177	$(19,977)	(a)	$9,009
Accounts receivable net	40,328	1,738			42,066
Other receivables	988	—			988
Inventories, net	17,862	849	61	(b)	18,772
Deferred income tax asset	6,059	—			6,059
Prepaid expenses and other current assets	1,183	37			1,220

Total current assets	95,229	2,801	(19,916)		78,114
Property and equipment, net	3,067	68			3,135
Goodwill	271,952	—	21,018	(b)	292,970
Other long-term assets, net	607,180	—	27,000 158	(b) (b)	634,338

Total assets	$977,428	$2,869	$28,260		$1,008,557

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$18,970	$402			$19,372
Accounts payable—related parties	1,000	—			1,000
Accrued expenses	24,583	—	727	(b)	25,310
Current portion of long-term debt	3,550	—			3,550

Total current liabilities	48,103	402	727		49,232
Long-term debt	659,675	—	30,000	(a)	689,675
Deferred income tax liability	80,026	—			80,026

Total liabilities	787,804	402	30,727		818,933
Members' equity:
Contributed capital	183,298	182	(182)	(c)	183,298
Retained earnings	6,326	2,285	(2,285)	(c)	6,326

Total members' equity	189,624	2,467	(2,467)		189,624

Total liabilities and members' equity	$977,428	$2,869	$28,260		$1,008,557

PRESTIGE BRANDS INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(dollars in thousands)

(a)
The unaudited pro forma combined balance sheet gives effect to the following pro forma adjustments and reflects incurrence of debt, payment of acquisition consideration to the sellers of Vetco and fees and expenses incurred in connection with the Vetco acquisition, all presented as if they had occurred on September 30, 2004.

Sources of funds
Cash on hand	$19,977
Term loan facility	18,000
Revolving credit facility	12,000

Total sources of funds	$49,977

Uses of funds
Consideration paid to selling shareholders	$49,250
Estimated fees and expenses	727

Total uses of funds	$49,977

(b)
Assumes the Vetco acquisition had been consummated on September 30, 2004 and was accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, the estimated acquisition consideration is allocated to assets and liabilities based on their relative fair values. Any consideration remaining is allocated to goodwill, which will be evaluated on an annual basis to determine impairment and adjusted accordingly.

Total acquisition consideration allocation
Consideration paid to selling shareholders	$49,250
Estimated fees and expenses	727

Total acquisition consideration	49,977
Less book value of net assets acquired	(2,467)

Step-up to be allocated	$47,510

Preliminary allocation
Inventory	$61
Identifiable intangible assets(1)	27,000
Non-compete agreement(2)	158
Accrued liabilities(3)	(727)
Goodwill	21,018

Total	$47,510

  (1)
  Represents the adjustment necessary to reflect the value of finite-lived trademarks with an average useful life of 20.0 years.

  (2)
  Represents the adjustment necessary to reflect the value of a non-compete agreement over 5.0 years.

  (3)
  Represents direct costs of the transaction not paid at closing.

(c)
Represents the elimination of Vetco's equity accounts upon the application of purchase accounting.

PRESTIGE BRANDS INTERNATIONAL, LLC AND SUBSIDIARIES PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MARCH 31, 2004
(unaudited)
(dollars in thousands)

	Historical							Historical				Historical			Pro Forma for the Medtech Acquisition, the Bonita Bay Acquisition and the Vetco Acquisition (a)
	Prestige International From February 6, 2004 through March 31, 2004	Combined Medtech and Denorex From April 1, 2003 to February 5, 2004	Spic and Span Year Ended December 31, 2003 (a)	Spic and Span Adjustments (b)	Medtech Acquisition Adjustments		Pro Forma for the Medtech Acquisition	Bonita Bay Year Ended December 31, 2003 (a)	Bonita Bay Acquisition Adjustments		Pro Forma for the Medtech Acquisition and the Bonita Bay Acquisition (a)	Vetco Year Ended December 31, 2003 (a)	Vetco Acquisition Adjustments
Income Statement Data:
Net sales	$18,861	$69,059	$20,173	$(2,076)	$(387	)(c)	$105,630	$167,070			$272,700	$12,821			$285,521
Cost of sales (Prestige International from February 6, 2004 through March 31, 2004 includes $1,805 of charges related to the step-up of inventory	10,023	26,254	11,191	(1,206)			46,262	82,663			128,925	4,849			133,774

Gross profit	8,838	42,805	8,982	(870)	(387)		59,368	84,407	—		143,775	7,972	—		151,747
Advertising and promotion expenses	1,689	12,601	4,506	(217)			18,579	19,525			38,104	1,827			39,931
Depreciation and amortization expenses	931	4,498	1,261	—	(955	)(d)	5,735	1,745	1,872	(e)	9,352	6	1,382	(f)	10,740
General and administrative expenses	1,649	12,068	4,776	(57)	(390 (1,059 (2,629 880	)(c) )(j) )(k) (l)	15,238	9,733			24,971	1,659	(300)	(m)	26,330
Interest expense, net	1,725	8,157	2,327	—	(1,407	)(g)	10,802	17,308	15,101	(h)	43,211	(35)	1,133	(i)	44,309
Other expense (income), net	—	1,404	(3,085)	—			(1,681)	—			(1,681)	(56)			(1,737)

Income/(loss) from continuing operations before taxes	2,844	4,077	(803)	(596)	5,173		10,695	36,096	(16,973)		29,818	4,571	(2,215)		32,174
Provision (benefit) for income taxes	1,054	1,684	(226)	(241)	1,793	(o)	4,064	13,823	(6,556	)(o)	11,331		(842) 1,737	(o) (p)	12,226

Income/(loss) from continuing operations	$1,790	$2,393	$(577)	$(355)	$3,380		$6,631	$22,273	$(10,417)		$18,487	$4,571	$(3,110)		$19,948

The accompanying notes are an integral part of the unaudited pro forma combined statement of operations

PRESTIGE BRANDS INTERNATIONAL, LLC AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004
(unaudited)
(dollars in thousands)

	Prestige International	Bonita Bay Acquisition Adjustments		Pro Forma for the Bonita Bay Acquisition	Vetco	Vetco Acquisition Adjustments		Pro Forma for the Bonita Bay Acquisition and the Vetco Acquisition
Net sales	$149,103			$149,103	$6,216			$155,319
Cost of sales (Prestige International includes $5,249 of charges related to the step-up of inventory)	73,966			73,966	2,283			76,249

Gross profit	75,137	—		75,137	3,933	—		79,070
Advertising and promotion expenses	24,075			24,075	321			24,396
Depreciation and amortization expenses	4,543			4,543	10	692	(f)	5,245
General and administrative expenses	9,423	66	(l)	9,489	668			10,157
Interest expense, net	21,883	(258)	(h)	21,625	(42)	476	(i)	22,059
Other expense (income), net	7,567	(7,567)	(n)	—	(134)			(134)

Income/(loss) before taxes	7,646	7,759		15,405	3,110	(1,168)		17,347
Provision (benefit) for income taxes	3,110	2,744	(o)	5,854	—	(444) 1,182	(o) (p)	6,592

Net income/(loss)	$4,536	$5,015		$9,551	$3,110	$(1,906)		$10,755

PRESTIGE BRANDS INTERNATIONAL, LLC AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(dollars in thousands)

(a)
The unaudited pro forma consolidated financial statements have been prepared to reflect the application of purchase accounting under SFAS No. 141, "Business Combinations" for the acquisitions of Medtech/Denorex, Spic and Span, Bonita Bay and Vetco. Spic and Span's, Bonita Bay's and Vetco's audited financial statements for the year ended December 31, 2003 have been combined with the audited financial statements of the predecessor for the period April 1, 2003 through February 5, 2004 and the audited financial statements of Prestige International for the period from February 6, 2004 through March 31, 2004 in arriving at the pro forma fiscal year ended March 31, 2004. There were no significant unusual charges or adjustments during the three month period ended March 31, 2004 for Spic and Span, Bonita Bay or Vetco that would have had a material effect on the pro forma results of operations.

(b)
Medtech acquired Spic and Span on March 5, 2004. Therefore, the operating results for Spic and Span are included in the operating results of Prestige International for the period from March 6, 2004 through March 31, 2004. Because Spic and Span's audited financial statements for the year ended December 31, 2003 are included in the pro forma fiscal year ended March 31, 2004, a full year of Spic and Span operating results are already included in the pro forma presentation. The adjustment reflects the elimination of Spic and Span's operating results from March 6, 2004 through March 31, 2004.

(c)
Reflects the elimination of revenue and the associated expense related to a service agreement between Medtech and Spic and Span in place prior to Medtech's acquisition of Spic and Span.

(d)
Represents the difference between pro forma annual amortization expense of intangible assets and the historical amortization amounts for the Medtech/Denorex and Spic and Span acquisitions.

Fiscal Year Ended March 31, 2004
New amortization of finite-life intangible assets (1)	$5,338
Less: Historical Medtech/Denorex amortization	(5,141)
Less: Historical Spic and Span amortization	(1,152)

Adjustment to amortization	$(955)

  (1)
  Represents amortization of $56.1 million of identifiable assets over their estimated weighted average useful life of approximately 10.7 years.

(e)
Represents the increase in pro forma annual amortization expense of intangible assets associated with the Bonita Bay acquisition.

Fiscal Year Ended March 31, 2004
New amortization of finite-life intangible assets (1)	$1,872
Historical Bonita Bay amortization of trademarks	—

Adjustment to amortization	$1,872

  (1)
  Represents amortization of $11.8 million of identifiable intangible assets over their estimated weighted average useful life of approximately 7.0 years.

(f)
Represents the increase in pro forma annual amortization expense of intangible assets associated with the Vetco acquisition.

	Fiscal Year Ended March 31, 2004	Six Months Ended September 30, 2004
New amortization of finite-life intangible assets(1)	$1,382	$692
Historical Vetco amortization of trademarks	—	—

Adjustment to amortization	$1,382	$692

  (1)
  Represents amortization of $27.0 million of identifiable intangible assets and $0.2 million of a non-compete agreement over their estimated weighted average useful life of approximately 20.0 years and 5.0 years, respectively.

(g)
Reflects the interest expense as a result of the Medtech/Denorex and Spic and Span acquisitions which is calculated as follows:

Fiscal Year Ended March 31, 2004
Interest on borrowings: (1)
Medtech revolving credit facility	$680
Medtech term loan facility	4,680
Medtech senior subordinated debt	5,153

Total cash interest from the debt requirements of the acquisitions	10,513
Amortization of deferred financing costs (2)	337

Total pro forma interest expense (3)	$10,850
Less: Historical interest expense	(12,257)

Net adjustment to interest expense	$(1,407)

  (1)
  Represents the interest on the outstanding and unused balance on the Medtech revolving credit facility (6.0%), the outstanding Medtech term loan (4.6%) and the outstanding Medtech subordinated loan (12.0%).

  (2)
  Represents annual amortization expense on estimated $2.8 million of deferred financing fees, utilizing a weighted average maturity of 8.3 years, which approximates amortization under the effective interest rate method.

  (3)
  A 1/8% change in interest rates on both the Medtech revolving credit facility and the Medtech term loan would amount to a change in pro forma interest expense of $0.1 million.

(h)
Reflects the interest expense in connection with the Bonita Bay acquisition, including the refinancing of debt incurred to consummate the Medtech/Denorex and Spic and Span acquisitions described above, which is calculated as follows:

	Fiscal Year Ended March 31, 2004	Six Months Ended September 30, 2004
Total cash interest from the debt requirements of the Transaction (1)	$40,333	$20,164
Amortization of deferred financing costs (2)	3,101	1,548

Total pro forma interest expense (3)	$43,434	$21,712
Less: Historical interest expense	(17,483)	(21,970)
Less: Pro forma interest for the Medtech Acquisition	(10,850)	—

Net adjustment to interest expense	$15,101	$(258)

  (1)
  Represents the interest on the outstanding and unused balance on the new revolving credit facility (variable rate), the outstanding balance on the Tranche B term loan (variable rate), the outstanding balance on the Tranche C term loan (variable rate) and the outstanding balance on senior subordinated notes, together assuming a weighted average interest rate of 6.0%.

  (2)
  Represents annual amortization expense on estimated $22.7 million of deferred financing fees, utilizing a weighted average maturity of 7.3 years, which approximates amortization under the effective interest rate method.

  (3)
  A 1/8% change in interest rates on borrowings with variable interest rates would amount to a change in pro forma interest expense of $0.6 million.

(i)
Reflects total interest expense after consummation of the Vetco acquisition. Total pro forma interest expense below includes the impact of the debt incurred in conjunction with the Bonita Bay acquisition and the refinancing of the debt incurred to consummate the Medtech/Denorex and Spic and Span acquisitions described above, which is calculated as follows:

	Fiscal Year Ended March 31, 2004	Six Months Ended September 30, 2004
Total cash interest from the debt requirements of the transaction(1)	$41,466	$20,640
Amortization of deferred financing costs(2)	3,101	1,548

Total pro forma interest expense(3)	44,567	22,188
Less: Historical interest expense	—	—
Less: Pro forma interest for the Bonita Bay acquisition	(43,434)	(21,712)

Net adjustment to interest expense	$1,133	$476

  (1)
  Represents the interest on the outstanding and unused balance on the revolving credit facility (variable rate), the outstanding balance on the Tranche B term loan (variable rate), the outstanding balance on the Tranche C term loan (variable rate) and the outstanding balance on the senior subordinated notes, together assuming a weighted average interest rate of 6.0%.

  (2)
  Represents annual amortization expense on $22.7 million of deferred financing fees, utilizing a weighted average maturity of 7.3 years, which approximates amortization under the effective interest method.

  (3)
  A 1/8% change on borrowings with variable interest rates would amount to a change in pro forma interest expense of $0.6 million.

(j)
Represents license fees historically paid to Medtech IP L.L.C., or "Labs LLC," which owned the rights to certain brands utilized by Medtech prior to the Medtech acquisition. In connection with the Medtech acquisition, Medtech acquired the rights to the brands owned by Labs LLC. Accordingly, monthly license fees will no longer exist.

(k)
Reflects the elimination of transaction bonuses paid to members of management as a direct result of successfully completing the Medtech/Denorex and Spic and Span transactions. This adjustment eliminates the expense recognized for pro forma presentation purposes as it is directly attributable to the Medtech acquisition and the Bonita Bay acquisition and is not expected to recur in the future.

(l)
Reflects the elimination of the aggregate management and advisory fees paid by Medtech/Denorex and Spic and Span to the Shansby Group ($2,480) and by Bonita Bay to its former investors ($640). Offsetting the elimination are management and advisory fees of $4.0 million that will be paid on a prospective basis to the new equity investors of the combined entities.

(m)
Reflects the elimination of an annual bonus paid to the former owner of Vetco. In connection with the Vetco acquisition, the former owner of Vetco entered into an employment contract with us. The terms of the contract preclude a bonus of this nature to be paid in the future.

(n)
Reflects the elimination of the expense associated with the write-off of Medtech acquisition financing fees. The write-off of these fees was directly attributable to the refinancing of existing debt in conjunction with the Bonita Bay acquisition.

(o)
Reflects the adjustment necessary to arrive at an effective tax rate of 38%.

(p)
Prior to the acquisition by Prestige International, Vetco had elected to be treated as an S corporation for tax purposes. As a result, the tax effects of Vetco's operations were passed directly to its shareholders. Therefore, no provision for income taxes has been recorded in the historical Vetco financial statements. The adjustment reflects the estimated tax effect on Vetco's pre-tax income, assuming a 38% effective rate.

SELECTED FINANCIAL DATA

Prestige International and Predecessor

        Summary historical financial data for the fiscal years ended March 31, 2001, 2002, 2003, for the period from April 1, 2003 to February 5, 2004 and the six months ended September 30, 2003 is referred to as the "predecessor" information. On February 6, 2004, an indirect subsidiary of Prestige International acquired Medtech Holdings, Inc. and The Denorex Company, which at the time were both under common control and management, in a transaction accounted for using the purchase method. The summary financial data after such dates includes the financial statement impact of recording fair value adjustments arising from such acquisitions. The income statement and other financial data of Prestige International and its predecessor for the fiscal years ended March 31, 2002 and 2003, the period from April 1, 2003 to February 5, 2004 and the period from February 6, 2004 to March 31, 2004 and the balance sheet data at March 31, 2003 and 2004 are derived from audited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data of Prestige International and its predecessor for the six months ended September 30, 2003 and 2004 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The income statement and other financial data for the predecessor for the fiscal year ended March 31, 2001 are derived from audited consolidated financial statements not included in this prospectus.

        The summary historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the headings "Selected Financial Data—Prestige International and Predecessor" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Predecessor									Prestige International		Predecessor		Prestige International
	Period From August 6, 1999 to March 31, 2000	Fiscal Year Ended March 31,						Period From April 1, 2003 to February 5, 2004		Period From February 6, 2004 to March 31, 2004		Six Months Ended September 30,
		2001		2002		2003						2003		2004
												(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$—	$8,655		$46,201		$76,439		$69,059		$18,861		$43,158		$149,103
Cost of sales(1)	—	3,075		18,699		27,475		26,254		10,023		16,087		73,966

Gross profit	—	5,580		27,502		48,964		42,805		8,838		27,071		75,137
Advertising and promotion expenses	—	149		5,230		14,274		12,601		1,689		9,254		24,075
Depreciation and amortization expenses	—	305		3,992		5,274		4,498		931		2,630		4,543
General and administrative expenses	—	560		8,576		12,075		12,068		1,649		4,934		9,423
Interest expense, net	—	2,051		8,766		9,747		8,157		1,725		4,388		21,883
Other expense	—	124		—		685		1,404		—		—		7,567

Income from continuing operations before taxes	—	2,391		938		6,909		4,077		2,844		5,865		7,646
Provision/(benefit) for income taxes	—	(77)		311		3,902		1,684		1,054		2,312		3,110

Income from continuing operations	—	2,468		627		3,007		2,393		1,790		3,553		4,536
Income/(loss) from discontinued operations	(42)	60		(67)		(5,644)		—		—		—		—
Cumulative effect of change in accounting principle	—	—		—		(11,785)		—		—		—		—

Net income/(loss)	$(42)	$2,528		$560		$(14,422)		$2,393		$1,790		$3,553		$4,536

Other Financial Data:
Capital expenditures	$9	$123		$95		$421		$66		$42		$63		$143
Cash provided by (used in):
Operating activities	1,422	1,978		3,940		12,519		7,843		(1,706)		3,541		26,405
Investing activities	(9)	(37,542)		(4,412)		(2,165)		(576)		(166,874)		(465)		(373,393)
Financing activities	(636)	36,491		5,526		(14,708)		(8,629)		171,973		(1,022)		372,404
Ratio of earnings to fixed charges(2)	—	2.1	x	1.1	x	1.7	x	1.5	x	2.6	x	2.2	x	1.3	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,903	$2,830		$7,884		$3,530				$3,393				$28,809
Total assets	29,702	151,292		174,783		143,910				326,622				977,428
Total long term debt, including current maturities	13,364	80,918		93,530		81,021				148,694				663,225
Stockholders' equity	12,533	46,030		59,201		44,797				126,509				189,624
(1)
For the period from February 6, 2004 to March 31, 2004 and the six months ended September 30, 2004, cost of sales includes $1,805 and $5,249, respectively, of charges related to the step-up of inventory.

(2)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

Bonita Bay Holdings, Inc.

        The following table sets forth selected historical financial data of Bonita Bay Holdings, Inc., the direct parent of Prestige Brands International, Inc. We have derived the selected historical consolidated financial data as of and for the fiscal years ended December 31, 2001, 2002 and 2003 from the audited financial statements of Bonita Bay contained elsewhere in this prospectus. The selected historical consolidated financial data as of and for the fiscal year ended December 31, 2000 have been derived from the audited consolidated financial statements for such period, which are not included in this prospectus. The audited consolidated financial statements not appearing in this prospectus were audited by Arthur Andersen LLP, which ceased practicing before the SEC on August 31, 2002. As a result of its conviction in June 2002 for obstruction of justice and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy any claims made by investors or by us relating to any alleged material misstatement or omission with respect to such audited consolidated financial statements. We have derived the selected historical financial data for the three month periods ended March 31, 2003 and 2004 from the unaudited financial statements and the related notes of Bonita Bay included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition

and Results of Operations" and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,								Three Months Ended March 31,
	2000		2001		2002		2003		2003		2004
									(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$27,728		$54,968		$110,566		$167,070		$35,978		$35,075
Cost of sales	7,708		26,489		58,448		82,663		19,528		19,101

Gross profit	20,020		28,479		52,118		84,407		16,450		15,974
Advertising and promotion expenses	4,768		7,425		10,133		19,525		4,061		4,690
Depreciation and amortization expenses	3,348		4,156		745		1,745		531		406
General and administrative expenses	5,328		4,138		5,556		9,733		2,516		2,012
Interest expense, net	2,465		6,199		8,008		17,308		4,627		3,951
Other expense (income), net	—		1,604		—		—		(159)		—

Net income before taxes	4,111		4,957		27,676		36,096		4,874		4,915
Provision / (benefit) for income taxes	1,555		1,874		11,107		13,823		1,767		1,910

Net income	$2,556		$3,083		$16,569		$22,273		$3,107		$3,005

Other Financial Data and Ratios:
Capital expenditures	$312		$120		$242		$370		85		114
Cash proved by (used in):
Operating activities	(1,339)		9,903		22,009		34,964		8,412		7,574
Investing activities	(60,566)		(144,926)		(110,942)		(875)		(189)		(114)
Financing activities	62,580		134,220		95,587		(34,398)		(7,711)		(6,921)
Cash taxes paid	485		1,392		4,295		5,167		1,583		2,342
Ratio of earnings to fixed charges (1)	2.6	x	1.8	x	4.4	x	3.1	x	2.0	x	2.2	x
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,612		$809		$7,464		$7,154				$7,693
Total assets	82,385		230,486		362,827		363,490				359,143
Total long term debt, including current maturities and warrants	27,550		114,425		201,375		181,432				175,245
Stockholders' equity	50,201		107,965		138,491		148,138				150,999

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the "Selected Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and the related notes included elsewhere in this prospectus. Future results could differ materially from the discussion below for many reasons, including the factors described in "Risk Factors" and elsewhere in this prospectus. Tables and other data in this section may not total due to rounding.

General

        Overview.    We sell well-recognized, brand name consumer products in the over-the-counter drug, household cleaning and personal care categories. Our products are sold by mass merchandisers, and in drug, grocery, dollar and club stores.

        Since completing the Medtech acquisition and the Bonita Bay acquisition, we conduct our operations through three principal business segments: over-the-counter drug, household cleaning and personal care. The following table identifies and sets forth historical gross sales information with respect to the major brands within each of our segments:

			Gross Sales for the Fiscal Year Ended(2)
Business Segment	Major Brands	Date Acquired				Gross Sales for the Six Months Ended September 30, 2004
			2002(3)	2003(3)	2004(3)
			(unaudited) (dollars in thousands)
Over-the-Counter Drug:	Chloraseptic(1)	03/00	$30,713	$30,967	$40,067	$15,319
	Clear eyes(1)(3)	12/02	N/A	N/A	32,502	20,254
	Compound W	10/96	13,944	16,822	29,163	24,856
	Murine(1)(3)	12/02	N/A	N/A	16,089	8,425
	Little Remedies brands(4)	10/04	8,413	10,062	14,241	6,813
	New-Skin	08/79	4,544	9,919	11,830	6,721
Household Cleaning:	Comet(1)(3)	10/01	N/A	80,563	84,279	45,200
	Spic and Span	01/01	22,742	23,422	24,978	14,658
Personal Care:	Cutex	12/98	14,792	15,886	15,872	9,182
	Denorex(3)	02/02	N/A	16,661	14,706	5,865

(1)
Except for the six months ended September 30, 2004, gross sales for these brands are not included in the historical financial statements of Prestige International because we acquired them on April 6, 2004, which is after its most recent fiscal year end.

(2)
The data for the fiscal years 2002, 2003 and 2004 is derived from the financial data for the fiscal year ended December 31 of the prior year for Bonita Bay (Chloraseptic, Clear eyes, Murine and Comet), Spic and Span and Vetco (Little Remedies brands) and March 31, for Medtech (Compound W, New-Skin and Cutex) and Denorex. Prestige International and each of its subsidiaries currently operate on a 52-week fiscal year ending on March 31.

(3)
Brand level sales not available for period when brand was under prior ownership.

(4)
Gross sales for this brand are not included in the historical financial statements of Prestige International because we acquired Vetco on October 6, 2004, which is after our most recent fiscal year end.

        Acquisition-Related Synergies.    We have implemented a number of transaction-related cost reductions that have resulted in a positive annualized effect on our operating results when compared to recent operating history of Medtech, Denorex, Spic and Span, Bonita Bay and Vetco as separate companies. We believe these expenses will not recur in future periods after implementation of such cost reduction measures. These adjustments are reflected in note (2) to the table in "Summary—Summary Unaudited Pro Forma Financial Data." These cost savings include those items set forth in the table below. The cost savings shown in note (2) referenced above are given effect as if they had occurred on April 1, 2003 and have not been adjusted to reflect additional expenses that we expect also to incur in future periods, including interest expense, depreciation and amortization and other expenses, $2.4 million of estimated one-time integration costs, and $4.0 million of management fees to GTCR. Payment of the management fee will be deferred if: (i) an event of default under the senior credit facility or indenture governing the notes has occurred; or (ii) we would not be able to incur at least $1.00 of additional debt under the first paragraph of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Debt." For more information on these fees, see "Certain Relationships and Related Transactions—Professional Services Agreement." In addition, while we believe the following estimated expenses will not recur in future periods after implementation of these cost saving measures, we may incur other expenses similar to the expenses set forth below in future periods.

	Year Ended March 31, 2004	Six Months Ended September 30, 2004
	(unaudited) (dollars in thousands)
Implemented cost savings initiatives:
Permanent headcount reductions(a)	$5,645	$1,287
Consolidation of warehousing and distribution(a)	3,546	645
Consolidation of sales, marketing and other programs(a)	3,025	819
Facilities rationalization(a)	394	123

Total cost savings	$12,610	$2,874

(a)
We have undertaken a detailed review of the combined operations of Medtech, Denorex, Spic and Span and Bonita Bay and identified areas of overlap and cost savings. Set forth below is a summary of such savings:

(i)
We have eliminated approximately 14 full-time equivalent positions as part of a permanent headcount reduction of our employees in connection with the Medtech acquisition and the Bonita Bay acquisition. In addition, we have a formal plan in place to eliminate approximately 13 full-time equivalent positions at Vetco upon integrating Vetco's operations.

(ii)
We have contracted with one logistics services provider, which provides warehouse services such as receiving, storage, processing, tracking and shipping, that has allowed us to consolidate from the three logistics services providers, including three warehouses, that historically served the companies. This adjustment represents the cost savings of placing all of our collective warehouse and distribution needs with this service provider.

(iii)
We have contracted with one advertising agency, one brokerage structure and one media buying group that are handling the collective sales and marketing needs for the combined companies following the Medtech acquisition and the Bonita Bay acquisition. These service providers will also handle the Vetco operations once integration is complete. Additionally, we have eliminated certain corporate overhead costs, principally legal, banking and insurance, that upon completion of the Medtech acquisition and the Bonita Bay acquisition were no longer required for each of the separate companies. This adjustment represents the net impact of placing all of our advertising and media buying needs under Medtech's existing contracts, moving the existing brokerage arrangements for all our other subsidiaries under Medtech's brokerage contract or in-house and the elimination of the certain historical overhead costs.

  (iv)
  We have eliminated one leased location, and identified one additional leased location that will be eliminated, in connection with the Medtech acquisition and the Bonita Bay acquisition. This amount represents the direct and indirect costs associated with maintaining these two redundant facilities.

        Purchase Accounting Effects.    The acquisitions of Medtech, Spic and Span, Bonita Bay and Vetco have been accounted for using the purchase method of accounting under SFAS No. 141, "Business Combinations." As a result, these acquisitions will affect our future results of operations in significant respects. The aggregate acquisition consideration has been allocated to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the acquisition date. In addition, due to the effects of the increased borrowings to finance the acquisitions, our interest expense will increase significantly in the periods following the acquisitions. For more information, see "Liquidity and Capital Resources."

Results of Operations of Prestige Brands International, LLC

        The following table sets forth the net sales, gross profit and contribution margin (i.e., gross profit less advertising and promotion, or A&P) by segment. The balances in the table below exclude the Little Remedies brands as the Vetco transaction was not consumated until October 2004:

	Six Months Ended September 30,
	2004	2003	2003
	(successor basis)	(predecessor basis)	(pro forma basis)
	(unaudited)
Net sales:
Over-the-Counter Drug	$77,155	$26,777	$67,344
Personal Care	18,028	16,186	19,980
Household Cleaning	53,920	—	50,991
Other	—	195	195

Total	149,103	43,158	138,510

Gross profit:
Over-the-Counter Drug	46,597	18,147	44,622
Personal Care	8,884	8,729	10,482
Household Cleaning	19,656	—	22,191
Other	—	195	195

Total	75,137	27,071	77,490

Contribution margin:
Over-the-Counter Drug	31,947	13,009	30,224
Personal Care	4,442	4,613	4,958
Household Cleaning	14,673	—	15,856
Other	—	195	195

Total	51,062	17,817	51,233

Six months ended September 30, 2004 compared to the six months ended September 30, 2003

        Use of the term "pro forma" throughout the following discussion reflects the unaudited results of our operations as if the Spic and Span acquisition and the Bonita Bay acquisition had both been completed on April 1, 2003, without giving effect to the Vetco acquisition.

        Net Sales.    Net sales increased by $106.0 million, or 245.5%, from $43.2 million for the six months ended September 30, 2003 to $149.1 million for the six months ended September 30, 2004. On a pro forma basis, net sales increased by $10.6 million, or 7.6%, from $138.5 million for the six months ended September 30, 2003 to $149.1 million for the six months ended September 30, 2004. The sales increase is driven by the acquisitions of Bonita Bay and Spic and Span in April 2004 and March 2004, respectively. The Over-the-Counter Drug Category had net sales of $77.2 million for the six months ended September 30, 2004, an increase of $50.4 million over net sales of $26.8 million for the six months ended September 30, 2003. The Personal Care Category had net sales of $18.0 million for the six months ended September 30, 2004 compared to net sales of $16.2 million for the six months ended September 30, 2003. The Household Cleaning Category, which was acquired as part of the Spic and Span and Bonita Bay acquisitions, had sales of $53.9 million for the six months ended September 30, 2004 compared to no sales during the same quarter of the prior year.

        Over-the-Counter Drug Category.    On a pro forma basis, the increase in overall net sales was driven by the Over-the-Counter Drug Category which had net sales of $77.2 million on the six months ended September 30, 2004 compared to net sales of $67.3 million in the prior year. The Compound W (+$9.8 million) and Clear Eyes (+$4.4 million) brands exhibited strong sales growth for the six months ended September 30, 2004. Partially offsetting the strong sales performance for those two brands were declines in sales for the Murine (-$2.3 million) and Chloraseptic brands (-$0.8 million).

        Personal Care Category.    On a pro forma basis, the Personal Care Category of the business showed a sales decline of $2.0 million, or 9.8%, from $20.0 million for the six months ended September 30, 2003 to $18.0 million for the six months ended September 30, 2004. The decrease in sales was driven by declines for Cutex of $0.7 million and Denorex of $0.8 million. The Cutex decline reflects a decline for the entire nail polish category in 2004 versus the prior year. The decline in Denorex sales reflects market share losses from 2003.

        Household Cleaning Category.    On a pro forma basis, the Household Cleaning Category of the business had a sales increase of $2.9 million, or 5.7% from $51.0 million for the six months ended September 30, 2003 to $53.9 million for the six months ended September 30, 2004. The increase in sales was due to increases for both Comet and Spic and Span. Comet sales increased by $1.6 million, or 3.9%, from $40.9 million for the six months ended September 30, 2003 to $42.5 million for the six months ended September 30, 2004. Spic and Span sales increased by $1.3 million, or 13.4% from $10.0 million for the six months ended September 30, 2003 to $11.3 million for the six months ended September 30, 2004. The strong performance for both household cleaning brands reflected strong sales to our mass merchandiser and dollar store accounts.

        Gross Profit.    Gross profit increased by $48.1 million, or 177.6%, from $27.1 million for the six months ended September 30, 2003 to $75.1 million for the six months ended September 30, 2004. This increase is driven primarily by the sales increase. As a percentage of sales, gross profit declined from 62.7% for the six months ended September 30, 2003 to 50.4% for the six months ended September 30, 2004. This decrease in gross margin as a percent of sales is driven by two factors. The six months ended September 30, 2004 included $5.2 million of charges due to step-ups in inventory related to purchase accounting. The second reason for the deterioration in gross margin percentage is the addition of the Household Cleaning Category in the current year. Gross margins in the Household Cleaning Category are significantly lower than gross margins for the Over-the-Counter Drug Category and Personal Care Category.

        On a pro forma basis, gross profit decreased by $2.4 million, or 3.0%, from $77.5 million for the six months ended September 30, 2003 to $75.1 million for the six months ended September 30, 2004. The decrease in gross profit on a pro forma basis is due primarily to charges related to inventory step-up of $5.2 million for the six months ended September 30, 2004 compared to an inventory step-up of $1.0 million in the six months ended September 30, 2003. Excluding the inventory step-ups, gross profit would have increased by $1.8 million, or 2.3%, from $78.5 million for the six months ended September 30, 2003 to $80.3 million for the six months ended September 30, 2004.

        Over-the-Counter Drug Category.    On a pro forma basis, the OTC segment's gross profit increased by $2.0 million, or 4.4%, from $44.6 million for the six months ended September 30, 2003 to $46.6 million for the six months ended September 30, 2004. The increase in gross profit was due to the sales increase. Excluding the inventory step-up of $1.0 million for the six months ended September 30, 2003 and $2.6 million for the six months ended September 30, 2004, gross profit would have increased by $3.6 million, or 7.9%, from $45.6 million for the six months ended September 30, 2003 to $49.2 million for the six months ended September 30, 2004. The increase (excluding inventory step-up) was due to the sales increase.

        Personal Care Category.    On a pro forma basis, the Personal Care Category's gross profit declined by $1.6 million, or 15.2%, from $10.5 million for the six months ended September 30, 2003 to $8.9 million for the six months ended September 30, 2004. The decline in gross profit was due to the decrease in sales.

        Household Cleaning Category.    On a pro forma basis, the Household Cleaning Category's gross profit decreased by $2.5 million, or 11.4%, from $22.2 million for the six months ended September 30, 2003 to $19.7 million for the six months ended September 30, 2004. Excluding the charges related to the inventory step-up of $2.3 million during the current year, gross profit declined by $0.2 million, or 1.4%, from $22.2 million for the six months ended September 30, 2003 to $22.0 million for the six months ended September 30, 2004. The slight decline in gross profit was due to an unfavorable sales mix.

        Contribution Margin.    Contribution margin increased by $33.2 million, or 186.6%, from $17.8 million for the six months ended September 30, 2003 to $51.1 million for the six months ended September 30, 2004. The increase in contribution margin was due to the increased gross profit discussed above, partially offset by increased advertising and selling expenses associated with the acquisition of the Spic and Span and Bonita Bay brands.

        On a pro forma basis, contribution margin decreased by $0.1 million, or 0.3%, from $51.2 million for the six months ended September 30, 2003 to $51.1 million for the six months ended September 30, 2004. As discussed above, the primary reason for the decrease in contribution margin was the charge related to the inventory step-up. Excluding the inventory step-up in each period, contribution margin for the six months ended September 30, 2004 would have been $56.3 million, an increase of $4.1 million, or 7.9%, compared to the contribution margin of $52.2 million for the six months ended September 30, 2003.

        Over-the-Counter Drug Category.    Pro forma contribution margin for the Over-the-Counter Drug Category increased by $1.7 million, or 5.7%, from $30.2 million for the six months ended September 30, 2003 to $31.9 million for the six months ended September 30, 2004. Excluding the inventory step-up in each period, pro forma contribution margin increased by $3.3 million, or 10.5%, from $31.2 million for the six months ended September 30, 2003 to $34.5 million for the six months ended September 30, 2004.

        Personal Care Category.    Pro forma contribution margin for the Personal Care Category decreased by $0.5 million, or 10.4%, from $5.0 million for the six months ended September 30, 2003 to

$4.4 million for the six months ended September 30, 2004. The decrease in contribution margin was driven by the gross profit decline discussed above.

        Household Cleaning Category.    Pro forma contribution for the Household Cleaning Category decreased by $1.2 million, or 7.5%, from $15.9 million for the six months ended September 30, 2003 to $14.7 million for the quarter ended September 30, 2004. The decline was driven by the amortization of inventory step-up in the current year. Excluding the inventory step-up, the pro forma contribution margin was $17.0 million for the six months ended September 30, 2004, a $1.1 million, or 7.5%, increase over the $15.9 million contribution margin for the six months ended September 30, 2003.

        General and Administrative Expenses.    General and administrative expenses increased by $4.5 million, or 91.0%, from $4.9 million for the six month ended September 30, 2003 to $9.4 million for the six months ended September 30, 2004. The increase was due to the additional expenses associated with adding the brands acquired in the Bonita Bay and Spic and Span acquisitions to the portfolio. The acquisitions resulted in increases to most general and administrative line items including headcount, office space, insurance costs, legal and accounting expenses.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $1.9 million, or 72.7%, from $2.6 million for the six months ended September 30, 2003 to $4.5 million for the six months ended September 30, 2004. The increase is due primarily to amortization of intangible assets related to the acquisitions and an increase in depreciation related to the Bonita Bay acquisition.

        Net Interest Expense.    Net interest expense increased by $17.5 million, or 398.7%, from $4.4 million for the six months ended September 30, 2003 to $21.9 million for the six months ended September 30, 2004. The increase in interest expense is due primarily to the increased levels of indebtedness outstanding after completion of the Bonita Bay and Spic and Span acquisitions.

        Other Expense.    Other expense of $7.6 million for the six months ended September 30, 2004 was comprised of a loss on extinguishment of debt related to the write-off of deferred financing costs and discount on debt associated with the borrowings incurred to finance the Medtech acquisition.

        Income Taxes.    The income tax provision for the six months ended September 30, 2004 was $3.1 million, with an effective rate of 40.7% compared to a provision of $2.3 million for the six months ended September 30, 2003, with an effective rate of 39.4%. The difference between the U.S. federal statutory rate of 34% and the effective rates is primarily due to state tax considerations.

Results of Operations of Combined Medtech Holdings, Inc. and The Denorex Company (the "predecessor") and Prestige Brands International, LLC

        The following table sets forth the net sales, gross profit and contribution margin (i.e., gross profit less advertising and promotion, or "A&P") by segment:

	Predecessor			Prestige International
	Fiscal Year Ended March 31,		Period from April 1, 2003 to February 5, 2004
				Period from February 6, 2004 to March 31, 2004	Total for Twelve Months ended March 31, 2004
	2002	2003
	(dollars in thousands)
					(unaudited)
Net Sales:
Over-the-Counter Drug	$31,084	$43,260	$43,577	$12,010	$55,587
Personal Care	14,571	32,788	25,149	4,721	29,870
Household Cleaning	—	—	—	2,076	2,076
Other (1)	546	391	333	54	387

Total	$46,201	$76,439	$69,059	$18,861	$87,920

Gross profit:
Over-the-Counter Drug	$21,620	$30,640	$28,892	$6,029	$34,921
Personal Care	5,336	17,933	13,580	1,885	15,465
Household Cleaning	—	—	—	870	870
Other	546	391	333	54	387

Total	$27,502	$48,964	$42,805	$8,838	$51,643

Contribution margin:
Over-the-Counter Drug	$17,291	$23,220	$22,425	$5,160	$27,585
Personal Care	4,435	11,079	7,446	1,282	8,728
Household Cleaning	—	—	—	653	653
Other	546	391	333	54	387

Total	$22,272	$34,690	$30,204	$7,149	$37,353

(1)
Represents revenues related to the provision of administrative, technology and support services to Spic and Span prior to our acquisition of Spic and Span.

The period from April 1, 2003 through February 5, 2004 (the predecessor period) and the period from February 6, 2004 through March 31, 2004 (the successor period) compared to the fiscal year ended March 31, 2003

        The information presented above for net sales, gross profit and contribution margin for the period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 through March 31, 2004 compared to the fiscal year ended March 31, 2003 is derived from comparing (1) the historical financial statements of the predecessor company for the fiscal year ended March 31, 2003 to (2) the sum of the historical financial statements of the predecessor company for the period from April 1, 2003 to February 5, 2004 plus the results of Prestige International for the period from February 6, 2004 through March 31, 2004.

        Net Sales.    Net sales increased by $11.5 million, or 15.0%, from $76.4 million for the fiscal year ended March 31, 2003 to $87.9 million for the twelve months ended March 31, 2004. The increase in net sales included a $12.3 million increase in the Over-the-Counter Drug Category, and the $2.1 million impact of Spic and Span (Household Cleaning Category) from the acquisition date of March 5, 2004, partially offset by a $2.9 million decrease in the Personal Care Category.

        Over-the-Counter Drug Category.    Net sales increased by $12.3 million, or 28.5%, from $43.3 million for the fiscal year ended March 31, 2003 to $55.6 million for the year ended March 31, 2004. The increase in net sales was primarily due to new products introduced during the twelve months ended March 31, 2004. New products, led by Compound W Freeze Off, contributed $10.6 million of the increase. The remainder of the increase was driven by increased domestic sales of: (i) Compound W of $0.7 million, or 5.2%, from $13.4 million for the fiscal year ended March 31, 2003 to $14.1 million for the fiscal year ended March 31, 2004 due to increasing market share; and (ii) New-Skin of $0.8 million, or 9.2%, from $8.7 million for the fiscal year ended March 31, 2003 to $9.5 million for the fiscal year ended March 31, 2004 driven by high levels of advertising by Johnson & Johnson in support of their liquid bandage product. These increases were partially offset by a decrease in Dermoplast sales of $0.6 million, or 6.9%, from $8.7 million for the fiscal year ended March 31, 2003 to $8.1 million for the fiscal year ended March 31, 2004. The decrease was due to lower demand in the beginning of fiscal 2004 following a very strong March 2003 due to wholesale accounts purchasing heavily in advance of a price increase.

        Personal Care Category.    Net sales decreased by $2.9 million, or 8.9%, from $32.8 million for the fiscal year ended March 31, 2003 to $29.9 million for the twelve months ended March 31, 2004. The decrease was primarily due to Denorex, which experienced a sales decline of $2.7 million, or 17.4%, from $15.5 million for the fiscal year ended March 31, 2003 to $12.8 million for the fiscal year ended March 31, 2004. The sales decline resulted from a decrease in market share.

        Gross Profit.    Gross profit increased by $2.6 million, or 5.5%, from $49.0 million for the fiscal year ended March 31, 2003 to $51.6 million for the twelve months ended March 31, 2004. The increase in gross profit included a $4.3 million increase in the Over-the-Counter Drug Category and a $0.9 million increase due to the impact of Spic and Span within the new Household Cleaning segment effective March 5, 2004, partially offset by a $2.5 million decrease in the Personal Care Category. Included in the cost of goods sold for the period from February 6, 2004 through March 31, 2004 was a $1.8 million charge related to the step-up of inventory at the time of the acquisition of the business by GTCR.

        Over-the-Counter Drug Category.    Gross profit increased by $4.3 million, or 14.0%, from $30.6 million for the fiscal year ended March 31, 2003 to $34.9 million for the twelve months ended March 31, 2004. The increase in gross profit was due to the sales increase partially offset by the increased cost of goods related to the inventory step-up at the time of the acquisition. Excluding the acquisition related expenses of $1.2 million, gross profit as a percent of net sales declined from 70.8% for the fiscal year ended March 31, 2003 to 64.8% for the twelve months ended March 31, 2004. The percentage decline is due to the very strong sales of Compound W Freeze Off, which has a higher cost of goods as a percent of sales than the other products in the category.

        Personal Care Category.    Gross profit decreased by $2.5 million, or 13.8%, from $17.9 million for the fiscal year ended March 31, 2003 to $15.5 million for the twelve months ended March 31, 2004. Excluding the acquisition related expenses of $0.6 million, gross profit as a percent of sales decreased slightly, from 54.6% for the fiscal year ended March 31, 2003 to 53.8% for the fiscal year ended March 31, 2004. The decline is due to product mix as the Denorex line, which experienced a sales decline of $2.7 million as previously discussed, has a higher gross profit margin than the rest of the products in the Personal Care line.

        Contribution Margin.    Contribution margin increased by $2.7 million, or 7.7%, from $34.7 million for the fiscal year ended March 31, 2003 to $37.4 million for the twelve months ended March 31, 2004. The net increase in contribution margin included a $4.4 million increase in the Over-the-Counter Drug Category and $0.7 million of contribution margin related to Spic and Span (Household Cleaning Category), partially offset by a $2.4 million decrease in the Personal Care Category.

        Over-the-Counter Drug Category.    Contribution margin increased by $4.4 million, or 18.8%, from $23.2 million for the fiscal year ended March 31, 2003 to $27.6 million for the twelve months ended March 31, 2004. The increase in contribution margin was due to the gross profit increase discussed above.

        Personal Care Category.    Contribution margin decreased by $2.4 million, or 21.2%, from $11.1 million for the fiscal year ended March 31, 2003 to $8.7 million for the twelve months ended March 31, 2004. The decrease in contribution margin was due to the gross profit decrease discussed above.

        General and Administrative Expenses.    General and administrative expenses were $12.1 million (15.9% of net sales) for the fiscal year ended March 31, 2003, $9.4 million (13.7% of net sales) for the period from April 1, 2003 through February 5, 2004 and $1.6 million (8.8% of net sales) for the period from February 6, 2004 through March 31, 2004. The overall decrease in gross general and administrative dollars and as a percentage of sales over each period is due primarily to the company's ability to add Spic and Span with virtually no incremental overhead and the impact of increased sales on a relatively fixed base of general and administrative costs.

        Depreciation and Amortization Expense.    Depreciation and amortization expense was $5.3 million (6.9% of net sales) for the fiscal year end March 31, 2003, $4.5 million (6.5% of net sales) for the period from April 1, 2003 through February 5, 2004 and $0.9 million (5.0% of net sales) for the period from February 6, 2004 through March 31, 2004. The increase in gross dollars is due primarily to amortization of intangible assets related to the acquisitions of Medtech/Denorex and Spic and Span.

        Interest Expense, net.    Interest expense, net was $9.7 million for the fiscal year ended March 31, 2003, $8.2 million for the period from April 1, 2003 through February 5, 2004 and $1.7 million for the period from February 6, 2004 through March 31, 2004. The overall increase in interest expense, net, during the twelve months ended March 31, 2004 is due primarily to the increase in net indebtedness due to the Medtech/Denorex and Spic and Span acquisitions.

        Other Expense.    Other expense was $0.7 million for the fiscal year ended March 31, 2003. The other expense in fiscal year 2003 was comprised of a loss on extinguishment of debt.

        Income Taxes.    The tax provision for the period from April 1, 2003 through February 5, 2004 was $1.7 million with an effective rate of 41.3%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to changes in the valuation allowance, state income taxes (net of federal income tax benefit) and the amortization of intangible assets. The tax provision for the period from February 6, 2004 through March 31, 2004 was $1.1 million with an effective rate of 37.1%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of federal income tax benefit.

Fiscal year ended March 31, 2003 compared to fiscal year ended March 31, 2002

        Net Sales.    Net sales increased by $30.2 million, or 65.4%, from $46.2 million for the fiscal year ended March 31, 2002 to $76.4 million for the fiscal year ended March 31, 2003. The increase in net sales included a $12.2 million increase in the Over-the-Counter Drug Category, and a $18.2 million increase in the Personal Care Category.

        Over-the-Counter Drug Category.    Net sales increased by $12.2 million, or 39.2%, from $31.1 million for the year ended March 31, 2002 to $43.3 million for the year ended March 31, 2003. The increase in net sales primarily relates to the impact of new products and management focus on the base business. Due to product enhancements such as Compound W One-Step pads and water proof pads combined with higher impact packaging and increased media and consumer promotion support, net sales for Compound W grew 29.2% from $11.5 million in fiscal year 2002 to $14.9 million in fiscal year 2003. New-Skin net sales more than doubled from $3.9 million in fiscal year 2002 to $9.2 million in fiscal year 2003. This increase was the result of increased levels of television advertising from previous years and heightened category awareness due to the introduction of Johnson & Johnson's Liquid Bandage. Dermoplast net sales increased 53.2% from $5.7 million in fiscal year 2002 to $8.7 million in fiscal year 2003. Of this increase, $1.2 million resulted from a 5% price increase which was implemented for the hospital channel effective April 1, 2003. The anticipated price increase resulted in increased sales in March. The remaining $1.8 million increase in Dermoplast net sales resulted from increased distribution at retail.

        Personal Care Category.    Net sales increased by $18.2 million, or 125.0%, from $14.6 million for the fiscal year ended March 31, 2002 to $32.8 million for the fiscal year ended March 31, 2003. The increase in net sales primarily relates to the acquisition of the Denorex brand in February 2002. Due to the timing of the acquisition, less than two months of sales activity was included in the fiscal year 2002 operating results, compared to a full year in 2003. Net sales attributable to Denorex increased $13.6 million, from $1.9 million for the fiscal year ended March 31, 2002 to $15.5 million for the fiscal year ended March 31, 2003. The remaining net sales increase is due to moderate organic growth within all brands, primarily Cutex.

        Gross Profit.    Gross profit increased by $21.5 million, or 78.0%, from $27.5 million for the fiscal year ended March 31, 2002 to $49.0 million for the fiscal year ended March 31, 2003. The increase in gross profit included a $9.0 million increase in the Over-the-Counter Drug Category, and a $12.6 million increase in the Personal Care Category. Gross margin increased from 59.5% for the fiscal year ended March 31, 2002 to 64.1% for the fiscal year ended March 31, 2003. This is due in part to the increase in sales for the Over-the-Counter Drug Category that has a higher gross margin.

        Over-the-Counter Drug Category.    Gross profit increased by $9.0 million, or 41.7%, from $21.6 million for the fiscal year ended March 31, 2002 to $30.6 million for the fiscal year ended March 31, 2003. The increase in gross profit was due to the significant net sales increase, as well as an improvement in gross profit as a percentage of net sales. Gross margin increased from 69.6% for the fiscal year ended March 31, 2002 to 70.8% for the fiscal year ended March 31, 2003 primarily due to favorable product mix as New-Skin has the highest profit margin of all products in the segment.

        Personal Care Category.    Gross profit increased by $12.6 million, or 236.1%, from $5.3 million for the fiscal year ended March 31, 2002 to $17.9 million for the fiscal year ended March 31, 2003. The increase in gross profit was due to the acquisition of the Denorex brand in February 2002. Denorex generated incremental gross profit of $8.7 million for the fiscal year ended March 31, 2003. The remaining gross profit increase is due to an increase in Cutex sales. As a percentage of net sales, gross profit improved from 36.6% in fiscal year 2002 to 54.7% in fiscal year 2003. The improvement is due to favorable product mix in fiscal year 2003, primarily resulting from the acquisition of Denorex.

        Contribution Margin.    Contribution margin increased by $12.4 million, or 55.8%, from $22.3 million for the fiscal year ended March 31, 2002 to $34.7 million for the fiscal year ended March 31, 2003. The net increase in contribution margin profit included a $5.9 million increase in the Over-the-Counter Drug Category, and a $6.7 million increase in the Personal Care Category.

        Over-the-Counter Drug Category.    Contribution margin increased by $5.9 million, or 34.3%, from $17.3 million for the fiscal year ended March 31, 2002 to $23.2 million for the fiscal year ended March 31, 2003. The increase in contribution margin was due to the improved gross profit discussed above, partially offset by a $3.1 million increase in A&P expenses. The increased A&P expenses are due to higher levels of television advertising, primarily related to the Compound W and New-Skin brands, as well as increased levels of consumer promotion across all brands. As a percentage of sales, contribution margin decreased from 55.6% in fiscal year 2002 to 53.7% in fiscal year 2003.

        Personal Care Category.    Contribution margin increased by $6.6 million, or 149.8%, from $4.4 million for the fiscal year ended March 31, 2002 to $11.1 million for the fiscal year ended March 31, 2003. The increase in contribution margin is primarily due to the Denorex acquisition, which generated incremental contribution margin of $6.2 million in fiscal year 2003, as well as the reduced level of product returns at Cutex. As a percentage of sales, contribution margin increased from 30.4% in fiscal year 2002 to 33.8% in fiscal year 2003, which is due to favorable product mix, partially offset by increased A&P expenses associated with Denorex.

        General and Administrative Expenses.    General and administrative expenses increased by $3.5 million, or 40.8%, from $8.6 million for the fiscal year ended March 31, 2002 to $12.1 million for the fiscal year ended March 31, 2003. The increase in general and administrative expenses was primarily due to a full year of Denorex activity during 2003 compared to approximately two months in 2002.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $1.3 million, or 32.1%, from $4.0 million for the fiscal year ended March 31, 2002 to $5.3 million for the fiscal year ended March 31, 2003. The increase relates to the acquisition of Denorex.

        Interest Expense, net.    Interest expense increased by $0.9 million, or 11.2% from $8.8 million for the fiscal year ended March 21, 2002 to $9.7 million for the fiscal year ended March 31, 2003. The increase was due to inclusion of a full year of Denorex debt interest expense, as compared to approximately two months in 2002.

        Other Expense.    Other expenses of $0.7 million during fiscal year 2003 were comprised of a loss on extinguishment of debt.

        Income Taxes.    The tax provision for fiscal year 2003 was $3.9 million with an effective tax rate of 56.5%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to changes in the valuation allowance, the federal benefit of deductible state taxes, a change in the effective state tax rate and the amortization of intangible assets. The tax provision for fiscal year 2002 was $0.3 million with an effective tax rate of 33.2%. The difference between the U.S. federal statutory rate of 34% relates primarily to the change in the effective state tax rate and the impact of placing a valuation allowance on the usage of the Denorex net operating loss carryforward.

        Discontinued Operations.    Results of discontinued operations was a loss of $5.6 million (net of tax) in fiscal year 2003 compared to a loss of less than $0.1 million (net of tax) in fiscal year 2002. The loss in fiscal year 2003 was attributed to loss from the discontinued Pecos reporting unit of $3.4 million (net of tax) coupled with a loss on disposal of Pecos of $2.2 million (net of tax).

Results of Operations for Bonita Bay Holdings, Inc.

        The following table sets forth the net sales, gross profit and contribution margin (i.e., gross profit less A&P) by segment:

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	(dollars in thousands)
Net sales:
Over-the-Counter Drug	$27,245	$26,812	$83,251	$17,368	$16,875
Personal Care	9,225	8,384	6,646	1,783	1,504
Household Cleaning	18,498	75,370	77,173	16,827	16,696

Total	$54,968	$110,566	$167,070	$35,978	$35,075

Gross profit:
Over-the-Counter Drug	$17,007	$17,172	$51,219	$9,594	$11,201
Personal Care	3,485	2,735	2,605	569	654
Household Cleaning	7,987	32,211	30,582	6,287	4,119

Total	$28,479	$52,118	$84,406	$16,450	$15,974

Contribution margin:
Over-the-Counter Drug	$12,934	$12,261	$39,193	$6,376	$9,087
Personal Care	432	902	1,363	337	533
Household Cleaning	7,688	28,822	24,325	5,676	1,664

Total	$21,054	$41,985	$64,881	$12,389	$11,284

Three months ended March 31, 2004 compared to three months ended March 31, 2003

        Net Sales.    Net sales declined by $0.9 million, or 2.5%, from $36.0 million for the quarter ended March 31, 2003 to $35.1 million for the quarter ended March 31, 2004. The decrease in net sales included decreases of $0.5 million in the Over-the-Counter Drug Category, $0.3 million in the Personal Care Category and $0.1 million in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Net sales decreased by $0.5 million, or 2.8%, from $17.4 million for the quarter ended March 31, 2003 to $16.9 million for the quarter ended March 31, 2004. The decrease in net sales was primarily due to Chloraseptic, which experienced a sales decline of $0.7 million, or 11.9%, from $5.8 million to $5.1 million. The decline in sales was attributable to the abrupt end of the cold and flu season in December 2003, resulting in declines for the sore throat category in the January to March 2004 period.

        Partially offsetting the Chloraseptic decline was an increase in sales for the Clear Eyes and Murine brands. Sales increased by $0.2 million, or 1.7%, from $11.6 million for the quarter ended March 31, 2003 to $11.8 million for the quarter ended March 31, 2004.

        Personal Care Category.    Net sales declined by $0.3 million, or 15.6%, from $1.8 million for the quarter ended March 31, 2003 to $1.5 million for the quarter ended March 31, 2004. The decline in net sales was primarily the result of the discontinuation of the Prell Spa product line in late 2002.

        Household Cleaning Category.    Net sales decreased by $0.1 million, or 0.8%, from $16.8 million for the quarter ended March 31, 2003 to $16.7 million for the quarter ended March 31, 2004 due to an increase in allowances and coupon expenses related to new product introductions, partially offset by an increase in gross sales.

        Gross Profit.    Gross profit decreased by $0.5 million, or 2.9%, from $16.5 million for the quarter ended March 31, 2003 to $16.0 million for the quarter ended March 31, 2004. The net decrease in gross profit included an increase of $1.6 million in the Over-the-Counter Drug Category and an increase of $0.1 million in the Personal Care Category, offset by a decrease of $2.2 million in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Gross profit increased by $1.6 million, or 16.8%, from $9.6 million for the quarter ended March 31, 2003 to $11.2 million for the quarter ended March 31, 2004. The increase in gross profit was due to the increased costs of goods related to Clear Eyes and Murine in the quarter ended March 31, 2003 attributable to an inventory write up of $1.8 million at the time of the acquisition from Abbott in December of 2002. Gross profit as a percent of net sales for the quarter ended March 31, 2004 was 66.4%. Excluding the $1.8 million of Clear Eyes and Murine inventory write up, the gross profit as a percent to sales for the quarter ended March 31, 2003 was 65.6%. The improvement in the current quarter is due to product mix, as Clear Eyes/Murine generates a higher gross profit margin than Chloraseptic.

        Personal Care Category.    Gross profit increased by $0.1 million, or 14.9%, from $0.6 million for the quarter ended March 31, 2003 to $0.7 million for the quarter ended March 31, 2004 despite the sales decrease. The increase in gross profit resulted from the lack of close-out sales in 2004. Sales for the quarter ended March 31, 2003 included a significant amount of the discontinued Prell Spa Shampoo and Conditioner which were sold at low margins.

        Household Cleaning Category.    Gross profit decreased by $2.2 million, or 34.5%, from $6.3 million for the quarter ended March 31, 2003 to $4.1 million for the quarter ended March 31, 2004. The decline in gross profit was primarily due to the increase in couponing and trade promotion expenses discussed in net sales, above, and an increase in the reserve for obsolescence of $1.2 million over the reserve at the quarter ended March 31, 2003.

        Contribution Margin.    Contribution margin decreased by $1.1 million, or 8.9%, from $12.4 million for the quarter ended March 31, 2003 to $11.3 million for the quarter ended March 31, 2004. The net decrease in contribution margin included a $2.7 million increase in the Over-the-Counter Drug Category and a $0.2 million increase in the Personal Care Category, offset by a $4.0 million decrease in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Contribution margin increased by $2.7 million, or 42.5%, from $6.4 million for the quarter ended March 31, 2003 to $9.1 million for the quarter ended March 31, 2004. The increase in contribution is attributed to the $1.6 million increase in gross profit plus a decrease in Chloraseptic advertising of $0.9 million from $2.3 million in the quarter ended March 31, 2003 to $1.4 million in the quarter ended March 31, 2004.

        Personal Care Category.    Contribution margin increased by $0.2 million, or 58.2%, from $0.3 million for the quarter ended March 31, 2003 to $0.5 million for the quarter ended March 31, 2004. The increase in contribution margin was due to the gross margin increase plus a reduction of $0.1 million in consumer promotion due to a change in advertising programs.

        Household Cleaning Category.    Contribution margin decreased by $4.0 million, or 70.7%, from $5.7 million for the quarter ended March 31, 2003 to $1.7 million for the quarter ended March 31, 2004. The decrease in margin was due to the gross profit decline of $2.2 million and an increase in advertising and coupon placement expenses of $1.8 million from $0.6 million for the quarter ended March 31, 2003 to $2.4 million for the quarter ended March 31, 2004. The increase in advertising in 2004 was in support of the new products launched in the fall of 2003.

        General and Administrative Expenses.    General and administrative expenses decreased by $0.5 million, or 20.0%, from $2.5 million for the quarter ended March 31, 2003 to $2.0 million for the quarter ended March 31, 2004. The decrease was primarily due to the discontinuation of the Clear Eyes and Murine transition services agreement during the latter part of 2003. The transition services expense decreased from $0.5 million in the quarter ended March 31, 2003 to $0 in the quarter ended March 31, 2004.

        Depreciation and Amortization Expenses.    Depreciation and amortization expenses decreased by $0.1 million, or 23.5%, from $0.5 million for the quarter ended March 31, 2003 to $0.4 million for the quarter ended March 31, 2004. The decrease in depreciation and amortization was due to a reduction in depreciation expenses.

        Interest Expense, net.    Interest expense, net decreased by $0.6 million, or 14.6%, from $4.6 million for the quarter ended March 31, 2003 to $4.0 million for the quarter ended March 31, 2004. The decrease in interest expense is a function of the outstanding debt, which decreased as a result of using excess cash flow to pay down debt since the quarter ended March 31, 2003.

        Income Taxes.    The tax provision for the three months ended March 31, 2004 was $1.9 million with an effective rate of 38.9%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of federal income tax benefit. The tax provision for the three months ended March 31, 2003 was $1.8 million with an effective rate of 36.3%. The difference between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of federal tax benefit.

Year ended December 31, 2003 compared to year ended December 31, 2002

        Net Sales.    Net sales increased by $56.5 million, or 51.1%, from $110.6 million for the year ended December 31, 2002 to $167.1 million for the year ended December 31, 2003. The increase in net sales included a $56.5 million increase in the Over-the-Counter Drug Category, a $1.8 million decrease in the Personal Care Category and a $1.8 million increase in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Net sales increased by $56.5 million, or 210.5%, from $26.8 million for the year ended December 31, 2002 to $83.3 million for the year ended December 31, 2003. The increase in net sales was primarily due to the acquisition of Clear eyes and Murine, which was effective December 30, 2002 and contributed $47.8 million of net sales to the year ended December 31, 2003. New product introductions, which increased market share and a strong cold and flu season attributed to an increase in Chloraseptic net sales of $8.7 million, or 32.6% from 2002 to 2003. The introduction of Relief Strips and the Pocket Pump contributed $3.7 million and $1.2 million to net sales, respectively.

        Personal Care Category.    Net sales declined by $1.8 million, or 20.7% from $8.4 million for the year ended December 31, 2002 to $6.6 million for the year ended December 31, 2003. The decline in net sales was primarily the result of the 2002 discontinuation of the Prell Spa product line.

        Household Cleaning Category.    Net sales increased by $1.8 million, or 2.4%, from $75.4 million for the year ended December 31, 2002 to $77.2 million for the year ended December 31, 2003. The increase in net sales was primarily the result of the introduction of Comet Clean and Flush in October 2003 representing $2.8 million of net sales for the year ended December 31, 2003. Bonita Bay also introduced the Comet Orange Brite Bathroom Spray and Orange Oxygenated Soft Powder in 2003, which generated $0.7 million of net sales in the year ended December 31, 2003. The increases related to new products were partially offset by a decline in overall industry net sales for Comet's core category.

        Gross Profit.    Gross profit increased by $32.3 million, or 62.0%, from $52.1 million for the year ended December 31, 2002 to $84.4 million for the year ended December 31, 2003. The net increase in gross profit included a $34.0 million increase in the Over-the-Counter Drug Category, a $0.1 million decrease in the Personal Care Category and a $1.6 million decrease in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Gross profit increased by $34.0 million, or 198.3%, from $17.2 million for the year ended December 31, 2002 to $51.2 million for the year ended December 31, 2003. The increase in gross profit was due, in part, to inclusion of a full fiscal year of Clear eyes and Murine sales in 2003. New product introductions contributed $2.4 million to 2003 gross profit with Relief Strips and Pocket Pump contributing $1.9 million and $0.5 million, respectively. Increased gross profit of Chloraseptic contributed $3.2 million. Overall gross margin declined from 64.0% for the year ended December 31, 2002 to 61.5% for 2003. This decline was due to lower margins on Chloraseptic as a result of higher than normal product liquidations, which generated lower margins as well as higher costs associated with the new Chloraseptic products.

        Personal Care Category.    Gross profit decreased by $0.1 million, or 4.8%, from $2.7 million for the year ended December 31, 2002 to $2.6 million for the year ended December 31, 2003. The decline in gross profit was due to a decline in sales. Gross margin increased from 32.6% to 39.2% for the year ended December 31, 2003.

        Household Cleaning Category.    Gross profit decreased by $1.6 million, or 5.1%, from $32.2 million for the year ended December 31, 2002 to $30.6 million for the year ended December 31, 2003. The gross profit attributable to Comet Clean and Flush was $1.1 million in 2003, which was more than offset by lower gross profit margins on other products. Gross profit as a percent of net sales decreased from 42.7% for the year ended December 31, 2002 to 39.6% for the year ended December 31, 2003 as a result of changes in product mix and higher discounts.

        Contribution Margin.    Contribution margin increased by $22.9 million, or 54.5%, from $42.0 million for the year ended December 31, 2002 to $64.9 million for the year ended December 31, 2003. The net increase in contribution margin included a $26.9 million increase in the Over-the-Counter Drug Category, a $0.5 million increase in the Personal Care Category and a $4.5 million decrease in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Contribution margin increased by $26.9 million, or 219.6%, from $12.3 million for the year ended December 31, 2002 to $39.2 million for the year ended December 31, 2003. A&P expenses increased $7.1 million, or 144.9%, from $4.9 million to $12.0 million, which was attributable to $6.3 million for Clear eyes and Murine as well as $0.8 million for Chloraseptic. Overall contribution margin as a percentage of net sales increased from 45.7% to 47.1% for the year ended December 31, 2002 versus 2003. This increase was the result of adding the Clear eyes and Murine product line.

        Personal Care Category.    Contribution margin increased by $0.5 million, or 51.1%, from $0.9 million for the year ended December 31, 2002 to $1.4 million for the year ended December 31, 2003. A&P expenses declined $0.6 million, or 32.2%, from $1.8 million to $1.2 million during the period, which was due to an overall reduction in Prell brand spending.

        Household Cleaning Category.    Contribution margin decreased by $4.5 million, or 15.6%, from $28.8 million for the year ended December 31, 2002 to $24.3 million for the year ended December 31, 2003. The decrease in contribution margin was primarily due to an increase in A&P expenses of $2.9 million, or 84.6%, from $3.4 million to $6.3 million. Comet Clean and Flush product development and marketing costs totaling $1.2 million as well as a mid-year advertising campaign for Comet Spray contributed to the higher A&P expenses. Overall contribution margin as a percentage of net sales declined from 38.2% to 31.5% for these reasons.

        General and Administrative Expenses.    General and administrative expenses increased by $4.1 million, or 75.2%, from $5.6 million for the year ended December 31, 2002 to $9.7 million for the year ended December 31, 2003. This increase was primarily the result of the Clear eyes and Murine acquisition.

        Depreciation and Amortization Expenses.    Depreciation and amortization expenses increased by $1.0 million, or 134.3%, from $0.7 million for the year ended December 31, 2002 to $1.7 million for the year ended December 31, 2003. The increase in depreciation and amortization was primarily the result of the Clear eyes and Murine acquisition.

        Interest Expense, net.    Interest expense, net increased by $9.3 million, or 116.1%, from $8.0 million for the year ended December 31, 2002 to $17.3 million for the year ended December 31, 2003. The increase in interest expense is a function of the outstanding debt, which increased as a result of the Clear eyes and Murine acquisition.

        Income Taxes.    The tax provision for fiscal year 2003 was $13.8 million with an effective tax rate of 38.3%. The tax provision for fiscal year 2002 was $11.1 million with an effective tax rate of 40.1%. The difference in both instances between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of the federal benefit.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Net Sales.    Net sales increased by $55.6 million, or 101.1%, from $55.0 million for the year ended December 31, 2001 to $110.6 million for the year ended December 31, 2002. The net increase in net sales was comprised of a $0.4 million decrease in the Over-the-Counter Drug Category, a $0.8 million decrease in the Personal Care Category and a $56.9 million increase in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Net sales decreased by $0.4 million, or 1.6%, from $27.2 million for the year ended December 31, 2001 to $26.8 million for the year ended December 31, 2002. The decrease in net sales was primarily a result of a very weak cough and cold season.

        Personal Care Category.    Net sales decreased $0.8 million, or 9.1%, from $9.2 million for the year ended December 31, 2001 to $8.4 million for the year ended December 31, 2002. The decline in net sales was primarily attributable to the strong opening orders for the launch of Prell Spa formula in 2001.

        Household Cleaning Category.    Net sales increased by $56.9 million, or 307.4%, from $18.5 million for the year ended December 31, 2001 to $75.4 million for the year ended December 31, 2002. The increase in net sales was due to the acquisition of Comet by Bonita Bay Holdings, Inc. effective October 2, 2001, which resulted in the inclusion of only three months of post-acquisition results in 2001 compared with a full year in 2002.

        Gross Profit.    Gross profit increased by $23.6 million, or 83.0%, from $28.5 million for the year ended December 31, 2001 to $52.1 million for the year ended December 31, 2002. The net increase in gross profit included a $0.2 million increase in the Over-the-Counter Drug Category, a $0.8 million decrease in the Personal Care Category and a $24.2 million increase in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Gross profit increased by $0.2 million, or 1.0%, from $17.0 million for the year ended December 31, 2001 to $17.2 million for the year ended December 31, 2002. The increase in gross profit was due to a slight cost reduction in 2002, which resulted in a gross margin increase from 62.4% to 64.0%.

        Personal Care Category.    Gross profit decreased $0.8 million, or 21.5%, from $3.5 million for the year ended December 31, 2001 to $2.7 million for the year ended December 31, 2002. Gross margin, as a percentage of net sales, declined from 37.8% in 2001 to 32.6% in 2002. The decline in gross margin was due to the discontinuation of the Prell Spa line and the liquidation of excess inventory.

        Household Cleaning Category.    Gross profit increased by $24.2 million, or 303.3%, from $8.0 million for the year ended December 31, 2001 to $32.2 million for the year ended December 31, 2002. The increase in gross profit was primarily the result of a full year of Comet sales in 2002 compared to three months in 2001. Gross margin decreased slightly from 43.2% for the period ended December 31, 2001 to 42.7% for the year ended December 31, 2002.

        Contribution Margin.    Contribution margin increased by $20.9 million, or 99.4%, from $21.1 million for the year ended December 31, 2001 to $42.0 million for the year ended December 31, 2002. The net increase in gross profit was comprised of a $0.6 million decrease in the Over-the-Counter Drug Category, a $0.5 million increase in the Personal Care Category and a $21.1 million increase in the Household Cleaning Category.

        Over-the-Counter Drug Category.    Contribution margin decreased by $0.6 million, or 5.2%, from $12.9 million for the year ended December 31, 2001 to $12.3 million for the year ended December 31, 2002. The decline in contribution margin was due to an increase in A&P expenses of $0.8 million, or 20.5%, from $4.1 million in 2001 to $4.9 million in 2002, which was due to increased spending for TV media and promotion. The remaining fluctuation in contribution margin was the result of factors previously discussed.

        Personal Care Category.    Contribution margin increased by $0.5 million, or 108.8%, from $0.4 million for the year ended December 31, 2001 to $0.9 million for the year ended December 31, 2002. The increase in contribution margin was due, in part, to a decline in A&P expenses of $1.3 million, or 40.0%, from $3.1 million in 2001 to $1.8 million in 2002, which was due to the elimination of the Prell Spa line A&P spending.

        Household Cleaning Category.    Contribution margin increased by $21.1 million, or 274.9%, from $7.7 million for the year ended December 31, 2001 to $28.8 million for the year ended December 31, 2002. The increase in A&P expenses related to a full year of expenses related to Comet as the seller funded Comet's A&P commitment for the three months that would have been included in 2001.

        General and Administrative Expenses.    General and administrative expenses increased by $1.5 million, or 34.3%, from $4.1 million for the year ended December 31, 2001 to $5.6 million for the year ended December 31, 2002. The increase was primarily due to the full year impact of the Comet acquisition in October 2001.

        Depreciation and Amortization Expenses.    Depreciation and amortization expenses decreased by $3.4 million, or 82.1%, from $4.2 million for the year ended December 31, 2001 to $0.7 million for the year ended December 31, 2002. The decline was the result of the adoption of SFAS No. 142, the discontinuation of the amortization of goodwill.

        Interest Expense, net.    Interest expense, net increased by $1.8 million, or 29.2%, from $6.2 million for the year ended December 31, 2001 to $8.0 million for the year ended December 31, 2002. The increase in interest expense is a function of the outstanding debt, which increased as a result of the Comet acquisition.

        Other Expense (Income), net.    Other expense of $1.6 million for the year ended December 31, 2001 relates to loss on the extinguishment of debt.

        Income Taxes.    The tax provision for fiscal 2002 was $11.1 million with an effective tax rate of 40.1%. The tax provision for fiscal 2001 was $1.9 million with an effective tax rate of 37.8%. The difference in both instances between the U.S. federal statutory rate of 34% and the effective rate relates primarily to state income taxes, net of the federal benefit.

Liquidity and Capital Resources

        We have historically financed our operations with a combination of internally generated funds and borrowings. Our principal uses of cash are for operating expenses, servicing long-term debt, acquisitions, working capital, payment of income taxes and capital expenditures.

Prestige Brands International, LLC

Operating Activities

        Six months ended September 30, 2004 compared to the six months ended September 30, 2003. Net cash provided by operating activities was $26.4 million for the six months ended September 30, 2004, compared to $3.5 million for the six months ended September 30, 2003. The increase in net cash provided by operating activities for the six months ended September 30, 2004 was due primarily to net income of $4.5 million, adjusted for non-cash items of $21.8 million. Working capital was unchanged for the six months ended September 30, 2004 primarily due to an increase in accounts receivable related to the an increase in net sales during the period of $11.6 million, offset by a reduction of inventories of $8.2 million and an increase in accounts payable of $3.1 million.

Investing Activities

        Six months ended September 30, 2004 compared to the six months ended September 30, 2003. Net cash used in investing activities was $373.4 million for the six months ended September 30, 2004, compared to net cash used of $0.5 million for the six months ended September 30, 2003. The net cash used in the six months ended September 30, 2004 was primarily for the acquisition of Bonita Bay on April 6, 2004.

Financing Activities

        Six months ended September 30, 2004 compared to the six months ended September 30, 2003. Net cash provided by financing activities was $372.4 million for the six months ended September 30, 2004, compared to $1.0 million cash used in financing activities for the six months ended September 30, 2003. Net cash provided by financing activities for the six months ended September 30, 2004 was primarily a result of proceeds of borrowings ($668.5 million) and capital contributions ($58.5 million) related to the Bonita Bay acquisition, partially offset by repayment of the debt ($331.7 million) incurred in February 2004 at the time of the Medtech acquisition and deferred financing costs ($22.9 million). Net cash used in financing activities in the six months ended September 30, 2003 was attributed to the scheduled pay down of Medtech's senior bank facilities.

Medtech

Operating Activities

        Period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 to March 31, 2004.    Net cash provided by (used in) operating activities was $7.8 million for the period from April 1, 2003 through February 5, 2004, compared to $(1.7) million for the period from February 6, 2004 through March 31, 2004. The cash flows provided by operating activities for the period from April 1, 2003 through February 5, 2004 were primarily the result of net income of $2.4 million adjusted for non-cash items of $7.9 million, partially offset by net changes in working capital of ($2.5) million. The $2.5 million net increase in working capital can be attributed to a $3.4 million decrease in accounts payable and accrued expenses due primarily to reductions in the reserve for Pecos returns, an increase of $2.3 million in inventory due primarily to new product launches and a decrease of $3.1 million in accounts receivable. The cash flows used in operating activities for the period from February 6, 2004 through March 31, 2004 were primarily the result of changes in working capital of ($5.3) million partially offset by net income of $1.8 million adjusted for non-cash items of $1.8 million. The $5.3 million net increase in working capital can be attributed to an increase in accounts receivable of $4.0 million, a $3.1 million decrease in accounts payable and accrued liabilities due to the payment of $2.7 million of bonuses to management in connection with the acquisition of Medtech, and a $1.1 million decrease in inventory.

        Fiscal year 2003 compared to fiscal year 2002.    Net cash provided by operating activities was $12.5 million for the year ended March 31, 2003, compared to $3.9 million for the year ended March 31, 2002. The cash flows provided by operating activities for the fiscal year 2003 were primarily the result of a net loss of $14.4 million adjusted for non-cash items of $21.7 million, coupled with net changes in working capital of $5.2 million. The $5.2 million net decrease in working capital can be attributed to a $3.9 million decrease in inventory due to better supply chain management and a $2.6 million increase in accrued expenses. The cash flows provided by operating activities for fiscal year 2002 were primarily the result of $0.6 million of net income adjusted for non-cash items of $6.7 million. The remaining net decrease of $3.3 million is due to an increase in inventory of $2.8 which is attributed to the acquisition of Denorex in February 2002.

Investing Activities

        Period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 to March 31, 2004.    Net cash used in investing activities was $0.6 million for the period from April 1, 2003 through February 5, 2004, compared to $166.9 million for the period from February 6, 2004 through March 31, 2004. Net cash used in investing activities for the period from April 1, 2003 through February 5, 2004 is primarily the result of expenditures of $0.5 million related to payments for an option to purchase the rights to certain Medtech products. Net cash used in investing activities for the period from February 6, 2004 through March 31, 2004 is the result of the acquisitions of Medtech/Denorex and Spic and Span during the period partially offset by the release of $0.7 million of previously restricted cash related to the Pecos divestiture in March 2003.

        Fiscal year 2003 compared to fiscal year 2002.    Net cash used in investing activities of Medtech was $2.2 million for the year ended March 31, 2003, compared to net cash used of $4.4 million for the year ended March 31, 2002. Net cash used in investing activities during fiscal year 2003 is primarily the result of restricted cash ($0.7 million) related to the Pecos divestiture in March 2003, capital expenditures of $0.4 million, expenditures of $0.2 million for an option to purchase the rights to certain Medtech products and expenditures of $0.8 million related to direct acquisition costs of Denorex. Net cash used in investing activities during the fiscal year ended March 31, 2002 is the result of property and equipment purchases ($0.1 million), intangible purchases ($0.2 million) and costs related to Denorex ($4.1 million).

Financing Activities

        Period from April 1, 2003 through February 5, 2004 and the period from February 6, 2004 to March 31, 2004.    Net cash provided by (used in) financing activities was ($8.6) million for the period from April 1, 2003 through February 5, 2004, compared to $172.0 million for the period from February 6, 2004 through March 31, 2004. Net cash used in financing activities for the period from April 1, 2003 through February 5, 2004 is primarily the result of a net paydown of Medtech's senior bank facilities. Net cash provided by financing activities for the period from February 6, 2004 through March 31, 2004 is primarily the result of capital contributions received of $100.4 million and a net increase in indebtedness of $74.6 million directly as a result of the acquisitions of Medtech/Denorex and Spic and Span.

        Fiscal year 2003 compared to fiscal year 2002.    Net cash provided by (used in) financing activities for the year ended March 31, 2003 was $(14.7) million compared to $5.5 million for the year ended March 31, 2002. Cash flows used in financing activities during fiscal year 2003 were attributed to scheduled pay down of the Medtech's senior bank facilities. The cash flows provided by financing activities during fiscal year 2002 were attributed to a $13.0 million stock issuance in connection with the Denorex acquisition in February 2002 partially offset by scheduled payments on outstanding debt.

Bonita Bay Holdings, Inc.

Operating Activities

        Three months ended March 31, 2004 compared to three months ended March 31, 2003.    Net cash provided by operating activities was $7.6 million for the three months ended March 31, 2004, compared to $8.4 million for the three months ended March 31, 2003. The cash flows provided by operating activities for the three months ended March 31, 2004 were primarily the result of net income of $3.0 million adjusted for non cash items of $3.2 million and net changes in working capital of $1.3 million. The $1.3 million net decrease in working capital can be attributed to a decrease in accounts receivable of $8.5 million offset by increases in inventory, prepaid expenses and decreases in accrued expenses. The decrease in accounts receivable is attributable to stricter credit terms and lower sales. The cash flows used in operating activities for the three months ended March 31, 2003 were primarily the result of net income of $3.1 million adjusted for non cash items of $3.2 million and a net change in working capital of $2.1 million. The $2.1 million net decrease in working capital can be attributed to an increase in accrued expenses and a decrease in inventories offset by a decrease in accounts payable.

        Fiscal year 2003 compared to fiscal year 2002.    Net cash provided by operating activities of Bonita Bay was $35.0 million for the year ended December 31, 2003, compared to $22.0 million for the year ended December 31, 2002. The cash flows provided by operating activities for the fiscal year 2003 were primarily the result of net income of $22.3 million adjusted for non-cash items of $12.1 million, coupled with net changes in working capital of $0.6 million. The $0.6 million net increase in working capital can be attributed to a $7.5 million increase in accounts receivable primarily as a result of the acquisition of the Clear eyes and Murine brands. Offsetting the increase in receivables are decreases in inventory of $1.8 million and increases in accrued expenses of $2.1 million. The cash flows provided by operating activities for fiscal year 2002 were primarily the result of $16.6 million of net income adjusted for non-cash items of $6.1 million. The remaining net decrease of $0.7 million is primarily due to increases in accounts receivable ($5.5 million) and inventory ($3.6 million) offset by increases in accounts payable ($6.6 million) resulting from the acquisition of the Clear eyes and Murine brands.

        Fiscal year 2002 compared to fiscal year 2001.    Net cash provided by operating activities of Bonita Bay was $22.0 million for the year ended December 31, 2002, compared to $9.9 million for the year ended December 31, 2001. Cash flows provided by operating activities for the year ended March 31, 2002 were the result of the factors described above. The cash flows provided by operating activities for fiscal year 2001 were primarily the result of $3.1 million of net income adjusted for non-cash items of $7.6 million. The remaining net decrease of $0.8 million is due to increases in accounts receivable ($1.5 million) and inventory ($2.1 million) offset by increases in accounts payable and accrued expenses of $3.0 million resulting from the acquisition of the Comet brand from Procter & Gamble on October 2, 2001.

Investing Activities

        Three months ended March 31, 2004 compared to three months ended March 31, 2003.    Net cash used in investing activities was $0.1 million for the three months ended March 31, 2004, compared to $0.2 million for the three months ended March 31, 2003. Net cash used in investing activities for the three months ended March 31, 2004 is primarily the result of capital expenditures of $0.1 million. Net cash used in investing activities for the three months ended March 31, 2003 is the result of capital expenditures of $0.1 million and the acquisition of Clear Eyes/Murine brands of $0.1 million.

        Fiscal year 2003 compared to fiscal year 2002.    Net cash used in investing activities of Bonita Bay was $0.9 million for the year ended December 31, 2003, compared to net cash used of $110.9 million for the year ended December 31, 2002. The decrease in cash used in investing activities is primarily the result of the 2002 acquisition of the Clear eyes and Murine brands.

        Fiscal year 2002 compared to fiscal year 2001.    Net cash used in investing activities of Bonita Bay was $110.9 million for the year ended December 31, 2002, compared to net cash used of $144.9 million for the year ended December 31, 2001. The decrease in cash used in investing activities is primarily the result of cash used for the 2002 acquisition of Clear eyes and Murine brands as compared to the 2001 acquisition of the Comet brand.

Financing Activities.

        Three months ended March 31, 2004 compared to three months ended March 31, 2003.    Net cash used in financing activities was $6.9 million for the three months ended March 31, 2004, compared to $7.7 million for the three months ended March 31, 2003. Net cash used in financing activities for the three months ended March 31, 2004 is primarily the result of payments on long term debt. Net cash used in financing activities for the three months ended March 31, 2003 is primarily the result of the repurchase and retirement of common stock for $13.3 million offset by net borrowings of $6.4 million.

        Fiscal year 2003 compared to fiscal year 2002.    Net cash used in financing activities for the year ended December 31, 2003 was $34.4 million, compared to cash provided of $95.6 million for the year ended December 31, 2002. Cash flows used in financing activities during fiscal year 2003 were primarily attributable to a net pay down of Bonita Bay's senior bank facilities of $20.6 million and repurchases of common stock in the amount of $13.3 million. The cash flows provided by financing activities during fiscal year 2002 were primarily attributable to debt and equity issuances associated with the 2002 Clear eyes and Murine brand acquisition.

        Fiscal year 2002 compared to fiscal year 2001.    Net cash provided by financing activities for the year ended December 31, 2002 was $95.6 million, compared to $134.2 million for the year ended December 31, 2001. Cash flows provided by financing activities during the fiscal year ended December 31, 2002 were the result of the factors described above. This cash provided by financing activities during fiscal year 2001 is primarily attributable to debt and equity issuances associated with the October 2001 Comet brand acquisition.

Tax Attributes

        We have significant tax attributes in the form of amortizable intangibles, with varying remaining lives of between 7 and 15 years, related to the structuring of our brand acquisitions, and net operating loss carry-forwards (NOLs), subject to Section 382 of the Internal Revenue Code. These tax attributes may be used to offset future taxable income. At September 30, 2004 we have available beneficial tax attributes, in the form of $395.9 million of amortizable intangibles and $21.9 million of net operating loss carryforwards.

Pro Forma Capital Resources After the Bonita Bay and Vetco Acquisitions

        In connection with the Bonita Bay acquisition, we entered into a senior credit facility and issued the outstanding notes. We used borrowings under the senior credit facility and proceeds from the issuance of the outstanding notes, as well as proceeds from the issuance of additional equity securities to fund the acquisition purchase price, refinance existing indebtedness and provide funds for working capital and general corporate purposes. We borrowed approximately $458.5 million under the senior credit facility in connection with the Bonita Bay acquisition and $30.0 million in connection with the Vetco acquisition.

        The senior credit facility provides for an aggregate principal amount of up to $523.0 million, which includes:

  •
  a senior secured term loan facility in an aggregate principal amount of up to $373.0 million, which we refer to as the "term loan facility";

  •
  a second lien term loan facility in an aggregate principal amount of up to $100.0 million, which we refer to as the "tranche C term loan facility"; and

  •
  a non-amortizing senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million.

        As of September 30, 2004, giving effect to the Vetco acquisition, we had an aggregate of $693.2 million of outstanding indebtedness, which consisted of the following:

  •
  $12.0 million of revolving credit borrowings and an aggregate of $471.2 million term loan borrowings under the senior credit facility; and

  •
  $210 million of 9 1/4% senior subordinated notes due 2012.

        We had $38.0 million of borrowing capacity under the revolving credit facility at such time.

        All loans under the senior credit facility bear interest at floating rates, which can be either a base rate, or at our option, a LIBO rate, plus in some instances, an applicable margin. As of September 30, 2004, after giving effect to the Vetco acquisition, an aggregate of $471.2 was outstanding under the term loans at a weighted average interest rate of 4.5%. As of September 30, 2004, after giving effect to the Vetco acquisition, there were $12.0 million of borrowings outstanding under the revolving credit facility at a weighted average interest rate of 3.8%.

        The term loan facility, other than the tranche C term loan facility, matures in April 2011, and the tranche C term loan facility matures 180 days later. We must make a quarterly amortization payment on each loan under the term loan facility, other than the tranche C term loan facility, equal to 0.25% of the initial principal amount of the term loans. The revolving credit facility matures, and the commitments relating to the revolving credit facility terminate, in April 2009. The obligations under the senior credit facility are guaranteed on a senior basis by Prestige Brands International, LLC, our intermediate holding company, and all of its domestic subsidiaries, other than the borrower, and are secured by substantially all of our assets.

        The senior credit facility contains various financial covenants, including covenants with respect to leverage ratio, interest coverage ratio and fixed charge coverage ratio, as well as covenants restricting us from undertaking specified corporate actions, including, asset dispositions, acquisitions, payment of dividends and other specified payments, changes of control, incurrence of indebtedness, creation of liens, making loans and investments and transactions with affiliates. We were in compliance with our financial and restrictive covenants under the credit facility at September 30, 2004.

        In connection with the Bonita Bay acquisition, we also issued $210.0 million of the outstanding notes. The notes are guaranteed by Prestige Brands International, LLC and all of its domestic subsidiaries, other than the issuer, on a senior subordinated basis. The indenture governing the notes contains covenants restricting specified corporate actions, including, incurrence of indebtedness, payment of dividends and other specified payments, making loans and investments, creating liens, asset dispositions, acquisitions, changes of control and transactions with affiliates. We were in compliance with the covenants under the indenture governing the notes at September 30, 2004.

        Our principal sources of funds are anticipated to be cash flows from operating activities and available borrowings under the revolving credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, as well as to provide funds for working capital, capital expenditures and other needs for at least the next 12 months. However, this may not be the case. Also, additional financing may not be available when required or, if available, may not be on terms satisfactory to us.

        We are currently party to a non-binding letter of intent with a privately held consumer products company with revenues of approximately $30 million for its last completed fiscal year. This letter grants us exclusivity until February 28, 2005. Prior to entering into any binding agreement to purchase this company, we will need to conduct extensive business, legal, accounting and financial due diligence. As a result, we do not believe this acquisition is probable at this time.

Commitments

        After giving effect to the Vetco acquisition, we had ongoing commitments under various contractual and commercial obligations as of September 30, 2004, as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
			(in millions)
Long-term debt	$693.2	$3.6	$7.1	$7.1	$675.4
Interest on long-term debt(1)	309.2	44.9	89.0	87.7	87.6
Operating leases	0.8	0.5	0.3	—	—

Total contractual cash obligations	$1,003.2	$49.0	$96.4	$94.8	$763.0

(1)
Represents the estimated interest obligations on the outstanding revolving credit facility, the outstanding balance on the Tranche B term loan, and the outstanding balance on the Tranche C term loan, together, assuming scheduled principal payments (based on the terms of the loan agreements) were made and assuming a weighted average interest rate of 5.2%. Estimated interest obligations would be different under different assumptions regarding interest rates or timing of principal payments. If interest rates on borrowings with variable rates increased by 1/8%, interest expense would increase approximately $0.6 million, in the first year.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements or financing activities with special-purpose entities.

Inflation

        Inflationary factors such as increases in the costs of raw materials, packaging materials, purchased product and overhead may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations for the periods referred to above, a high rate of inflation in the future may have an adverse effect on us and our operating results.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to changes in interest rates because our senior credit facility with Citicorp North America, Inc., Bank of America, N.A. and Merrill Lynch Capital, is variable rate debt. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. As of September 30, 2004, after giving effect to the Vetco acquisition, we had variable rate debt of approximately $483.2 million. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates on our variable debt would have had an estimated impact on pre-tax earnings and cash flows for the next year of approximately $4.8 million.

Critical Accounting Policies

        The significant accounting policies are described in the notes of each of the audited financial statements included elsewhere in this prospectus. All companies presented herein utilize the same critical accounting policies, except as otherwise stated. While all significant accounting policies are important to our consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of our financial condition and require our most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. The most critical accounting policies are as follows:

        Reserve for returns, allowance for doubtful accounts and the allowance for obsolete and damaged inventory.    We must make estimates of potential future product returns related to current period sales. In order to do this, we analyze historical returns, current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of our reserve for returns in any accounting period. If actual future returns are greater than estimated by management, our financial statements in future periods would be adversely affected.

        In the ordinary course of business, we grant non-interest bearing trade credit to our customers on normal credit terms. To reduce our credit risk, we perform ongoing credit evaluations of our customers' financial condition. In addition, we maintain an allowance for doubtful accounts receivable based upon our historical collection experience and expected collectibility of our accounts receivable. If uncollectible account balances exceed our estimates, our financial statements would be adversely affected.

        We write down our inventory for estimated obsolescence or damage equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

        Valuation of long-lived and intangible assets and goodwill.    Under SFAS 142, "Goodwill and Other Intangible Assets", goodwill and indefinite-lived intangible assets are no longer amortized, but must be tested for impairment at least annually. Other long-lived assets must also be evaluated for impairment when management believes that the carrying value of the asset will not be recovered. Future adverse changes in market conditions or poor operating results could result in an impairment charge in the future. There were no impairments of goodwill, indefinite-lived intangible assets or other long-lived assets during the year ended March 31, 2004 or the quarter ended September 30, 2004. Goodwill and other long-term assets, net totaled $879.1 million as of September 30, 2004.

        Revenue Recognition.    For sales transactions, we comply with the provisions of Staff Accounting Bulletin 104 "Revenue Recognition", which states that revenue should be recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. These criteria are satisfied upon shipment of product and revenues are recognized accordingly.

        Revenue is recorded on a net basis for international sales of the Clear eyes and Murine brands under transition service agreements with the prior owner and prior to satisfaction of regulatory requirements for the years ended December 31, 2003 and 2002, as Bonita Bay was not the primary obligor under this arrangement.

Recent Accounting Pronouncements

        In December 2003, the FASB issued FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003)," FIN 46R addresses consolidation by business enterprises of variable interest entities, as defined. For entities created after December 31, 2003, the Company will be required to apply FIN 46R as of the date it first becomes involved with the entity. FIN 46R is effective for the Company for entities created before December 31, 2003, for year ending March 31, 2004. The adoption of FIN 46R had no impact on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, an issuer is required to classify financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that, at inception, embody an obligation to repurchase the issuer's equity shares and financial instruments that embody an unconditional obligation, as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for the Company for the year ended March 31, 2004. On November 7, 2003, the FASB indefinitely deferred the classification and measurement provisions of SFAS No. 150 as they apply to some mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of SFAS No. 150 had no impact on the Company's financial position, results of operations or cash flows.

MARKET, RANKING AND OTHER DATA

        The data included in this prospectus regarding market share and ranking, including our position and the position of our competitors within these markets are based on data generated by the independent market research firm Information Resources, Inc., which we refer to as "Information Resources." Information Resources data reports retail sales in the food, drug and mass merchandise markets. Information Resources data for the mass merchandise market, however, does not include Wal-Mart, which ceased providing sales data to Information Resources in 2001. Although Wal-Mart represents a significant portion of the mass merchandise market for us, as well as our competitors, we believe that Wal-Mart's exclusion from Information Resources data does not significantly change our market share or ranking relative to our competitors.

        Unless otherwise indicated, all references in this prospectus to:

  •
  "market share" or "market position" are based on sales in the United States, as calculated by Information Resources for the 52 weeks ended August 8, 2004.

  •
  "ACV" refer to the All Commodity Volume Food Drug Mass Index, as calculated by Information Resources for the 52 weeks ended August 8, 2004. ACV measures the weighted sales volume of stores that sell a particular product out of all the stores that sell products in that market segment generally. For example, if a product is sold by 50% of the stores that sell products in that market segment, but those stores account for 85% of the sales volume in that market segment, that product would have an ACV of 85%. We believe that ACV is a measure of a product's importance to major retailers. We believe that a high ACV evidences a product's attractiveness to consumers, as major retailers will try and carry products which are demanded by its customers. Lower ACV measures would indicate that a product is not as available to consumers because major national and regional retailers do not carry products for which consumer demand may not be as high. For these reasons, we believe that ACV is an important measure to investors in brand name consumer product companies like Prestige.

BUSINESS

        We sell well-recognized, brand name consumer products in the over-the-counter drug, household cleaning and personal care categories. Our core brands, set forth in the table below, have established high levels of consumer awareness and strong retail distribution across all major channels. On a pro forma basis, approximately 67% of our sales for the year ended March 31, 2004 are from brands that have a number one or number two market share position. The following table outlines the leadership position of our major brands as well as the percentage of gross sales attributable to these brands for the most recent fiscal year:

Major Brands	Market Position(1)		Market Share(1)	Gross Sales for the Most Recent Fiscal Year(2)	Percentage of Gross Sales for the Most Recent Fiscal Year(2)
			(%)	($ thousands)	(%)
Over-the-Counter Drug:
Chloraseptic	#1	Liquid Sore Throat Relief Brand	47.3	$40,067	12.5
Clear eyes	#2	Redness Relief Brand	16.9	32,502	10.2
Compound W	#1	Wart Removal Brand	34.3	29,163	9.1
Murine	#3	Personal Ear Care Brand	16.8	16,089	5.0
Little Remedies		N/A(3)	N/A(3)	14,241	4.5
New-Skin	#1	Liquid Bandages Brand	35.4	11,830	3.7
Household Cleaning:
Comet	#2	Abrasive Tub and Tile Cleaner Brand	29.4	84,279	26.3
Spic and Span	#6	All Purpose Cleaner Brand	2.6	24,978	7.8
Personal Care:
Cutex	#1	Nail Polish Remover Brand	28.5	15,872	5.0
Denorex	#4	Medicated Shampoo Brand	10.9	14,706	4.6

(1)
Source: Information Resources, Inc. See "Market, Ranking and Other Data" at page 84 of this prospectus for information regarding market share calculations.

(2)
Year ended December 31, 2003 for Chloraseptic, Clear eyes, Murine, Little Remedies, Comet and Spic and Span and year ended March 31, 2004 for Compound W, New-Skin, Cutex and Denorex.

(3)
Market share information for market segments in which Little Remedies products compete is not available from Information Resources or any other independent third party researcher that we have been able to identify.

        Some of our product lines that account for a large percentage of our sales have a relatively small market share relative to our competitors. For example, while Clear eyes has a number two market share position of 16.9%, its top competitor, Visine®, has a market share of 39.8%. In contrast, some of our brands with number one market positions have competitors with very similar market share. For example, while Compound W has a number one market position of 34.3%, its chief competitor, Dr. Scholl's Clear Away, has a market position of 33.7%. Similarly, while Cutex is the number one brand name nail polish remover with a market share of 28.5%, non-branded, private label nail polish removers account for 50.9% of the market. Finally, while our New-Skin liquid bandage product has a number one market position of 35.4%, the size of the liquid bandage market is relatively small, particularly when compared to the much larger bandage category.

Our Company

        Our business was formed through three acquisitions. In February 2004, we acquired the Medtech and Denerox business. In March 2004 we acquired the Spic and Span business and in April 2004 we acquired the Prestige business. We also acquired the Little Remedies business in October 2004.

        Medtech was formed in 1996 as a joint venture of Medtech Labs, a company that focused on over-the-counter drug brands, and The Shansby Group, a private equity firm, to acquire brands from American Home Products, including Compound W, Oxipor VHC®, Zincon®, Kerodex®, Freezone®, Outgro®, APF®, Heet®, Sleep-Eze®, Dermoplast, Momentum and Percogesic. In 1998, Medtech acquired Cutex. The Shansby Group acquired Spic and Span in 2001 and Denorex in 2002.

        We acquired the Medtech and Denorex business from Medtech Labs and The Shansby Group in February 2004. We acquired the Spic and Span business from Medtech Labs and The Shansby Group in March 2004. We refer to these acquisitions collectively as the "Medtech acquisition." Since June 2001, Peter Mann, our chief executive officer, and his management team, have successfully managed the Medtech, Denorex and Spic and Span business and have been responsible for integrating numerous brands into the portfolio.

        In April 2004, we acquired Bonita Bay Holdings, Inc. Bonita Bay was the parent holding company of Prestige Brands International, Inc. and conducted its business under the "Prestige" name. The Prestige business was established in October 1999 to acquire leading brands being divested by major consumer products and pharmaceuticals companies. Since that date, Prestige has acquired Comet (2001), Chloraseptic (2000) and Prell from Procter & Gamble. In December 2002, Prestige purchased Clear eyes and Murine from Abbott Laboratories. After we completed the acquisition of Bonita Bay, including its Prestige subsidiary, we renamed our top-tier holding company Prestige International Holdings, LLC and began to conduct our business under the "Prestige" name. We acquired all of the brands listed above in this acquisition. We refer to this acquisition as the "Bonita Bay acquisition."

        In October 2004, we acquired the rights to the Little Remedies brands through our purchase of Vetco, Inc. Vetco is engaged in the development, distribution and marketing of pediatric over-the-counter healthcare products, primarily marketed under the Little Remedies brand name. Vetco's products include Little Noses nasal products, Little Tummy's digestive health products, Little Colds cough/cold remedies and Little Remedies New Parents Survival Kits. The Little Remedies products provide relief for common childhood ailments without unnecessary additives such as saccharin, alcohol, artificial flavors, coloring dyes or harmful preservatives. We refer to this acquisition as the "Vetco acquisition."

        Our company has grown by acquiring strong and well-recognized brands from larger consumer products and pharmaceutical companies. We believe that these brands were considered non-core under previous ownership and, in most cases, did not benefit from the focus of senior level management or strong marketing support.

        Our products are sold by mass merchandisers and in drug, grocery, dollar and club stores. Our senior management team and dedicated sales force maintain long-standing relationships with our top 50 customers, which accounted for approximately 81% of our gross sales, on a pro forma basis, excluding the Vetco acquisition, for the year ended March 31, 2004.

Competitive Strengths

        Strong Operating Margins and Stable Cash Flows.    We believe our well recognized, diversified portfolio of brands and efficient operating model enable us to generate strong operating margins and stable cash flows. Our operating model focuses on marketing, sales, customer service and product development. We outsource manufacturing, warehousing, distribution and logistics to experienced, low-cost third-party providers. This outsourcing model enables us to:

  •
  continue to focus on building and maintaining the significant value associated with our brands;

  •
  benefit from the economies of scale of our third-party providers;

  •
  maintain a highly variable cost structure, minimal capital expenditures and low working capital; and

  •
  use the product development and manufacturing expertise of our suppliers to meet the demands of our customers and end consumers, including the timely introduction of new products.

        By maintaining low overhead and a highly variable cost structure with low working capital investment and minimal capital expenditures, we are able to achieve strong operating margins. Our presence across three major categories and numerous smaller niche markets provides us with a favorable product mix and enhances the stability of our cash flows. In addition, we have available beneficial tax attributes, in the form of $395.9 million of amortizable intangibles and $21.9 million of net operating loss carry-forwards as of September 30, 2004, that we intend to use to reduce future tax payments, increasing our cash flows.

        Diversified Portfolio of Leading Brands.    We own and market leading brands that have high levels of consumer awareness and widespread retail distribution. On a pro forma basis, approximately 67% of our gross sales for the year ended March 31, 2004 are from number one or number two brands, including Comet, Chloraseptic, Compound W, Cutex, New-Skin and Clear eyes. On average, our major brands were established over 45 years ago and we believe they are widely recognized by consumers. For example:

  •
  Comet, our largest household cleaning brand, was originally introduced in 1956. Comet products have a 29.4% market share in the abrasive tub/tile cleaner category and an ACV of 99%. Comet's 14 oz. and 21 oz. containers of cleanser powder are the number one and number two selling products in the abrasive tub/tile cleaner category. See "Market, Ranking and Other Data" on page 84 of this prospectus for more information on market share and ACV.

  •
  Chloraseptic, our largest over-the-counter drug brand, was originally introduced in 1957. Chloraseptic has a 47.3% market share in the sore throat relief sprays/liquids category and an ACV of 95%.

  •
  Cutex, our largest personal care brand, was originally introduced in 1916. It has no significant brand name competition and is the market leader in the nail polish remover category, with a market share of 28.5% and an ACV of 91%.

        Stable and Attractive Industry Segments.    We compete in the over-the-counter drug, household cleaning and personal care categories. We target brands in categories that generally receive less focus from large consumer products and pharmaceutical companies and we are highly responsive to product innovations, which facilitates category expansion.

        Experienced Senior Management Team with Proven Ability to Acquire, Integrate and Grow Brands.    Led by chief executive officer, Peter Mann, we have an experienced senior management team averaging over 30 years of experience in marketing, sales, customer service and product development. Peter Mann and his management team have successfully managed the Medtech and Spic and Span businesses and have been responsible for integrating numerous brands into the portfolio. Unlike many large consumer products companies, which we believe often entrust their smaller brands to rotating junior employees, our experienced managers are dedicated to specific brands and remain with those brands as they grow and evolve.

Business Strategy

        Our business strategy is to focus on our core competencies of marketing, sales, customer service and product development to drive growth and to continue to enhance the value associated with our brands. We plan to execute this strategy through:

  •
  Maintaining and Growing the Significant Value Associated with Our Brands.  We have a broad portfolio of strong brands with leading market positions and high levels of consumer awareness. We will continue to reinvest in advertising and promotion to continue to drive the value of our brands. We will continue to support our brands through focused and creative marketing strategies. Our marketing programs include advertising, targeted couponing programs and in-store advertising.

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  Creating Successful Line Extensions and Innovative New Products.  We capitalize on our brands' high consumer awareness by systematically introducing new products and line extensions in order to extend our brands and grow sales. New product introductions are important because they enhance overall brand awareness and broaden distribution. We have demonstrated the underlying strength of our brands and the effectiveness of this strategy through line extensions, which expand product usage by adding new delivery methods or introducing products in related categories. Recent examples of line extensions include:

  •
  Compound W Freeze Off™, a cryogenic wart removal product which allows consumers to use a wart freezing treatment similar to that used by doctors. Compound W Freeze Off has generated $26.3 million in gross sales since its introduction in July 2003 through September 30, 2004.

  •
  Chloraseptic Relief Strips, which combine popular dissolvable strips and Chloraseptic's professionally recommended medicine, and Chloraseptic's spray for the treatment of mouth pain. The Chloraseptic Relief Strip product has generated $7.5 million in gross sales since its introduction in July 2003 through September 30, 2004.

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  New-Skin's introduction of a scar therapy product. We introduced this product in January 2004. The New Skin scar therapy product has generated $1.5 million in gross sales since its introduction in January 2004 through September 30, 2004.

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  Cutex's introduction of Twister™, a portable and spill-proof nail polish remover. The Twister product has generated $1.2 million in gross sales since its introduction in May 2004 through September 30, 2004.

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  Cutex's expansion beyond nail polish removal to general nail care. Cutex general nail care products have generated $0.2 million in gross sales since their introduction in January 2004 through September 30, 2004.

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  Spic and Span's expansion from a leading dilutable cleaner into disinfecting wipes. Spic and Span disinfecting wipes have generated $0.4 million in gross sales since their introduction in July 2003 through September 30, 2004.

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  Denorex's expansion into the treatment of psoriasis. Denorex's psoriasis treatment products have generated $0.2 million in gross sales since their introduction in January 2004 through September 30, 2004.

    Although line extensions and new product introductions are critical to our continued growth, our efforts in this regard sometimes have the effect of reducing sales of existing products. However, we believe continued product innovation and line extensions have an overall highly positive effect on sales growth and that our efforts in this regard will have a favorable impact on our growth and profitability in the future. In addition, some of our recent efforts in this regard have not been successful, such as Comet Clean and Flush, which we introduced in August 2003, and Comet Toilet Bowl Tablets, which we introduced in June 2003. We no longer actively market these products due to insufficient consumer demand. As we have done with the items listed above, we plan to continue the strong momentum of our new product development initiatives and introduce several new products and extensions in the coming years.

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  Increasing Distribution in High-Growth Channels.  Our broad and diversified distribution capabilities enable us to participate in changing consumer retail trends. Recently, we have expanded our sales in dollar and club stores by introducing customized packaging and sizes of our brand name products for these higher growth channels. We intend to continue to focus our efforts and resources on these key growth channels to drive growth in our business.

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  Pursue Strategic Acquisitions.  We intend to pursue strategic add-on acquisitions that enhance our product portfolio. Our outsourced manufacturing business model allows us to add new brands that we believe can be easily integrated into our business while providing opportunities to realize significant cost savings. We intend to pursue highly complementary market leading brands that further diversify our category, customer and channel focus. Our management has a successful history of integrating multiple individual brands into existing businesses and we believe that selective acquisitions of additional brands in the future may provide opportunities to create additional shareholder value.

Products

        We conduct our operations through three principal business segments: over-the-counter drug, household cleaning and personal care. The following table identifies and sets forth certain historical gross sales information with respect to the major brands within each of our segments:

			Gross Sales for the Fiscal Year Ended(2)			Gross Sales for the Six Months Ended September 30, 2004
Business Segment	Major Brands	Date Acquired
			2002(3)	2003(3)	2004(3)
			(dollars in thousands)
			(unaudited)
Over-the-Counter	Chloraseptic(1)(3)	03/00	$30,713	$30,967	$40,067	$15,319
Drug:	Clear eyes(1)(3)(4)	12/02	N/A	N/A	32,502	20,254
	Compound W	10/96	13,944	16,822	29,163	24,856
	Murine(1)(4)	12/02	N/A	N/A	16,089	8,425
	Little Remedies brands(5)	10/04	8,413	10,062	14,241	6,813
	New-Skin	08/97	4,544	9,919	11,830	6,721
Household	Comet(1)(3)(4)	10/01	N/A	80,563	84,279	45,200
Cleaning:	Spic and Span	01/01	22,742	23,422	24,978	14,658
Personal Care:	Cutex	12/98	14,792	15,886	15,872	9,182
	Denorex(4)	02/02	N/A	16,661	14,706	5,865

(1)
Except for the six months ended September 30, 2004, gross sales for these brands are not included in the historical financial statements of Prestige International because we acquired them on April 6, 2004, which is after its most recent fiscal year end.

(2)
The data for the fiscal years 2002, 2003 and 2004 is derived from the financial data for the fiscal year ended December 31 of the prior year for Bonita Bay (Chloraseptic, Clear eyes, Murine and Comet), Spic and Span and Vetco (Little Remedies brands) and March 31, for Medtech (Compound W, New-Skin and Cutex) and Denorex.

(3)
These brands each accounted for over 10% of our gross sales for the last fiscal year.

(4)
Brand level sales not available for period when brand was under prior ownership.

(5)
Gross sales for this brand are not included in the historical financial statements of Prestige International because we acquired Vetco on October 6, 2004, which is after our most recent fiscal year end.

  Over-the Counter Drug Category.

        Our portfolio of over-the-counter drugs consists of Clear eyes, Murine, Chloraseptic, the Compound W wart removal products and first aid products such as New-Skin and Dermoplast. Other niche brands in this category include Percogesic and Momentum, Freezone, Mosco and Outgro, Sleep-Eze, Compoz® and Heet. For the year ended March 31, 2004, the over-the-counter drugs category accounted for 50.7% of our net sales.

        Clear eyes and Murine.    Bonita Bay purchased the Clear eyes and Murine brands from Abbott Laboratories in December 2002. Since its introduction in 1968, the Clear eyes brand has been marketed as an effective eye care product that helps take redness away and helps moisturize the eye. Clear eyes has an ACV of 95%. The Murine brand is over 100 years old. Murine products consist of both lubricating and soothing eye drops and ear wax removal aids.

        Clear eyes, Murine Tears and Murine Ear Care are leading brands in the over-the-counter personal eye and ear care categories. The 0.5 oz. container of Clear eyes redness relief eye drops is the number one selling product in the eye redness relief category and Clear eyes is the number two brand in that category with 16.9% market share. The ear drop category is composed of products that loosen earwax, treat trapped water (swimmer's ear) and treat ear aches. Murine is the number three ear care brand with 16.8% market share. Additionally, Murine Tears is well positioned in the artificial tears segment.

        Chloraseptic.    Bonita Bay acquired Chloraseptic in March 2000 from Procter & Gamble. Chloraseptic was originally developed by a dentist in 1957 to relieve sore throats and mouth pain. Chloraseptic's 6 oz. cherry liquid sore throat spray is the number one selling product in the sore throat liquids/sprays segment. The Chloraseptic brand has an ACV of 95% and is number one in sore throat liquids/sprays with 47.3% market share.

        Historically, Chloraseptic products were limited to sore throat lozenges and traditional sore throat sprays that were stored and used at home. Since its acquisition by Bonita Bay, the Chloraseptic product line has been expanded to also include portable sprays, gargle, mouth pain sprays and relief strips introduced in July 2003 that combine popular dissolvable strips with Chloraseptic's professionally recommended medicine. These product introductions enable us to market Chloraseptic products as a system, encourage consumers to buy multiple types of Chloraseptic products and increase volume for the entire product line.

        Compound W.    Medtech acquired Compound W from American Home Products in 1996. The Compound W brand has a long heritage; its wart removal products having been introduced almost 50 years ago. Compound W products are specially designed to provide relief of common and plantar warts and are sold in multiple forms of treatment depending on the consumer's need, including Fast-Acting Liquid, Fast-Acting Gel, One Step Pads for Kids, One Step Pads for Adults and Freeze Off. We believe that Compound W is one of the most trusted names in wart removal, as evidenced by "the pharmacist recommended solution for removing common skin warts" recognition to its Fast-Acting Liquid product.

        Compound W is the number one wart removal brand in the United States with a 34.3% market share and an ACV of 88%.

        Since Compound W's acquisition, we have successfully expanded the wart remover category and enhanced the value associated with the Compound W brand by introducing several new products. On

July 1, 2003, we introduced a cryogenic wart removal product, Compound W Freeze Off, which allows consumers to use a wart freezing treatment similar to that used by doctors. Compound W Freeze Off has achieved high trade acceptance and achieved $23.5 million in sales for the twelve months ended September 30, 2004. We have also extended the Compound W brand by introducing Fast Acting Liquid, One Step Pads for Kids and Waterproof One Step Pads.

        Little Noses.    Little Noses was first introduced to the market in 1992 and is marketed as a product for the relief of childhood nasal discomfort containing no alcohol, saccharin, artificial flavors or coloring dyes. The Little Noses product line consists of saline nasal spray/drops, decongestant nose drops, a nasal aspirator for the removal of mucous from nasal passages and moisturizing nasal gel.

        Little Colds.    Little Colds was first introduced to the market in 2001 and is marketed as a product for the relief of childhood cold symptoms containing no alcohol, saccharin, artificial flavors or coloring dyes. The Little Colds product line includes six different products consisting of a multi-symptom cold relief formula, dissolvable sore throat relief strips, sore throat relief Saf-T-Pops®, cough relief formula, decongestant formula and a combined decongestant plus cough relief formula.

        Little Tummy's.    Little Tummy's was first introduced to the market in 1994 and is marketed as a product for the relief of childhood stomach discomfort containing no alcohol, saccharin, artificial flavors or coloring dyes. The Little Tummy's product line consists of gas relief drops, laxative drops and a nausea relief aid.

        New-Skin.    The brand has a long heritage, with the core product believed by management to be over 100 years old. New-Skin products consist of liquid bandages for small cuts and scrapes that are designed to replace traditional bandages in an effective and easy to use form. The New-Skin line has three products: New-Skin Liquid Bandage, New-Skin Burn Relief and New-Skin Wound and Blister Dressing. Each product works by drying and creating a thin, clear, protective covering when applied to the skin. The New-Skin brand has a 89% ACV.

        New-Skin competes in the liquid bandage segment of the first aid bandage category. Within this segment, New-Skin has a 35.4% market share.

        Dermoplast.    Medtech acquired Dermoplast from American Home Products in 1996. Dermoplast is an aerosol spray anesthetic for minor topical pain that was traditionally a "hospital-only" brand dispensed to mothers after giving birth. The primary use in hospitals is for post episiotomy pain, post-partum hemorrhoidal pain, and for the relief of female genital itching. Dermoplast enjoys broad distribution across the drug and mass merchandise channels, with an ACV of 63%.

        Since Dermoplast's acquisition, Medtech introduced retail versions of the products, a move that effectively doubled the size of the business. In addition to the traditional hospital uses mentioned above, Dermoplast offers sanitary, convenient first aid relief for pain and itching from minor skin irritations, sunburn, insect bites, minor cuts, scrapes and burns. The products are currently offered in two formulas: regular strength and antibacterial strength.

  Household Cleaning Category.

        Our portfolio of household cleaning brands includes the Comet and Spic and Span brands. For the year ended March 31, 2004, the household cleaning category accounted for 36.2% of our net sales.

        Comet.    Bonita Bay acquired Comet from Procter & Gamble in October 2001. Comet was originally introduced in 1956 and is one of the most widely recognized household cleaning brands, with an ACV of 99%. Comet products include different varieties of cleaning powders, sprays, gels, creams and toilet cleaners, some of which are abrasive and some of which are non-abrasive. Comet competes in the abrasive and non-abrasive tub/tile cleaner sub-category of the household cleaning category. The tub/tile cleaner sub-category includes abrasive powders and non-abrasive liquids, sprays, creams and gels. The abrasive tub/tile cleaner sub-category is Comet's primary market. The top three brands in this market are Clorox's Soft Scrub, Comet and Colgate Palmolive's Ajax®. Comet is the number two brand in this sub-category with 29.4% market share behind Clorox's Soft Scrub®, which has 44.6% market share. The non-abrasive tub and tile cleaner segment is more fragmented and competitive than the abrasive segment and Comet has been attempting to build momentum in its efforts to increase its market share in the non-abrasive tub and tile cleaner segment through focused advertising and promotions, including free-standing insert coupons, hang collar coupons and television advertising.

        Since Comet's acquisition, Bonita Bay has expanded the brand's distribution, increased advertising and promotion and implemented focused marketing initiatives. Further, under Bonita Bay ownership, Comet has seen multiple new product introductions to extend the brand into new categories and increase usage. Some of the significant recent product launches include Comet Orange Brite™ Bathroom Spray and Comet Orange Oxygenated Soft Powder products introduced in June 2003 as line extensions for existing Comet sprays and powders. These and other new products are aimed at extending Comet's brand value by promoting Comet as a comprehensive cleaning system of powders, sprays and creams.

        Spic and Span.    Spic and Span was introduced to the market in 1925 and is marketed as the complete home cleaner with four product lines consisting of dilutables, hard surface sprays, soft powder and disinfecting wipes, all of which can be used for multi-room and multi-surface cleaning. Since its acquisition from Procter & Gamble in January 2001, the product line has grown from eight to 34 separate products and we have increased advertising and promotional efforts supporting the products.

  Personal Care Category.

        Our portfolio of personal care brands includes the brands of Denorex dandruff shampoo, Cutex nail products and Prell shampoo. Other brands in this category include Ezo denture cushion, Oxipor VHC skin-care lotion, Cloverine® skin salve, Zincon shampoo and Kerodex barrier cream. For the year ended March 31, 2004, the personal care category accounted for 13.1% of our net sales.

        Denorex.    Denorex was acquired by Medtech from American Home Products in February 2002. The Denorex brand was originally launched in 1971 by American Home Products to compete in the then new "therapeutic" segment of the medicated shampoo category. The Denorex brand has strong consumer awareness as an effective solution to scalp problems, as illustrated by its ACV of 75%. The current lineup of Denorex products includes Extra Strength and Extra Strength with Conditioner, Therapeutic Strength and Therapeutic Strength with Conditioner, and the Advanced Formula that was recently renamed as the Everyday Formula to attract moderate dandruff sufferers.

        Denorex competes in the therapeutic segment of the dandruff shampoo category. Within the therapeutic shampoo segment Denorex has a 10.9% market share competing with McNeil-PPC's Nizoral®, Chattem's Selsun Blue® and Neutrogena's T-Gel.

        Cutex.    Cutex is an old and, we believe, trusted brand, synonymous with its core products' key function: nail polish removal. Cutex has an ACV rating of 91%. Cutex has four product lines: Quick and Gentle Liquid Nail Polish Remover, Cutex Essential Care® Advanced Liquid, Essential Care Advanced Nail Polish Remover Pads and Quick and Gentle Instant Jar Nail Polish Removers.

        Cutex is the number one brand in the nail polish remover category and has a leading 28.5% market share of the category. The main competition is private label, which collectively has 50.9% market share.

        Cutex is currently introducing a nail treatment line with a variety of new and innovative products designed to meet consumer needs. The nail treatment category is similar to that of nail polish remover, but offers a higher retail selling price and profitability compared to the nail polish remover category.

        Prell.    Prestige acquired Prell from Procter & Gamble in November 1999. Prell was launched in 1947 and is a highly recognized shampoo brand. We believe Prell has a loyal base of consumers seeking shampoo at the mid-price point segment.

        Prell competes in the shampoo segment in the United States. The shampoo category is fragmented and populated by hundreds of brands. The fragmented nature of the shampoo segment places a premium on distribution and brand recognition and positioning.

Marketing and Sales

        Our marketing approach is based upon the acquisition and rebuilding of established, mass market brands that possess what we believe to be significant brand value and unrealized potential. Our marketing objective is to increase sales and market share by developing and executing professionally designed, creative and cost-effective advertising and promotional programs. Once we acquire a brand, we implement a brand building strategy that uses the brand's existing consumer awareness to maximize sales of current products and grows the brand through product innovation. This brand building process involves the evaluation and enhancement of the existing brand name, the development and introduction of innovative new products and the professional execution of support programs. All new product concepts are thoroughly researched before launch. To ensure consistent growth, the brands are supported by an integrated trade, consumer and advertising effort, although advertising is used selectively. Recognizing that financial resources are limited, we allocate our resources to focus on those brands that show the greatest opportunities for growth and financial success. Brand priorities vary from year to year and generally revolve around the introduction of new items.

Customers

        Our senior management team and dedicated sales force maintain long-standing relationships with our top 50 customers, accounting for approximately 81% of our combined gross sales on a pro forma basis, excluding the Vetco acquisition, for the year ended March 31, 2004. Our sales force consists of 10 people and is also complemented by third-party sales management organizations who focus on key client relationships by interfacing directly with the remaining accounts and report directly to members of management.

        We enjoy broad distribution across each of the major retail channels, including mass merchandisers and drug, food, dollar and club stores. The following table sets forth the percentage of gross sales to our top 50 customers for the last two fiscal years and the six months ended September 30, 2004 across our five major distribution channels:

	Percentage of Gross Sales to Top 50 Customers(1)
Channel of Distribution	2003	2004	Six Months ended September 30, 2004
Mass	36.2%	37.8%	39.1%
Food	28.8	26.1	23.6
Drug	23.1	23.4	22.5
Dollar	5.9	7.2	9.6
Club	5.6	4.6	3.0
Other	0.4	0.9	2.2

(1)
Includes estimates for some of our wholesale customers that service more than one distribution channel.

        Due to the diversity of our product line, we believe that each of these channels is important to our business and we continue to seek opportunities for growth in each sector. We have recently expanded our sales in dollar and club stores by introducing customized packaging and sizes of our brand name products for these channels.

        Our principal customer relationships include Wal-Mart, Walgreens, Target, CVS and Kroger. For the year ended March 31, 2004, on a pro forma basis, excluding the Vetco acquisition, our top five and ten customers accounted for approximately 38.6% and 49.7% of our gross sales. No single customer other than Wal-Mart accounted for more than 10% of our gross sales in the most recent fiscal year and none of our other top five customers accounted for less than 3.0% of our gross sales for the most recent fiscal year. Our top fifteen customers each purchase products from virtually every major product line.

        Our strong customer relationships provide us with a number of important benefits including minimizing slotting fees and shortening payment time after invoicing. In addition, these relationships help us by facilitating new product introductions and ensuring prominent shelf space. Management's emphasis on strong personal and professional relationships, speed and flexibility, leading sales technology capabilities, including electronic data interchange, e-mail, the internet, integrated retail coverage, consistent marketing support programs and ongoing product innovation we believe will continue to maximize our competitiveness in the increasingly complex retail environment.

        The following table sets forth a list of our primary distribution channels and our principal customers for each channel.

Channels of Distribution	Customers
Mass	Kmart Meijer Target Wal-Mart
Drug	CVS Eckerd Rite Aid Walgreens
Food	Albertson's Food Lion Kroger Publix Safeway Winn Dixie
Dollar	Dollar General Family Dollar Dollar Tree
Club	Costco Sam's Club BJ's Wholesale Club

Outsourcing and Manufacturing

        In order to maximize our competitiveness and efficiently allocate our resources, third-party manufacturers provide us with all of our manufacturing needs. We have found that contract manufacturing maximizes our flexibility and responsiveness to industry and consumer trends while minimizing the need for capital expenditures. We select contract manufacturers based on what we believe to be the best overall value, and we take into account factors such as depth of services, the management team, manufacturing flexibility, regulatory compliance and competitive pricing. We also conduct thorough reviews of each potential manufacturer's facilities, quality standards, capacity and financial stability. We generally only purchase finished products from our manufacturers, and none of those products require unique raw materials.

        Our primary contract manufacturers provide comprehensive services from product development through manufacturing of finished goods and are responsible for such matters as production planning, product research and development, procurement, production and quality testing through product release. The manufacturer is responsible for all capital expenditures and works with us to develop improved packaging and promotional offers. In most instances, we provide our contract manufacturers with guidance and management in the form of product development, performance criteria, regulatory guidance, sourcing of packaging materials, overall project management and monthly master production schedules. This management approach results in minimal capital expenditures and maximizes our cash flow, which is reinvested to support our marketing initiatives and to repay outstanding indebtedness.

        We have relationships with over 20 third-party manufacturers. As of March 31, 2004, we sold 73 types of individual products. We do not have long-term contracts with manufacturers of 38 of those types of individual products. These 38 products accounted for approximately 25.0% of our gross sales for the year ended March 31, 2004. Not having manufacturing agreements for these products exposes us to the risk that the manufacturer could stop producing our products at any time, for any reason or fail to provide us with the level of products we need to meet our customers' demand.

        Our largest suppliers of manufactured goods for the year ended March 31, 2004 included Vijon Laboratories, Abbott Laboratories, Kolmar Canada, Procter & Gamble, OraSure Technologies and Humco Holdings. We enter into manufacturing agreements for a majority of our products, each of which vary based on the third-party producer and the types of products being supplied. These agreements explicitly outline the manufacturer's obligations and product specifications with respect to the brand or brands being produced. The manufacturing agreements are typically one to seven years in duration and prices under these agreements generally are established annually and subject to quarterly adjustments for actual raw material and packaging cost changes. Labor cost increases are generally limited to increases in the consumer price index. All of our other products are manufactured on a purchase order basis. Orders are generally based on batch sizes and result in no long-term obligations or commitments.

Warehousing and Distribution

        We store virtually all of our finished inventory in one distribution warehouse in St. Louis, Missouri. While consolidating our storage and distribution into one facility enables us to reduce our costs, there are risks associated with this strategy. If a disaster, such as a flood or fire, were to occur at the distribution center, we could incur significant costs and experience significant delays in distributing our products. We could incur significantly higher costs and experience longer lead times during the time it takes us to reopen or replace our distribution center, which may adversely affect our sales and profitability.

        We receive orders from retailers and/or brokers primarily by electronic data interchange, or EDI, which automatically enters each order into our systems and then routes the order to our distribution center. The distribution center will, in turn, send a confirmation that the order was received, fill the order, and ship the order to the customers, while sending a shipment confirmation to us. Upon receipt of the confirmation, we send an invoice to the customer.

        We manage product distribution in the mainland United States through one facility located in St. Louis and leased and operated by Ozburn-Hessey Logistics. Ozburn-Hessey handles all finished goods storage and all customer shipments, as well as, counting and disposition of customer returns. Our agreement with Ozburn-Hessey expires in May, 2007, although either party may terminate it upon 120 days advance written notice. We believe our relationship with Ozburn-Hessey is good. However, there are numerous other national and regional logistics services providers of similar quality that could be engaged on similar terms on short notice in the event our agreement with Ozburn-Hessey is not renewed or terminated. If Ozburn-Hessey abruptly stopped providing its logistics services to us, our business operations could suffer a temporary disruption while a new services provider was engaged. We believe this process could be completed quickly and any temporary disruption resulting therefrom would have an insignificant effect on our operating results and financial condition. For the Over-the-Counter Drug and Personal Care product lines, freight and warehousing costs are a relatively small portion of our expenses (5% of sales) due to the high value and low weight of the product line. For the Household category, the freight costs were approximately 7% due to the products' higher weight. We pay a fixed lease on the warehouse space and a handling fee per case of product shipped from the facility. Canadian brands are warehoused and distributed by Canadian-based distribution companies.

Regulation

        Product Regulations.    The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the EPA and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Regulatory issues are handled internally by management and an experienced FDA consultant. Our operations team works closely with our co-packers on quality and makes frequent site visits. When and if the FDA chooses to audit a particular facility that is manufacturing one of our products, we are notified immediately and updated on the process of the audit as it proceeds. To prepare manufacturers for audits, we perform "mock" FDA inspections at least biannually. Our management intends to continue this procedure across all of our brands. This continual evaluation process ensures that our manufacturing processes and products are of the highest quality and in compliance with all regulatory needs. If we or our manufacturers fail to comply with these regulations, we could become subject to significant claims or penalties, which could materially and adversely affect our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant additional compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, which could result in a significant loss of sales revenues.

        All of our over-the-counter drug products are regulated pursuant to the FDA's monograph system. The monographs, both tentative and final, set out the active ingredients and labeling indications that are permitted for certain broad categories of over-the-counter drug products. Where the FDA has finalized a particular monograph, it has concluded that a properly labeled product formulation is generally recognized as safe and effective and not misbranded. A tentative final monograph indicates that the FDA has not made a final determination about products in a category to establish safety and efficacy for a product and its uses. However, unless there is a serious safety or efficacy issue, the FDA will typically exercise enforcement discretion and permit companies to sell products conforming to a tentative final monograph until the final monograph is published. Products that comply with either final or tentative final monograph standards do not require pre-market approval from the FDA.

        In accordance with the FDC Act and FDA regulations, the manufacturing processes of our third party manufacturers must also comply with the FDA's cGMPs. The FDA inspects our facilities and those of our third party manufacturers periodically to determine if we and our third party manufacturers are complying with cGMPs.

        Other Regulations.    We are also subject to a variety of other regulations in various foreign markets, including regulations pertaining to import/export regulations and antitrust issues. To the extent we decide to commence or expand operations in additional countries, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. We must also comply with product labeling and packaging regulations that vary from country to country. Government regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products. Our failure to comply with these regulations can result in a product being removed from sale in a particular market, either temporarily or permanently. In addition, we are subject to FTC and state regulations, as well as foreign regulations, relating to our product claims and advertising. If we fail to comply with these regulations, we could be subject to enforcement actions and the imposition of penalties.

Intellectual Property

        We own a number of trademark registrations and applications in the United States, Canada and other foreign countries. The following are some of the most important trademarks registered in the United States: APF, Chloraseptic, Clear eyes, Cinch®, Cloverine, Comet, Compound W, Compoz, Cutex, Denorex, Dermoplast, Essential Care, Freezone, Heet, Kerodex, Momentum, Mosco, Murine, New-Skin, Outgro, Oxipor VHC, Percogesic, Prell, Simple Pad®, Simplegel®, Sleep-Eze, Spic and Span, Vacuum Grip® and Zincon. In addition, we have an exclusive royalty bearing license to use the EZO trademark in the United States for a term of 10 years from January 1, 2003 at the end of which we shall have the right to purchase the trademark for $1,000. While we own the U.S. trademark registration for Kerodex, we have an obligation to pay royalties to Unilever/Scientific with respect to the manufacture and sale of barrier creams sold in the United States under the Kerodex trademark. This royalty obligation will continue so long as we make, use or sell these products in the United States.

        Our trademarks and tradenames are how we convey that the products we sell are "brand name" products. Our ownership of these trademarks and tradenames enables us to prevent others from using them and allows us to compete based on the value associated with them. Enforcing our proprietary rights in these trademark and tradenames, however, is expensive. If we are not able to effectively enforce our rights, others may be able to dilute our trademarks and tradenames and hurt the value that our customers associate with our brands, which could adversely affect our sales and operating results.

        As part of our acquisition of the Clear eyes and Murine product lines from Abbott Laboratories in 2002, specified country closings were scheduled to take place after 2003 in order for the parties to obtain the necessary regulatory approvals in those countries. While a number of those closings have occurred and the trademark registrations and applications in such countries have been assigned to us, we and Abbott are still in the process of executing separate agreements to effect assignments of trademark registrations and applications for the Clear eyes and Murine trademarks in some countries that represent smaller markets for us.

        We acquired other intellectual property rights from Procter & Gamble and Abbott Laboratories when we acquired the trademarks related to the Comet, Chloraseptic, Clear eyes, Murine and Prell product lines; however, we did not in each case obtain title to all of the intellectual property used to manufacture and sell those products. Therefore, we are dependent upon Procter & Gamble, Abbott Laboratories and other third parties for intellectual property used in the manufacture and sale of some of our products. For example, we rely on third parties for intellectual property relating to Comet products, Chloraseptic strips, Prell shampoo, Spic and Span dilutables, Cinch spray and Spic and Span soft powder. We have licenses for such intellectual property or manufacturing agreements with the owners of such intellectual property. However, if we are unable to maintain these arrangements, we would have to establish new arrangements with different licensors or manufacturers. If this were to occur, we could experience disruptions in our business, our ability to meet customer demand could be constrained and our sales and operating results could be adversely affected.

        We have granted MF Distributions, Inc. an exclusive license (with an option to purchase) to sell Spic and Span and Cinch products in Canada for a royalty. In 2003, we assigned our Italian trademark applications and registrations for Spic and Span and Cinch to Conter, S.p.A., and entered into a concurrent use agreement with Conter with respect to such marks.

        We have granted Procter & Gamble the right to use the Comet and Chlorinol® trademarks in the commercial/institutional/industrial segment in the United States and Canada until 2010 and in all of its segments in specified Eastern European countries until 2006. In addition, we have granted to Procter & Gamble the right to use the Spic and Span trademark in connection with cleaning products for use primarily outside the home and in a business or institution until 2009.

Information Technology

        We use ACCPAC as our business management system. The system handles our accounts receivables, accounts payable, inventory control, purchase orders, order entry and general ledger transactions. We are currently running three separate entities on the system and plan to integrate other entities on the system in connection with the Bonita Bay acquisition. Because this system gives us the ability to manage several different companies at the same time, we anticipate that such integration will be completed without disruption to our daily operations.

        For EDI transactions, we use Gentran, a software from Sterling Commerce which is one of the most widely used packages for EDI in the United States. The above systems, along with our highly experienced staff located in Jackson, Wyoming, gives us the capability to add brands or entire companies to the portfolio in a seamless fashion.

Employees

        We employed 73 individuals as of September 30, 2004. None of our employees are party to collective bargaining agreements. Management believes that its relations with its employees are good.

Properties

        Our corporate headquarters are located in Irvington, New York, a suburb of New York City. Primary functions undertaken at the Irvington facility include senior management, marketing, sales, operations and finance. The lease on the Irvington facility expires on July 31, 2008. We also have a secondary administrative center in Jackson, Wyoming. Primary functions undertaken at the Jackson facility include back office functions such as invoicing, credit and collection, general ledger and customer service. The lease on the Jackson facility expires on December 31, 2005.

Legal Proceedings

        In June 2003, Dr. Theodosakis filed a lawsuit, Theodosakis v. Walgreens, et al, in Federal District Court in Arizona, alleging that two of our subsidiaries, Medtech Products and Pecos Pharmaceutical, as well as other unrelated parties, infringed the trade dress of two of his published books. Specifically, Dr. Theodosakis published "The Arthritis Cure" and "Maximizing the Arthritis Cure" regarding the use of dietary supplements to treat arthritis patients. Dr. Theodosakis alleges that his books have a distinctive trade dress, or cover layout, design, color and typeface, and that products that the defendants sold under the ARTHx trademarks infringed the books' trade dress and constituted unfair competition and false designation of origin. Additionally, Dr. Theodosakis alleges that the defendents made false endorsements of the products by referencing his books on the product packaging and that the use of his name, books and trade dress invaded his right to publicity. We sold the ARTHx trademarks, goodwill and inventory to a third-party, Contract Pharmacal Corporation, in March 2003.

        We are vigorously defending all the claims asserted against us in this matter and have filed a motion for summary judgment requesting that all claims against us be dismissed. Because of the inherent uncertainties related to this type of lawsuit, we are unable to predict the ultimate outcome of this matter, or the likelihood or amount of its potential liability, if any.

        We are also involved from time to time in routine legal matters and other claims incidental to our business. When it appears probable in management's judgment that we will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonable estimated, liabilities are recorded in the financial statements and charges are recorded against earnings. We believe the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on our financial condition or results of operation.

MANAGEMENT

        The issuer is an indirect subsidiary of Prestige Holdings. Prestige Holdings is a limited liability company whose affairs are governed by a board of managers. The following table sets forth information, as of September 30, 2004, with respect to our executive officers and the managers of Prestige Holdings. Peter C. Mann and Peter J. Anderson are the sole directors and executive officers of the issuer. The election of managers is subject to the terms of a member's agreement. For more information, see "Certain Relationships and Related Transactions."

Name	Age	Position
Peter C. Mann	62	President, Chief Executive Officer and Manager
Peter J. Anderson	50	Chief Financial Officer
Gerard F. Butler	55	Chief Sales Officer
Michael A. Fink	60	Senior Vice President of Marketing
David A. Donnini	39	Manager
Vincent J. Hemmer	36	Manager

        The following sets forth biographical information with respect to the executive officers and managers of Prestige Holdings.

        Peter C. Mann, President, Chief Executive Officer and Manager, has been the President and CEO since inception and previously served as President and CEO of Medtech since June 2001. Mr. Mann is a senior consumer and pharmaceutical products business executive with over 35 years of general management, marketing and sales experience. From 1973 to 2001, Mr. Mann served as the President of the Americas Division within Block Drug Company, Inc. and the only non-family member within the Office of Chief Executive. At Block Drug Company, Inc., Mr. Mann was responsible for the overall strategic and financial direction for the corporation and directly managed all business conducted in the United States, Canada, Mexico and South America. Mr. Mann joined Block Drug Company, Inc. in 1973 as a Group Product Manager and subsequently served in numerous key positions including Vice President—New Products, Vice President—Consumer Products & Oral Care Division, Senior Vice President—U.S. Consumer Marketing & Sales, and President—U.S. Division during his career with the company. Prior to his joining Block Drug Company, Inc. he held senior management positions for such leading consumer products companies as The Mennen Company, Swift & Co. and Chemway, Inc. Mr. Mann is a graduate of Brown University.

        Peter J. Anderson, Chief Financial Officer, has served as Chief Financial Officer since inception and has been Medtech's Chief Financial Officer since joining in April 2001. Mr. Anderson is a senior financial executive with extensive experience in the branded consumer goods and over-the-counter pharmaceutical industries, both domestically and internationally. Prior to joining Medtech, Mr. Anderson served as the Chief Financial Officer for Block Drug Company, Inc. from April, 1999 to March, 2001, the Coach and Aris/Isotoner divisions of the Sara Lee Corporation from June 1996 to April 1999 and Lancaster Group USA, a division of Benckiser from March 1994 to June 1996. Other prior positions include Vice President of Finance of the International Division at Sterling Winthrop Inc. and Vice President of Finance at Sterling Health-USA. Mr. Anderson received his BA and MBA from Fairleigh Dickinson University and is a certified public accountant.

        Gerard F. Butler, Chief Sales Officer, has served as Chief Sales Officer since inception and has served as the Chief Sales Officer of Medtech since joining in September 2001. Mr. Butler is a senior management executive with over 30 years of consumer products experience. Prior to joining Medtech, Mr. Butler served from April 1983 to April 2001 as the Vice President of Consumer Products Sales for

Block Drug Company, Inc. where, at the age of 34, he was named their youngest ever Vice President. In the latter part of his 26 year career at Block, Mr. Butler reported directly to the president of the company and provided sales, marketing and strategic leadership for all of Block's consumer brands. Previously, he held sales management positions with Procter & Gamble and Purex Corporation. Mr. Butler has a BS and an MBA from Manhattan College.

        Michael A. Fink, Senior Vice President of Marketing, has been the Senior Vice President of Marketing since joining Medtech in February 2002. Mr. Fink is an executive with extensive experience in marketing over-the-counter personal care and consumer products. Prior to joining Medtech, Mr. Fink served as Vice President & General Manager Business & Marketing Development for Block Drug from March 1998 to May 2001 where he reported directly to the president of the company. Mr. Fink left Block Drug in May 2001 in connection with its sale to GlaxoSmithKline and worked as an independent consultant until joining Medtech in February 2002. In his 25 year career at Block Drug Company, Inc. Mr. Fink held various executive positions including Vice President—General Manager of the Household Products Division, where he oversaw such brands as 2000 Flushes, X-14, Carpet Fresh and Lava. Mr. Fink is a graduate of American University.

        David A. Donnini, Manager, has served as a manager since inception. Mr. Donnini is currently a Principal of GTCR Golder Rauner, LLC, which he joined in 1991. He previously worked as an associate consultant with Bain & Company. Mr. Donnini earned a BA in Economics summa cum laude, Phi Beta Kappa with distinction, from Yale University and an MBA from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar. Mr. Donnini is a director of various companies including American Sanitary, Inc., Cardinal Logistics Management, InfoHighway Communications Corporation, InteCap (formerly Technology Dispute & Resolution Consulting), Coinmach Corporation, Synagro Technologies, Keystone Group Holdings, Fairmount Food Group, LLC, Syniverse Technologies (formerly TSI Telecommunications Services) and Polypore, Inc.

        Vincent J. Hemmer, Manager, has served as a manager since inception. Mr. Hemmer is currently a Principal with GTCR Golder Rauner, LLC and has been with GTCR since 1996. Mr. Hemmer previously worked as a consultant with the Monitor Company and an investment banker with Credit Suisse First Boston. He earned a BS in Economics, magna cum laude, and was a Benjamin Franklin Scholar at The Wharton School of the University of Pennsylvania. Mr. Hemmer received his MBA from Harvard University. Mr. Hemmer is currently a director of Fairmount Food Group and Synagro Technologies.

Executive Compensation

        The following table sets out the compensation for fiscal 2004 for our President and Chief Executive Officer and our other four most highly compensated officers, who are collectively referred to as the "Named Executive Officers":

		Annual Compensation
Name and Principal Position					All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
Peter C. Mann President, Chief Executive Officer and Director	2004	464,640	2,457,326	(1)	12,000	(6)
Peter J. Anderson Chief Financial Officer	2004	295,962	237,602	(2)	12,000	(6)
Gerard F. Butler Chief Sales Officer	2004	218,000	169,363	(3)	12,000	(6)
Michael A. Fink Senior Vice President of Marketing	2004	195,000	93,600	(4)	12,000	(6)
Richard Thome Senior Vice President of Operations	2004	193,100	175,338	(5)	4,500	(6)

(1)
Includes bonus of $2,251,663 paid in connection with the Medtech acquisition and bonuses of $50,688 and $154,975 related to the performance of Medtech and Spic and Span, respectively. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(2)
Includes bonus of $123,852 paid in connection with the Medtech acquisition and bonuses of $28,250 and $85,500 related to the performance of Medtech and Spic and Span, respectively. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(3)
Includes bonus of $82,363 paid in connection with the Medtech acquisition and bonuses of $21,600 and $65,400 related to the performance of Medtech and Spic and Span, respectively. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(4)
Includes bonus related to performance of Medtech. This bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(5)
Includes bonus of $82,650 paid in connection with the Medtech acquisition and bonus of $92,688 related to the performance of Medtech. The Medtech performance bonus was earned in fiscal 2004 and paid in the subsequent fiscal year on April 30, 2004.

(6)
Such amounts include a matching contribution to our 401(k) plan in April 2004 for contributions made in 2003.

Option Grants in 2004

        There were no options granted to our Named Executive Officers in fiscal year 2004.

Aggregate Options Exercised in the Year and Year-End Values

        There were no options outstanding in fiscal year 2004.

Compensation Committee Interlocks and Insider Participation

        The compensation arrangements for our Chief Executive Officer and each of our Named Executive Officers were established pursuant to the terms of the respective employment agreements between us and each executive officer, with the exception of Richard Thome who does not have an employment agreement. The terms of the employment agreements were established pursuant to arms-length negotiations between a representative of the equity investors and the Chief Executive Officer and each executive officer.

Compensation of Managers

        Each of the managers receives reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the board of managers. Managers who are employees do not receive any fee in addition to their regular salary for serving on the board. Managers who are not employees do not receive any compensation for serving on the board.

Senior Management Agreements

        In connection with the Medtech acquisition, we entered into senior management agreements, dated February 6, 2004, with the following members of our management team: Peter C. Mann, Peter J. Anderson, Gerald F. Butler and Michael Fink.

        Employment Terms.    Under their respective senior management agreements, each of Messrs. Mann, Anderson, Butler and Fink will serve in the following positions and receive the following annual base salary, subject to increase by the board of managers:

Name	Position	Annual Base Salary
Peter C. Mann	Chief Executive Officer	$425,000
Peter J. Anderson	Chief Financial Officer	297,000
Gerard F. Butler	Chief Sales Officer	227,000
Michael A. Fink	Senior Vice President of Marketing	203,000

In addition to the above compensation, each executive is eligible for an annual bonus to be determined by the board of managers for each fiscal year of employment and is entitled to any other benefits approved by the board of managers and made available to other senior managers.

        Each executive's employment will continue until his:

  •
  resignation without good reason, or his disability or death,

  •
  termination of employment with cause,

  •
  termination of employment without cause or

  •
  resignation with good reason.

        If an executive's employment is terminated by us without cause or by executive for good reason, then during the one-year period following the termination we will be obligated to pay him, in equal installments on regular payroll dates, an aggregate amount equal to his annual base salary and his prior annual bonus.

        Each executive agrees to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions, methods and other work product relating to his employment belong to us. Also, during the one-year period following an executive's termination of employment, he agrees not to engage in any manner in any business in the United States that competes with one of our significant revenue-producing brands or with respect to which we conducted discussions relating to the acquisition of such business during the year preceding executive's termination and during his receipt of any severance payments. Furthermore, during the non-compete period, executive agrees not to solicit our employees or customers or hire our key employees.

        Equity Purchase.    In connection with the Medtech acquisition and as contemplated by their respective senior management agreements, Messrs. Mann, Anderson, Butler and Fink each acquired (1) a strip of class B preferred units and/or common units of Prestige Holdings, which are referred to as "co-invest units," and (2) additional common units, which are available only for issuance to management investors and which are referred to as "carried units." A description of the class B preferred units and the common units is set forth below under "Limited Liability Company Agreement." The purchase price of the class B preferred units and the common units was $1000 per unit and $0.10 per unit, respectively.

        Co-invest units were fully vested when purchased. Carried units, however, are subject to vesting. Fifteen percent of Mr. Mann's carried units were vested when purchased and 17% will vest annually over a period of five years from the date of purchase, subject to acceleration in the event of a sale of Prestige Holdings. Twenty percent of Messrs. Anderson, Butler and Fink's carried units will vest annually over a period of five years from the date of purchase, subject to acceleration in the event of a sale of Prestige Holdings. The senior management agreements prohibit a management investor from transferring any of his co-invest units or carried units, subject to specified exceptions. The transfer restrictions terminate with respect to specified securities upon such securities being transferred in a public sale and with respect to all securities upon the sale of Prestige Holdings.

        As part of the Medtech and Denorex acquisition, each of the executives listed in the table below sold (1) the number of shares of Medtech common stock indicated below to us in exchange for $4.93 per share and (2) the number of shares of Denorex common stock indicated below to Prestige Personal Care, Inc. in exchange for $128.75 per share. In addition, each of Messrs. Mann, Anderson, Butler and Fink contributed the remainder of their respective Medtech common stock and Denorex common stock to Prestige Holdings in exchange for a number of class B preferred units and common units of Prestige Holdings based on a price of $1,000 per unit and $0.10 per unit, respectively.

Name	Number of Shares of Medtech Common Sold to Prestige Brands	Number of Shares of Denorex Common Sold to Prestige Personal Care	Gross Proceeds from Sale	Number of Shares of Medtech Common Contributed to Prestige Holdings	Number of Shares of Denorex Common Contributed to Prestige Holdings
Peter C. Mann	195,258	3,424	$1,403,433	161,989	1,565
Peter J. Anderson	161,801	1,363	$973,158	52,547	508
Gerard F. Butler	107,867	909	$648,769	35,031	338
Michael A. Fink	37,301	2,494	$505,028	34,148	0
Name	Aggregate Value of Shares Contributed	Number of Class B Preferred Units received in Exchange for Contribution	Number of Common Units received in Exchange for Contribution	Aggregate Value of Class B Preferred Units and Common Units Received in Exchange for Contribution
Peter C. Mann	$1,000,000	749.569	2,504,310	$1,000,000
Peter J. Anderson	324,387	202.683	1,217,032	324,387
Gerard F. Butler	216,257	125.520	907,367	216,257
Michael A. Fink	168,343	107.368	609,746	168,343

        As part of the Spic and Span acquisition, Mr. Mann received 27,667 common units of Prestige Holdings in exchange for 8,305 shares of Spic and Span class A common stock, Mr. Anderson received 6,914 common units of Prestige Holdings in exchange for 2,074 shares of Spic and Span class A common stock and Mr. Butler received 9,233 common units of Prestige Holdings in exchange for 2,768 shares of Spic and Span class A common stock.

        In connection with GTCR's follow-on equity investment on April 6, 2004, to partially finance the Bonita Bay acquisition, each executive's holdings of common units were reduced pursuant to anti-dilution provisions in the senior management agreements. See "Unit Purchase Agreement" below. For a description of the amount of securities of Prestige Holdings beneficially owned by each of the management investors and others, see "Security Ownership of Certain Beneficial Owners and Management."

        Equity Repurchase.    Prestige Holdings may be required to purchase an executive's vested units in the event of the termination of his employment:

  •
  due to death or disability,

  •
  by us without cause, provided that, at such time, financial targets are being met and defaults are not existing under our financing arrangements or

  •
  by the executive for good reason, provided that, at such time, financial targets are being met and defaults are not existing under our financing arrangements.

        In addition, Prestige Holdings may be required to purchase a portion of an executive's class B preferred units at the fair market value of such securities if the investors that are a party to the unit purchase agreement elect not to purchase all of the class B preferred units contemplated to be purchased by them under such agreement, or, all of such class B preferred units have not been purchased by them under the unit purchase agreement prior to a sale of Prestige Holdings or an initial public offering of the equity of Prestige Holdings or any corporate successor thereto.

        In addition, Prestige Holdings and the investors that are party to the unit purchase agreement will have the right to purchase all or any portion of an executive's unvested units if his employment is terminated and all or any portion of the executive's vested units in the event of the termination of his employment:

  •
  due to death or disability,

  •
  by us with cause,

  •
  by him without good reason or

  •
  at a time when financial targets are not being met or defaults are existing under our financing arrangements.

If Prestige Holdings elects to purchase any units pursuant to the call option described in the preceding sentence, the purchase price of any such units may, among other alternatives, be paid by issuing class A preferred units to the executive. The aggregate capital contributions deemed made to Prestige Holdings in respect of such class A preferred units will be equal to the aggregate repurchase price of the units being repurchased with such class A preferred units. The purchase price for securities purchased pursuant to the call option will be:

  •
  in the case of unvested carried units, the lesser of the original cost and the fair market value of such units;

  •
  in the case of vested carried units and common units, the fair market value of such units, provided that, if the executive's employment is terminated with cause, then the purchase price shall be the lesser of the original cost and the fair market value of such units; and

  •
  in the case of the class B preferred units, the fair market value of such units, provided that, if the executive's employment is terminated with cause, then the purchase price shall be the lesser of the original cost and the fair market value of such units.

Repurchases by Prestige Holdings under the put and call options described above are subject to:

  •
  Prestige Holdings' ability to pay the purchase price from its readily available cash resources,

  •
  restrictions contained in laws applicable to Prestige Holdings or its subsidiaries and

  •
  restrictions contained in Prestige Holdings' and its subsidiaries' debt and equity financing agreements, including the senior credit facility and the indenture governing the notes.

Prestige Holdings may therefore defer repurchases while such restrictions apply.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements Relating to the Formation of Prestige Holdings

        The following discussion summarizes various agreements and transactions entered into in connection with the formation and capitalization of Prestige Holdings. The agreements described below resulted from negotiations between GTCR, its co-investors and our management. While the terms and conditions of such agreements may not be identical to those that would have been obtained from negotiations between unaffiliated third parties, we believe the terms and conditions set forth in such agreements are customary for transactions of this type.

Unit Purchase Agreement

        Pursuant to the unit purchase agreement entered into among Prestige Holdings, the GTCR investors and the co-investors, in connection with the Medtech acquisition, on February 6, 2004, the GTCR investors and the co-investors acquired a strip of class B preferred units and common units of Prestige Holdings for an aggregate purchase price of $102,220,951 and $3,000,000, respectively. In addition, the GTCR investors committed to purchase up to an aggregate of 144,779.049 class B preferred units at a price of $1,000 per unit and, in any such case, the co-investors will have the option to purchase their proportionate share of such class B preferred units. The co-investors, however, will forfeit their rights to purchase additional class B preferred units should they on any occasion elect not to purchase their proportionate share of the additional class B preferred units being purchased by the GTCR investors. In connection with the Bonita Bay acquisition, on April 6, 2004, the GTCR investors and the co-investors purchased 58,179.250 class B preferred units at a price of $1,000 per unit. The discretionary investment of the remaining $86,599,799 is conditioned upon the GTCR investors and the board of managers of Prestige Holdings approving the proposed use of the proceeds from the investment, as well as the satisfaction of other conditions.

Limited Liability Company Agreement

        Prestige Holdings has issued senior preferred units, class B preferred units and common units, and under the terms of its limited liability agreement dated April 6, 2004, has the authority to create and issue class A preferred units. Prestige Holdings' securities have the following features:

  •
  Senior preferred units are entitled to a preferred yield of 8.0% per annum, or 0% per annum if specified sales targets are not met, compounded annually. On any liquidation or other distribution by us, senior preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the "senior preference amount," because it is paid before any payments may be made to holders of class A preferred units, class B preferred units or common units. We have issued 22,500 senior preferred units.

  •
  Class A preferred units are entitled to a preferred yield of 8.0% per annum, compounded quarterly. On any liquidation or other distribution by us, class A preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the "class A preference amount," because it is paid before any payments may be made to holders of class B preferred units or common units. We have issued no class A preferred units.

  •
  Class B preferred units are entitled to a preferred yield of 8.0% per annum, compounded quarterly. On any liquidation or other distribution by us, class B preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the "class B preference amount," because it is paid before any payments may be made to holders of common units. We have issued 162,864.312 class B preferred units.

  •
  Common units represent our common equity. After payment of the senior preference amount, the class A preference amount and the class B preference amount, common unitholders are entitled to any remaining proceeds, pro rata, of any liquidation or other distribution by us. We have issued 57,772,786 common units.

        Both the senior credit facility and the indenture relating to the notes generally limit the ability of Prestige International subsidiaries to pay cash distributions to their respective equityholders other than distributions in amounts approximately equal to the tax liability of members of Prestige Holdings unless specified conditions are satisfied. See "Description of the Notes—Certain Covenants—Limitation on Restricted Payments." Because Prestige Holdings' only significant assets will be the equity securities of its subsidiaries, it likely will not have sufficient funds to make distributions to its members, other than tax distributions. Such tax distributions will be made quarterly and will be based upon the approximate highest combined tax rate that applies to any of its members.

        Pursuant to the limited liability company agreement, distributions of property of Prestige Holdings shall be made in the following order:

  •
  first, holders of senior preferred units will receive a preferred yield on their invested capital of 8% per annum (or 0% per annum if sales targets for such annum are not met, compounded annually;

  •
  second, holders of senior preferred units will receive return of their invested capital;

  •
  third, holders of class A preferred units, if any, will receive a preferred yield on their invested capital of 8% per annum, compounded quarterly;

  •
  fourth, holders of class A preferred units, if any, will receive return of their invested capital;

  •
  fifth, holders of class B preferred units will receive a preferred yield on their invested capital of 8% per annum, compounded quarterly;

  •
  sixth, holders of class B preferred units will receive return of their invested capital; and

  •
  thereafter, holders of the common units will receive all remaining distributions;

provided that, distributions in respect of the senior preferred units may be bypassed at the discretion of the board of managers until such time as up to approximately $16.8 million has been distributed in respect of the other Units.

        A board of managers generally has the exclusive authority to manage and control the business and affairs of Prestige Holdings. Under the terms of the limited liability company agreement, the board is composed of:

  •
  one person designated by GTCR Fund VIII, L.P.;

  •
  one person designated by GTCR Fund VIII/B, L.P.; and

  •
  Prestige Holdings' chief executive officer.

        The number of members on the board may be increased up to seven members, or a higher numbered determined by GTCR, with such additional members to be designated jointly by GTCR and Prestige Holdings' chief executive officer, or, if GTCR and the chief executive officer are unable to agree upon such representatives, designated by GTCR. Unless otherwise determined by the board, Prestige Holdings will cause the board of managers or board of directors of each of its subsidiaries to be comprised of the same persons who are members of the board.

Limited Liability Company Agreement of Prestige Preferred Holdings, LLC

        On July 6, 2004, the holders of our class B preferred units contributed their class B preferred units to a newly formed limited liability company named Prestige Preferred Holdings, LLC, or "Preferred Holdings", in exchange for class B preferred units of Preferred Holdings. The terms of Preferred Holdings' class B preferred units are the same as our class B preferred units. Preferred Holdings has no authority to issue additional classes of securities.

        The terms of the limited liability company agreement, dated July 6, 2004, are the same in all respects as our limited liability company agreement, including management by a board of managers established in the same manner as under our limited liability company agreement.

Securityholders Agreement

        With the exception of the holders of senior preferred units, which holders are a party to the senior preferred investor rights agreement, each securityholder of Prestige Holdings is a party to the securityholders agreement dated April 6, 2004. Pursuant to the securityholders agreement of Prestige Holdings, units of Prestige Holdings beneficially owned by the securityholders of Prestige Holdings are generally subject to restrictions on transfer, other than exempt transfers described in the securityholders agreement. When reference is made to "units" of Prestige Holdings in this discussion, such reference shall be deemed to include the equity securities of any successor to Prestige Holdings following a change in corporate form, whether in preparation for an initial public offering or otherwise.

        The securityholders agreement also provides:

  •
  the management investors and the other investors party thereto with customary tag-along rights with respect to transfers of Prestige Holdings units beneficially owned by the GTCR investors, as defined in the securityholders agreement, which would enable them to transfer their units on the same terms and conditions as the GTCR investors in connection with specified transfers of units by the GTCR investors;

  •
  the management investors and the other investors with customary preemptive rights in connection with issuances, excluding, for example, issuances pursuant to the Unit Purchase Agreement, to the GTCR investors of any preferred or common units of Prestige Holdings or any securities convertible, exchangeable or exercisable for preferred or common units;

  •
  in connection with sales of interests in Prestige Holdings by any investor party thereto other than the GTCR investors, rights of first refusal with respect to such sales, first to Prestige Holdings, then to the holders of Common Units; and

  •
  the GTCR investors with drag along rights with respect to Prestige Holdings units owned by the management investors and the other investors party thereto, which would require the management investors and other investors to sell their units in connection with a sale of the company that is approved by a majority of the holders of the common units.

Senior Preferred Investor Rights Agreement

        Pursuant to the senior preferred investor rights agreement of Prestige Holdings, dated March 5, 2004, the senior preferred units of Prestige Holdings are generally subject to restrictions on transfer, other than exempt transfers described in the senior preferred investor rights agreement. When reference is made to senior preferred units in this discussion, such reference shall be deemed to include the equity securities of any successor to Prestige Holdings following a change in corporate form, whether in preparation for an initial public offering or otherwise.

        The senior preferred investor rights agreement also provides:

  •
  the holders of senior preferred units with a put right such that Prestige Holdings may be required to purchase the senior preferred units, at a price per unit equal to the unreturned capital and unpaid yield in respect of such unit, in the event a sale of Prestige Holdings occurs or GTCR Fund VIII, L.P and/or its affiliates transfer 25% or more of their equity securities of Prestige Holdings, subject to exceptions;

  •
  in connection with sales of senior preferred units, rights of first offer with respect to such sales, first to GTCR Fund VIII, L.P. (and/or its designees), then to Prestige Holdings; and

  •
  GTCR Fund VIII, L.P. with drag along rights with respect to the senior preferred units, which would require the holders of senior preferred units to sell their units in connection with a sale of the company that is approved by a majority of the holders of the common units.

Registration Rights Agreement

        Under the registration rights agreement of Prestige Holdings the holders of a majority of the investor registrable securities, as defined in the registration right agreement, have the right at any time, subject to specified conditions, to request Prestige Holdings, any corporate successor or any subsidiary, to register any or all of their securities under the Securities Act on Form S-1, which we refer to as a "long-form registration" at Prestige Holdings' expense or on Form S-2 or Form S-3, which we refer to as a "short-form registration" at Prestige Holdings' expense. In addition, following an initial public offering by Prestige Holdings, subject to specified conditions, the holders of a majority of the TCW/Crescent registrable securities, as defined in the registration rights agreement, have the right to request one short-form registration at Prestige Holdings' expense. Prestige Holdings is not required, however, to effect any long-form registration within 90 days after the effective date of a previous long-form registration or a previous registration in which the holders of registrable securities were given the piggyback rights described in the following sentence, without any reduction. At Prestige Holdings' expense, all holders of registrable securities are entitled to the inclusion of such securities in any registration statement used by Prestige Holdings to register any offering of its equity securities (other than pursuant to a registration requested by holders of a majority of the investor registrable securities or holders of a majority of TCW/Crescent registrable securities, an initial public offering of Prestige Holdings' equity securities or a registration on Form S-4 or Form S-8. With the exception of the holders of senior preferred units, each securityholder of Prestige Holdings is a party to the registration rights agreement.

Professional Services Agreement

        Under the professional services agreement between us and GTCR, dated April 6, 2004, we have engaged GTCR as a financial and management consultant. During the term of its engagement, GTCR will consult on business and financial matters, including corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financings. The professional services agreement will continue until the GTCR investors, the co-investors and their affiliates cease to own at least 10% of the equity securities of Prestige Holdings.

        At the time of any purchase of equity by the GTCR investors, the co-investors and/or their affiliates pursuant to the unit purchase agreement, we will pay GTCR a placement fee equal to two percent of the amount paid in connection with such purchase. At the time of any other equity or debt financing of Prestige Holdings or any of its subsidiaries prior to a public offering by Prestige Holdings, other than the purchase of securities of Prestige Holdings by any executive of Prestige Holdings or any of its subsidiaries, we will pay to GTCR a placement fee equal to two percent of the gross amount of such financing. GTCR was paid a fee of approximately $5.0 million in connection with the consummation of the Medtech acquisition. We did not pay GTCR LLC a fee in connection with the consummation of the Bonita Bay acquisition.

        We have agreed to pay to GTCR an annual management fee of $4,000,000. Such management fee shall be payable in equal quarterly installments on each January 1, April 1, July 1 and October 1. Payment of the management fee will be deferred if: (i) an event of default under the senior credit facility or the indenture governing the notes has occurred; or (ii) we would not be able to incur at least $1.00 of additional debt under the first paragraph of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Debt." Deferred amounts will be expressly subordinated in the event of a bankruptcy or liquidation.

        We believe the terms of the professional services agreement are no less favorable to us than what could have been obtained from an unaffiliated third party to provide similar services.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information regarding the beneficial ownership of our class B preferred units, common units and senior preferred units and shows the number of and percentage owned by:

  •
  each person who is known by us to own beneficially more than 5% of a class of our equity securities;

  •
  each member of our board of managers;

  •
  each of our named executive officers;

  •
  each of our nominees to our board of managers; and

  •
  all members of our board of managers and our executive officers as a group.

        There are no class A preferred units issued or outstanding.

	Class B Preferred Units		Common Units		Senior Preferred Units
	Number	%	Number	%	Number	%
	(Unit numbers in thousands)
Prestige Preferred Holdings(1)	162.86	100	—	—	—	—
GTCR Funds(2)	—	—	49,489.70	85.7	—	—
TCW/Crescent Funds(3)	—	—	2,995.55	5.2	—	—
David A. Donnini(1)(2)(4)	—	—	49,489.70	85.7	—	—
Vincent J. Hemmer(1)(2)(4)	—	—	49,489.70	85.7	—	—
Peter C. Mann(5)	—	—	2,441.92	4.2	—	—
Peter J. Anderson(5)	—	—	1,043.84	1.8	—	—
Gerard Butler(5)	—	—	826.55	1.4	—	—
Michael Fink(5)	—	—	579.70	0.9	—	—
Richard Thome(5)	—	—	—	—	—	—
TSG3 L.P.(6)	—	—	—	—	22.50	100
All directors and executive officers as a group (7 persons)(2)(4)	—	—	54,321.70	94.0	—	—

(1)
The following persons own class B preferred units of Prestige Preferred Holdings, LLC, its only class of authorized equity securities, in the following numbers and percentages: (1) GTCR Funds (152,362.523; 93.55%), (2) TCW/Crescent Funds (9,017.25; 5.54%), (3) Peter C. Mann (749.569; 0.46%), (4) Peter J. Anderson (202.683; 0.12%) and (5) Gerard Butler (125.520; 0.07%). Prestige Preferred Holdings, LLC is a limited liability company whose affairs are governed by a board of managers. Voting and investment discretion with respect to the class B preferred units rests with a majority of the board of managers. Such board is currently comprised of Messrs. Donnini, Hemmer and Mann. Accordingly, Messrs. Donnini, Hemmer and Mann may be deemed to beneficially own the interests owned by Prestige Preferred Holdings. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of Prestige Preferred Holdings, LLC is 90 North Broadway, Irvington, New York 10533.

(2)
Amounts shown reflect the aggregate interests held by GTCR Fund VIII, L.P. ("Fund VIII"), GTCR Fund VIII/B, L.P. ("Fund VIII/B"), GTCR Co-Invest II, L.P. ("Co-Invest II") and GTCR Capital Partners, L.P. ("Capital Partners") (collectively, the "GTCR Funds"). The address of each such person and/or entity is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(3)
Amounts shown reflect the aggregate interests held by TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (collectively, the "TCW/Crescent Funds"). The address of each such person and/or entity is c/o TCW/Crescent Mezzanine, L.L.C., 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

(4)
Messrs. Donnini and Hemmer are each principals and/or members of GTCR Golder Rauner, L.L.C. ("GTCR") and GTCR Golder Rauner II, L.L.C. ("GTCR II"). GTCR is the general partner of GTCR Partners VI, L.P., the general partner of Capital Partners. GTCR II is the general partner of GTCR Partners VIII, L.P. ("Partners VIII") and Co-Invest II. Partners VIII is the general partner of Fund VIII and Fund VIII/B. Accordingly, Messrs. Donnini and Hemmer may be deemed to beneficially own the interests owned by the GTCR Funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(5)
The address of each such person is 90 North Broadway, Irvington, NY 10533.

(6)
Amounts shown reflect the aggregate interests held by TSG3 L.P. (22,167.856; 98.5%) and its affiliates J. Gary Shansby (107.142; 0.48%), Charles H. Esserman (107.142; 0.48%), Michael L. Mauze (107.142; 0.48%) and James L. O'Hara (10.718; 0.05%). The address of TSG3 L.P. is 600 Montgomery Street, Suite 2900, San Francisco, California 94111.

DESCRIPTION OF SENIOR CREDIT FACILITY

        In connection with the consummation of the Bonita Bay acquisition, the issuer, which we refer to in this description as "Prestige Brands," entered into a senior credit facility with Citicorp North America, Inc., as administrative agent and tranche C agent, Bank of America, N.A., as syndication agent, Merrill Lynch, a division of Merrill Lynch Business Financial Services Inc., as documentation agent, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the material terms of the senior credit facility.

        The senior credit facility provides for an aggregate principal amount of up to $523.0 million. The senior credit facility provides for:

  •
  a senior secured term loan facility in an aggregate principal amount of up to $373.0 million, which we refer to as the "term loan facility";

  •
  a second lien term loan facility in an aggregate principal amount of up to $100.0 million, which we refer to as the "tranche C term loan facility"; and

  •
  a non-amortizing senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million. A portion of this facility will be available for swing loans and for the issuance of letters of credits.

        We borrowed approximately $458.5 million under the senior credit facility to provide a portion of the proceeds required to consummate the Bonita Bay acquisition. We borrowed an additional $18.0 million under the tranche B term loan and $12.0 million under the revolving credit facility to provide a portion of the proceeds required to consummate the Vetco acquisition. The revolving credit facility will also be used for working capital and general corporate needs, including permitted acquisitions.

Incremental Increases

        Prestige Brands has the right to make up to two requests to increase the commitments under the facilities in an aggregate principal amount of up to $132.0 million, provided specified conditions set forth in the credit agreement are met. Each lender has a first right to participate in each incremental increase, but no lender is required to commit to any incremental increase.

Collateral and Guarantees

        Prestige International and its domestic subsidiaries guarantee Prestige Brands' obligations under the senior credit facilities and their obligations arising under cash management transactions or interest rate or other hedging arrangements with any of the lenders. Prestige International and its domestic subsidiaries also guarantee Prestige Brand's obligations under the notes. The note guarantees are subordinated to the senior credit facility guarantees.

        The obligations under the senior credit facilities are secured by a first priority security interest in substantially all of the assets of Prestige Brands and each guarantor. Prestige Brands' obligations under the tranche C term loan facility are junior to the first priority security interest of the term loan facility and the revolving credit facility under the senior credit facilities.

Interest and Commitment Fees

        All loans under the senior credit facility bear interest, at the option of Prestige Brands, at a specified or applicable margin, plus one of the following rates:

  •
  for base rate loans, the highest of (i) Citibank N.A.'s base rate and (ii) the Federal Funds Effective Rate plus 1/2 of 1%; or

  •
  for Eurodollar loans, current London-Inter-Bank Offer Rate or, LIBO rate, as quoted by Citicorp.

        In the case of loans under the revolving credit facility, the specified or applicable margin is a floating rate ranging from 0.75 to 1.5% for base rate loans and 1.75 to 2.50% for Eurodollar loans. As of September 30, 2004, the applicable margin was at the highest point in the range. In the case of loans under the term loan facility, other than the tranche C term loan facility, applicable margin refers to 1.75% per annum for base rate loans and 2.75% per annum for Eurodollar loans. In the case of loans under the tranche C term loan facility, applicable margin is 3.75% per annum for base rate loans and 4.75% per annum for Eurodollar loans.

        Default Interest.    During the continuance of a material event of default, loans may bear interest at an additional 2% per annum.

        Unused Commitment Fee.    Prestige Brands must pay a non-refundable, unused commitment fee equal to 0.50% per annum on the daily average unused portion of the revolving credit facility.

Repayment; Prepayments

        The term loan facility, other than the tranche C term loan facility, matures on April 6, 2011, and the tranche C term loan facility matures 180 days later. Prestige Brands must make a quarterly amortization payment on each loan under the term loan facility, other than the tranche C term loan facility, equal to 0.25% of the initial principal amount of the term loans, other than the tranche C term loan.

        The revolving credit facility matures, and the commitments relating to the revolving credit facility terminate, on April 6, 2009.

        Prestige Brands may make optional prepayments of borrowings under the senior credit facility other than the tranche C facility, and optional reductions of the unutilized portion of the revolving credit facility commitments, without premium or penalty. The tranche C term loan facility is subject to prepayment restrictions and premiums.

Mandatory Prepayments

        Prestige Brands is required to make mandatory prepayments on the senior credit facility to the extent it receives net cash proceeds from non-ordinary course asset sales, debt issuances or other dispositions of property. If Prestige Brands' leverage ratio is greater than 4.50 to 1.0 for the most recent four fiscal quarter period, it must use 50% of the net cash proceeds it receives from equity issuances to prepay its loans under the senior credit facility. Beginning on the last day of fiscal year 2005, if Prestige Brands' leverage ratio is greater than 4.25 to 1.0, it is required to use a portion of any excess cash flow to make prepayments under the senior credit facility. As of the quarter ended September 30, 2004, Prestige Brands' leverage ratio was 6.36 to 1.0. These prepayments are subject to percentage limitations, reinvestment rights and other exceptions set forth in the credit agreement.

        Prestige Brands has not made, nor has it been required to make, prepayments on the loans under the senior credit facility. If Prestige Brands is required to make prepayments under the senior credit facility, it may have an adverse effect on our results of operations.

Certain Covenants

        The senior credit facility contains financial ratio covenants that require Prestige Brands to:

  •
  have a leverage ratio of less than 6.85 to 1.0 for the quarter ended September 30, 2004, and decreasing over time to 3.75 to 1.0 for the quarter ended September 30, 2010 and remaining level thereafter. Our leverage ratio was less than 6.85 to 1.0 for the quarter ended September 30, 2004;

  •
  have an interest coverage ratio of greater than 2.25 to 1.0 for the quarter ended September 30, 2004, and increasing to 3.25 to 1.0 for the quarter ending March 31, 2011. Our interest coverage ratio was greater than 2.25 to 1.0 for the quarter ended September 30, 2004; and

  •
  have a fixed charge coverage ratio of greater than 1.5 to 1.0 for the quarter ended September 30, 2004, and for each quarter thereafter until the quarter ending March 31, 2011. Our fixed charge coverage ratio was greater than 1.5 to 1.0 for the quarter ended September 30, 2004.

        In addition, the senior credit facility contains representations and warranties and affirmative covenants relating to the status of Prestige Brands and its subsidiaries and requiring it to, among other things, remain in good standing and comply with laws and material contracts. In addition, there are negative covenants which, among other things, limit our ability to:

  •
  incur additional indebtedness and grant liens and encumbrances;

  •
  provide guarantees;

  •
  make investments, capital expenditures or distributions;

  •
  conduct transactions with affiliates;

  •
  conduct asset sales, merge or consolidate; and

  •
  prepay other indebtedness.

As of September 30, 2004, we were in compliance with all of these restrictions.

Events of Default

        The senior credit facility contains events of default, which, if triggered, allow the agent at the request of the applicable lenders to terminate all commitments and declare all amounts under the loans immediately due and payable. The following events, among others, after the lapse of applicable cure periods or required notice constitute events of default under the senior credit facility:

  •
  failure to pay any principal, interest or fee on the loans when due;

  •
  material breaches of representations and warranties;

  •
  failure to observe financial and other covenants;

  •
  a default in excess of specified amounts under other material indebtedness, including under the indenture governing the notes;

  •
  declaration of bankruptcy or other forms of insolvency;

  •
  commencement of enforcement proceedings with respect to an order or judgment in excess of $5 million, to the extent not covered by insurance;

  •
  a change of control; or

  •
  failure of any guarantee or security document or any subordination provision supporting the senior credit facility to be in full force and effect.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Prestige Brands" refers only to Prestige Brands, Inc. and any successor entity, the issuer of the notes, and not to any of its Subsidiaries; "Prestige International" refers to Prestige Brands International, LLC and any successor entity, the owner of 100% of the outstanding common stock of Prestige Products Holdings, Inc., and not to any of its Subsidiaries; and "Holdings" refers to Prestige Products Holdings, Inc., and any successor entity, the owner of 100% of the outstanding common stock of "Prestige Brands," and not to any of its Subsidiaries.

        Prestige Brands issued the outstanding notes under an indenture dated as of April 6, 2004, among Prestige Brands, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The indenture complies with the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Any notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes (as defined in the indenture) issued in the exchange offer, will be treated as a single class of securities under the indenture. Unless otherwise required by the context, references in this description to the "notes" includes the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act, and the Exchange Notes, which have been registered under the Securities Act.

        We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture is available upon request to us at the address indicated under "Where You Can Find More Information."

Principal, Maturity and Interest

        Prestige Brands is issuing up to $210.0 million aggregate principal amount of Exchange Notes in the exchange offer and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Debt," an unlimited principal amount of additional notes at later dates under the same indenture (the "Additional Notes"). Prestige Brands can issue the Additional Notes as part of the same series or as an additional series. Any Additional Notes that Prestige Brands issues in the future will be identical in all respects to the notes that Prestige Brands is issuing now, except that notes issued in the future will have different issuance dates and may have different issuance prices. Prestige Brands will issue notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

        The notes will mature on April 15, 2012.

        Interest on the notes will accrue at a rate of 9 1/4% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2004. Prestige Brands will pay interest to those persons who were holders of record on the April 1 or October 1 immediately preceding each interest payment date.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the notes will increase if:

          (1) Prestige Brands does not file on a timely basis either:

            (A) a registration statement to allow for an exchange offer or

            (B) a resale shelf registration statement for the notes;

          (2) one of the registration statements referred to above is not declared effective on a timely basis;

          (3) the exchange offer referred to above is not consummated on a timely basis; or

          (4) other conditions specified in the registration statement relating to the outstanding notes are not satisfied.

        Any interest payable as a result of any such increase in interest rate is referred to as "Special Interest" and all references to interest in this description include, Special Interest. You should refer to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part for a more detailed description of the circumstances under which the interest rate will increase.

Subordination

        The notes will be:

  •
  senior subordinated, unsecured obligations of Prestige Brands;

  •
  guaranteed on a senior subordinated, unsecured basis by the Guarantors;

  •
  subordinate in right of payment to all existing and future Senior Debt of Prestige Brands and the Guarantors, including Prestige Brands' and the Guarantors' obligations under the Senior Credit Facility;

  •
  equal in right of payment ("pari passu") with all future Senior Subordinated Debt of Prestige Brands and the Guarantors; and

  •
  senior in right of payment to all future Subordinated Obligations of Prestige Brands and the Guarantors.

        The payment of principal of, premium, if any, interest on, and all other amounts payable in respect of, the notes, and payment under any Guarantee, will be subordinated in right of payment to the payment when due in cash of all Senior Debt of Prestige Brands or the relevant Guarantor, as the case may be. As a result of this subordination, holders of Senior Debt will be entitled, in any of the following situations, to receive full payment in cash on all obligations owed to them before any kind of payment (other than in certain events, payment on Permitted Junior Securities) can be made to holders of the notes:

  •
  liquidation, dissolution or winding up of Prestige Brands or the relevant Guarantor;

  •
  bankruptcy, reorganization, receivership or similar proceedings of or with respect to Prestige Brands or the relevant Guarantor;

  •
  an assignment for the benefit of Prestige Brands' or the relevant Guarantor's creditors; or

  •
  any marshaling of Prestige Brands' or the relevant Guarantor's assets and liabilities.

        As of October 31, 2004, Prestige Brands and the Guarantors on a consolidated basis would have had $483.2 million of Senior Debt (excluding unused commitments made by lenders) and $210.0 million of Senior Subordinated Debt.

        A portion of the operations of Prestige International and Prestige Brands are conducted through its subsidiaries. Therefore, Prestige Brands' ability to service its debt, including the notes, is partially dependent upon the cash flows of its subsidiaries and, to the extent they are not Guarantors, their ability to distribute those cash flows as dividends, loans or other payments to Prestige Brands. Certain laws restrict the ability of Prestige International's and Prestige Brands' subsidiaries to pay it dividends or make loans and advances to it. If these restrictions are applied to subsidiaries that are not Guarantors, then Prestige Brands would not be able to use the cash flows of those subsidiaries to make payments on the notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Guarantees of Guarantors that are Subsidiaries of Prestige International. If this were to occur, Prestige Brands would also be unable to use the cash flows of these Guarantors to the extent they face restrictions on distributing funds to Prestige Brands. Any of the situations described above could make it more difficult for Prestige Brands to service its debt.

        In addition, Prestige Brands only has a stockholder's claim in the assets of its subsidiaries. This stockholder's claim is junior to the claims that creditors of Prestige Brands' subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of Prestige Brands and those subsidiaries of Prestige International that are Guarantors. In the case of subsidiaries of Prestige International that are not Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

        The total balance sheet liabilities of the Guarantors and Prestige International's non-Guarantor Subsidiaries as of October 31, 2004, excluding unused commitments made by lenders and any inter-company debt, would have been as follows:

$807.5 million	approximate total balance sheet liabilities of the Guarantors
$0.7 million	approximate total balance sheet liabilities of all of Parent's non-Guarantor Subsidiaries

The Guarantors and Prestige International's non-Guarantor Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The indenture contains limitations on the amount of additional Debt that Prestige International, Prestige Brands and their respective Restricted Subsidiaries may Incur. However, the amounts of such Debt could nevertheless be substantial and may be Incurred either by Guarantors or by Prestige International's non-Guarantor Subsidiaries.

        Prestige Brands may not pay principal of, or premium, if any, interest, including Special Interest, if any, on, or any other amounts payable in respect of, the notes, or make any deposit in respect of the notes pursuant to the provisions described under "—Defeasance," and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes"), if:

          (1) any principal, premium, interest or any other amount payable in respect of any Senior Debt is not paid within any applicable grace period (including at maturity), or

          (2) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms, unless, in either case,

            (a) the default has been cured or waived and any such acceleration has been rescinded, or

            (b) such Senior Debt has been paid in full in cash;

provided, however, that Prestige Brands may pay the notes without regard to the preceding requirements if Prestige Brands and the Trustee receive written notice approving such payment from the Representative of such issue of Senior Debt.

        During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Debt pursuant to which the maturity of the Designated Senior Debt may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, Prestige Brands may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by Prestige Brands and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated by written notice to the Trustee and Prestige Brands from the Representative that gave such Payment Blockage Notice:

          (1) because such default is no longer continuing, or

          (2) because such Designated Senior Debt has been repaid in full in cash.

Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, Prestige Brands may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the notes after the end of such Payment Blockage Period.

        Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

        Upon any payment or distribution of the assets of Prestige Brands upon a total or partial liquidation, dissolution or winding up of Prestige Brands or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Prestige Brands or its Property or upon an assignment for the benefit of creditors or marshalling of assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the notes are entitled to receive any payment of principal of, or interest, including Special Interest, if any, on, or any other amount payable to Holders in respect of the notes, except that holders of notes may receive and retain Permitted Junior Securities.

        Until the Senior Debt is paid in full in cash, any distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Debt. If a payment or distribution is made to holders of notes or the Trustee for the benefit of the holders of notes that, due to the subordination provisions, should not have been made to them, such holders or the Trustee will be required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

        If payment of the notes is accelerated when any Designated Senior Debt is outstanding, Prestige Brands may not pay the notes until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

        The Guarantee of each Guarantor will be subordinated to Senior Debt of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Debt of Prestige Brands.

        Because of the indenture's subordination provisions, holders of Senior Debt of Prestige Brands or the Guarantors may recover disproportionately more than the holders of the notes recover in a bankruptcy or similar proceeding relating to Prestige Brands or a Guarantor. This could apply even if the notes or the applicable Guarantee ranked pari passu with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the notes.

        Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "—Defeasance" will not be subject to the subordination provisions described above and the holders shall not be obliged to pay over any such amount to Prestige Brands or any holder of Senior Debt or any other creditor of Prestige Brands.

        For a discussion of some of the risks related to the ranking and subordination of the notes, see "Risk Factors—Risks Related to the Notes."

Note Guarantees

        The obligations of Prestige Brands under the indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by Prestige International and all of its existing and future Domestic Restricted Subsidiaries. See "—Certain Covenants—Future Guarantors." Prestige Brands (UK) Limited, a foreign subsidiary, is the only subsidiary that is not a Guarantor.

        The Guarantors currently generate substantially all of Prestige International's revenue. As of March 31, 2004, after giving effect to the consummation of the Transactions, the Subsidiaries of Prestige International that will not be Guarantors at the consummation of this offering represented the following approximate percentages of the assets and revenues of Prestige International, on a consolidated basis:

0.2%	of Prestige International's consolidated assets represented by subsidiaries that are not Guarantors
0.6%	of Prestige International's consolidated total revenues represented by subsidiaries that are not Guarantors (revenues for the most recent fiscal year)

        If Prestige International, Prestige Brands or a Guarantor, sells or otherwise disposes of either:

            (1) all of the Capital Stock of a Guarantor, or

            (2) all or substantially all the assets of such Guarantor,

in each case, to a Person that is not a Subsidiary of Prestige International, then in any such case, such Guarantor will be released from all its obligations under its Guarantee. Also, if we defease the notes, as provided under "—Defeasance," all Guarantors will be released from their obligations under the Guarantees. In addition, if Prestige Brands redesignates a Guarantor as an Unrestricted Subsidiary, which Prestige Brands can do under certain circumstances, the redesignated Guarantor will be released from all its obligations under its Guarantee. See "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," "—Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "—Merger, Consolidation and Sale of Property."

Optional Redemption

        Except as set forth below, the notes will not be redeemable at the option of Prestige Brands prior to April 15, 2008. Starting on that date, Prestige Brands may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, including Special Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on April 15 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

        At any time prior to April 15, 2008, Prestige Brands may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture at a redemption price equal to the greater of:

          (1) 100% of the principal amount of the notes to be redeemed, and

          (2) the sum of the present values of (a) the redemption price of the notes at April 15, 2008 (as set forth in the preceding paragraph) and (b) the remaining scheduled payments of interest from the redemption date through, April 15, 2008, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Treasury Rate plus 75 basis points, plus, in either case, accrued and unpaid interest, including Special Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        In addition, at any time and from time to time, prior to April 15, 2007, Prestige Brands may redeem up to a maximum of 40% of the original aggregate principal amount of the notes (including any Additional Notes) with the proceeds of one or more Equity Offerings, at a redemption price equal to 109.250% of the principal amount of notes redeemed, plus accrued and unpaid interest, including Special Interest, on the redeemed notes, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 60% of the original aggregate principal amount of the notes issued on the Issue Date (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        Any notice to holders of notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two business days prior to the redemption date unless clause (b) of the definition of "Comparable Treasury Price" is applicable, in which such Officer's Certificate should be delivered on the redemption date.

Sinking Fund

        There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of notes shall have the right to require Prestige Brands to repurchase all or any part of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of notes repurchased, plus accrued and unpaid interest, including Special Interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, Prestige Brands shall:

          (1) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (2) send, by first-class mail, with a copy to the Trustee, to each holder of notes, at such holder's address appearing in the Security Register, a notice stating:

            (a) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all notes timely tendered will be accepted for payment;

            (b) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (c) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

            (d) the procedures that holders of notes must follow in order to tender their notes (or portions of notes) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions of notes) for payment.

        Prestige Brands will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Prestige Brands and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) an irrevocable notice of redemption for all outstanding notes has been given in accordance with the indenture. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

        Prestige Brands will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Prestige Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

        Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Prestige International or Prestige Brands would decide to do so in the future. Subject to certain covenants described below, Prestige International or Prestige Brands could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect Prestige International's or Prestige Brands' capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Property of Prestige International and its Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if Prestige International and its Restricted Subsidiaries, considered as a whole, dispose of less than all this Property by any of the means described above, the ability of a holder of notes to require Prestige Brands to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

        The Senior Credit Facility provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Facility. Additionally, other future debt of Prestige International and its subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. To the extent other debt of Prestige International and its subsidiaries is both subject to similar repurchase obligations in the event of a Change of Control and ranks senior in right of payment to the notes, all available funds will first be expended for the repurchase of such debt. Moreover, the exercise by holders of notes of their right to require Prestige Brands to repurchase such notes could cause a default under future debt of Prestige International and its subsidiaries, even if the Change of Control itself does not, due to the financial effect of such repurchase on Prestige Brands. Finally, Prestige Brands' ability to pay cash to holders of notes upon a repurchase may be limited by Prestige Brands' then existing financial resources. Prestige Brands cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Prestige Brands' failure to repurchase notes in connection with a Change of Control would result in a default under the indenture. Such a default would, in turn, constitute a default under the Senior Credit Facility and may constitute a default under future debt as well. If such debt constitutes Designated Senior Debt, the subordination provisions in the indenture would likely restrict payment to holders of notes. Prestige Brands' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the notes. See "—Amendments and Waivers."

Certain Covenants

        Limitation on Debt.    Prestige International and Prestige Brands shall not, and shall not permit any of their respective Restricted Subsidiaries to, Incur, directly or indirectly, any Debt, including any Acquired Debt (other than Permitted Debt) unless, after giving effect to the application of the proceeds of the Debt, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and such Debt is Debt of Prestige Brands or a Guarantor and, after giving effect to the Incurrence of such Debt and the application of the proceeds of the Debt, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00.

        The term "Permitted Debt" is defined to include the following:

          (1)(i) Debt of Prestige Brands evidenced by the notes issued in this offering and the Exchange Notes issued in exchange for such notes and in exchange for any Additional Notes and (ii) Debt of the Guarantors evidenced by Guarantees relating to the notes issued in this offering and the Exchange Notes issued in exchange for such notes and in exchange for any Additional Notes;

          (2) Debt of Prestige International or a Restricted Subsidiary of Prestige International under Credit Facilities; provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed $500.0 million; provided, further, that such amount shall be permanently reduced by (x) the amount of Net Available Cash used to Repay Debt under Credit Facilities (and, in the case of any revolving credit Debt, to effect a corresponding commitment reduction thereunder) and not subsequently reinvested in Additional Assets or used to purchase notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales" and (y) any amounts outstanding under Permitted Receivables Financings;

          (3) Debt of Prestige International or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt; provided that:

            (a) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence of the Debt) of the Property acquired, constructed or leased, and

            (b) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (3) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (3)) does not exceed $10.0 million;

          (4) Debt of Prestige International owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Prestige International or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Prestige International or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer of the Debt; provided, further, however that if Prestige Brands or any Guarantor is the obligor on any such Debt and the lender is not an obligor on the notes, such Debt must be expressly subordinated in right of payment to the prior payment in full of all obligations with respect to the notes and the Guarantees, as the case may be;

          (5) Acquired Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by Prestige International or a Restricted Subsidiary or otherwise becomes a Restricted Subsidiary (other than Acquired Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Prestige International or another Restricted Subsidiary or was otherwise acquired by Prestige International or another Restricted Subsidiary); provided that at the time such Restricted Subsidiary is acquired by Prestige International or another Restricted Subsidiary or otherwise becomes a Restricted Subsidiary and after giving effect to the Incurrence of such Acquired Debt, Prestige Brands would have been able to Incur $1.00 of additional Debt pursuant to the first paragraph of this covenant;

          (6) Debt of Prestige International or any Restricted Subsidiary under Interest Rate Agreements entered into for the purpose of fixing, hedging or swapping interest rate risk in the ordinary course of the financial management of Prestige International or such Restricted Subsidiary and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (7) Debt of Prestige International or any Restricted Subsidiary under Currency Exchange Protection Agreements entered into for the purpose of fixing, hedging or swapping currency exchange rate risks directly related to transactions entered into by Prestige International or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

          (8) Debt of Prestige International or any Restricted Subsidiary under Commodity Price Protection Agreements entered into in the ordinary course of the financial management of Prestige International or such Restricted Subsidiary and not for speculative purposes;

          (9) Debt in connection with one or more standby letters of credit or performance or surety bonds issued by Prestige International or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (10) the guarantee by Prestige International or any Restricted Subsidiary of Debt of Prestige International or any Restricted Subsidiary that was permitted to be incurred by another provision of the indenture;

          (11) Debt represented by agreements of Prestige International or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business or assets otherwise permitted under the indenture; provided that the maximum liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by Prestige International and its Restricted Subsidiaries in connection with such acquisition or disposition;

          (12) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of incurrence;

          (13) the Incurrence by a Securitization Subsidiary of Non-Recourse Debt in connection with or pursuant to a Permitted Receivables Financing;

          (14) Debt of a Foreign Restricted Subsidiary that is Incurred solely for working capital purposes; provided that the aggregate principal amount of all Debt Incurred and outstanding under this clause (14) (together with all Permitted Refinancing Debt Incurred and then outstanding under this clause (14)) does not exceed $10.0 million;

          (15) Debt of Prestige International or a Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (1) through (14) above;

          (16) Debt of Prestige Brands or a Guarantor in an aggregate principal amount (or accreted value, as applicable) outstanding at any one time not to exceed $20.0 million; and

          (17) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to the first paragraph of this covenant and clauses (1), (3), (5), (14) and (15) above.

        Notwithstanding anything to the contrary contained in this covenant,

          (1) Prestige International and Prestige Brands shall not, and shall not permit any Guarantor to, Incur any Debt pursuant to paragraph (17) of this covenant if the proceeds of the Debt are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the notes or the applicable Guarantee, as the case may be, to at least the same extent as such Subordinated Obligations;

          (2) Prestige International shall not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt pursuant to paragraph (17) of this covenant if the proceeds of the Debt are used, directly or indirectly, to Refinance any Subordinated Obligations or Senior Subordinated Debt of Prestige Brands or any Guarantor;

          (3) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant; and

          (4) the maximum amount of Debt that Prestige International or any Restricted Subsidiary of Prestige International shall not be deemed exceeded solely as a result of fluctuations in exchange rates or currency values occurring after such Debt was Incurred.

        For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above or is entitled to be incurred pursuant to clause (12) of the first paragraph of this covenant, Prestige Brands shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant. Debt under the Senior Credit Facility outstanding on the date on which the notes are first issued under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (2) above. The principal amount of any Debt supported by a letter of credit issued under a Credit Facility in accordance with clause (2) above shall not be deemed a separate incurrence of Debt for purposes of this covenant, but only to the extent of the stated amount of such letter of credit.

        Limitation on Restricted Payments.    Prestige International shall not make, and shall not permit any of its Restricted Subsidiaries to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (1) a Default or Event of Default shall have occurred and be continuing,

          (2) Prestige Brands could not Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under "—Limitation on Debt," or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

            (a) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

            (b) 100% of Capital Contributions (other than Excluded Contributions),

  plus

            (c) the sum of:

              (A) the aggregate net cash proceeds received by Prestige International or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Prestige International, and

              (B) the aggregate amount by which Debt (other than Subordinated Obligations) of Prestige International or any Restricted Subsidiary is reduced on Prestige International's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Prestige International, excluding, in the case of clause (A) or (B):

              (x) any such Debt issued or sold to Prestige International or a Subsidiary of Prestige International or an employee stock ownership plan or trust established by Prestige International or any such Subsidiary for the benefit of their employees, and

              (y) the aggregate amount of any cash or other Property distributed by Prestige International or any Restricted Subsidiary upon any such conversion or exchange, plus

            (d) an amount equal to the sum of:

              (A) the amount received from any Investments in any Person other than Prestige International or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Prestige International or any Restricted Subsidiary from such Person, and

              (B) the portion (proportionate to Prestige International's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or has been merged or consolidated with or into or transfers all of its assets into Prestige International or another Restricted Subsidiary; provided, however, that the preceding sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Prestige International or any Restricted Subsidiary in such Person.

        The provisions of the first paragraph of this covenant will not prohibit:

          (1) the payment of any dividends within 60 days of the declaration of the dividends if, on the declaration date, such dividends could have been paid in compliance with the indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (2) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement for value of Capital Stock of Prestige International or any of its direct or indirect parent entities or Subordinated Obligations in exchange for, or out of the proceeds of the sale within 30 days of, Capital Stock of Prestige International or any of its direct or indirect parent entities (so long as, in the case of a sale of Capital Stock of such parent entities, the net proceeds of such sale are contributed to the common equity capital of Prestige International) (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Prestige International or an employee stock ownership plan or trust established by Prestige International or any such Subsidiary for the benefit of their employees); provided, however, that

            (a) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

            (b) the Capital Contributions from such exchange or sale shall be excluded from the calculation pursuant to clause (3)(b) above;

          (3) the purchase, repurchase, redemption, legal defeasance, acquisition or retirement for value of any Subordinated Obligations in exchange for, or out of the proceeds of the sale within 30 days of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (4) the repurchase of shares or units of, or options to purchase shares of, common stock or common units, as the case may be, of Prestige International, any of its Subsidiaries or any direct or indirect parent entity of Parent from current or former officers, directors or employees of Prestige International or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock or common units; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year and at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided, further, that unused amounts may carry over and be used in subsequent calendar years, in addition to the amounts permitted for such calendar year, up to a maximum of $5.0 million in any calendar year; provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments;

          (5) any payments made by Prestige International or any of its Restricted Subsidiaries on the date of this indenture with respect to the purchase price paid or any subsequent working capital adjustments made in connection with the Transactions; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represented a portion of the exercise price of those stock options; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

          (7) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration of any payment of regularly scheduled or accrued dividends to (i) holders of any class or series of Disqualified Stock of Prestige International issued on or after the date of the indenture pursuant to the first paragraph of the covenant described above under the caption "—Limitation on Debt" and (ii) holders of any class or series of Preferred Stock (other than Disqualified Stock) of Prestige International issued after the date of the indenture; provided that at the time of the issuance of such stock and after giving pro forma effect thereto (treating the aggregate liquidation preference of such Preferred Stock as Debt), Prestige Brands would have been able to incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described above under the caption "—Limitation on Debt;" provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

          (8) payments, advances, loans or expense reimbursements made to any direct or indirect parent entity of Prestige International to permit the payment by such entity of reasonable general operating expenses, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed $1.0 million per annum (or $2.0 million per annum after the consummation of an initial public offering by Prestige International or any direct or indirect parent entity of Prestige International); provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

          (9) (i) for so long as Prestige International is organized as a limited liability company, the payment of Permitted Tax Distributions or (ii) for so long as the Prestige International is a member of a group filing a consolidated or combined tax return with a parent corporation, payments to such parent corporation in respect of an allocable portion of the tax liabilities of such group that is attributable to Prestige International and its Subsidiaries ("Tax Payments"); provided that the Tax Payments shall not exceed the lesser of (A) the amount of the relevant tax (including any penalties and interest) that Prestige International would owe if Prestige International were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group) taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Parent and such Subsidiaries from other taxable years and (B) the net amount of the relevant tax that Prestige International actually owes to the appropriate taxing authority; provided, further, that any Tax Payments received from Prestige International shall be paid over to the appropriate taxing authority within 30 days of Prestige International's receipt of such Tax Payments or such payments shall be refunded to Prestige International; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments;

          (10) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 90 days after completion of the offer to repurchase notes pursuant to the provisions described under "Repurchase at the Option of Holders Upon a Change of Control" (including the purchase of all notes tendered), any repurchase or redemption of Debt of Prestige International or any of its Restricted Subsidiaries subordinated to the notes that is required to be repurchased or redeemed pursuant to the terms of the Debt as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount of the Debt (plus accrued and unpaid interest and liquidated damages, if any); provided that such redemptions or repurchases shall be included in the calculation of the amount of Restricted Payments;

          (11) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, within 90 days after completion of any offer to repurchase notes pursuant to the covenant described under "Certain Covenants—Limitation on Asset Sales" (including the purchase of all notes tendered), any repurchase or redemption of Debt of Prestige International or any of its Restricted Subsidiaries subordinated to the notes that is required to be repurchased or redeemed pursuant to the terms of the Debt as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount of the Debt (plus accrued and unpaid interest and liquidated damages, if any); provided that such redemptions or repurchases shall be included in the calculation of the amount of Restricted Payments;

          (12) the redemption, repurchase or other acquisition for value of Capital Stock of Prestige International or any direct or indirect parent entity of Prestige International representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Prestige Brands or any direct or indirect parent entity of Prestige Brands; provided that such redemptions, repurchases or other acquisitions shall be included in the calculation of the amount of Restricted Payments;

          (13) Investments that are made with Excluded Contributions; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments; and

          (14) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an amount not to exceed $15.0 million; provided that such amounts shall be excluded in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    Prestige International and Prestige Brands shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens or Liens securing Senior Debt) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest in its Property or any income or profits from its Property, unless:

          (1) if such Lien secures Senior Subordinated Debt, the notes or the applicable Guarantee are secured on an equal and ratable basis with such Debt; and

          (2) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the notes or the applicable Guarantee in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the notes and the Guarantees.

        Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries.    Prestige International and Prestige Brands shall not, directly or indirectly:

          (1) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than to secure Senior Debt permitted to be Incurred under the indenture), or

          (2) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (1) or (2):

            (a) directors' qualifying shares,

            (b) to Prestige International or a Restricted Subsidiary, or

            (c) a disposition of shares of Capital Stock of such Restricted Subsidiary (other than Prestige Brands or Holdings) such that following such disposition, such Restricted Subsidiary ceases to be a Subsidiary of Prestige International or Prestige Brands; provided, however, that, in the case of this clause (c),

              (A) such disposition is effected in compliance with the covenant described under "—Limitation on Asset Sales;"

              (B) such disposition is effected in compliance with the covenant described under "—Limitation on Restricted Payments," if applicable; and

              (C) upon consummation of such disposition and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such Restricted Subsidiary shall be released from any Guarantee previously made by such Restricted Subsidiary.

        Limitation on Asset Sales.    Prestige International and Prestige Brands shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

          (1) Prestige International, Prestige Brands or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (2) at least 75% of the consideration paid to Prestige International, Prestige Brands or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of Prestige International, Prestige Brands or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the notes or the applicable Guarantee) as a result of which Prestige International, Prestige Brands and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

          (3) Prestige Brands delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the preceding clauses (1) and (2).

        For purposes of this provision, each of the following shall be deemed to be cash:

          (1) any securities, notes or other obligations received by Prestige International or the Restricted Subsidiary from a transferee that are converted by Prestige International or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale; and

          (2) any Designated Noncash Consideration received by Prestige International or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Noncash Consideration received pursuant to this clause (2) then outstanding, not to exceed $20.0 million.

        The Net Available Cash (or any portion of the Net Cash Available) from Asset Sales may be applied by Prestige International, Prestige Brands or a Restricted Subsidiary, to the extent Prestige International, Prestige Brands or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (1) to Repay Senior Debt of Prestige Brands or any Restricted Subsidiary (excluding, in any such case, any Debt owed to Prestige International, Prestige Brands or an Affiliate of Prestige International or Prestige Brands); or

          (2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Prestige International, Prestige Brands or Restricted Subsidiary).

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of Prestige Brands for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided, further, however, that the amount of any Net Available Cash that continues to be segregated for investment in identified Additional Assets and that is not actually so invested within twelve months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), Prestige Brands will be required to make an offer to repurchase (the "Prepayment Offer") the notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest $1,000), on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount of repurchased notes, plus accrued and unpaid interest, including Special Interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for repurchase in accordance with the indenture, Prestige International, Prestige Brands or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the indenture, and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" shall mean the product of:

          (1) the Excess Proceeds and

          (2) a fraction,

            (a) the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

            (b) the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of Prestige Brands outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring Prestige Brands to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

        Within five business days after Prestige Brands is obligated to make a Prepayment Offer as described in the preceding paragraph, Prestige Brands shall send a written notice, by first-class mail, to the holders of notes, accompanied by such information regarding Prestige International, Prestige Brands and their respective Subsidiaries as Prestige Brands in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        Prestige Brands will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Prestige Brands will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Prestige International and Prestige Brands shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of their respective Restricted Subsidiaries to:

          (1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to any Restricted Subsidiary or, in the case of a Restricted Subsidiary that is not owned, directly or indirectly by Prestige Brands or any Guarantor, to Prestige International or any Restricted Subsidiary,

          (2) make any loans or advances to Prestige International or any Restricted Subsidiary, or

          (3) transfer any of its Property to Prestige International or any Restricted Subsidiary.

The preceding limitations will not apply:

          (a) with respect to clauses (1), (2) and (3), to restrictions:

            (A) in effect on the Issue Date (including, without limitation, restrictions pursuant to the notes, the indenture and the Senior Credit Facility);

            (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Prestige International or Prestige Brands;

            (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a)(A) or (B) above or in clause (a)(G), (b)(A) or (B) below; provided such restrictions are not more restrictive, taken as a whole, than those contained in the agreement evidencing the Debt so Refinanced;

            (D) contained in any agreement for the sale or other disposition of a Restricted Subsidiary in accordance with the terms of the indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

            (E) relating to Debt or other contractual requirements or restrictions of a Securitization Subsidiary in connection with a Permitted Receivables Financing; provided that such restrictions only apply to such Securitization Subsidiary;

            (F) contained in any agreement governing Debt incurred by a Foreign Restricted Subsidiary permitted under the covenant described above under "—Limitation on Debt;" provided that such restrictions only apply to such Foreign Restricted Subsidiary; provided, further that such Debt is not guaranteed by Prestige International or any of its Domestic Restricted Subsidiaries;

            (G) contained in any other agreement, instrument or document relating to Senior Debt in effect after the date of the indenture; provided that the terms and conditions of such restrictions are not materially more restrictive taken as a whole than those restrictions imposed in connection with the Senior Credit Facility as in effect on the date of the indenture (which may result in restrictions upon a Restricted Subsidiary so long as such restrictions are not materially more restrictive taken as a whole than the comparable restriction that is applicable to Prestige International or Prestige Brands); and

          (b) with respect to clause (3) only, to restrictions:

            (A) relating to Debt that is permitted to be Incurred and secured without also securing the notes or the applicable Guarantee pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

            (B) encumbering Property at the time such Property was acquired by Prestige International, Prestige Brands or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition;

            (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder;

            (D) customary restrictions contained in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements limiting the transfer of such Property pending the closing of such sale;

            (E) customary restrictions contained in joint venture and similar agreements entered into in the ordinary course of business and otherwise permitted by the indenture;

            (F) customary non-assignment provisions in leases entered into in the ordinary course of business; and

            (G) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

        Limitation on Transactions with Affiliates.    Prestige International and Prestige Brands shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Prestige International or Prestige Brands (an "Affiliate Transaction"), unless:

          (1) the terms of such Affiliate Transaction are:

            (a) set forth in writing, and

            (b) no less favorable to Prestige International, Prestige Brands or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of Prestige International, Prestige Brands or such Restricted Subsidiary,

          (2) if such Affiliate Transaction involves aggregate payments or value in excess of $2.0 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (1)(b) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

          (3) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, Prestige Brands obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Prestige International, Prestige Brands and their respective Restricted Subsidiaries.

        Notwithstanding the preceding limitation, Prestige International, Prestige Brands or any Restricted Subsidiary may enter into or suffer to exist the following:

          (1) any transaction or series of transactions between Prestige International and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business;

          (2) any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

          (3) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Prestige International, Prestige Brands or any of their respective Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms of the compensation and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

          (4) loans and advances to non-executive employees made in the ordinary course of business and consistent with the past practices of Prestige International, Prestige Brands or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

          (5) agreements in effect on the Issue Date and described in the offering memorandum relating to the initial sale of the notes on April 6, 2004 and any modifications, extensions or renewals to such agreements that are no less favorable to Prestige International, Prestige Brands or any Restricted Subsidiary than such agreements as in effect on the Issue Date;

          (6) customary indemnification agreements with officers and directors of Prestige International and its Restricted Subsidiaries or of any direct or indirect parent entity of Prestige International;

          (7) transactions effected at the closing of the offering of the notes in connection with the Transactions, including the payment of all fees and expenses described in the offering memorandum relating to the initial sale of the notes on April 6, 2004 under the heading "Certain Relationships and Related Transactions;"

          (8) transactions with a Person (other than an Unrestricted Subsidiary of Prestige International) that is an Affiliate of Prestige International solely because Prestige International owns, directly or through a Restricted Subsidiary, Capital Stock in or controls such Person;

          (9) any payments or other transactions pursuant to any tax sharing agreement between Prestige International and any other Person with which Prestige International files a consolidated tax return or with which Prestige International is part of a consolidated group for tax purposes;

          (10) transactions pursuant to the Management Agreement, as in effect on the date of the indenture, as such agreement may be amended, modified, or replaced from time to time so long as the amended, modified or new agreement, taken as a whole, is no less favorable to Prestige International and its Restricted Subsidiaries than the Management Agreement as in effect on the date of the indenture;

          (11) the issuance of Capital Stock (other than Disqualified Capital Stock) of Prestige International to any direct or indirect parent entity of Prestige International; and

          (12) transactions between a Securitization Subsidiary and Prestige International or one or more Restricted Subsidiaries in connection with a Permitted Receivables Financing.

        Limitation on Layered Debt.    Prestige International and Prestige Brands shall not, and shall not permit any Guarantor to, Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. In addition, no Guarantor shall Guarantee, directly or indirectly, any Debt of Prestige Brands that is subordinate or junior in right of payment to any Senior Debt unless such Guarantee is expressly subordinate in right of payment to, or ranks pari passu with, the Guarantee of such Guarantor. No Debt of Prestige International, Prestige Brands or any Guarantor will be deemed to be subordinated in right of payment to any other Debt of Prestige International, Prestige Brands or any Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of such Debt have entered into intercreditor agreements or arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors of Prestige Brands may designate any of its respective Subsidiaries to be an Unrestricted Subsidiary if Prestige International or a Restricted Subsidiary, as the case may be, is permitted to make such Investment in such Subsidiary and such Subsidiary:

          (1) does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Prestige International or any Restricted Subsidiary;

          (2) has no Debt other than Non-Recourse Debt; provided, however, that Prestige International or a Restricted Subsidiary may loan, advance, extend credit to, or guarantee the Debt of an Unrestricted Subsidiary at any time at or after such Subsidiary is designated as an Unrestricted Subsidiary in accordance with the covenant described under "—Limitation on Restricted Payments;"

          (3) except as would be permitted by the covenant described above under "—Limitations on Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with Prestige International or any Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable, taken as a whole, to

  Prestige Brands or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Prestige International or Prestige Brands;

          (4) is a Person with respect to which neither Prestige International nor any Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (5) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Prestige International or its Restricted Subsidiaries.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Prestige International will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and neither Prestige International nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder of the Debt may (with the passage of time or notice or both) declare a default on the Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Guarantee previously made by such Restricted Subsidiary.

        The Board of Directors of Prestige Brands may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

          (x) Prestige Brands could Incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under "—Limitation on Debt," and

          (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that:

          (a) certifies that such designation or redesignation complies with the preceding provisions, and

          (b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of Prestige International in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Prestige International's fiscal year, within 90 days after the end of such fiscal year).

        Future Guarantors.    Prestige International's and Prestige Brands shall cause each Person that becomes a Domestic Restricted Subsidiary (other than a Securitization Subsidiary) following the Issue Date to execute and deliver to the Trustee a Guarantee at the time such Person becomes a Domestic Restricted Subsidiary. In addition, Prestige International's and Prestige Brands will cause each of its respective existing non-Guarantor Subsidiaries and each of its respective Foreign Restricted Subsidiaries created or acquired after the Issue Date which has guaranteed or which guarantees any Debt of

Prestige International's or any of its Domestic Restricted Subsidiaries, to execute and deliver to the Trustee a Guarantee pursuant to which such non-Guarantor Subsidiary or Foreign Restricted Subsidiary will guarantee payment of Prestige Brands' obligations under the notes on the same terms and conditions as set forth in the guarantee of such other Debt of Prestige International or any Domestic Restricted Subsidiary given by such non-Guarantor Subsidiary or Foreign Restricted Subsidiary; provided that if such Debt is by its express terms subordinated in right of payment to the notes, any such guarantee of such non-Guarantor Subsidiary or Foreign Restricted Subsidiary with respect to such Debt will be subordinated in right of payment to such non-Guarantor Subsidiary's or Foreign Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Debt is subordinated to the notes; provided, further, however, that any such Guarantee shall also provide by its terms that it will be automatically and unconditionally released upon the release or discharge of such guarantee of payment of such other Debt (except a discharge by or as a result of payment under such guarantee).

Merger, Consolidation and Sale of Property

        Prestige Brands shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into Prestige Brands) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (1) Prestige Brands shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than Prestige Brands) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia; provided, however, that if such Person is a limited liability company or partnership, a corporate Wholly Owned Restricted Subsidiary of such Person becomes a co-issuer of the notes in connection therewith;

          (2) the Surviving Person (if other than Prestige Brands) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Prestige Brands;

          (3) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of Prestige Brands, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (4) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (4) and clause (5) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (5) immediately after giving effect to such transaction or series of transactions on a pro forma basis, Prestige Brands or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt;" and

          (6) Prestige Brands shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in this indenture relating to such transaction or series of transactions have been satisfied.

        Prestige International shall not, and Prestige International and Prestige Brands shall not permit any Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into Prestige Brands or such Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (1) the Surviving Person (if not such Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, company (including a limited liability company) or partnership organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia;

          (2) the Surviving Person (if other than such Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Guarantor under its Guarantee;

          (3) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (4) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (4) and clause (5) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, Prestige Brands or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, Prestige Brands or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (5) immediately after giving effect to such transaction or series of transactions on a pro forma basis, Prestige Brands would be able to Incur at least $1.00 of additional Debt under the first paragraph of the covenant described under "—Certain Covenants—Limitation on Debt;" and

          (6) Prestige Brands shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction or series of transactions have been satisfied.

The preceding provisions (other than clause (4)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Prestige International and Prestige Brands have complied with the covenant described under "—Certain Covenants—Limitation on Asset Sales."

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Prestige Brands under the indenture (or of the Guarantor under the Guarantee, as the case may be), but the predecessor entity in the case of:

          (1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Prestige International or Prestige Brands as an entirety or virtually as an entirety), or

          (2) a lease,

shall not be released from any of the obligations or covenants under the indenture, including with respect to the payment of the notes and the obligations under the Guarantees.

Payments for Consents

        Prestige International and Prestige Brands will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

        Notwithstanding that Prestige International may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Prestige International shall file with the Commission and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. entity subject to such Sections, such information, documents and reports to be so filed with the Commission and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that Prestige International shall not be so obligated to file such information, documents and reports with the Commission prior to the completion of the Registered Exchange Offer and, in any event, if the Commission does not permit such filings.

Events of Default

        Each of the following is an Event of Default:

          (1) failure to make the payment of any interest or Special Interest, if any, on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2) failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3) failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property;"

          (4) failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the preceding clause (1), (2) or (3)), and such failure continues for 30 days after written notice is given to Prestige Brands as provided below;

          (5) a default under any Debt by Prestige International or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at final maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6) any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) (net of any amounts that a reputable and creditworthy insurance company shall have acknowledged liability for in writing) that shall be rendered against Prestige International or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7) certain events involving bankruptcy, insolvency or reorganization of Prestige International, Prestige Brands or any of their respective Significant Restricted Subsidiaries (the "bankruptcy provisions"); and

          (8) any Guarantee of Prestige International or a Significant Restricted Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor denies or disaffirms its obligations under its Guarantee (the "guarantee provisions").

        A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify Prestige Brands of the Default and Prestige Brands does not cause such Default to be cured within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default shall be remedied or cured by Prestige International or a Restricted Subsidiary or waived by the holders of the relevant Debt within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except non-payment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes have been cured or waived.

        Prestige Brands shall deliver to the Trustee written notice in the form of an Officers' Certificate, within 30 days after the occurrence, of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action Prestige Brands is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization described in clause (7) above) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization described in clause (7) above shall occur, such amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of at least a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

        No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

            (1) such holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from Prestige Brands;

            (2) the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

            (3) the Trustee shall not have received from the registered holders of at least a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest, including Special Interest, if any, on, such Note on or after the respective due dates expressed in such Note.

Cross Defaults

        As described above under "—Events of Default," if Prestige International or any Restricted Subsidiary defaults under any Debt that results in acceleration of the maturity of such Debt, or fails to pay any such Debt at final maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent, the Trustee may declare all amounts owed under the indenture immediately due and payable. If such a cross-acceleration event were to occur with respect to a default on the Senior Debt, the aggregate amount immediately due and payable as of October 31, 2004 would have been approximately $483.2 million. We presently do not have sufficient liquidity to repay these borrowings if they were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance the indebtedness, if required. As of October 31, 2004, the value of our current assets was $70.8 million. Although the book value of our total assets was $1.0 billion at October 31, 2004, approximately $925.9 million was in the form of intangible assets, a significant portion of which are illiquid and may not be available to satisfy our creditors in the event our debt is accelerated.

Amendments and Waivers

        Subject to certain exceptions, Prestige Brands and the Trustee with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) may amend the indenture, the notes and the Guarantees, and the registered holders of at least a majority in aggregate principal amount of the notes outstanding may waive any past default or compliance with any provisions of the indenture, the notes and the Guarantees (except a default in the payment of principal, premium, interest, including Special Interest, if any, and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding Note). However, without the consent of each holder of an outstanding Note, no amendment may, among other things,

          (1) reduce the amount of notes whose holders must consent to an amendment or waiver,

          (2) reduce the rate of, or extend the time for payment of, interest, including Special Interest, if any, on, any Note,

          (3) reduce the principal of, or extend the Stated Maturity of, any Note,

          (4) make any Note payable in money other than that stated in the Note,

          (5) impair the right of any holder of the notes to receive payment of principal of, premium, if any, and interest, including Special Interest, if any, on, such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or any Guarantee,

          (6) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under "—Optional Redemption";

          (7) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer,

          (8) at any time after Prestige Brands is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto,

          (9) make any change to the subordination provisions of the indenture that would adversely affect the holders of the notes, or

          (10) make any change in any Guarantee that would adversely affect the holders of the notes.

        The indenture, the notes and the Guarantees may be amended by Prestige Brands and the Trustee without the consent of any holder of the notes to:

          (1) cure any ambiguity, omission, defect or inconsistency in any manner that is not adverse in any material respect to any holder of the notes,

          (2) provide for the assumption by a Surviving Person of the obligations of Prestige International or Prestige Brands under the indenture,

          (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

          (4) add additional Guarantees with respect to the notes or release Guarantors from Guarantees as provided or permitted by the terms of the indenture,

          (5) secure the notes, add to the covenants of Prestige International and Prestige Brands for the benefit of the holders of the notes or surrender any right or power conferred upon Prestige International or Prestige Brands,

          (6) make any change that does not adversely affect the rights of any holder of the notes,

          (7) make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions,

          (8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust indenture Act,

          (9) add a co-issuer of the notes as contemplated under "—Certain Covenants—Merger, Consolidation and Sale of Property;" or

          (10) provide for the issuance of Additional Notes in accordance with the indenture.

        No amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, Prestige Brands is required to mail to each registered holder of the notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect in such notice, will not impair or affect the validity of the amendment.

Defeasance

        Prestige Brands at any time may terminate all its obligations under the notes and the indenture and all of the obligations of the Guarantors ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, Prestige Brands at any time may terminate:

          (1) the obligations of Prestige Brands and its Restricted Subsidaries under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Certain Covenants,"

          (2) the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Restricted Subsidiaries and the guarantee provisions described under "—Events of Default" above, and

          (3) the limitations contained in clause (5) under the first and second paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        Prestige Brands may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If Prestige Brands exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Prestige Brands exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Certain Covenants"), (5), (6), (7) (with respect only to Significant Restricted Subsidiaries) or (8) under "—Events of Default" above or because of the failure of Prestige Brands or Prestige International to comply with clause (5) under the first and second paragraph of, "—Merger, Consolidation and Sale of Property" above. If Prestige Brands exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its Guarantee.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (1) Prestige Brands irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest, including Special Interest, if any, on the notes to maturity or redemption, as the case may be;

          (2) Prestige Brands delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the notes to be defeased to maturity or redemption, as the case may be;

          (3) Prestige Brands must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Prestige Brands with the intent of preferring the holders of the notes over the other creditors of Prestige Brands with the intent of defeating, hindering, delaying or defrauding creditors of Prestige Brands or others;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such deposit does not constitute a default under any other material agreement or instrument binding on Prestige Brands (other than the indenture);

          (6) Prestige Brands delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (7) in the case of the legal defeasance option, Prestige Brands delivers to the Trustee an Opinion of Counsel stating that:

            (a) Prestige Brands has received from the Internal Revenue Service a ruling, or

            (b) since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (8) in the case of the covenant defeasance option, Prestige Brands delivers to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (9) Prestige Brands delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Governing Law

        The indenture and the notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        U.S. Bank National Association is the Trustee under the indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used in the indenture for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Acquired Debt" means Debt of a Person outstanding on the date on which such Person becomes a Restricted Subsidiary (including by way or merger, consolidation or amalgamation) or assumed in connection with the acquisition of assets from such Person.

        "Additional Assets" means:

          (1) any Property (other than cash, Cash Equivalent and securities) to be owned by Prestige International, Prestige Brands or any of their respective Restricted Subsidiaries and used in a Permitted Business; or

          (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Prestige International or a Restricted Subsidiary from any Person other than Prestige International, Prestige Brands or a Subsidiary of Prestige International; provided, however, that such Restricted Subsidiary is primarily engaged in a Permitted Business.

        "Affiliate" of any specified Person means:

          (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

          (2) any other Person who is a director or officer of:

            (a) such specified Person,

            (b) any Subsidiary of such specified Person, or

            (c) any Person described in clause (1) above.

For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the preceding. For purposes of the covenants described under—Certain Covenants—Limitation on Transactions with Affiliates and "—Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Prestige International or of rights or warrants to purchase such Voting Stock and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Prestige International, Prestige Brands or any of their respective Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

          (2) any other Property of Prestige International or any Restricted Subsidiary outside of the ordinary course of business of Prestige International or such Restricted Subsidiary,

      other than, in the case of clause (1) or (2) above,

            (a) any disposition by a Restricted Subsidiary to Prestige International or by Prestige International or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

            (b) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

            (c) any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property"),

            (d) any disposition in a single transaction or a series of related transactions of Property for aggregate consideration of less than $1.0 million;

            (e) the disposition of cash or Cash Equivalents;

            (f) the disposition of accounts receivable and related assets (including contract rights) to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

            (g) any foreclosure upon any assets of Prestige International, Prestige Brands or any of their respective Restricted Subsidiaries in connection with the exercise of remedies by a secured lender pursuant to the terms of Debt otherwise permitted to be incurred under the indenture; and

            (h) the sale of the Capital Stock, Debt or other securities of an Unrestricted Subsidiary.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (1) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligations," and

          (2) in all other instances, the greater of:

            (a) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction, and

            (b) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (1) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (2) the sum of all such payments.

        "Board of Directors" means the board of directors of Prestige Brands.

        "Capital Contributions" means either (1) the aggregate cash proceeds received by Prestige International from the issuance or sale (other than to a Subsidiary of Prestige International or an employee stock ownership plan or trust established by Prestige International or any such Subsidiary for the benefit of their employees) by Prestige International of its Capital Stock (other than Disqualified Stock and Preferred Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale or from any capital contribution received by Prestige International from any holder of its Capital Stock or (2) the Fair Market Value of any assets or Property contributed to Prestige International by one of its direct or indirect parent entities or by GTCR or acquired through the issuance of Capital Stock (other than Disqualified Stock) of Prestige International; provided that such assets or Property are used or useful in a Permitted Business.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity of such Debt shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Cash Equivalents" means any of the following:

          (1) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition of the U.S. Government Obligation;

          (2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition of such time deposit account, certificate of deposit or money market deposit, as applicable, issued by a bank or trust company organized under the laws of the United States of America or any state of the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (3) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (1) entered into with:

            (a) a bank meeting the qualifications described in clause (2) above, or

            (b) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (4) Investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of Prestige Brands) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment in such commercial paper is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (5) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality of the United States of America) for the payment of which the full faith and credit of such state is pledged; provided that:

            (a) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

            (b) such obligations mature within 365 days of the date of acquisition of such obligation;

          (6) interests in investment companies or money market funds at least 95% of the assets of which on the date of acquisition constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

          (7) in the case of any Foreign Restricted Subsidiary:

            (a) direct obligations of the sovereign nation (or agency of the sovereign nation) in which such Foreign Restricted Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency of the sovereign nation);

            (b) investments of the type and maturity described in clauses (1) through (6) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies; and

            (c) investments of the type and maturity described in clauses (1) through (6) above of foreign obligors, which investments or obligors are not rated as provided in such clauses or in (b) above but which are, in the reasonable judgment of Prestige International as evidenced by a board resolution, comparable in investment quality to such investments and obligors; provided that the amount of such investments pursuant to this clause (7)(c) outstanding at any one time shall not exceed $15.0 million.

        "Change of Control" means the occurrence of any of the following events:

          (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the preceding), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Prestige International or Prestige Brands (for purposes of this clause (1), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); or

          (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Prestige International and its Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders), shall have occurred, or Prestige International, Holdings or Prestige Brands merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into Prestige International, Holdings or Prestige Brands, in any such event pursuant to a transaction in which the outstanding Voting Stock of such entity is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (a) the outstanding Voting Stock of such entity is reclassified into or exchanged for other Voting Stock of such entity or for Voting Stock of the Surviving Person, and

            (b) the holders of the Voting Stock of such entity immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of such entity or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

          (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Prestige International or Prestige Brands (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Prestige International was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office; or

          (4) the shareholders of Prestige International or Prestige Brands shall have approved any plan of liquidation or dissolution of Prestige International or Prestige Brands.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed for the purpose of fixing, hedging or swapping the price risk related to fluctuations in commodity prices.

        "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Prestige Brands.

        "Comparable Treasury Price" means, with respect to any redemption date:

          (1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," or

          (2) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of Prestige International and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

          (1) all intercompany items between Prestige International and any Restricted Subsidiary or between Restricted Subsidiaries, and

          (2) all current maturities of long-term Debt.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

          (1) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which consolidated financial statements are available prior to such determination date to

          (2) Consolidated Interest Expense for such four fiscal quarters;

    provided, however, that:

            (a) if

              (A) since the beginning of such period Prestige International or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

              (B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

    Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if Prestige International or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

      (b) if

              (A) since the beginning of such period Prestige International or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

              (B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

              (C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Prestige International or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period (giving effect to any Pro Forma Cost Savings in connection with any such acquisition).

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, Prestige International shall be deemed, for purposes of clause (a) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent Prestige International and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of Prestige International and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by Prestige International or its Restricted Subsidiaries,

          (1) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

          (2) amortization of debt discount and debt issuance cost, including commitment fees (other than amortization or write-off of debt issuance costs incurred in connection with or as a result of the Transactions),

          (3) capitalized interest,

          (4) non-cash interest expense,

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing,

          (6) net payments and receipts (if any) associated with Hedging Obligations (including amortization of fees),

          (7) Disqualified Stock Dividends,

          (8) Preferred Stock Dividends,

          (9) interest Incurred in connection with Investments in discontinued operations,

          (10) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by Prestige International or any Restricted Subsidiary, and

          (11) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Prestige International) in connection with Debt Incurred by such plan or trust.

        "Consolidated Net Income" means, for any period, the net income (loss) of Prestige International and its consolidated Restricted Subsidiaries (and before any reduction in respect of Preferred Stock Dividends that are Restricted Payments); provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person (other than Prestige International) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (3) below, equity of Prestige International and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Prestige International or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below),

          (2) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Prestige Brands in the case of a Restricted Subsidiary of Prestige Brands or to Prestige International in the case of a Restricted Subsidiary of Prestige International that is not a Restricted Subsidiary of Prestige Brands, except that:

            (a) subject to the exclusion contained in clause (3) below, the equity of Prestige International and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to Prestige International or one of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

            (b) the equity of Prestige International and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

          (3) any gain or loss realized upon the sale or other disposition of any Property of Prestige International or any of its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

          (4) any net after-tax extraordinary gain or loss (including all fees and expenses relating thereto),

          (5) the cumulative effect of a change in accounting principles;

          (6) any non-cash compensation charges or other non-cash expenses or charges arising from the grant, issuance, vesting or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change in any such stock, stock options or other equity-based awards;

          (7) any restructuring charges or other non-recurring costs and expenses incurred (x) in connection with the Transactions or (y) incurred prior to the Issue Date;

          (8) any non-cash goodwill or other asset impairment charges incurred subsequent to the date of the indenture resulting from the application of Statement of Financial Accounting Standards No. 142;

          (9) any net after-tax income or loss from discontinued operations and net after-tax gains or losses on disposal of discontinued operations; and

          (10) any unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP.

Notwithstanding the preceding, for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of Property from Unrestricted Subsidiaries to Prestige International or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph of such covenant.

        Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Prestige Brands and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of Prestige International and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

          (1) the excess of cost over fair market value of assets or businesses acquired;

          (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Prestige International immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

          (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (4) minority interests in consolidated Subsidiaries held by Persons other than Prestige International or any Restricted Subsidiary;

          (5) treasury stock;

          (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (7) Investments in and assets of Unrestricted Subsidiaries.

        "Credit Facilities" means, with respect to Prestige International or any Restricted Subsidiary, one or more debt or commercial paper facilities or indentures with banks or other institutional lenders or investors (including without limitation the Senior Credit Facility) providing for revolving credit loans, term loans, notes, debentures or other debt securities, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any Refinancings thereof.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed for the purpose of fixing, hedging or swapping currency exchange rate risk.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (if any) in respect of:

            (a) debt of such Person for money borrowed, and

            (b) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person representing the deferred and unpaid purchase price of Property, except to the extent such balance constitutes a trade accounts payable or similar obligation to a trade creditor arising in the ordinary course of business;

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, the net amount paid under any Hedging Obligations of such Person with respect to any Interest Rate Agreement.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1) zero if such Hedging Obligation has been Incurred pursuant to clause (6), (7) or (8) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt," or

          (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means any non-cash consideration received by Prestige International or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as "Designated Noncash Consideration" pursuant to an Officer's Certificate executed by the Chief Financial Officer of Prestige International. Such Officer's Certificate shall state the Fair Market Value of such non-cash consideration and the basis of such valuation. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

        "Designated Senior Debt" means:

          (1) any Senior Debt that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (or accreted value in the case of Debt issued at a discount) (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by Prestige Brands to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of Prestige Brands for purposes of the indenture, and

          (2) any Senior Debt outstanding under the Senior Credit Facility.

        "Disqualified Stock" means any Capital Stock of Prestige International or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder of such security) or otherwise:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (2) is or may become redeemable or repurchaseable at the option of the holder of such Capital Stock, in whole or in part, or

          (3) is convertible or exchangeable at the option of the holder of such Capital Stock for Debt or Disqualified Stock,

on or prior to, in the case of clause (1), (2) or (3), the date that is 91 days after the Stated Maturity of the notes; provided, however, that only the portion of the Capital Stock which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder of such Capital Stock prior to such date, shall be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require Prestige International or a Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that Prestige International and the Restricted Subsidiaries may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by Prestige Brands with the provisions of the indenture described under the captions "Repurchase at the Option of Holders Upon a Change of Control" and "Certain Covenants—Limitation on Asset Sales" and such repurchase or redemption complies with the covenant described under "Certain Covenants—Limitation on Restricted Payments."

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of Prestige International held by Persons other than a Wholly Owned Restricted Subsidiary or dividends paid or payable through the issuance of additional shares of Capital Stock (other than Disqualified Stock). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the effective federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Prestige International.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

        "EBITDA" means, for any period, an amount equal to, for Prestige International and its consolidated Restricted Subsidiaries:

          (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1) the provision for taxes based on income or profits or utilized in computing net loss,

            (2) Consolidated Interest Expense,

            (3) depreciation,

            (4) amortization of intangibles, and

            (5) any other non-cash items (including, without limitation, charges arising from fair value accounting required by Statement of Financial Accounting Standards No. 133) (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period),

            (6) the amount of management, consulting or advisory fees and related expenses paid to GTCR or one of its Affiliates (or any accruals relating to such fees and expenses) during such period; provided that such amount shall not exceed $4.0 million in any twelve-month period;

            (7) any restructuring charges (without duplication) as disclosed on the financial statements or the notes related thereto in accordance with GAAP;

            (8) one-time costs and expenses identified as "Non-Recurring and Other Items" in footnote (2) to the Summary Unaudited Pro Forma Financial Data as set forth in this prospectus; minus

          (b) all non-cash items increasing Consolidated Net Income for such period (other than (i) any such non-cash item to the extent that it will result in the receipt of cash payments in any future period and (ii) reversals of prior accruals or reserves for non-cash items previously excluded from the calculation of EBITDA pursuant to clause (5) of this definition).

Notwithstanding the preceding clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Prestige International by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Equity Offering" means any public or private sale of common stock or common units, as the case may be, of Prestige International.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Notes" means the notes issued in exchange for the notes issued in this offering or any Additional Notes pursuant to the registration rights agreement described under "Exchange Offer; Registration Rights or any similar registration rights agreement with respect to any Additional Notes.

        "Excluded Contributions" mean the net cash proceeds received by Prestige International after the date of the indenture from (1) contributions to its common equity capital and (2) the sale (other than to a Subsidiary or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Prestige International or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of Prestige International, in each case, designated within 30 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers' Certificate; provided that such net cash proceeds shall be excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described above under the heading "Certain Covenants—Limitation on Restricted Payments."

        "Fair Market Value" means, with respect to any Property, the price that could reasonably be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

          (1) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of Prestige Brands, or

          (2) if such Property has a Fair Market Value in excess of $5.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State of the United States of America or the District of Columbia.

        "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (2) the statements and pronouncements of the Financial Accounting Standards Board,

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession, and

          (4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "GTCR" means GTCR Golder Rauner, L.L.C. and any successor thereto.

        "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (2) entered into for the purpose of assuring in any other manner the obligee against loss in respect of such Debt (in whole or in part);

provided, however, that the term "guarantee" shall not include:

          (a) endorsements for collection or deposit in the ordinary course of business, or

          (b) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (1), (2) or (3) of the definition of "Permitted Investment."

The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person Guaranteeing any obligation.

        "Guarantee" means a Guarantee on the terms set forth in the Indenture by a Guarantor of Prestige Brands's obligations with respect to the notes.

        "Guarantor" means Prestige International, each Domestic Restricted Subsidiary (other than Prestige Brands) and any other Person that becomes a Guarantor pursuant to the covenant described under "—Certain Covenants—Future Guarantors" or who otherwise executes and delivers a supplemental indenture to the Trustee providing for a Guarantee.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "holder" means a Person in whose name a Note is registered in the Security Register.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the preceding); provided that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided, further that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Solely for purposes of determining compliance with the covenant described under "—Certain Covenants—Limitation on Debt," the amortization of debt discount shall not be deemed to be the Incurrence of Debt; provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Prestige International or Prestige Brands.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed for the purpose of fixing, hedging or swapping interest rate risk.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit (other than advances to employees for travel and other business expenses in the ordinary course of business) or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Certain Covenants—Designation of Restricted and Unrestricted

Subsidiaries" and the definition of "Restricted Payment," the term "Investment" shall include the portion (proportionate to Prestige International's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of Prestige International at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Prestige International shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (1) Prestige International's "Investment" in such Subsidiary at the time of such redesignation, less

          (2) the portion (proportionate to Prestige International's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

The term "Investment" shall also include the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than Prestige International or another Restricted Subsidiary if the result of the issuance, sale or other disposition is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Investment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by Prestige International and the other Restricted Subsidiaries. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the preceding or any Sale and Leaseback Transaction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Agreement" means the Amended and Restated Professional Services Agreement to be dated the date of the indenture by and between Prestige Brands, Inc. and GTCR Golder Rauner II, LLC.

        "Management Investors" means Peter C. Mann, Peter J. Anderson, Gerard F. Butler and Michael A. Fink.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business of Moody's Investors Service, Inc.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

          (2) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale (other than with respect to the Senior Credit Facility), in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by Prestige International or any Restricted Subsidiary after such Asset Sale, including without limitation pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under any indemnification liabilities associated with an Asset Sale.

        "Non-Recourse Debt," with respect to any Person, means Debt of such Person for which the sole legal recourse for collection of principal and interest on such Debt is against the specific property identified in the instruments evidencing or securing such Debt, and such property was acquired with the proceeds of such Debt, or such Debt was Incurred within 90 days after the acquisition of such property.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of Prestige Brands.

        "Officers' Certificate" means a certificate signed by two Officers of Prestige Brands, at least one of whom shall be the principal executive officer or principal financial officer of Prestige Brands, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Prestige Brands or the Trustee.

        "Permitted Business" means any business that is reasonably related, ancillary or complementary to the businesses of Prestige International and the Restricted Subsidiaries on the Issue Date or other business that is a reasonable extension or expansion of such businesses.

        "Permitted Holders" means (i) GTCR, (ii) the Management Investors and (iii) any Related Party of a Person referred to in clauses (i) and (ii) hereof.

        "Permitted Investment" means any Investment by Prestige International or a Restricted Subsidiary in:

          (1) Prestige International or any Restricted Subsidiary,

          (2) any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Permitted Business;

          (3) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Prestige International or a Restricted Subsidiary; provided that such Person's primary business is a Permitted Business;

          (4) Cash Equivalents;

          (5) receivables owing to Prestige International or a Restricted Subsidiary and prepaid expenses, in each case, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Prestige International or such Restricted Subsidiary deems reasonable under the circumstances;

          (6) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (7) loans and advances to employees made in the ordinary course of business; provided that such loans and advances do not exceed $2.0 million in the aggregate at any one time outstanding;

          (8) Investments received in settlement, compromise or resolution of (i) debts created in the ordinary course of business and owing to Prestige International or a Restricted Subsidiary or (ii) litigation, arbitration or other disputes with Persons;

          (9) any Investment made as a result of the receipt of non-cash consideration received in connection with (A) an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales," or (B) any disposition of Property not constituting an Asset Sale;

          (10) any Investment acquired solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Parent;

          (11) Investments existing on the date of the indenture;

          (12) any Hedging Obligation;

          (13) Investments in a Securitization Subsidiary that are necessary to effect a Permitted Receivables Financing;

          (14) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

          (15) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person; and

          (16) other Investments made for Fair Market Value that do not exceed $20.0 million in the aggregate outstanding at any one time.

        "Permitted Junior Securities" means:

          (1) Capital Stock in Prestige Brands or any Guarantor of the notes; or

          (2) debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt under the indenture and have a Stated Maturity after (and do not provide for scheduled principal payments prior to) the Stated Maturity of any Senior Debt and any debt securities issued in exchange for Senior Debt;

provided, however, that if such Capital Stock or debt securities are distributed in a bankruptcy or insolvency proceeding, such Capital Stock or debt securities are distributed pursuant to a plan of reorganization consented to by each class of Designated Senior Debt.

        "Permitted Liens" means:

          (1) Liens to secure Debt permitted to be Incurred under clause (3) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Debt;" provided that any such Lien may not extend to any Property of Prestige International or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

          (2) Liens for taxes, assessments or governmental charges or levies on the Property of Prestige International or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (3) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of Prestige International or any Restricted Subsidiary arising in the ordinary course of business;

          (4) Liens on the Property of Prestige International or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Prestige International and the Restricted Subsidiaries taken as a whole;

          (5) Liens on Property at the time Prestige International or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Prestige International or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Prestige International or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Prestige International or any Restricted Subsidiary;

          (6) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Prestige International or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (7) pledges or deposits by Prestige International or any Restricted Subsidiary under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Prestige International or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Prestige International or Prestige Brands, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (8) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (9) Liens existing on the Issue Date not otherwise described in clauses (1) through (8) above;

          (10) Liens on the Property of Prestige International or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (5), (6) or (9) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

            (a) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (5), (6) or (9) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

            (b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Prestige International or such Restricted Subsidiary in connection with such Refinancing; and

          (11) Liens in favor of Prestige International, Prestige Brands or any of their respective Restricted Subsidiaries;

          (12) Liens securing Hedging Obligations which Hedging Obligations relate to Debt that is otherwise permitted to be Incurred under the terms of the indenture;

          (13) Liens on assets transferred to a Securitization Subsidiary on assets of a Securitization Subsidiary Incurred in connection with a Permitted Receivables Financing;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (15) judgment Liens not giving rise to an Event of Default;

          (16) Liens securing the notes and any note guarantees; and

          (17) Liens not otherwise permitted by clauses (1) through (16) above securing Debt in an amount not to exceed $10.0 million.

        "Permitted Receivables Financing" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable and any assets related thereto, including without limitation, all collateral securing such accounts receivable and other assets (including contract rights) and all guarantees and other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are granted, including with respect to asset securitization transactions, of Prestige International or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors has concluded as evidenced by a board resolution are customary and market terms fair to Prestige International and its Restricted Subsidiaries.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (1) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (a) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

            (b) an amount necessary to pay any accrued interest on the Debt being Refinanced and any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

          (2) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

          (3) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

          (4) the new Debt shall be subordinated in right of payment to the notes or guarantees as applicable, if the Debt that is being Refinanced was subordinated in right of payment to the notes or guarantees, as applicable;

provided, however, that Permitted Refinancing Debt shall not include:

          (x) Debt of a Subsidiary of Prestige International that is not a Guarantor (other than Prestige Brands) that Refinances Debt of Prestige Brands or a Guarantor, or

          (y) Debt of Prestige International or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Permitted Tax Distributions" means the payment of any distributions to permit direct or indirect beneficial owners of shares of Capital Stock of Prestige International to pay federal, state or local income tax liabilities arising from income to Prestige International and attributable to them solely as a result of Prestige International's and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision of any government or any agency or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder of Capital Stock to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Prestige International or a Wholly Owned Restricted Subsidiary or dividends paid or payable through the issuance of additional shares of Capital Stock (other than Disqualified Stock). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the effective federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of Prestige Brands, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Prestige Brands, as the case may be.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (1) were directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the determination date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture; (2) were actually implemented with respect to the acquisition within six months after the date of the acquisition and prior to the determination date that are supportable and quantifiable by underlying accounting records or (3) relate to the acquisition and that the Board of Directors of Prestige International and Prestige Brands reasonably determines are probable and based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (1), (2) and (3), are described as provided below in an Officers' Certificate, as if all such reductions in costs had been effected as of the beginning of such period; provided that for any four quarter period beginning prior to the first anniversary of the consummation of the Transactions, Pro Forma Cost Savings in connection with the Transactions shall be the amounts set forth in footnote (2) to the Summary Unaudited Pro Forma Financial Data as set forth in this prospectus (less any cost savings that have actually been realized). Pro Forma Costs Savings described above shall be established by a certificate delivered to the Trustee from the Chief Financial Officer of Prestige Brands that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action and, in the case of clause (3) above, that states such savings have been determined to be probable.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt:

          (1) consisting of the deferred purchase price of Property (including Debt issued to any Person owning such Property), conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

          (2) Incurred to finance the acquisition (whether through the direct purchase of Property or the Capital Stock of any Person owning such Property), construction or lease by Prestige International or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by Prestige International or such Restricted Subsidiary.

        "Reference Treasury Dealer" means Citigroup Global Markets Inc., Bank of America Securities LLC or Merrill Lynch & Co. Incorporated and their respective successors; provided, however, that if any of the preceding shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), Prestige Brands shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Refinance" means, in respect of any Debt, to refinance, extend, modify, restate, substitute, amend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Party" means:

          (1) with respect to GTCR:

            (a) any investment fund controlled by or under common control with GTCR, and any officer, director or employee of GTCR or any entity controlled by or under common control with GTCR;

            (b) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (1)(a) above;

            (c) any trust, corporation or partnership or other entity of which 80% in interest is held by beneficiaries, stockholders, partners or owners who are one or more of the persons described in clauses (1)(a) or (b) above;

          (2) with respect to any Management Investor, (a) any spouse or lineal descendant (including by adoption and stepchildren) of such Management Investor and (b) any trust, corporation or partnership or other entity of which 80% in interest is held by such Management Investor.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

        "Restricted Payment" means:

          (1) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Prestige International or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Prestige International or any Restricted Subsidiary), except for any dividend or distribution that is made solely to Prestige International or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Prestige International or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Prestige International;

          (2) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Prestige International or any Restricted Subsidiary (other than from Prestige International, a Restricted Subsidiary or any non-Affiliate of Prestige Brands that owns Capital Stock of Prestige International or any Restricted Subsidiary) or any direct or indirect parent entity or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Prestige International that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

          (4) any Investment (other than Permitted Investments) in any Person.

        "Restricted Subsidiary" means Holdings, Prestige Brands and any other Subsidiary of Prestige International other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services or any successor to the rating agency business of Standard & Poor's Rating Services.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Prestige International or a Restricted Subsidiary transfers such Property to another Person and Prestige International or a Restricted Subsidiary leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securitization Subsidiary" means a Subsidiary of the Parent:

          (1) that is designated a "Securitization Subsidiary" by the Board of Directors;

          (2) that does not engage in, and whose charter documents prohibit it from engaging in, any activities other than Permitted Receivables Financings and any activities necessary, incidental or related thereto;

          (3) no portion of the Debt or any other obligation, contingent or otherwise, of which:

            (A) is guaranteed by Prestige International, Prestige Brands or any Restricted Subsidiary;

            (B) is recourse to or obligates Prestige International, Prestige Brands or any Restricted Subsidiary in any way, or

            (C) subjects any Property or asset of Prestige International, Prestige Brands or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction of Prestige International, Prestige Brands or any Restricted Subsidiary, other than Standard Securitization Undertakings;

          (4) with respect to which neither Prestige International, Prestige Brands nor any Restricted Subsidiary (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

        "Senior Credit Facility" means the Debt represented by:

        (1) the Credit Agreement, dated as of the date of the indenture, among Parent, Prestige Brands, certain of their respective Subsidiaries, the lenders party thereto, Citicorp North America, Inc., as Administrative Agent and Collateral Agent, Bank of America, N.A., as Syndication Agent, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Documentation Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements, or modifications relating to the addition or elimination of subsidiaries of Prestige Brands as borrowers, guarantors or other credit parties thereunder; and

        (2) any renewal, extension, refunding, restructuring, replacement or refinancing of the Debt (whether with the original Administrative Agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Senior Credit Facility or one or more other credit or other agreements).

        "Senior Debt" of Prestige Brands means:

          (1) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Prestige Brands whether or not post-filing interest is allowed in such proceeding) in respect of:

            (a) Debt of Prestige Brands for borrowed money (including under the Senior Credit Facility), and

            (b) Debt of Prestige Brands evidenced by notes, debentures, bonds or other similar instruments permitted under the indenture for the payment of which Prestige Brands is responsible or liable;

          (2) all Capital Lease Obligations of Prestige Brands and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by Prestige Brands;

          (3) all obligations of Prestige Brands (including under the Senior Credit Facility)

            (a) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

            (b) under Hedging Obligations, or

            (c) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of Prestige Brands and all obligations under any title retention agreement permitted under the indenture; and

          (4) all obligations of other Persons of the type referred to in clauses (1), (2) and (3) for the payment of which Prestige Brands is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

          (A) Debt of Prestige Brands that is by its terms subordinate or pari passu in right of payment to the notes, including any Senior Subordinated Debt or any Subordinated Obligations;

          (B) any Debt Incurred in violation of the provisions of the indenture;

          (C) accounts payable or any other obligations of Prestige Brands to trade creditors created or assumed by Prestige Brands in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

          (D) any liability for Federal, state, local or other taxes owed or owing by Prestige Brands;

          (E) any obligation of Prestige Brands to any Subsidiary; or

          (F) any obligations with respect to any Capital Stock of Prestige Brands.

        To the extent that any payment of Senior Debt (whether by or on behalf of Prestige Brands as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part of the Senior Debt originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. "Senior Debt" of any Guarantor has a correlative meaning.

        "Senior Subordinated Debt" of Prestige Brands means the notes and any other subordinated Debt of Prestige Brands that specifically provides that such Debt is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Debt or other obligation of Prestige Brands which is not Senior Debt. "Senior Subordinated Debt" of any Guarantor has a correlative meaning.

        "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Special Interest" means the additional interest, if any, to be paid on the notes as described under "Exchange Offer; Registration Rights."

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Prestige International or any of its Restricted Subsidiaries which are reasonably and customary in the securitization of receivables transactions.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder of the security upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of Prestige Brands or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (1) such Person,

          (2) such Person and one or more Subsidiaries of such Person, or

          (3) one or more Subsidiaries of such Person.

        "Surviving Person" means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under "—Merger, Consolidation and Sale of Property," a Person to whom all or substantially all of the Property of Prestige Brands or a Subsidiary Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

        "Transactions" means the Medtech acquisition and the Prestige acquisition.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Unrestricted Subsidiary" means (1) any Subsidiary of Prestige International that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and (2) any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality of the United States of America) for the payment of which the full faith and credit of the United States of America is pledged.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by Prestige International and its other Wholly Owned Subsidiaries.

Book-Entry System

        The notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the notes represented by such Global Security purchased by such Persons in the offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. Prestige Brands has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated notes only if:

          (a) DTC notifies Prestige Brands that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

          (b) Prestige Brands in its discretion at any time determines not to have all the notes represented by such Global Security, or

          (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by such Global Security.

Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the preceding, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated notes,

          (a) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000,

          (b) payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of Prestige Brands maintained for such purposes, and

          (c) no service charge will be made for any registration of transfer or exchange of the certificated notes, although Prestige Brands may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owners or holders of any notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. Prestige Brands understands that under existing industry practices, in the event that Prestige Brands requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised Prestige Brands that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the preceding procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Prestige Brands, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the "code," United States Treasury regulations issued under the code, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. We do not discuss the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws. The discussion deals only with notes held as "capital assets" (generally, property for investment) within the meaning of Section 1221 of the code.

        We use the term, "United States holder" to refer to a beneficial owner of the notes who or that is:

  •
  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the code;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a State thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

        If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, we urge you to consult your tax advisor regarding the tax consequences of the ownership, acquisition and/or disposition of the notes.

        We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. As a result, the IRS may take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes and that position may be sustained.

        The following discussion is not a substitute for careful tax planning and advice. We urge prospective investors to consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

United States Holders

Interest

        Payments of stated interest on the notes generally will be taxable to a United States holder as ordinary income at the time that such payments are received or accrued, in accordance with the United

States holder's method of accounting for United States federal income tax purposes. In some circumstances (see "Description of the Notes—Repurchase at the Option of Holders—Change of Control") we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States holder recognizes if there is only a remote chance as of the date the notes were issued that these payments will be made. We believe that the likelihood that we will be obligated to make any of these payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States holder unless the holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States holder. If we pay additional interest on the notes or a premium pursuant to the change of control provisions, United States holders will be required to recognize these amounts as income.

Sale or Other Taxable Disposition of the Notes

        A United States holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor, less a portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder's income, and the United States holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will be the United States holder's cost of the notes, less any principal payments received by the holder. Except to the extent attributable to accrued market discount, as discussed below, this gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

Market Discount and Acquisition Premium

        A United States holder who purchases a note at a "market discount" that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the code. A United States holder who purchases a note at a premium will be subject to the bond premium amortization rules of the code.

        In general, "market discount" would be calculated as the excess of a note's issue price, within the meaning of section 1273 of the code, over its purchase price. If a United States holder purchases a note at a "market discount," any gain on sale of that note attributable to the United States holder's unrecognized accrued market discount would generally be treated as ordinary income to the United States holder. In addition, a United States holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the United States holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a United States holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

        In the event that a note is treated as purchased at a premium, that premium will be amortizable by a United States holder as an offset to interest income (with a corresponding reduction in the United States holder's tax basis) on a consent yield basis if the United States holder elects to do so. This election will also apply to all other debt instruments held by the United States holder during the year in which the election is made and to all debt instruments acquired after that year.

Exchange Offer

        The exchange of the notes for the exchange notes will not constitute a taxable exchange. As a result:

  •
  a United States holder will not recognize taxable gain or loss as a result of exchanging its notes;

  •
  the holding period of the exchange notes will include the holding period of the exchanged notes; and

  •
  the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the exchanged notes immediately before the exchange.

        We will receive an opinion from Kirkland & Ellis LLP stating that the exchange is not a taxable exchange for federal income tax purposes.

Backup Withholding

        A United States holder may be subject to a backup withholding tax when the holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of the notes. Certain holders, including among others, corporations and certain tax-exempt organizations, are generally not subject to backup withholding. A United States holder will be subject to this backup withholding tax if it is not otherwise exempt and it:

  •
  fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States holder that it is subject to backup withholding.

        United States holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide information to the IRS.

Non-United States Holders

        A non-United States holder is a beneficial owner of the notes who or that is not a United States Holder.

Interest

        Interest paid to a non-United States holder will not be subject to United States federal withholding tax of 30% or, if applicable, a lower treaty rate, provided that:

  •
  the holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

  •
  the holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-United States holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States holder, has received from the non-United States Holder a statement, under penalties of perjury, that the holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States holder holds its notes directly through a "qualified intermediary" and specified conditions are satisfied.

        Even if the above conditions are not met, a non-United States holder may be entitled to an exemption from withholding tax if the interest is effectively connected to a United States trade or business, as described below, or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States holder's country of residence. To claim a reduction or exemption under a tax treaty, a non-United States holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

        The certification requirements described above may require a non-United States holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States TIN.

        Any additional interest payable on the notes as discussed under "United States Holders—Interest" should be treated as a payment of interest as discussed above.

Sale or Other Taxable Disposition of the Notes

        A non-United States holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States holder of a trade or business within the United States, as described below, and (ii) in the case of a Non-United States Holder who is an individual, such non-United States holder is not present in the United States for 183 days or more in the taxable year of disposition and other requirements are met.

United States Trade or Business

        If interest or gain from a disposition of the notes is effectively connected with a non-United States holder's conduct of a United States trade or business, and if an income tax treaty applies and the non-United States holder maintains a United States "permanent establishment" (or a fixed base, in the case of an individual) to which the interest or gain is generally attributable, the non-United States holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

        Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting, but generally not backup withholding, may apply to those payments if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-United States holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

        We urge non-United States holders to consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent, or other payor, knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, an active public or other market may not develop for the exchange notes or the trading market for the exchange notes may not be liquid. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

        The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited liability company that is an investor in GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P., each of which owns membership interests of Prestige Holdings. Certain partners of Kirkland & Ellis LLP are members in a partnership that is an investor in GTCR Co-Invest II, L.P., which also owns membership interests of Prestige Holdings. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, GTCR Golder Rauner, LLC and its affiliates in connection with legal matters. Matters of Virginia law will be passed upon by Kelley Drye & Warren LLP.

EXPERTS

        The consolidated financial statements of Prestige Brands International, LLC as of March 31, 2004 and for the period from February 6, 2004 to March 31, 2004 (successor basis) and the combined financial statements of Medtech Holdings, Inc. and The Denorex Company as of March 31, 2003 and for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of The Spic and Span Company as of December 31, 2002 and 2003, for each of the two years in the period ended December 31, 2003, and for the period from January 24, 2001 through December 31, 2001, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Bonita Bay Holdings, Inc. at December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Vetco, Inc. at December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 appearing in this prospectus have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-117152) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

        Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitation rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act. Under the terms of the indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and the holders of the notes and file with the SEC, unless the SEC will not accept such a filing: (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act and the information set forth in the preceding sentence.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Prestige Brands International, LLC
Consolidated balance sheets (as of September 30, 2004 and March 31, 2004) (unaudited)	F-4
Consolidated statement of operations (for the three and six months ended September 30, 2004 and 2003) (unaudited)	F-5
Consolidated Statement of members' equity (for the six months ended September 30, 2004) (unaudited)	F-6
Consolidated statement of cash flows (for the six months ended September 30, 2004 and 2003) (unaudited)	F-7
Notes to unaudited consolidated financial statements	F-8
Prestige Brands International, LLC
Reports of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-16
Balance sheets (as of March 31, 2004 (successor basis) and March 31, 2003 (predecessor basis))	F-18
Statement of operations (for the period from February 6, 2004 to March 31, 2004 and the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis))	F-19
Statement of members' and shareholders' equity and comprehensive income (for the period from February 6, 2004 to March 31, 2004 (successor basis) and the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis))	F-20
Statement of cash flows (for the period from February 6, 2004 to March 31, 2004 (successor basis) and the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis))	F-21
Notes to consolidated financial statements	F-22
Schedule II—Valuation and Qualifying Accounts	F-48
The Spic and Span Company
Report of independent auditors (PricewaterhouseCoopers LLP)	F-50
Balance sheet (as of December 31, 2003 and 2002)	F-51
Statements of operations (for the years ended December 31, 2003 and 2002 and the period from January 24, 2001 through December 31, 2001)	F-52
Statement of shareholders' equity (for the years ended December 31, 2003 and 2002 and the period from January 24, 2001 through December 31, 2001)	F-53
Statements of cash flows (for the years ended December 31, 2003 and 2002 and the period from January 24, 2001 through December 31, 2001)	F-54
Notes to financial statements	F-55
Bonita Bay Holdings, Inc.
Report of independent registered certified public accountants (Ernst & Young LLP)	F-69
Consolidated balance sheets (as of December 31, 2003 and 2002)	F-70
Consolidated statements of income (for the years ended December 31, 2003, 2002 and 2001)	F-71
Consolidated statements of stockholders' equity (for the years ended December 31, 2003, 2002 and 2001)	F-72
Consolidated statements of cash flows (for the years ended December 31, 2003, 2002 and 2001)	F-73
Notes to consolidated financial statements	F-74

Bonita Bay Holdings, Inc.
Consolidated balance sheet (as of March 31, 2004 (unaudited))	F-92
Consolidated statements of income (for the three months ended March 31, 2004 and 2003 (unaudited))	F-93
Consolidated statement of stockholders' equity (for the three months ended March 31, 2004 (unaudited))	F-94
Consolidated statements of cash flows (for the three months ended March 31, 2004 and 2003 (unaudited))	F-95
Notes to consolidated financial statements (unaudited)	F-96
Vetco, Inc.
Independent auditors' report	F-101
Balance sheets as of December 31, 2003 and 2002 and September 30, 2003 and 2004 (unaudited)	F-102
Statements of operations for the years ended December 31, 2003 and 2002, and the three- and nine-month periods ended September 30, 2004 and 2003 (unaudited)	F-103
Statements of changes in shareholder's equity for the years ended December 31, 2003 and 2002 and September 30, 2004 (unaudited)	F-104
Statements of cash flows for the years ended December 31, 2003 and 2002, and the three- and nine-month periods ended September 30, 2004 and 2003 (unaudited)	F-105
Notes to financial statements	F-106

Prestige Brands
International, LLC

Quarterly Report for the
Three and Six Months Ended September 30, 2004

Prestige Brands International, LLC

Consolidated Balance Sheet (unaudited)

(in thousands)

	September 30, 2004	March 31, 2004
	(successor basis)	(successor basis)
ASSETS
Current assets:
Cash	$28,809	$3,393
Accounts receivable, net	40,328	15,391
Other receivables	988	341
Inventories, net	17,862	9,748
Deferred income tax asset	6,059	1,647
Prepaid expenses and other current assets	1,183	234

Total current assets	95,229	30,754
Property and equipment, net	3,067	880
Goodwill	271,952	55,594
Other long-term assets, net	607,180	239,394

Total assets	$977,428	$326,622

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$18,970	$5,281
Accounts payable — related parties	1,000	—
Accrued expenses	24,583	7,264
Current portion of long-term debt	3,550	2,000

Total current liabilities	48,103	14,545
Long-term debt	659,675	146,694
Deferred income tax liability	80,026	38,874

Total liabilities	787,804	200,113

Commitments and contingencies (Note 7)
Members' equity:
Contributed capital	183,298	124,719
Retained earnings	6,326	1,790

Total members' equity	189,624	126,509

Total liabilities and members' equity	$977,428	$326,622

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Consolidated Statement of Operations (unaudited)

(in thousands)

	Three months ended September 30,		Six months ended September 30,
	2004	2003	2004	2003
	(successor basis)	(predecessor basis)	(successor basis)	(predecessor basis)
REVENUES:
Net sales	$81,320	$23,684	$149,002	$42,963
Other revenues	26	—	101	—
Other revenues — related parties	—	97	—	195

Total revenues	81,346	23,781	149,103	43,158
COST OF SALES:
Cost of sales	37,843	9,040	73,966	16,087

Gross profit	43,503	14,741	75,137	27,071

OPERATING EXPENSES:
Advertising and promotion	10,304	5,046	24,075	9,254
General and administrative	4,502	2,493	9,423	4,934
Depreciation	452	73	938	144
Amortization of intangible assets	1,802	1,245	3,605	2,486

Total operating expenses	17,060	8,857	38,041	16,818

Operating income	26,443	5,884	37,096	10,253

OTHER INCOME (EXPENSE):
Interest income	59	96	87	198
Interest expense	(10,893)	(2,313)	(21,970)	(4,586)
Loss on extinguishment of debt	—	—	(7,567)	—

Total other income (expense)	(10,834)	(2,217)	(29,450)	(4,388)

Income before income taxes	15,609	3,667	7,646	5,865
Provision for income taxes	(5,936)	(1,541)	(3,110)	(2,312)

Net income	$9,673	$2,126	$4,536	$3,553

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Consolidated Statement of Members' Equity (unaudited)

(in thousands)

	Contributed Capital	Retained Earnings	Total
Balance at March 31, 2004	$124,719	$1,790	$126,509
Cash contribution of capital related to Bonita Bay Acquisition, net of offering costs	58,487	—	58,487
Issuance of Prestige Holdings units in conjunction with Bonita Bay Acquisition	92	—	92
Net income	—	4,536	4,536

Balance at September 30, 2004	$183,298	$6,326	$189,624

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Consolidated Statement of Cash Flows (unaudited)

(in thousands)

	Six months ended
	September 30, 2004	September 30, 2003
	(successor basis)	(predecessor basis)
Cash flows from operating activities:
Net income	$4,536	$3,553
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss on extinguishment of debt	7,567	—
Depreciation	938	145
Amortization of intangible assets	3,605	2,486
Amortization of deferred financing costs	1,502	148
Amortization of debt discount	—	630
Amortization of deferred compensation	—	39
Increase in long-term debt due to accrued interest	—	223
Deferred income taxes	8,220	2,505
Changes in operating assets and liabilities, net of effects of purchase of business:
Accounts receivable	(11,625)	(522)
Accounts receivable — related parties	—	(959)
Other receivables	(647)	(548)
Inventories	8,157	(1,588)
Prepaid expenses and other current assets	442	(117)
Accounts payable	3,127	4,026
Accounts payable — related parties	1,000	(1,064)
Accrued expenses	(417)	(5,416)

Net cash provided by operating activities	26,405	3,541

Cash flows from investing activities:
Purchase of property and equipment	(143)	(63)
Purchase of intangibles	—	(402)
Purchase of business, net of cash acquired	(373,250)	—

Net cash used in investing activities	(373,393)	(465)

Cash flows from financing activities:
Proceeds from borrowings	668,512	5,563
Repayment of borrowings	(331,673)	(6,585)
Payment of deferred financing costs	(22,922)	—
Proceeds from capital contributions	58,487	—

Net cash provided by (used in) financing activities	372,404	(1,022)

Net increase in cash	25,416	2,054
Cash at beginning of period	3,393	3,530

Cash at end of period	$28,809	$5,584

Supplemental disclosure of non-cash investing and financing activities:
Fair value of assets acquired, net of cash acquired	$603,565	$—
Fair value of liabilities assumed	(230,223)	—
Purchase price funded with non-cash capital contribution	(92)	—

Cash paid to purchase business	$373,250	$—

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Notes to Unaudited Consolidated Financial Statements

(in thousands)

1.    BUSINESS AND BASIS OF PRESENTATION

Nature of Business

        On February 6, 2004, Prestige Brands International, LLC (the "Company"), a newly formed entity and wholly-owned subsidiary of Prestige International Holdings, LLC ("Prestige Holdings"), through two indirect wholly-owned subsidiaries, acquired all of the outstanding capital stock of Medtech Holdings, Inc. ("Medtech") and The Denorex Company ("Denorex") (collectively the "Predecessor Company") (the "Medtech Acquisition"). Prestige Holdings is controlled by affiliates of GTCR Golder Rauner, LLC. On March 5, 2004, the Company, through an indirect wholly-owned subsidiary, acquired all of the outstanding capital stock of The Spic and Span Company ("Spic and Span") (the "Spic and Span Acquisition"). On April 6, 2004, the Company, through a wholly-owned subsidiary, acquired all of the outstanding capital stock of Bonita Bay Holdings, Inc. ("Bonita Bay") (the "Bonita Bay Acquisition").

        The Company is engaged in the marketing, sales and distribution of over-the-counter, personal care and household cleaning brands to mass merchandisers, drug stores, supermarkets and club stores primarily in the United States.

Basis of Presentation of Unaudited Interim Financial Information

        The unaudited consolidated financial information herein has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the financial statements include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods. Operating results for the three and six months ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year. This financial information should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2004 of the Company, which are included in the amended Registration Statement on Form S-4 filed with the Securities and Exchange Commission on October 25, 2004.

        The Medtech Acquisition was accounted for as a purchase transaction. As a result, the combined Medtech and Denorex assets and liabilities were adjusted to fair value as of February 6, 2004, in accordance with SFAS No. 141, "Business Combinations". For financial reporting purposes, Medtech and Denorex, which were under common control and management, are considered the predecessor entities. Accordingly, the results of operations for the three and six months ended September 30, 2003 and cash flows for the six months ended September 30, 2003 represent the combined historical financial statements of Medtech and its subsidiaries and Denorex ("predecessor basis"). The balance sheets of the Company as of September 30 and March 31, 2004 and the results of operations for the three and six months ended September 30, 2004 and cash flows for the six months ended September 30, 2004 reflect those purchase accounting adjustments resulting from the Medtech Acquisition ("successor basis"). The Spic and Span and Bonita Bay Acquisitions were also accounted for as purchase transactions. The results of operations and cash flows for Spic and Span and Bonita Bay have been reflected in the Company's consolidated statements of operations and cash flows beginning on their respective acquisition dates. All significant intercompany transactions and balances have been eliminated.

Recently Issued Accounting Standards

        Based on the Company's review of new accounting standards released during the quarter ended September 30, 2004, the Company did not identify any standard requiring adoption that would have a significant impact on its consolidated financial statements.

2.    ACQUISITION OF BUSINESS

        On April 6, 2004, the Company acquired all of the outstanding capital stock of Bonita Bay for a purchase price of approximately $561,278.

        The Bonita Bay Acquisition, including fees and expenses related to the new financing of $22,651 and funds used to pay off $154,422 of debt and accrued interest incurred to finance the Medtech Acquisition, was financed through the following sources:

Revolving Credit Facility	$3,512
Tranche B Term Loan	355,000
Tranche C Term Loan Facility	100,000
9.25% Senior Subordinated Notes	210,000
Capital contributions from Prestige Holdings	58,579

Total sources of funds	$727,091

        The total purchase price of the Bonita Bay Acquisition (which included cash paid to the selling shareholders of $381,178, Prestige Holdings Class B Preferred and Common Units issued to the selling shareholders valued at an aggregate of $92, assumed debt and accrued interest which was retired of $176,918 and acquisition costs of $3,090) was allocated to the acquired assets and liabilities as set forth in the following table:

Bonita Bay
Cash	$5,884
Accounts receivable	13,312
Inventories	16,271
Prepaid expenses and other current assets	1,391
Property, plant and equipment	2,982
Goodwill	217,149
Intangible assets	352,460
Accounts payable and accrued liabilities	(27,720)
Long-term debt	(172,898)
Deferred income taxes	(29,605)

$379,226

        As a result of the Bonita Bay Acquisition, the Company recorded indefinite lived trademarks of $340,700 and $11,760 of trademarks with an estimated weighted average useful life of 7 years.

        The following table reflects the unaudited results of the Company's operations on a pro forma basis as if the Medtech, Spic and Span and Bonita Bay Acquisitions had been completed on April 1,

2003. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of April 1, 2003, nor is it necessarily indicative of future operating results.

	Pro Forma Three months ended September 30, 2003	Pro Forma Six months ended September 30, 2003
	(unaudited)	(unaudited)
Net sales	$75,310	$138,510
Income before income taxes	$11,472	$14,954
Net income	$6,883	$8,972

        The results of operations of Bonita Bay for the period April 1, 2004 to April 5 2004 were not material. Accordingly, pro forma information for the six months ended September 30, 2004 has not been presented.

3.    INVENTORIES

        Inventories, net consist of the following:

	September 30, 2004	March 31, 2004
	(successor basis)
Packaging and raw materials	$3,064	$1,562
Finished goods	14,798	8,186

Total	$17,862	$9,748

        Inventories are shown net of reserves for obsolete and slow moving inventory of $2,052 and $125 at September 30 and March 31, 2004, respectively.

4.    OTHER LONG-TERM ASSETS

        Other long-term assets consist of the following at September 30, 2004:

	Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(successor basis)
Intangible assets:
Indefinite lived trademarks	$522,346	$—	$522,346
Amortizable intangible assets:
Trademarks	67,900	(4,495)	63,405

	590,246	(4,495)	585,751
Deferred financing costs, net	21,429	—	21,429

Total	$611,675	$(4,495)	$607,180

        Other long-term assets consist of the following at March 31, 2004:

	Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(successor basis)
Intangible assets:
Indefinite lived trademarks	$181,361	$—	$181,361
Amortizable intangible assets:
Trademarks	56,140	(890)	55,250

	237,501	(890)	236,611
Deferred financing costs, net	2,783	—	2,783

Total	$240,284	$(890)	$239,394

        As of September 30, 2004, the Company's future amortization of intangible assets is expected to be as follows:

Year ending March 31,
2005	$3,605
2006	7,210
2007	7,210
2008	7,210
2009	7,210
Thereafter	30,960

Total	$63,405

5.    LONG-TERM DEBT

        Long-term debt consists of the following:

	September 30, 2004	March 31, 2004
	(successor basis)
Revolving Credit Facility	$—	$—
Tranche Term B Term Loan Facility	353,225	—
Tranche C Term Loan Facility	100,000	—
Senior Subordinated Notes	210,000	—
Medtech Revolving Credit Facility	—	10,548
Medtech Term Loan Facility	—	100,000
Medtech Subordinated Notes	—	38,146

	663,225	148,694
Less: current portion	(3,550)	(2,000)

Long-term debt	$659,675	$146,694

Interest Rate Protection Agreement

        On June 30, 2004, the Company purchased a 5% interest rate cap covering $20,000 of its debt. The interest rate cap terminates in June 2006.

6.    BUSINESS SEGMENTS

        Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Segments are determined based on products provided by each segment. Within each reportable segment are product lines which have similar characteristics.

        There were no inter-segment sales or transfers during the three months ended September 30, 2004 and 2003. The Company evaluates the performance of its product lines and allocates resources to them based primarily on contribution margin. The tables below summarize information about reportable segments. The Company did not operate in the household cleaning segment during the three and six months ended September 30, 2003.

Three months ended September 30, 2004	Over-the-Counter Drug	Personal Care	Household Cleaning	Consolidated
(successor basis)
Net sales	$42,556	$9,590	$29,174	$81,320
Other revenues	—	—	26	26

Total revenues	42,556	9,590	29,200	81,346
Cost of sales	15,836	4,699	17,308	37,843

Gross profit	26,720	4,891	11,892	43,503
Advertising and promotion	6,661	1,821	1,822	10,304

Contribution margin	20,059	3,070	10,070	33,199
Other operating expenses				6,756

Operating income				26,443
Other income (expense)				(10,834)
Provision for income taxes				(5,936)

Net Income				$9,673

Three months ended September 30, 2003	Over-the-Counter Drug	Personal Care	Other	Consolidated
(predecessor basis)
Net sales	$15,698	$7,986	$—	$23,684
Other revenues — related party	—	—	97	97

Total revenues	15,698	7,986	97	23,781
Cost of sales	5,184	3,856	—	9,040

Gross profit	10,514	4,130	97	14,741
Advertising and promotion	2,766	2,280	—	5,046

Contribution margin	7,748	1,850	97	9,695
Other operating expenses				3,811

Operating income				5,884
Other income (expense)				(2,217)
Provision for income taxes				(1,541)

Net income				$2,126

Six months ended September 30, 2004	Over-the-Counter Drug	Personal Care	Household Cleaning	Consolidated
(successor basis)
Net sales	$77,155	$18,028	$53,819	$149,002
Other revenues	—	—	101	101

Total revenues	77,155	18,028	53,920	149,103
Cost of sales	30,558	9,144	34,264	73,966

Gross profit	46,597	8,884	19,656	75,137
Advertising and promotion	14,650	4,442	4,983	24,075

Contribution margin	31,947	4,442	14,673	51,062
Other operating expenses				13,966

Operating income				37,096
Other income (expense)				(29,450)
Provision from income taxes				(3,110)

Net income				$4,536

Six months ended September 30, 2003	Over-the-Counter Drug	Personal Care	Other	Consolidated
(predecessor basis)
Net sales	$26,777	$16,186	$—	$42,963
Other revenues—related party	—	—	195	195

Total revenues	26,777	16,186	195	43,158
Cost of sales	8,630	7,457	—	16,087

Gross profit	18,147	8,729	195	27,071
Advertising and promotion	5,138	4,116	—	9,254

Contribution margin	13,009	4,613	195	17,817
Other operating expenses				7,564

Operating income				10,253
Other income (expense)				(4,388)
Provision for income taxes				(2,312)

Net income				$3,553

        No individual geographical area accounted for more than 10% of net sales in any of the periods presented. At September 30, 2004, all of the Company's long-term assets were located in the United States of America.

7.    Commitments and Contingencies

        In June 2003, a lawsuit, Theodosakis v. Walgreens, et al, was filed in Federal District Court in Arizona, in which the plantiff alleged that Medtech Products, a wholly-owned subsidiary of Medtech, and others infringed the dress trade of a book titled "The Arthritis Cure" in connection with the sale of dietary supplement products under the core trademark ARTHx. In addition, the complaint alleged that Medtech Products and others made false endorsements, engaged in unfair competition, made false designations of origin and invaded the privacy rights of the plantiff. The ARTHx trademarks, goodwill and inventory were sold by Medtech Products to a third party, Contract Pharmacal Corporation, in March 2003. The Company intends to defend this matter vigorously. Because of the inherent uncertainties related to this type of lawsuit, however, the Company is unable to predict the ultimate outcome of this matter, or the likelihood or amount of its potential liability, if any.

        The Company is also involved from time to time in routine legal matters and other claims incidental to its business. When it appears probable in management's judgment that the Company will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the financial statements and charges are recorded against earnings. The Company believes the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on the Company's financial condition or results of operations.

8.    Subsequent Events

        On October 6, 2004, the Company acquired all the outstanding stock of Vetco, Inc. for a purchase price of approximately $50 million in cash. To finance the transaction, the Company used cash on hand of approximately $20 million and borrowed an additional $12 million on its Revolving Credit Facility and $18 million on its Tranche B Term Loan Facility.

Prestige Brands
International, LLC

Financial Statements
March 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Members of Prestige Brands International, LLC

        In our opinion, the accompanying balance sheet and the related statements of operations, of members' equity, and of cash flows present fairly, in all material respects, the financial position of Prestige Brands International, LLC (the "Company") at March 31, 2004 (successor basis) and the results of its operations and its cash flows for the period from February 6, 2004 to March 31, 2004 (successor basis) in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah

July 2, 2004

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Shareholders of Medtech Holdings, Inc. and The Denorex Company

        In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of shareholders' equity, and of cash flows present fairly, in all material respects, the combined financial position of Medtech Holdings, Inc. and The Denorex Company (the "Company") at March 31, 2003 (predecessor basis) and the results of its operations and its cash flows for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis) in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah

July 2, 2004

Prestige Brands International, LLC

Balance Sheet

(in thousands, except share data)

	March 31, 2004	March 31, 2003
	(successor basis)	(predecessor basis)
ASSETS
Current assets:
Cash	$3,393	$3,530
Restricted cash	—	700
Accounts receivable, net	15,391	12,663
Accounts receivable — related parties	—	376
Other receivables	341	138
Inventories, net	9,748	5,597
Deferred income tax asset	1,647	223
Prepaid expenses and other current assets	234	410

Total current assets	30,754	23,637
Property and equipment, net	880	615
Goodwill	55,594	—
Other long-term assets, net	239,394	119,658

Total assets	$326,622	$143,910

LIABILITIES, MEMBERS' AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,281	$3,322
Accounts payable — related parties	—	1,114
Accrued expenses	7,264	9,055
Current portion of long-term debt	2,000	19,607

Total current liabilities	14,545	33,098
Long-term debt	146,694	61,414
Deferred income tax liability	38,874	3,756
Interest rate swap liability	—	845

Total liabilities	200,113	99,113

Commitments and contingencies (note 11)
Members' and shareholders' equity:
Prestige contributed capital	124,719	—
Medtech common stock	—	71
Denorex common stock	—	1
Additional paid-in-capital	—	56,792
Deferred compensation	—	(140)
Medtech treasury stock, 214,349 shares at cost	—	(2)
Accumulated other comprehensive loss	—	(549)
Retained earnings (accumulated deficit)	1,790	(11,376)

Total members' and shareholders' equity	126,509	44,797

Total liabilities, members' and shareholders' equity	$326,622	$143,910

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Statement of Operations

(in thousands)

			Years Ended March 31,
	February 6, 2004 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
REVENUES:
Net sales	$18,807	$68,726	$76,048	$45,655
Other revenues — related parties	54	333	391	546

Total revenues	18,861	69,059	76,439	46,201

COST OF SALES:
Cost of sales (period from February 6, 2004 to March 31, 2004 includes $1,805 of charges related to the step-up of inventory)	10,023	26,254	27,475	18,699

Gross profit	8,838	42,805	48,964	27,502

OPERATING EXPENSES:
General and administrative	1,649	9,439	12,075	8,576
Advertising and promotion	1,689	12,601	14,274	5,230
Depreciation expense	41	247	301	270
Amortization of intangible assets	890	4,251	4,973	3,722
Bonus paid in connection with Medtech Acquisition	—	2,629	—	—
Loss on forgiveness of related party receivable	—	1,404	—	—

Total operating expenses	4,269	30,571	31,623	17,798

Operating income	4,569	12,234	17,341	9,704

OTHER INCOME (EXPENSE):
Interest income	10	38	59	81
Interest expense	(1,735)	(8,195)	(9,806)	(8,847)
Loss on extinguishment of debt	—	—	(685)	—

Total other income (expense)	(1,725)	(8,157)	(10,432)	(8,766)

Income from continuing operations before income taxes	2,844	4,077	6,909	938
Provision for income taxes	1,054	1,684	3,902	311

Income from continuing operations	1,790	2,393	3,007	627
Discontinued operations:
Loss from operations of discontinued Pecos reporting unit, net of income tax benefit respectively of $1,848 and $43, respectively	—	—	(3,385)	(67)
Loss on disposal of Pecos reporting unit, net of income tax benefit of $1,233	—	—	(2,259)	—

Income (loss) before cumulative effect of change in accounting principle	1,790	2,393	(2,637)	560
Cumulative effect of change in accounting principle, net of income tax benefit of $6,467	—	—	(11,785)	—

Net income (loss)	$1,790	$2,393	$(14,422)	$560

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Statement of Members' and Shareholders' Equity and Comprehensive Income

(in thousands, except per share data)

		Medtech Common Stock		Denorex Common Stock
									Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)
	Prestige Contributed Capital					Additional Paid-In Capital	Deferred Compensation	Medtech Treasury Stock
		Shares	Amount	Shares	Amount						Total
Predecessor Basis
Balance at March 31, 2001	$—	7,144,937	$71	—	—	$43,781	$(308)	—	—	$2,486	$46,030
Issuance of Denorex Class L and A shares	—	—	—	112,242	1	12,999	—	—	—	—	13,000
Amortization of deferred compensation	—	—	—	—	—	—	89	—	—	—	89
Comprehensive income (loss)
Net income	—	—	—	—	—	—	—	—	—	560	560
Unrealized loss on interest rate swap (net of income tax benefit of $258)	—	—	—	—	—	—	—	—	(478)	—	(478)

Total comprehensive income											82

Balance at March 31, 2002	—	7,144,937	71	112,242	1	56,780	(219)	—	(478)	3,046	59,201
Issuance of Denorex Class A shares	—	—	—	12,471	—	12	—	—	—	—	12
Purchase of treasury stock	—	—	—	—	—	—	—	(4)	—	—	(4)
Issuance of shares from treasury	—	—	—	—	—	—	—	2	—	—	2
Amortization of deferred compensation	—	—	—	—	—	—	79	—	—	—	79
Comprehensive income (loss)
Net loss	—	—	—	—	—	—	—	—	—	(14,422)	(14,422)
Unrealized loss on interest rate swap (net of income tax benefit of $38)	—	—	—	—	—	—	—	—	(71)	—	(71)

Total comprehensive loss											(14,493)

Balance at March 31, 2003	—	7,144,937	71	124,713	1	56,792	(140)	(2)	(549)	(11,376)	44,797
Amortization of deferred compensation	—	—	—	—	—	—	67	—	—	—	67
Contribution of capital	—	—	—	—	—	2,629	—	—	—	—	2,629
Comprehensive income
Net income	—	—	—	—	—	—	—	—	—	2,393	2,393
Unrealized gain on interest rate swap (net of tax expense of $148)	—	—	—	—	—	—	—	—	423	—	423

Total comprehensive income											2,816

Balance at February 5, 2004	—	7,144,937	71	124,713	1	59,421	(73)	(2)	(126)	(8,983)	50,309
Successor Basis
Cash contribution of capital related to Medtech Acquisition, net of offering costs	100,371	—	—	—	—	—	—	—	—	—	100,371
Issuance of Prestige Holdings units in conjunction with Medtech Acquisition	1,709	—	—	—	—	—	—	—	—	—	1,709
Adjustments related to Medtech Acquisition	—	(7,144,937)	(71)	(124,713)	(1)	(59,421)	73	2	126	8,983	(50,309)
Issuance of Prestige Holdings units in conjunction with Spic and Span Acquisition	17,768	—	—	—	—	—	—	—	—	—	17,768
Issuance of Prestige Holdings warrants in conjunction with Medtech Acquistion debt	4,871	—	—	—	—	—	—	—	—	—	4,871
Net income and comprehensive income	—	—	—	—	—	—	—	—	—	1,790	1,790

Balance at March 31, 2004	$124,719	—	$—	—	$—	$—	$—	$—	$—	$1,790	$126,509

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Statement of Cash Flows

(in thousands, except share data)

			Years Ended March 31,
	February 6, 2004 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
Cash flows from operating activities:
Net income (loss)	$1,790	$2,393	$(14,422)	$560
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle, net of income tax benefit of $6,467	—	—	11,785	—
Loss on extinguishment of debt	—	—	685	—
Loss on disposal of property and equipment	—	—	91	—
Depreciation	41	247	301	270
Amortization of goodwill	—	—	—	1,480
Amortization of intangible assets	890	4,251	4,973	3,722
Amortization of service agreement discount	—	—	—	75
Amortization of deferred financing costs	58	253	379	407
Amortization of debt discount	76	1,018	1,533	325
Amortization of deferred compensation	—	67	79	89
Increase in long-term debt due to accrued interest	—	376	251	—
Deferred income taxes	696	1,718	1,622	377
Other	71	—	—	—
Changes in operating assets and liabilities, net of effects of purchase of businesses:
Accounts receivable	(4,011)	3,124	(2,600)	3,010
Accounts receivable — related parties	53	326	(364)	(12)
Other receivables	697	(450)	(98)	126
Inventories	1,119	(2,313)	3,931	(2,781)
Prepaid expenses and other current assets	(52)	259	2,216	(1,502)
Accounts payable	1,106	(262)	(638)	1,185
Accounts payable — related parties	(532)	(1,111)	464	650
Accrued expenses	(4,028)	(1,859)	2,551	(3,405)
Income taxes payable	320	(194)	(220)	(636)

Net cash provided by (used in) operating activities	(1,706)	7,843	12,519	3,940

Cash flows from investing activities:
Change in restricted cash	700	—	(700)	—
Purchase of property and equipment	(42)	(66)	(421)	(95)
Purchase of intangibles	—	(510)	(256)	(208)
Purchase of businesses, net of cash acquired	(167,532)	—	(788)	(4,109)

Net cash used in investing activities	(166,874)	(576)	(2,165)	(4,412)

Cash flows from financing activities:
Proceeds from borrowings	154,786	13,539	4,220	3,350
Repayment of borrowings	(80,146)	(24,682)	(18,862)	(10,795)
Payment of deferred financing costs	(2,841)	(115)	(76)	(29)
Proceeds from issuance of stock	—	—	12	13,000
Payment of interest rate swap liability	(197)	—	—	—
Proceeds from capital contributions	100,371	2,629	—	—
Purchase of treasury stock	—	—	(4)	—
Proceeds from issuance of shares from treasury	—	—	2	—

Net cash provided by (used in) financing activities	171,973	(8,629)	(14,708)	5,526

Net increase (decrease) in cash	3,393	(1,362)	(4,354)	5,054
Cash at beginning of period	—	3,530	7,884	2,830

Cash at end of period	$3,393	$2,168	$3,530	$7,884

Supplemental cash flow information:
Interest paid	$2,357	$5,491	$8,553	$6,998
Income taxes paid	(31)	159	174	18
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Prestige Holdings warrants in conjunction with Medtech Acquisition debt	$4,871	$—	$—	$—
Fair value of assets acquired	$317,498	$—	$—	$23,652
Fair value of liabilities assumed	(130,489)	—	—	(19,543)
Purchase price funded with non-cash capital contributions	(19,477)	—	—	—

Cash paid to purchase businesses	$167,532	$—	$—	$4,109

The accompanying notes are an integral part of these financial statements.

Prestige Brands International, LLC

Notes to Financial Statements

(in thousands, except share and unit data)

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        On February 6, 2004, Prestige Brands International, LLC (the "Company"), a newly formed entity and wholly-owned subsidiary of Prestige International Holdings, LLC ("Prestige Holdings"), through two wholly-owned subsidiaries, acquired all of the outstanding capital stock of Medtech Holdings, Inc. ("Medtech") and The Denorex Company ("Denorex") (collectively the "Predecessor Company") (the "Medtech Acquisition"). Prestige Holdings is controlled by affiliates of GTCR Golder Rauner, LLC ("GTCR"). On March 5, 2004, the Company, through a wholly-owned subsidiary, acquired all of the outstanding capital stock of The Spic and Span Company ("Spic and Span") (the "Spic and Span Acquisition"). On April 6, 2004, the Company, through a wholly-owned subsidiary, acquired all of the outstanding capital stock of Bonita Bay Holdings, Inc. ("Bonita Bay") (the "Bonita Bay Acquisition"). The Medtech, Spic and Span and Bonita Bay Acquisitions are further discussed in Note 2.

        The Company is engaged in the marketing, sales and distribution of over-the-counter, personal care brands and household cleaning brands to mass merchandisers, drug stores, supermarkets and hospitals primarily in the United States.

Basis of Presentation

        The Medtech Acquisition was accounted for as a purchase transaction. As a result, the combined Medtech and Denorex assets and liabilities have been adjusted to fair value as of February 6, 2004, in accordance with SFAS No. 141, "Business Combinations" (SFAS No. 141). For financial reporting purposes, Medtech and Denorex, which were under common control and management, are considered the predecessor entities. Accordingly, the balance sheet as of March 31, 2003 and the results of operations and cash flows for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, represent the combined historical financial statements of Medtech and its subsidiaries and Denorex ("predecessor basis"). The balance sheet of the Company as of March 31, 2004 and the results of operations and cash flows for the period from February 6, 2004 to March 31, 2004 include the accounts of the Company and its wholly-owned subsidiaries and reflect those purchase accounting adjustments resulting from the Medtech Acquisition ("successor basis") and the Spic and Span Acquisition. The Bonita Bay Acquisition was also accounted for as a purchase transaction subsequent to March 31, 2004. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

        Substantially all of the Company's cash is held by two banks located in Wyoming and California, respectively. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable

        The Company extends non-interest bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained; however collateral is not required. The Company maintains an allowance for doubtful accounts based on its historical collections experience as well as its evaluation of current and expected conditions and trends affecting its customers.

Inventories

        Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides a reserve for slow moving and obsolete inventory.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

Machinery	5 years
Computer equipment	3 years
Furniture and fixtures	7 years

        Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

        Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

Goodwill

        The excess of the purchase price over the fair market value of assets acquired and liabilities assumed in acquisition transactions is classified as goodwill. Through March 31, 2002, goodwill was amortized on the straight-line method over 15 years. Effective April 1, 2002, the Predecessor Company ceased amortization of goodwill as described in Note 7. In accordance with SFAS No. 142, the Company does not amortize goodwill, but performs certain fair value tests of the carrying value at least annually.

Other Long-Term Assets

        Other long-term assets are stated at cost less accumulated amortization. For amortizable intangible assets, amortization is computed on the straight-line method as follows:

Trademarks	15 - 30 years	(predecessor basis)
Trademarks	5 - 30 years	(successor basis)

        The Company and Predecessor Company have incurred debt issuance costs in connection with their long-term debt. These costs are capitalized and amortized using the effective interest method over the term of the related debt.

        Indefinite lived intangible assets are tested for impairment at least annually.

        Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value.

Revenue Recognition

        Revenues are recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) there is a fixed or determinable price; (3) delivery has occurred; and (4) collectibility is reasonably assured. These criteria are satisfied (and revenue is recognized) upon shipment of product. Provision is made for estimated customer discounts and returns at the time of sale.

Advertising and Promotion Costs

        Advertising and promotion costs are expensed as incurred. Slotting fees associated with products are recognized as a reduction of sales. Under slotting arrangements, the retailers allow the Company's products to be placed on the stores' shelves in exchange for slotting fees. Direct reimbursements of advertising costs are reflected as a reduction of advertising costs in the period earned.

Stock-Based Compensation

        The Company accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123." Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock or units and the exercise price of the option.

Income Taxes

        The Company has elected to be treated as a partnership for tax purposes. The tax effects of the Company's operations are passed directly to the members. Therefore, no provision for income taxes has been recorded in the financial statements for income or loss generated by Prestige Brands International, LLC. Medtech, Denorex and Spic and Span are taxed as corporations. The Company and Predecessor Company account for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Derivative Instruments

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), requires companies to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in an international operation.

        The Company and Predecessor Company have designated their derivative financial instruments as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk). For these hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the gains or losses on the derivative instruments is recorded in results of operations immediately.

Recently Issued Accounting Standards

        In December 2003, the FASB issued FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003)," FIN 46R addresses consolidation by business enterprises of variable interest entities, as defined. For entities created after December 31, 2003, the Company will be required to apply FIN 46R as of the date it first becomes involved with the entity. FIN 46R is effective for the Company for entities created before December 31, 2003, for the period ending March 31, 2004. The adoption of FIN 46R had no impact on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, an issuer is required to classify financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that, at inception, embody an obligation to repurchase the issuer's equity shares and financial instruments that embody an unconditional obligation, as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for the Company for the year ended March 31, 2004. On November 7, 2003, the FASB indefinitely deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of SFAS No. 150 had no impact on the Company's financial position, results of operations or cash flows.

2.  ACQUISITIONS

        On February 6, 2004, the Company acquired all of the outstanding capital stock of Medtech and Denorex for a purchase price of approximately $244,270 (including fees and expenses of $2,371). The initial purchase price is subject to a post-closing working capital adjustment which is not expected to have a material effect on the initial purchase price.

        On March 5, 2004, the Company acquired all of the outstanding capital stock of Spic and Span for a purchase price of approximately $30,268.

        The Medtech Acquisition, including fees and expenses related to the new financing of $7,692, and the Spic and Span Acquisition were financed through the following sources:

	Medtech	Spic and Span
Medtech revolving credit facility	$195	$11,650
Medtech term loan facility	100,000	—
Medtech subordinated notes	42,941	—
Capital contributions from Prestige Holdings	106,930	17,768

Total sources of funds	$250,066	$29,418

        The total purchase prices of the Medtech Acquisition (which included cash of $166,146 paid to the selling shareholders, 1,185 Prestige Holdings Class B Preferred Units valued at an aggregate of $1,185, and Prestige Holdings Common Units valued at an aggregate of $524, assumed debt and accrued interest which was retired of $74,044 and acquisition costs of $2,371) and the Spic and Span Acquisition (which included cash of $4,873 paid to the selling shareholders, 22,500 Prestige Holdings Senior Preferred Units issued to the selling shareholders valued at $17,768, and assumed debt and accrued interest which was retired of $7,627) were allocated to the acquired assets and liabilities as set forth in the following table:

	Medtech	Spic and Span	Total
Cash	$2,168	$1,063	$3,231
Restricted cash	700	—	700
Accounts receivable	10,622	1,849	12,471
Inventories	9,959	908	10,867
Prepaid expenses and other current assets	151	31	182
Property and equipment	434	445	879
Goodwill	55,594	—	54,757
Intangible assets	209,330	28,171	237,501
Deferred income taxes	—	141	141
Accounts payable	(6,672)	(1,644)	(8,316)
Accrued liabilities	(6,219)	(1,341)	(7,560)
Long-term debt	(71,868)	(6,981)	(78,849)
Deferred income taxes	(36,601)	—	(35,764)

	$167,598	$22,642	$190,240

        The Prestige Holdings Units issued to the selling shareholders were recorded as capital contributions to the Company. A "unit" is an equity interest of a unitholder in the profits, losses and distributions of a limited liability company, or "LLC". The value of the Prestige Holdings Class B Preferred Units and the Prestige Holdings Common Units issued to the selling shareholders was determined based on the cash consideration received from GTCR and other investors concurrently with the acquisitions. The value of the Prestige Holdings Senior Preferred Units issued to the selling shareholders in the Spic and Span Acquisition was determined based on the estimated cash flows that will accrue to the owners of the Senior Preferred Units, the timing of receipt and a market based required rate of return for the Senior Preferred Units.

        As a result of the Medtech Acquisition, the Company recorded indefinite lived trademarks of $153,190 and $56,140 of trademarks with an estimated weighted average useful life of 11 years. As a result of the Spic and Span Acquisition, the Company recorded indefinite lived trademarks of $28,171.

        On April 6, 2004, the Company acquired all of the outstanding capital stock of Bonita Bay Holdings, Inc. for a purchase price of approximately $558,680 (including fees and expenses of $2,084). The initial purchase price is subject to a post-closing working capital adjustment which is not expected to have a material effect on the initial purchase price. In accordance with SFAS No. 141, the Company was determined to be the accounting acquirer.

        The Bonita Bay Acquisition, including fees and expenses related to the new financing of $20,147 and funds used to pay off $154,422 debt and accrued interest incurred to finance the Medtech Acquisition, was financed through the following sources:

Revolving Credit Facility	$3,512
Tranche B Term Loan Facility	355,000
Tranche C Term Loan Facility	100,000
9.25% Senior Subordinated Notes	210,000
Capital contribution from Prestige Holdings	58,585

Total sources of funds	$727,097

        The total purchase price of the Bonita Bay Acquisition (which included cash of $379,586 paid to the selling shareholders, 94 Prestige Holdings Class B Preferred Units valued at an aggregate of $91 and 18,842 Prestige Holdings Common Units valued at an aggregate of $1, assumed debt which was retired of $176,918 and acquisition costs of $2,084) was allocated to the acquired assets and liabilities as set forth in the following table:

Bonita Bay
Cash	$5,884
Accounts receivable	13,264
Inventories	17,016
Prepaid expenses and other current assets	1,391
Property, plant and equipment	2,958
Goodwill	200,294
Intangible assets	352,460
Accounts payable and accrued liabilities	(11,859)
Long-term debt	(172,844)
Deferred income taxes	(30,344)

$378,220

        As a result of the Bonita Bay Acquisition, the Company recorded indefinite lived trademarks of $340,700 and $11,760 of trademarks with an estimated weighted average useful life of 7 years.

        The following table reflects the unaudited results of the Company's operations on a pro forma basis as if the Medtech, Spic and Span and Bonita Bay Acquisitions had been completed on April 1, 2003. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of April 1, 2003, nor is it necessarily indicative of future operating results.

	Pro Forma Years Ended March 31,
	2004	2003
	(unaudited)
Net sales	$272,700	$250,615
Income from continuing operations, before income taxes	28,064	36,332
Net income	17,121	20,543

        On February 7, 2002, the Predecessor Company acquired the Denorex assets from American Home Products Corporation. Under the terms of the purchase agreement, the Predecessor Company acquired the assets in exchange for $4,000 in cash and $21,000 of notes payable. The Predecessor Company also recorded acquisition costs of $788 (which were paid during the year ended March 31, 2003) and a discount on notes payable totaling $3,268 (Note 10). The transaction was accounted for under the purchase method of accounting. As a result of the acquisition, the Predecessor Company recorded trademarks of $22,520, which were being amortized over 15 years.

        The following table reflects the unaudited results of the Predecessor Company's operations on a pro forma basis as if the acquisition of the Denorex assets had been completed on April 1, 2001. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of April 1, 2001, nor is it necessarily indicative of future operating results.

Pro Forma Year Ended March 31, 2002 (unaudited)
Net sales	$59,893
Income from operations	14,454
Net income	3,684

        In connection with the acquisition of the Denorex assets, the Denorex Company entered into a transition services agreement with American Home Products Corporation to have manufacturing and other services provided for the period from inception (February 7, 2002) through December 31, 2002 in exchange for $3,000. The cost of this agreement was charged to expense over this period on a straight-line basis.

3.  DISCONTINUED OPERATIONS

        Effective March 28, 2003, the Predecessor Company sold substantially all of the assets of Pecos Pharmaceutical, Inc. ("Pecos"), one of the Predecessor Company's three reporting units, to Contract Pharmacal Corporation (the "Purchaser"). The sale included all inventory and intangible assets related to the Pecos products. The sales price consisted of up to $1,000 of cash, all of which was subject to an earn-out provision based on the achievement of certain contribution margins from future sales by the

Purchaser. Subsequent to March 31, 2004, the Company received $445 from the Purchaser in full satisfaction of the earn-out provision. The Company recorded this consideration as an acquired receivable in purchase accounting.

        In connection with the sale, the Predecessor Company agreed to indemnify the Purchaser for up to $3,000 of potential sales returns, less the cost of inventory transferred to the Purchaser as part of this transaction. Accordingly, the Predecessor Company recorded a liability of $2,272 related to this indemnification. In addition, the Predecessor Company recorded a loss on the sale of inventory totaling $1,220. These amounts have been included in the loss on disposal of the Pecos reporting unit for the year ended March 31, 2003.

        In accordance with the sale agreement, the Predecessor Company was required to deposit $700 of cash into a legally restricted escrow account. This cash was returned to the Company in March 2004 as the Company and Predecessor Company had fully complied with the terms of the sale agreement.

        The results of operations of the Pecos reporting unit for the years ended March 31, 2003 and 2002 have been classified as loss from operations of the discontinued Pecos reporting unit.

        Revenues of the discontinued Pecos reporting unit were $4,587 and $12,427 for the years ended March 31, 2003 and 2002 (predecessor basis), respectively. The pre-tax losses of the discontinued Pecos reporting unit were $5,233 and $110 for the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

4.  ACCOUNTS RECEIVABLE

        Accounts receivable consist of the following:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Accounts receivable	$16,244	$13,101
Less allowances for discounts, returns and bad debts	(853)	(438)

	$15,391	$12,663

5.  INVENTORIES

        Inventories consist of the following:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Packaging and raw materials	$1,562	$1,605
Finished goods	8,186	3,992

	$9,748	$5,597

        Inventories are shown net of reserves for obsolete and slow moving inventory of $125 and $79 at March 31, 2004 and 2003, respectively.

6.  PROPERTY AND EQUIPMENT

        Property and equipment consist of the following:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Computer equipment	$341	$749
Furniture and fixtures	555	442
Leasehold improvements	19	93

	915	1,284
Less accumulated depreciation	(35)	(669)

	$880	$615

        Depreciation of property and equipment totaled $41 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $247, $301 and $270 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

7.  GOODWILL

        Effective April 1, 2002, the Predecessor Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that companies perform periodic evaluations of potential impairment of goodwill, with the initial assessment to be completed during the first six months of the year in which SFAS 142 is first applied. The Predecessor Company performed an evaluation of its goodwill, and determined that an impairment charge equal to the goodwill carrying amount of $18,252 ($11,785 net of tax benefit of $6,467) should be recorded as of April 1, 2002 related to the Predecessor Company's Pecos reporting unit. As provided in SFAS 142, this impairment charge was recorded as the cumulative effect of a change in accounting principle. The change in carrying amount of goodwill is as follows:

Predecessor Basis
Balance as of March 31, 2002	$18,252
Transition impairment adjustment recorded as the cumulative effect of a change in accounting principle as of April 1, 2002	(18,252)

Balance as of March 31, 2003	—
Successor Basis
Goodwill acquired in the Medtech Acquisition	55,594

Balance as of March 31, 2004	$55,594

        As a result of the adoption of SFAS 142, no amortization of goodwill has been recorded since April 1, 2002. For the year ended March 31, 2002, the Predecessor Company recorded amortization of goodwill of $962, net of income tax benefit of $518.

        The following table reflects what the Predecessor Company's net income (loss) would have been for the years ended March 31, 2003 and 2002 before the change in accounting principle and exclusive of amortization expense related to goodwill:

	Years ended March 31,
	2003	2002
	(predecessor basis)
Net income (loss)	$(14,422)	$560
Add back: Cumulative effect of change in accounting principle, net of income tax benefit of $6,467, related to adoption of SFAS 142	11,785	—
Add back: Goodwill amortization, net of income tax benefit of $518	—	962

Adjusted net income (loss)	$(2,637)	$1,522

8.  OTHER LONG-TERM ASSETS

        Other long-term assets consist of the following at March 31, 2004:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(successor basis)
Intangible assets:
Indefinite lived trademarks	$181,361	$—	$181,361
Amortizable intangible assets:
Trademarks	56,140	(890)	55,250

	237,501	(890)	236,611
Deferred financing costs, net	2,783	—	2,783

	$240,284	$(890)	$239,394

        Other long-term assets consist of the following at March 31, 2003:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(predecessor basis)
Amortizable intangible assets:
Trademarks	$123,069	$(8,703)	$114,366
Technology use and supply agreement	351	(250)	101

	123,420	(8,953)	114,467
Option agreement	3,425	—	3,425
Deferred financing costs, net	1,766	—	1,766

	$128,611	$(8,953)	$119,658

        At March 31, 2004, the Company's intangible assets had a tax basis of $100,863. At March 31, 2003, the Predecessor Company's intangible assets had a tax basis of $52,867.

        Amortization of intangible assets (trademarks and technology use and supply agreement) totaled $890 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $4,251, $4,973 and $3,722 for the period from April 1, 2003 to February 5, 2003 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

        The Company's future amortization of intangible assets is expected to be as follows (in thousands):

Year ending March 31,
2005	$5,338
2006	5,338
2007	5,338
2008	5,338
2009	5,338
Thereafter	28,560

$55,250

        On March 1, 2001, the Predecessor Company renegotiated an existing license and option agreement ("New Agreement") with two affiliated entities ("Licensors") and made an initial option payment of $2,500. The New Agreement granted the Predecessor Company an exclusive license to manufacture, distribute and sell products for which the Licensors own the rights until October 15, 2008 (the "Term"). The New Agreement required annual payments to the Licensors. For the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, the annual payments totaled $1,325, $1,300 and $1,040, respectively, of which $265, and $256 and $208, respectively, were allocated to the option agreement. In addition, the New Agreement granted the Predecessor Company an option to purchase the Licensors' rights and intellectual property for $10,000 at any time during the Term. In conjunction with the Medtech Acquisition, the Company exercised the option.

        In connection with the agreement, the Company assumed certain contractual obligations, including royalty agreements for certain of the licensed products. Royalty costs were approximately $73 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $450, $1,208 and $977 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively.

9.  ACCRUED LIABILITIES

        Accrued liabilities consist of:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Accrued marketing	$1,631	$2,616
Reserve for Pecos returns	1,186	4,104
Accrued payroll	1,345	454
Accrued commissions	353	135
Interest payable	1,241	564
Income taxes payable	138	—
Other	1,370	1,182

	$7,264	$9,055

10.  LONG-TERM DEBT

        Long-term debt consists of the following:

		March 31,
	April 6, 2004
		2004	2003
		(successor basis)	(predecessor basis)
Revolving Credit Facility	$3,512	$—	$—
Tranche B Term Loan Facility	355,000	—	—
Tranche C Term Loan Facility	100,000	—	—
Senior Subordinated Notes	210,000	—	—
Medtech Revolving Credit Facility	—	10,548	—
Medtech Term Loan Facility	—	100,000	—
Medtech Subordinated Notes	—	38,146	—
Revolving line of credit with bank	—	—	1,500
Note payable to bank, Term Commitment A	—	—	21,479
Note payable to bank, Term Commitment B	—	—	17,288
Senior Subordinated Notes	—	—	21,752
Notes payable, due December 31, 2004, net of unamortized discount of $1,498	—	—	19,002

	668,512	148,694	81,021
Less: current portion	(3,550)	(2,000)	(19,607)

Long-term debt	$664,962	$146,694	$61,414

The Bonita Bay Acquisition

        In order to finance the Bonita Bay Acquisition and repay certain existing indebtedness, including debt incurred in connection with the Medtech Acquisition, and pay related fees and expenses, the Company entered into the financing agreements set forth in the following paragraphs.

        On April 6, 2004, the Company entered into a new senior secured credit facility (the "Senior Credit Facility", consisting of a $50,000 non-amortizing senior secured revolving credit facility ("Revolving Credit Facility"), a $355,000 senior secured term loan facility, ("Tranche B Term Loan Facility") and a $100,000 second lien term loan facility ("Tranche C Term Loan Facility"). On April 6, 2004, the Company through a wholly owned subsidiary, also issued $210,000 of 9.25% senior subordinated notes ("Senior Subordinated Notes").

        The Senior Credit Facility is collateralized by substantially all of the Company's assets. The Tranche B and C Term Loan Facilities bear interest at the Company's option of either prime (4.25% at April 6, 2004) or LIBOR (1.125% at April 6, 2004) plus a variable margin and mature on April 6, 2011 and October 6, 2011, respectively. At April 6, 2004, the applicable interest rates on the Tranche B and C Term Loan Facilities were 4.075% and 7.75% respectively. Interest payments on Tranche C are due quarterly. Principal and interest payments on Tranche B are due quarterly.

        The Revolving Credit Facility is available until April 6, 2009. At April 6, 2004, the Company was eligible to borrow $50 million on the Revolving Credit Facility, of which there was $3,512 outstanding. The Revolving Credit Facility bears interest at the Company's option of either prime plus a variable margin or LIBOR plus a variable margin. The variable margin ranges from 0.75% to 2.50%. At April 6, 2004, the applicable interest rate on the Revolving Credit Facility was 5.5%. The Company is also required to pay a variable commitment fee on the unused portion of the Revolving Credit Facility. At April 6, 2004, the applicable rate was 0.50%.

        The Senior Subordinated Notes ("Notes") mature on April 15, 2012 and bear interest at 9.25%. Interest is payable on April 15 and October 15, each year, beginning on October 15, 2004. The total principal amount is due on April 15, 2012. The Company may redeem some or all of the Notes on or prior to April 15, 2008 at a redemption price equal to 100% plus a make-whole premium and on or after April 15, 2008 at redemption prices set forth in the Note agreement. At any time prior to April 15, 2007, the Company may redeem up to 40% of the aggregate principal amount of the Notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 109.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 60% of the original aggregate principal amount of the Notes issued remains outstanding after the redemption. The Company has entered into a registration rights agreement with the initial purchasers of the Notes which grants those purchasers exchange and registration rights with respect to the Notes. Under the registration rights agreement, the Company agreed to file a registration statement 90 days after the issue date of the Notes enabling the holders to exchange the Notes for publicly registered exchange notes with substantially identical terms. The Notes are fully and unconditionally guaranteed by the Company, which has no independent assets or operations, and the Company's wholly owned subsidiaries (except the issuer, which is a wholly owned finance subsidiary of the Company). Each of these guarantees is joint and several. There are no significant restrictions on the ability of any of the guarantors to obtain funds from their subsidiaries.

        The Senior Credit Facility and Senior Subordinated Notes include various restrictive covenants that require the Company to maintain certain financial ratios and limit the Company's ability to incur additional indebtedness and pay dividends.

The Medtech and Spic and Span Acquisitions

        In order to finance the Medtech and Spic and Span Acquisitions, repay certain existing indebtedness, and pay related fees and expenses, the Company entered into the financing agreements set forth in the following paragraphs.

        On February 6, 2004, the Company entered into a new senior secured credit facility (the "Medtech Senior Credit Facility"), consisting of a $20 million non-amortizing senior secured revolving credit facility ("Medtech Revolving Credit Facility") and a $100.0 million senior secured term loan facility ("Medtech Term Loan Facility"). On February 6, 2004, the Company also issued $42.9 million of 12.0% subordinated notes ("Medtech Subordinated Notes").

        The Medtech Senior Credit Facility is collateralized by substantially all of the Company's assets. The Medtech Term Loan Facility bears interest at the Company's option of either prime (4.0% at March 31, 2004) or LIBOR (1.125% at March 31, 2004) plus a variable margin and matures on February 5, 2009. At March 31, 2004, the applicable interest rate on the Medtech Term Loan Facility was 4.625%. Principal and interest payments on the facility are due quarterly. The outstanding borrowings on the facility were repaid on April 6, 2004 using proceeds from the Bonita Bay Acquisition financing discussed above.

        The Medtech Revolving Credit Facility was available until February 6, 2009, with the available borrowing amount based on eligible accounts receivable and inventories. At March 31, 2004, the Company was eligible to borrow $19,302 on the facility, of which there was $10,548 outstanding. The facility bore interest at the Company's option of either prime plus a variable margin or LIBOR plus a variable margin. The variable margin ranged from 3.0% to 3.5%. At March 31, 2004, the applicable interest rate on the facility was 6.0%. The Company is also required to pay a variable commitment fee on the unused portion of the facility. At March 31, 2004, the applicable rate was 0.50%. The outstanding borrowings on the facility were repaid on April 6, 2004 using proceeds from the Bonita Bay Acquisition financing discussed above.

        The Medtech Subordinated Notes ("Notes") matured on February 6, 2014 and bore interest at 12% payable quarterly, beginning on May 20, 2004. The total principal amount was due on February 6, 2014. The outstanding Notes were repaid on April 6, 2004 using proceeds from the Bonita Bay Acquisition financing discussed above.

        The Medtech Senior Credit Facility and Subordinated Notes include various restrictive covenants that require the Company to maintain certain financial ratios and limit the Company's ability to incur additional indebtedness and pay dividends. The Company was in compliance with these covenants as of March 31, 2004.

Predecessor Company

        On March 1, 2001, the Predecessor Company entered into a credit agreement with a bank to provide $55,000 in debt ("Term Commitments A and B") and a $10,000 revolving line of credit ("Revolving Line", or together with Term Commitments A and B, the "Senior Debt"). Simultaneously, the Predecessor Company issued $21,500 of subordinated notes payable (the "Senior Subordinated Notes").

        The Senior Debt was collateralized by substantially all the Predecessor Company's assets. Term Commitments A and B bore interest at the Predecessor Company's option of either prime (4.25% at March 31, 2003) plus a variable margin or LIBOR (1.38% at March 31, 2003) plus a variable margin and were scheduled to mature on March 1, 2006 and March 1, 2008, respectively. At March 31, 2003, the applicable interest rates on Term Commitments A and B were 4.88% and 5.38%, respectively. The outstanding borrowings were repaid on February 6, 2004 using proceeds from the Medtech Acquisition financing discussed above.

        The Revolving Line was available until March 1, 2006, with the available borrowing amount based on eligible accounts receivable and inventories. At March 31, 2003, the Predecessor Company was eligible to borrow $6,400 on the Revolving Line, of which there was $1,500 outstanding. The Revolving Line bore interest at the Predecessor Company's option of either prime plus a variable margin or LIBOR plus a variable margin. The variable margin ranged from 1.75% to 3.5% based on the level of outstanding debt. The Predecessor Company was also required to pay a variable commitment fee on the unused portion of the Revolving Line. At March 31, 2003, the applicable rate was 0.50%. The outstanding borrowings were repaid on February 6, 2004 using proceeds from the Medtech Acquisition financing discussed above.

        The Senior Subordinated Notes were scheduled to mature on August 31, 2008, and originally bore interest at 15%. On September 11, 2002, the note agreement was amended to require interest at 17%. In accordance with the terms of the notes, the Predecessor Company has made quarterly interest payments at 15% and has accrued the remaining 2% interest, increasing the principal balance of the notes by $627 and $251 as of February 5, 2004 and March 31, 2003, respectively. The Predecessor Company accounted for this modification as an extinguishment and reissuance of debt in accordance with EITF 96-19, "Debtors Accounting for a Modification or Exchange of Debt Instruments." Accordingly, the Predecessor Company recorded a loss on extinguishment of debt totaling $685 for the year ended March 31, 2003. In conjunction with the purchase of the Senior Subordinated Notes, the Predecessor Company issued 1,048,798 warrants to purchase Class A-1 Common Stock. The warrants were exercisable immediately at an exercise price of $0.01 per share and expire on March 1, 2013. The Predecessor Company initially recorded a discount of $442 on the Senior Subordinated Notes. The unamortized discount was expensed during the year ended March 31, 2003. The outstanding borrowings were repaid on February 6, 2004 using proceeds from the Medtech Acquisition financing discussed above.

        The Senior Debt and Senior Subordinated Notes included various restrictive covenants that required the Predecessor Company to maintain certain financial ratios. The Predecessor Company was in compliance with these covenants as of March 31, 2003.

        The Predecessor Company was subject to an excess cash calculation in connection with the Senior Debt. In the event the Predecessor Company had excess cash as defined in the credit agreement, the Predecessor Company was required to remit a payment to the lender within 90 days after the end of the fiscal year. The excess cash payment was applied pro rata to the last payments due on Term Commitments A and B. The calculation indicated that an excess cash payment of $1,211 was required for the year ended March 31, 2003; accordingly, the required excess cash payment has been included in the current portion of long-term debt at March 31, 2003.

        In connection with the acquisition of the Denorex assets (Note 2), on February 7, 2002, the Predecessor Company issued $21,000 of notes payable to American Home Products Corporation. The notes were payable in three equal installments of $7,000 on December 31, 2002, 2003 and 2004. The amounts payable were non-interest bearing, which required the Predecessor Company to determine the fair value of the notes at the date of the transaction by discounting future payments using an imputed interest rate of 9%. The resulting difference between the future payments and their present value was recorded as a discount and amortized as interest expense using the interest method over the term of the note.

        On January 29, 2003, the terms of the note were modified, requiring the Predecessor Company to pay $623 on March 31, 2003, $616 on June 30, 2003, $607 on September 30, 2003, $12,598 on December 31, 2003 and $7,000 on December 31, 2004. As a result of the modification, in accordance with EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," the Predecessor Company calculated a new effective interest rate of 8.7% based on the carrying amount of the original notes and the revised cash flows. The remaining discount was being amortized as interest expense using the interest method over the remaining term of the note. The outstanding borrowings on the facility were repaid on April 6, 2004 using proceeds from the Bonita Bay acquisition financing discussed above.

        Estimated future principal payments associated with long-term debt at April 6, 2004 are as follows:

Year ending March 31,
2005	$3,550
2006	3,550
2007	3,550
2008	3,550
2009	3,550
Thereafter	650,762

$668,512

Interest Rate Protection Agreement

        On April 2, 2002, the Predecessor Company entered into an interest rate swap agreement to convert approximately 50% of its borrowings on variable-rate Term Commitments A and B to debt with a fixed LIBOR base rate of 5.77%. At March 31, 2003, the interest rate swap agreement had a notional amount of $21,000 and an estimated fair value of $(845). At February 5, 2004, the interest rate swap agreement had a notional amount of $18,094 and an estimated fair value of $197. The interest rate swap agreement was terminated on February 6, 2004, in conjunction with the Medtech Acquisition.

11.  LEASE COMMITMENTS AND OBLIGATIONS

        The Company has operating leases for office facilities in New York, Connecticut and Wyoming, which expire on September 30, 2005, June 30, 2004 and December 31, 2004, respectively. The Company has an option to extend the lease of the Connecticut offices until June 30, 2007.

        During October 2002, the Predecessor Company vacated its office space in Connecticut and entered into an operating lease for office space in New York. The Predecessor Company subleased the Connecticut office to an unrelated entity. The sublease expires June 30, 2004.

        In addition, an affiliated company under common management has agreed to reimburse the Company approximately $63 per year for the use of a portion of the Company's office space in New York. This agreement expires on September 30, 2005.

        The following summarizes future minimum lease payments:

Year ending March 31,	Operating Leases	Amounts Receivable Under Sublease Arrangements
2005	316	35
2006	90	—

	$406	$35

        Rent expense totaled $62 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $357, $418 and $286 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002 (predecessor basis), respectively, net of rent income from subleases totaling $23 for the period from February 6, 2004 to March 31, 2004 (successor basis) and $96 and $104 for the period from April 1, 2003 to February 5, 2004 and the year ended March 31, 2003 (predecessor basis), respectively.

12.  INCOME TAXES

        The provision (benefit) for income taxes consists of the following:

			Year Ended March 31,
	February 6, 2004 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
Current:
Federal	$307	$(30)	$2,151	$(62)
State	51	(4)	129	(4)
Deferred:
Federal	662	1,620	1,530	355
State	34	98	92	22

Provision (benefit) for income taxes from continuing operations	1,054	1,684	3,902	311
Provision (benefit) for income taxes from income (loss) from operations of discontinued Pecos reporting unit	—	—	(1,848)	(43)
Benefit for income taxes from loss on disposal of Pecos reporting unit	—	—	(1,233)	—
Benefit for income taxes from cumulative effect of changes in accounting principle	—	—	(6,467)	—

	$1,054	$1,684	$(5,646)	$268

        The principal components of the Company's deferred tax balances are as follows:

	March 31,
	2004	2003
	(successor basis)	(predecessor basis)
Deferred tax assets:
Allowance for doubtful accounts	$312	$154
Inventory capitalization	83	121
Inventory reserve	45	28
Inventory step-up	(122)	—
Reserve for sales returns and discounts	310	1,449
Interest rate swap	—	296
Net operating loss carryforward	8,306	7,919
Property and equipment	—	36
State income tax	747
Other	270	—
Valuation allowance	—	(1,419)
Deferred tax liabilities:
Intangible assets	(47,145)	(12,093)
Property and equipment	(33)	—
Other	—	(24)

	$(37,227)	$(3,533)

        As a result of Denorex's history of net losses, a valuation allowance was provided for the full amount of Denorex's net deferred tax assets at March 31, 2003. In conjunction with the Medtech Acquisition the valuation allowance was reversed in purchase accounting. At March 31, 2004, Denorex had net operating loss carryforwards of approximately $4,973, which may be used to offset future taxable income. These carryforwards, which are subject to annual limitations as to usage under Section 382, begin to expire in 2022.

        At March 31, 2004, Medtech had net operating loss carryforwards of approximately $16,364. These carryforwards, which are subject to annual limitations as to usage under Section 382, begin to expire in 2020.

        At March 31, 2004, Spic and Span had net operating loss carryforwards of approximately $1,888. These carryforwards, which are subject to annual limitations as to usage under Section 382, begin to expire in 2022.

        A reconciliation of the effective tax rate for continuing operations compared to the statutory U.S. Federal tax rate (34%) is as follows:

			Year Ended March 31,
	February 6 to March 31, 2004	April 1, 2003 to February 5, 2004
			2003	2002
	(successor basis)	(predecessor basis)
Income tax provision at statutory rate	$967	$1,386	$2,349	$319
State income taxes (net of federal income tax benefit)	81	71	139	31
Change in effective state tax rate	—	—	190	(505)
Amortization of intangible assets	—	94	193	—
Valuation allowance	—	321	992	427
Other	6	(188)	39	39

Provision for income taxes from continuing operations	$1,054	$1,684	$3,902	$311

13.  MEMBERS' AND SHAREHOLDER'S EQUITY

Predecessor Company Common Stock

        Medtech and Denorex had the following authorized and outstanding common stock:

	Par Value	Authorized	Outstanding at March 31, 2003	Balance at March 31, 2003
Medtech
Class L	$0.01	700,000	607,320	$6
Class A-1	$0.01	7,000,000	5,395,226	54
Class A-2	$0.01	1,500,000	1,142,391	11

				$71

Denorex:
Class L	$0.01	20,000	11,224	$—
Class A	$0.01	130,000	113,489	1

				$1

Voting

        The holders of the Medtech Class L Common Stock and the Medtech Class A-1 Common Stock are entitled to vote together as a single class on all matters submitted to shareholders for a vote. Each share of Medtech Class A-1 Common Stock is entitled to one vote per share. Each holder of Medtech Class L Common Stock is entitled to the number of votes equal to the number of shares of Medtech Class A-1 Common Stock into which each share of Class L Common Stock is convertible at the time of such vote.

        The holders of the Denorex Class L Common Stock and the Denorex Class A Common Stock are entitled to vote together as a single class on all matters submitted to shareholders for a vote. Each share of Denorex Class A Common Stock is entitled to one vote per share. Each holder of Denorex Class L Common Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which each share of Denorex Class L Common Stock is convertible at the time of such vote.

Dividends and Liquidation Preference

        The Medtech Class L Common Stock had a liquidation and distribution preference of $100 per share plus amounts sufficient to generate an internal rate of return of 8% per year (aggregate liquidation value of $71,707 at March 31, 2003). The holders of Medtech Class L Common Stock were entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference had been satisfied, prior to any dividends or distributions to shareholders of the Medtech Class A-1 or Medtech Class A-2 Common Stock.

        Subsequently, the remaining distributions would be divided among the shareholders of the Medtech Class L Common Stock, the Medtech Class A-1 Common Stock, and the Medtech Class A-2 Common Stock pro rata based on the number of outstanding shares of Common Stock, provided that for distribution purposes each share of Medtech Class L Common Stock shall be deemed to have been converted into a number of shares equal to the number of shares of Medtech Class A-1 Common Stock into which each share of Medtech Class L Common Stock is convertible at the time of such distribution.

        The Denorex Class L Common Stock had a liquidation and distribution preference sufficient to generate an internal rate of return of 8% per year (aggregate liquidation value of $14,220 at March 31, 2003). The holders of Denorex Class L Common Stock were entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference had been satisfied, prior to any dividends or distributions to shareholders of the Denorex Class A Common Stock.

        Subsequently, the remaining distributions would be divided among the shareholders of the Denorex Class L Common Stock and the Denorex Class A Common Stock, pro rata based on the number of outstanding shares of Common Stock, provided that for distribution purposes, each share of Denorex Class L Common Stock shall be deemed to have been converted into a number of shares equal to the number of shares of Denorex Class A Common Stock into which each share of Denorex Class L Common Stock is convertible at the time of such distribution.

Conversion

        Each share of Medtech Class L Common Stock and Medtech Class A-2 Common Stock is convertible into Medtech Class A-1 Common Stock by a vote of the Board of Directors upon a sale of the Common Stock. In addition, the outstanding shares of Medtech Class L Common Stock and Medtech Class A-2 Common Stock automatically convert into Medtech Class A-1 Common Stock immediately prior to an underwritten public offering in which the Predecessor Company receives aggregate proceeds of at least $30,000.

        Each share of Medtech Class L Common Stock converts into the number of shares of Medtech Class A-1 Common Stock determined by dividing the remaining unpaid liquidation and distribution preference per share by the sale price (or public offering price) per Medtech Class A-1 Common Share. Each share of Medtech Class A-2 Common Stock converts to one share of Medtech Class A-1 Common Stock.

        Each share of Denorex Class L Common Stock is convertible into Denorex Class A Common Stock by a vote of the Board of Directors upon a sale of the Common Stock. In addition, the outstanding shares of Denorex Class L Common Stock automatically convert into Denorex Class A Common Stock immediately prior to an underwritten public offering.

        Each share of Denorex Class L Common Stock converts into the number of shares of Denorex Class A Common Stock determined by dividing the remaining unpaid liquidation and distribution preference per share by the sale price (or public offering price) per Denorex Class A Common Share.

14.  EMPLOYEE STOCK AWARDS

        During the year ended March 31, 2003, the Predecessor Company sold its employees 12,471 shares of Denorex Class A Common Stock at a purchase price of $1.00 per share. These shares vest ratably over a four-year period. The Predecessor Company's estimated fair value of the stock on the grant date was $1.00 per share. Accordingly, the Predecessor Company did not record compensation expense for these stock awards.

15.  RELATED PARTY TRANSACTIONS

        The Predecessor Company entered into agreements with its majority shareholder to provide advisory and management services. For the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, the Predecessor Company incurred $1,293, $1,600 and $1,150, respectively, for these services. In addition, the Predecessor Company reimbursed this shareholder for travel expenses totaling $390, $170 and $158 for the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, respectively. This shareholder was also paid $560 during the year ended March 31, 2003 for management and advisory services relating to the acquisition of the Denorex assets on February 7, 2002. At March 31, 2003, the Predecessor Company owed $1,100 to this shareholder, which amounts are included in accounts payable—related parties.

        In addition to the above transactions, the Predecessor Company's majority shareholder committed to fund, if necessary, up to $14,000 to repay the outstanding note payable to American Home Products Corporation as it matures.

        During the year ended March 31, 2002, the Predecessor Company entered into an agreement with an affiliated company under common management to provide certain administrative, technology and support services to the affiliate in exchange for $57 per month. This agreement was amended in April 2002 to reduce this fee to $33 per month. The agreement expires March 1, 2006. The Predecessor Company recognized $333, $391 and $546 for these services during the period from April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, respectively. At March 31, 2003, the affiliated company owed the Predecessor Company $376 which was included in accounts receivable—related parties.

        In January 2004, the Company forgave a $1,404 receivable from Spic and Span.

        In connection with the acquisitions (Note 2), the Company entered into an agreement with an affiliate of GTCR to provide management and advisory services. Under the terms of the agreement, the Company will be required to pay $4,000 per year for these services. In conjunction with the Medtech and Denorex Acquisitions, the Company paid an affiliate of GTCR a fee of $5,026.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying value of cash, accounts receivable and accounts payable at March 31, 2004 and 2003 approximates fair value because of the short-term maturity of these instruments. The carrying value of long-term debt at March 31, 2004 and 2003 approximates fair value based on interest rates for instruments with similar terms and maturities.

17.  CONCENTRATIONS OF CREDIT RISK

        The Company's sales are concentrated in the area of over-the-counter pharmaceutical products and personal care products. The Company sells its products to mass merchandisers and food and drug accounts. During the period from February 6, 2004 to March 31, 2004, April 1, 2003 to February 5, 2004 and the years ended March 31, 2003 and 2002, approximately 66%, 74%, 70% and 68%, respectively, of total sales were derived from 4 of its brands. During the period from February 6, 2004 to March 31, 2004, April 1, 2003 to February 5, 2004 and years ended March 31, 2003 and 2002, approximately 33%, 30%, 24% and 23%, respectively, of total sales were made to one customer. At March 31, 2004, 32% of accounts receivable were owed by one customer.

18.  BUSINESS SEGMENTS

        Segment information has been prepared in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Segments are determined based on products provided by each segment. Within each reportable segment are product lines which have similar characteristics. Accounting policies of the segments are the same as those described in Note 1.

        There were no intersegment sales or transfers during the period from February 6, 2004 to March 31, 2004, the period from April 1, 2003 to February 5, 2004, or the years ended March 31, 2003 or 2002. The Company evaluates the performance of its product lines and allocates resources to them based primarily on gross profit. The table below summarizes information about reportable segments.

Period from February 6, 2004 to March 31, 2004 (successor basis)	Over-the-Counter	Personal Care	Household Cleaning	Other	Consolidated
Net sales	$12,010	$4,721	$2,076	$—	$18,807
Other revenues — related party	—	—	—	54	54

Total revenues	12,010	4,721	2,076	54	18,861
Cost of sales	5,981	2,836	1,206	—	10,023

Gross profit	6,029	1,885	870	54	8,838
Advertising and promotion	869	603	217	—	1,689

Contribution margin	5,160	1,282	653	54	7,149
Other operating expenses					2,580

Operating income					4,569
Other income (expense)					(1,725)
Provision for income taxes					(1,054)

Net income					$1,790

Period from April 1, 2003 to February 5, 2004 (predecessor basis)	Over-the-Counter	Personal Care	Other	Consolidated
Net sales	$43,577	$25,149	$—	$68,726
Other revenues — related party	—	—	333	333

Total revenues	43,577	25,149	333	69,059
Cost of sales	14,685	11,569	—	26,254

Gross profit	28,892	13,580	333	42,805
Advertising and promotion	6,467	6,134	—	12,601

Contribution margin	22,425	7,446	333	30,204
Other operating expenses				17,970

Operating income				12,234
Other income (expense)				(8,157)
Provision for income taxes				(1,684)
Discontinued operations				—
Change in accoounting principle

Net income				$2,393

Year ended March 31, 2003 (predecessor basis)	Over-the-Counter	Personal Care	Other	Consolidated
Net sales	$43,260	$32,788	$—	$76,048
Other revenues — related party	—	—	391	391

Total revenues	43,260	32,788	391	76,439
Cost of sales	12,620	14,855	—	27,475

Gross profit	30,640	17,933	391	48,964
Advertising and promotion	7,420	6,854	—	14,274

Contribution margin	23,220	11,079	391	34,690
Other operating expenses				17,349

Operating income				17,341
Other income (expense)				(10,432)
Provision for income taxes				(3,902)
Discontinued operations				(5,644)
Cumulative effect of change in accounting principle				(11,785)

Net (loss)				$(14,422)

Year ended March 31, 2002 (predecessor basis)	Over-the-Counter	Personal Care	Other	Consolidated
Net sales	$31,084	$14,571	$—	$45,655
Other revenues — related parties	—	—	546	546

Total revenues	31,084	14,571	546	46,201
Cost of sales	9,464	9,235	—	18,699

Gross profit	21,620	5,336	546	27,502
Advertising and promotion	4,329	901	—	5,230

Contribution margin	17,291	4,435	546	22,272
Other operating expenses				12,568

Operating income				9,704
Other income (expense)				(8,766)
Provision for income taxes				(311)
Discontinued operations				(67)

Net income				$560

        During the period from February 6, 2004 to March 31, 2004, the period from April 1, 2003 to February 5, 2004, and the years ended March 31, 2003 and 2002, virtually all sales were made to customers in the United States of America and Canada.

        The table below sets forth sales by major customers:

			Years Ended March 31,
	February 6 to March 5, 2004	April 1, 2003 to February 5 2004
			2003	2002
	(successor basis)	(predecessor basis)
Customer A	$6,283	$22,124	$18,177	$10,486

        No individual geographical area accounted for more than 10% of net sales in any of the periods presented. At March 31, 2004 and 2003, all of the Company's long-term assets were located in the United States of America.

Schedule II

Valuation and Qualifying Accounts

(dollars in thousands)

	Balance at Beginning of Year	Charged to Expense	Deductions	Other		Balance at End of Year
Predecessor Basis
Year ended March 31, 2002
Deferred tax valuation allowance	—	427	—	—		427
Reserves for sales returns	265	2,793	3,819	1,023	(1)	262
Allowance for doubtful accounts	625	167	735	—		57
Allowance for inventory obsolescence	358	179	353	—		184
Pecos Returns Reserve	2,074	3,771	4,957	—		888
Year ended March 31, 2003
Deferred tax valuation allowance	427	992	—	—		1,419
Reserves for sales returns	262	4,305	4,218	—		349
Allowance for doubtful accounts	57	126	94	—		89
Allowance for inventory obsolescence	184	87	193	—		78
Pecos Returns Reserve	888	7,556	4,340	—		4,104
Period ended February 5, 2004
Deferred tax valuation allowance	1,419	325	—	—		1,744
Reserves for sales returns	348	3,254	3,025	—		577
Allowance for doubtful accounts	89	166	114	—		141
Allowance for inventory obsolescence	78	350	340	—		88
Pecos Returns Reserve	4,104	—	2,755	—		1,349
Successor Basis
Period ended March 31, 2004
Deferred tax valuation allowance	1,744	—	—	(1,744	)(2)	—
Reserves for sales returns	684	389	568	288	(3)	793
Allowance for doubtful accounts	141	46	140	13	(3)	60
Allowance for inventory obsolescence	88	70	60	26	(3)	124
Pecos Returns Reserve	1,349	—	163	—		1,186

(1)
During the year ended March 31, 2002, the Company increased its reserve for sales returns as a purchase accounting adjustment related to the Acquisition of Medtech Products, Inc. and The Cutex Company on March 1, 2001.

(2)
As a result of the business combination of Medtech and Denorex, the Company determined that it would probably be able to utilize the deferred tax assets for which a valuation allowance had previously been established. Accordingly, the Company did not record a valuation allowance in purchase accounting.

(3)
As a result of the acquisition of Spic and Span, the Company recorded reserves for sales returns and allowances for doubtful accounts an inventory obsolescense in purchase accounting.

The Spic and Span Company

Financial Statements

For the years ended December 31, 2003 and 2002
and for the period from January 24, 2001 through December 31, 2001

Report of Independent Auditors

To the Board of Directors and Shareholders
of The Spic and Span Company

        In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Spic and Span Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and for the period from inception (January 24, 2001) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

Salt Lake City, Utah
March 18, 2004

The Spic and Span Company

Balance Sheet

(in thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash	$863	$229
Accounts receivable, net	2,278	1,982
Income taxes receivable	—	656
Inventories	1,044	1,376
Prepaid expenses	52	281
Deferred income taxes	—	566

Total current assets	4,237	5,090
Property, plant and equipment	384	434
Goodwill, net	1,433	1,433
Other long-term assets, net	31,214	32,700

Total assets	$37,268	$39,657

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$696	$2,779
Accounts payable—related parties	2,261	443
Accrued liabilities	1,420	1,020
Current portion of long-term debt	2,150	1,724

Total current liabilities	6,527	5,966
Long-term debt, net of current portion	7,481	10,000
Subordinated notes payable to shareholders	—	10,000
Interest payable to shareholders	—	1,548
Deferred income taxes	—	808

Total liabilities	14,008	28,322

Commitments and contingencies (Note 11)
Shareholders' equity:
Class L-1 Common Stock, $0.01 par value, 20,000 shares authorized, 12,503 shares issued and outstanding (liquidation preference at December 31, 2003—$12,544)	—	—
Class L Common Stock, $0.01 par value, 11,000 shares issued and outstanding (liquidation preference at December 31, 2003—$13,882)	—	—
Class A Common Stock, $0.0001 par value, 275,000 shares authorized, 114,904 shares issued and outstanding	—	—
Additional paid-in-capital	23,530	11,028
Retained earnings (accumulated deficit)	(270)	307

Total shareholders' equity	23,260	11,335

Total liabilities and shareholders' equity	$37,268	$39,657

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Statements of Operations

(in thousands, except share data)

	Year ended December 31,
			Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
NET SALES	$20,173	$18,924	$20,856
COST OF SALES	11,191	9,569	8,652

Gross profit	8,982	9,355	12,204

OPERATING EXPENSES:
General and administrative	4,776	4,286	3,646
Advertising and promotion	4,506	3,810	2,286
Depreciation	109	63	26
Amortization of goodwill	—	—	45
Amortization of other long-term assets	1,152	1,177	1,078

Total operating expenses	10,543	9,336	7,081

Operating income (loss)	(1,561)	19	5,123

OTHER INCOME (EXPENSE):
Gain on sale of trademark	2,900	—	—
Other income (expense), net	185	2	(105)
Interest expense, net	(2,327)	(2,205)	(2,200)

Total other income (expense)	758	(2,203)	(2,305)

Income (loss) before income taxes	(803)	(2,184)	2,818
Benefit (provision) for income taxes	226	713	(1,040)

Net income (loss)	$(577)	$(1,471)	$1,778

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Statement of Shareholders' Equity

(in thousands, except share data)

	Class L-1 Common Stock		Class L Common Stock		Class A Common Stock
								Retained Earnings (Accumulated Deficit)
							Additional Paid-In Capital
	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance at inception (January 24, 2001)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class L and Class A Common Stock	—	—	11,000	—	99,000	—	11,000	—	11,000
Issuance of Class A Common Stock for purchase of business	—	—	—	—	7,647	—	7	—	7
Issuance of restricted Class A Common Stock	—	—	—	—	20,760	—	21	—	21
Net income	—	—	—	—	—	—	—	1,778	1,778

Balance at December 31, 2001	—	—	11,000	—	127,407	—	11,028	1,778	12,806
Net loss	—	—	—	—	—	—	—	(1,471)	(1,471)

Balance at December 31, 2002	—	—	11,000	—	127,407	—	11,028	307	11,335
Issuance of Class L-1 Common Stock in exchange for subordinated notes and and interest payable to shareholders and Class A Common Stock	12,503	—	—	—	(12,503)	—	12,502	—	12,502
Net loss	—	—	—	—	—	—	—	(577)	(577)

Balance at December 31, 2003	12,503	$—	11,000	$—	114,904	$—	$23,530	$(270)	$23,260

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Statements of Cash Flows

(in thousands)

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(577)	$(1,471)	$1,778
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	109	63	26
Amortization of goodwill	—	—	45
Amortization of other long-term assets	1,152	1,177	1,078
Amortization of deferred financing costs	379	344	252
Gain on sale of trademark	(2,900)	—	—
Loss on extinguishment of debt	23	—	—
Loss on sale of property, plant and equipment	—	—	13
Deferred income taxes	(242)	(159)	401
Changes in operating assets and liabilities:
Accounts receivable	(296)	(299)	(1,683)
Income taxes receivable	656	(584)	(72)
Inventories	332	(1,376)	—
Prepaid expenses	229	102	(383)
Accounts payable	(2,083)	2,730	49
Accounts payable—related parties	1,818	443	—
Accrued expenses	400	(744)	1,764
Interest payable to shareholders	954	800	748

Net cash provided by (used in) operating activities	(46)	1,026	4,016

Cash flows from investing activities:
Purchases of property, plant and equipment	(59)	(369)	(167)
Purchase of business	—	—	(21,024)
Sale of trademark	2,900	—	—

Net cash provided by (used in) investing activities	2,841	(369)	(21,191)

Cash flows from financing activities:
Bank overdraft	—	(33)	33
Deferred financing costs	(68)	(175)	(823)
Borrowings from shareholders	—	—	10,500
Payment on borrowings from shareholders	—	—	(500)
Proceeds from issuance of common stock	—	—	11,021
Borrowings under line of credit	16,300	7,186	—
Payments on line of credit	(18,024)	(5,462)	—
Payments on long-term debt	(369)	(3,000)	(2,000)

Net cash provided by (used in) financing activities	(2,161)	(1,484)	18,231

Net increase (decrease) in cash	634	(827)	1,056
Cash at beginning of period	229	1,056	—

Cash at end of period	$863	$229	$1,056

Supplemental cash flow information:
Interest paid	$991	$1,765	$1,229
Income taxes paid	$10	$32	$711
Issuance of debt for purchase of business	$—	$—	$15,000
Issuance of common stock for purchase of business	$—	$—	$7
Issuance of Class L-1 Common Stock in exchange for subordinated notes and interest payable to shareholders and Class A Common Stock	$12,502	$—	$—

The accompanying notes are an integral part of these financial statements.

The Spic and Span Company

Notes to Financial Statements

(in thousands, except share data)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        The Spic and Span Company (the "Company") was incorporated on November 30, 2000, and began operations on January 24, 2001. The Company is engaged in the marketing, sales and distribution of leading household cleaning brands sold primarily through supermarkets and mass merchandise outlets in the United States.

        On March 5, 2004 the Company was acquired (Note 18) by Prestige Household Brands, Inc., a wholly-owned subsidiary of Prestige Brands International, LLC (the "Acquiring Company").

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

        Substantially all of the Company's cash is held by two banks, located in Wyoming and California, respectively. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable

        The Company extends non-interest bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained; however collateral is not required

Inventories

        Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides a reserve for slow moving and obsolete inventory.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost and are depreciated using the straight-line method based on the following estimated useful lives:

Machinery	7 years
Computer equipment	3 years
Furniture and fixtures	5 years

        Expenditures for maintenance and repairs are charged to expense as incurred. When an asset is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

        Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment losses are recognized if the carrying amount of the asset exceeds its fair value. No impairment losses were recorded during the years ended December 31, 2003 and 2002 or the period from inception (January 24, 2001) through December 31, 2001.

Goodwill

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under this standard, goodwill will no longer be amortized, but will be tested for impairment at least annually. Accordingly, the Company ceased amortization of its goodwill January 1, 2002. The Company evaluated the remaining $1,433 of unamortized goodwill as of January 1, 2002 and December 31, 2002 and 2003, and determined that no impairment charge should be recorded.

        The following table reflects what the Company's net income (loss) would have been for the period from inception (January 24, 2001) through December 31, 2001, exclusive of amortization expense related to goodwill:

Period from inception (January 24, 2001) through December 31, 2001
Net income	$1,778
Add back: goodwill amortization	45

Adjusted net income (loss)	$1,823

Other Long-Term Assets

        Other long-term assets are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis as follows:

Trademarks	30 years
Artwork cylinders	2 years
Deferred financing costs	1-3 years

        Other long-term assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment losses are recognized if the carrying amount of the asset exceeds fair value. No impairment losses were recorded during the years ended December 31, 2003 and 2002 or the period from inception (January 24, 2001) through December 31, 2001.

Revenue Recognition

        Revenue is recognized upon shipment of product. Provision is made for estimated customer returns, discounts and allowances at the time of sale.

Advertising and Promotion Costs

        Advertising and promotion costs are expensed as incurred. Slotting fees associated with products are recognized as a reduction of sales. Under slotting arrangements, the retailers allow the Company's products to be placed on the stores' shelves in exchange for slotting fees. Direct reimbursements of advertising costs are reflected as a reduction of advertising costs in the period earned.

Stock-Based Compensation

        The Company accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123." Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price of the option. Through December 31, 2003, no stock options have been granted.

Income Taxes

        The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Reclassifications

        Certain amounts for the year ended December 31, 2002 and the period from inception (January 24, 2001) through December 31, 2001, have been reclassified to conform to the current year presentation. The reclassifications had no effect on total assets, total liabilities, shareholders' equity or net income (loss).

Recent Accounting Pronouncements

        During the year ended December 31, 2002, the Company adopted Financial Accounting Standards Board Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosure about guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for periods ending after December 15, 2002. The adoption of this standard did not have a material impact on the Company's results of operations or financial position.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, (FIN 46), "Consolidation of Variable Interest Entities." In December 2003, the FASB revised FIN 46. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for the Company for all new variable interest entities created or acquired after December 31, 2003. For variable interest entities created or acquired prior to December 31, 2003, the provisions of FIN 46 must be applied for the first annual period beginning after December 15, 2004. The adoption of this standard is not expected to have a material impact on the Company's results of operations or financial position.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The adoption of this standard is not expected to have a material impact on the Company's results of operations or financial position.

2. LIQUIDITY

        The Company incurred net losses of $(577) and $(1,471) for the years ended December 31, 2003 and 2002 and as discussed in Note 8 has significant debt payments due in 2004. As discussed in Note 1, the Company was acquired on March 5, 2004. In conjunction with the acquisition, the Acquiring Company paid off the Company's long term debt (Note 8). As a result of the acquisition, there will be a significant reduction in interest and general administrative expenses. As a result, the Company expects to generate positive cash flow from operations during 2004 and future years. The Company will have no required principal payments on the debt related to the acquisition until 2009.

3. ACQUISITION

        On January 24, 2001, the Company acquired certain assets from The Procter and Gamble Company (the "Acquisition"). Under the terms of the purchase agreement, the Company acquired the assets in exchange for $20,000 in cash, $15,000 of notes payable and 7,647 shares of Class A common stock valued at $7. Direct acquisition costs were $1,024. The transaction was accounted for under the purchase method of accounting. As a result of the Acquisition, the Company recorded intangible assets of $36,031.

        The fair value of the acquired assets, as recorded at the date of Acquisition, is set forth in the following table:

Trademarks	$34,500
Goodwill	1,478
Other	53

$36,031

        Simultaneously with the Acquisition, the Company issued 11,000 shares of Class L Common Stock and 99,000 shares of Class A Common Stock in exchange for $11,000 of cash. In addition, the Company issued $10,000 of subordinated notes payable to its shareholders. These amounts were used to fund the Acquisition.

4. ACCOUNTS RECEIVABLE

        Accounts receivable consist of the following:

	December 31,
	2003	2002
Trade accounts receivable	$2,360	$2,051
Less: allowance for discounts, returns and bad debts	(82)	(69)

	$2,278	$1,982

5. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following:

	December 31,
	2003	2002
Machinery	$372	$313
Computer equipment	150	150
Furniture and fixtures	60	60

	582	523
Less accumulated depreciation	(198)	(89)

	$384	$434

6. OTHER LONG-TERM ASSETS

        Other long-term assets consist of the following at December 31, 2003:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$34,500	$(3,354)	$31,146
Deferred financing costs, net	68	—	68

	$34,568	$(3,354)	$31,214

        At December 31, 2003 the Company's goodwill and intangible assets have a tax basis of $29,004.

        Other long-term assets consist of the following at December 31, 2002:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$34,500	$(2,204)	$32,296
Other	53	(51)	2
Deferred financing costs, net	402	—	402

	$34,955	$(2,255)	$32,700

        Amortization of intangible assets totaled $1,152 and $1,177 for the years ended December 31, 2003 and 2002 and $1,078 for the period from inception (January 24, 2001) through December 31, 2001.

        The Company's future amortization of intangible assets is expected to be as follows:

Year ending December 31,
2004	$1,150
2005	1,150
2006	1,150
2007	1,150
2008	1,150
Thereafter	25,396

$31,146

7. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	December 31,
	2003	2002
Accrued payroll	$407	$90
Accrued marketing	438	439
Accrued liquidated damages	308	—
Accrued freight	75	217
Other accrued liabilities	192	274

	$1,420	$1,020

8. LONG-TERM DEBT

        Long-term debt consists of the following:

	December 31,
	2003	2002
Line of credit with bank, variable interest rate, due October 15, 2003	$—	$1,724
Note payable, fixed interest rate at 9%, due June 15, 2006	9,631	10,000

	9,631	11,724
Less: current portion	(2,150)	(1,724)

	$7,481	$10,000

        Estimated future principal payments associated with long-term debt at December 31, 2003 are as follows:

Year ending December 31,
2004	$2,150
2005	3,000
2006	4,481

$9,631

        On July 1, 2002, the Company entered into a credit agreement with a bank to obtain a $4,000 revolving line of credit ("Revolving Line"). The Revolving Line expired on December 31, 2003. The Company paid $175 of deferred financing costs related to the Revolving line during the year ended December 31, 2002.

        In connection with the Acquisition (Note 3), on January 24, 2001, the Company entered into a credit agreement ("Credit Agreement") with The Procter and Gamble Company to provide $15,000 in debt, bearing interest at a fixed rate of 9%. The Credit Agreement is collateralized by substantially all the Company's assets. The Credit Agreement allows the Company to make voluntary prepayments of the note, which originally matured on January 24, 2004.

        On December 17, 2003, the terms of the Credit Agreement were modified, to require principal payments of $650 on January 31, 2004, $1,500 on June 15, 2004, $1,500 on January 31, 2005, $1,500 on June 15, 2005, $1,500 on January 31, 2006, and $2,981 on June 15, 2006. However, if the Company pays $7,631 of the principal balance and all accrued interest prior to June 30, 2004, the Credit Agreement provides that no additional payments will be required. The Company accounted for this modification of the Credit Agreement as an extinguishment and re-issuance of debt in accordance with EITF 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments." Accordingly, the Company recorded a loss on extinguishment of debt $23 which is included in other expense on the statement of operations. The Company also recorded $68 of deferred financing costs incurred as a result of the modification.

        Under the terms of the Credit Agreement, the Company is required to comply with certain restrictive covenants. As of December 31, 2003, the Company was in compliance with these covenants.

        In connection with the Credit Agreement, the Company issued a warrant to purchase 6,647 shares of Class A Common Stock at an exercise price of $1.00 per share to The Procter and Gamble Company. The warrant was originally exercisable over a three-year period ending February 15, 2004. In connection with the modification of the Credit Agreement, the warrant became fully vested on December 17, 2003. The warrant expires on June 15, 2010.

        In connection with the modification of the Credit Agreement, the Company issued The Procter and Gamble Company a warrant to purchase 1,500 shares of Class L Common Stock at an exercise price of $1.00 per share. If the scheduled payments under the Credit Agreement are not made, the warrant becomes exercisable on a pro-rata basis over the term of the Credit Agreement. No value was assigned to the warrant because the Company determined that the likelihood of the warrant becoming exercisable was remote.

9. SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS

        In connection with the Acquisition (Note 3), on January 24, 2001, the Company issued $10,000 of subordinated notes payable to certain of the Company's shareholders. These subordinated notes payable bore interest at a fixed rate of 8% and were originally due January 24, 2004. In accordance with the terms of the subordination agreement, no payments of principal or interest could be made on these notes until the borrowings under the Credit Agreement with The Procter and Gamble Company have been paid in full. At December 31, 2002 and 2001, respectively, the Company had accrued $1,548 and $748 of interest on these notes.

        On December 17, 2003, the Company issued 12,503 shares of Class L-1 Common Stock in exchange for the subordinated notes payable to shareholders of $10,000 and accrued interest of $2,502, along with 12,503 shares of Class A Common Stock.

        On January 24, 2001, the Company issued a $500 short-term note payable to the Company's principal shareholder to finance working capital. This note was repaid during the period from inception (January 24, 2001) through December 31, 2001.

10. SALE OF TRADEMARK

        Effective November 18, 2003 the Company sold the rights to its Italian trademark for $2,900. At the date of the Acquisition, there were no revenues being generated outside the United States and no value was assigned to any foreign trademarks. As a result, the Company recorded a gain on sale of trademark of $2,900.

        During the year ended December 31, 2003, the Company recorded $213 of royalties related to the use of the Italian trademark, which are included in other income in the statement of operations.

11. COMMITMENTS AND CONTINGENCIES

        The Company shares office space in New York with an affiliated company and has agreed to reimburse the affiliated company for a portion of the lease costs. The operating lease expires on September 30, 2005. The Company's minimum future payments under this lease are as follows:

Year ending December 31,
2004	$63
2005	47

$110

        Rent expense totaled $64 and $72 for the years ended December 31, 2003 and 2002 and $63 for the period from inception (January 24, 2001) through December 31, 2001.

        On July 29, 2002, the Company entered into a 10 year manufacturing and supply agreement with an unrelated company. Pursuant to this agreement, the Company agreed to purchase certain minimum quantities of product over the initial three years of the agreement or to pay liquidated damages of up to $360. The Company has recorded a liability of $308 at December 31, 2003 which represents its estimate of the probable liquidated damages. Such estimate is based on historical and expected purchases during the initial three years of the agreement.

        On June 24, 2002, the Company entered into a seven year manufacturing and supply agreement with an unrelated company. Pursuant to this agreement, the Company agreed to reimburse the manufacturer for certain equipment if the Company terminates the agreement due to a change in control of the Company prior to June 24, 2007. At December 31, 2003, the Company had a contingent liability of $274 related to this agreement.

        In connection with the Acquisition (Note 3), the Company entered into a transitional services agreement and a transitional supply agreement with The Procter and Gamble Company. Under the terms of these agreements, The Procter and Gamble Company agreed to perform certain services for the Company, including manufacturing, distribution and administrative services in exchange for a variable fee based on product shipments. All costs related to these agreements have been included in cost of sales. These agreements expired on September 30, 2002.

12. INCOME TAXES

        The benefit (provision) for income taxes consists of the following:

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Current:
Federal	$—	$568	$(564)
State	(16)	(14)	(75)
Deferred:
Federal	211	144	(354)
State	31	15	(47)

	$226	$713	$(1,040)

        The principal components of the Company's deferred tax balances are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforward	$1,218	$616
Allowance for discounts, returns and bad debts	32	26
Other	227	31
Valuation allowance	(56)	—
Deferred tax liabilities:
Intangible assets	(1,372)	(865)
Property, plant and equipment	(49)	(50)

	$—	$(242)

        As a result of the Company's operating losses in 2003 and 2002 a valuation allowance has been provided for the full amount of the Company's net deferred tax asset at December 31, 2003. At December 31, 2003, the Company had net operating loss carryforwards of approximately $3,123 which may be used to offset future taxable income. These carryforwards begin to expire in 2020. Effective March 5, 2004, as a result of the acquisition of the Company, utilization of the net operating loss carryforwards may be limited to $1,785 per year under Section 382.

        A reconciliation of the Company's benefit (provision) for income taxes to the amount computed at the statutory U.S. Federal tax rate (34%) is as follows:

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Income taxes at statutory rate	$273	$743	$(958)
State income taxes (net of federal income tax benefit)	10	57	(80)
Valuation allowance	(56)	—	—
Other	(1)	(87)	(2)

	$226	$713	$(1,040)

13. SHAREHOLDERS' EQUITY

Reverse Stock Split

        On December 17, 2003, the Company's articles of incorporation were amended to create a new class of stock (Class L-1 Common Stock) and to affect a 1-for-100 reverse stock split. As a result, the Company has authorized 20,000 Class L-1 Common Shares, 23,000 Class L Common Shares and 275,000 Class A Common Shares (together the "Common Stock"). Prior to the reverse stock split, the Company had authorized 2,500,000 Class L Common Shares and 27,500,000 Class A Common Shares. All share data reflected in these financial statements is shown after giving retroactive effect to the 1-for-100 reverse stock split.

Voting

        The holders of the Class L-1, Class L and Class A Common Stock are entitled to vote together as a single class on all matters submitted to shareholders for a vote. Each share of Class A Common Stock is entitled to one vote per share. Each holder of Class L-1 and Class L Common Stock is entitled to the number of votes equal to the number of shares of Class A Common Stock into which each share of Class L-1 or Class L Common Stock is convertible at the time of such vote.

Dividends and Liquidation Preference

        The Class L-1 and Class L Common Stock has a liquidation and distribution preference of $1,000 per share plus amounts sufficient to generate an internal rate of return of 8% per year (aggregate Class L-1 liquidation value of $12,544 at December 31, 2003; aggregate Class L liquidation value of $13,882 at December 31, 2003). The holders of Class L-1 Common Stock are entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference has been satisfied, prior to any dividends or distributions to shareholders of the Class L or Class A Common Stock. The holders of Class L Common Stock are entitled to receive all dividends or other distributions declared by the Board of Directors until the liquidation preference has been satisfied, prior to any dividends or distributions to shareholders of the Class A Common Stock.

        Subsequently, the remaining distributions will be divided among the shareholders of the Class L-1, Class L and Class A Common Stock pro rata based on the number of outstanding shares of Common Stock, provided that for distribution purposes, each share of Class L-1 and Class L Common Stock shall be deemed to have been converted into a number of shares equal to the number of shares of Class A Common Stock into which each share of Class L-1 and Class L Common Stock is convertible at the time of such distribution.

Conversion

        Each share of Class L-1 and Class L Common Stock is convertible to Class A Common Stock by a vote of the Board of Directors upon a sale of the Common Stock. In addition, the outstanding shares of Class L-1 and Class L Common Stock automatically convert to Class A Common Stock immediately prior to an underwritten public offering.

        Each share of Class L-1 and Class L Common Stock converts to the number of shares of Class A Common Stock determined by dividing the remaining unpaid liquidation and distribution preference per share by the sale price (or public offering price) per Class A Common Share.

14. EMPLOYEE STOCK AWARDS

        During the year ended December 31, 2001, the Company sold its employees 20,760 shares of restricted Class A Common Stock at a purchase price of $1.00 per share. These shares vest ratably over a 4-year period. The Company's estimated fair value of the stock on the grant date was $1.00 per share. Accordingly, the Company did not record compensation expense for these stock awards.

15. RELATED PARTY TRANSACTIONS

        The Company has entered into an agreement with its majority shareholder to provide advisory and management services. The Company expensed $600 for these services for each of the years ended December 31, 2003 and 2002, and for the period from inception (January 24, 2001) through December 31, 2001. In addition, the Company reimbursed this shareholder for travel related expenses totaling $197 and $47 for the years ended December 31, 2003 and 2002, respectively, and $198 for the period from inception (January 24, 2001) through December 31, 2001. This shareholder was also paid $820 for management and advisory services relating to the Acquisition on January 24, 2001. At December 31, 2003 and 2002, the Company owed $800 and $218, respectively, to this shareholder, which was included in accounts payable—related parties.

        During 2001, the Company also entered into an agreement with an affiliated company under common management, in which the affiliate agreed to provide certain technology and support services to the Company in exchange for $57 per month. This agreement was amended in April 2002 to reduce this fee to $33 per month. The Company incurred $390 and $463 for these services for the year ended December 31, 2003 and 2002 and $284 for the period from inception (January 24, 2001) through December 31, 2001. The agreement expires March 1, 2006. At December 31, 2003 and 2002, the Company owed $944 and $198, respectively, to this affiliated company, which was included in accounts payable—related parties. In February 2004, the affiliated company forgave the accounts payable.

        During 2003 and 2002, an affiliated company paid certain operating expenses totaling $716 and $188, respectively, on behalf of the Company. As a result, at December 31, 2003 and 2002, the Company owed $517 and $27 to this affiliated company, which was included in accounts payable—related parties. In February 2004, the affiliated Company forgave the accounts payable.

16. CONCENTRATIONS OF CREDIT RISK

        The Company's sales are concentrated in the area of cleaning products. The Company sells its products to mass merchandisers and supermarkets located in the United States. During the year ended December 31, 2003 and 2002, approximately 65% and 66% of the Company's sales were derived from one of its products and approximately 20% and 19% of the Company's sales were made to two customers, with the largest customer accounting for 13% and 13% of sales, respectively. During the period from inception (January 24, 2001) through December 31, 2001, approximately 75% of the Company's sales were derived from one of its products and approximately 20% of the Company's sales were made to two customers, with the largest customer accounting for 15% of sales.

        At December 31, 2003 the Company had four customers with receivable balances greater than 10% of total accounts receivable.

17. BUSINESS SEGMENTS

        Based on the Company's method of internal reporting. The Company has one operating segment.

        The table below sets forth sales to major customers:

	Year ended December 31,		Period from inception (January 24, 2001) through December 31, 2001
	2003	2002
Customer A	$2,627	$2,884	$3,501

18. SUBSEQUENT EVENT

        On March 5, 2004, the Company was acquired by Prestige Household Brands, Inc., a wholly-owned subsidiary of Prestige Brands International, LLC (the "Acquiring Company"). In connection with this acquisition, the Acquiring Company paid-off the Company's long-term debt (Note 8). As a result, the Company recorded a gain on extinguishment of debt of approximately $2,000 and the warrants to purchase 6,647 shares of Class A Common Stock and 1,500 shares of Class L Common Stock were cancelled. In addition, the Company retired 7,647 shares of its Class A Common Stock held by the Procter and Gamble Company.

Bonita Bay Holdings, Inc.

Consolidated Financial Statements

Years ended December 31, 2003, 2002 and 2001
with Report of Independent Certified Public Accountants

Report of Independent Registered Certified Public Accountants

The Board of Directors and Stockholders
Bonita Bay Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Bonita Bay Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bonita Bay Holdings, Inc. as of December 31, 2003 and December 31, 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the company changed its method of accounting for goodwill and other intangible assets.

                      /s/ Ernst & Young LLP

Tampa, Florida
February 20, 2004

Bonita Bay Holdings, Inc.

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$7,153,906	$7,463,528
Accounts receivable, net of allowance for doubtful accounts and discounts of $365,891 and $1,226,501, respectively	23,119,991	15,595,726
Inventories	10,625,913	12,441,162
Prepaid expenses	1,017,608	2,274,036
Deferred income taxes	—	340,902

Total current assets	41,917,418	38,115,354
Property and equipment, net	3,272,853	4,504,950
Other noncurrent assets:
Trademarks and other purchased product rights, net	310,190,618	310,784,569
Debt issuance costs, net	7,884,590	9,410,802
Other	224,360	11,252

Total other noncurrent assets	318,299,568	320,206,623

Total assets	$363,489,839	$362,826,927

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,726,036	$9,848,417
Accrued expenses	5,680,223	3,542,773
Deferred income taxes	117,471	—
Income taxes payable	1,353,207	1,363,495
Current maturities of long-term debt	25,260,000	20,910,000

Total current liabilities	43,136,937	35,664,685
Deferred income taxes	15,451,791	6,968,263
Other long-term liabilities	590,664	1,238,360
Long-term debt, net of current maturities	153,817,551	177,780,431
Common stock warrants	2,355,330	2,684,569
Stockholders' equity:
Class A, voting common stock, no par value; 125,000,000 shares authorized, 52,746,509 and 59,014,709 shares issued and outstanding	57,643,125	70,598,392
Class B, nonvoting common stock, no par value; 50,000,000 shares authorized; 34,340,506 shares issued and outstanding	47,330,446	47,330,446
Receivable from sale of stock	(1,186,333)	(1,122,684)
Retained earnings	44,503,941	22,231,550
Accumulated other comprehensive loss	(153,613)	(547,085)

Total stockholders' equity	148,137,566	138,490,619

Total liabilities and stockholders' equity	$363,489,839	$362,826,927

See accompanying notes.

Bonita Bay Holdings, Inc.

Consolidated Statements of Income

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Sales	$183,920,595	$122,353,757	$61,367,894
Returns, discounts and allowances	(16,850,740)	(11,787,626)	(6,399,577)

Net sales	167,069,855	110,566,131	54,968,317
Cost of sales	82,663,523	58,447,880	26,488,911

Gross profit	84,406,332	52,118,251	28,479,406

Operating expenses:
Advertising and promotion	19,525,302	10,132,868	7,425,355
Depreciation and amortization	1,744,253	744,439	4,155,245
General and administrative	9,733,510	5,555,994	4,138,169

Total operating expenses	31,003,065	16,433,301	15,718,769

Income from operations	53,403,267	35,684,950	12,760,637
Loss on extinguishment of debt	—	—	(1,604,300)
Interest expense	(17,482,602)	(8,111,635)	(6,212,878)
Interest income	175,220	103,238	13,432

Income before income taxes	36,095,885	27,676,553	4,956,891
Provision for income taxes	13,823,494	11,106,800	1,874,126

Net income	$22,272,391	$16,569,753	$3,082,765

See accompanying notes.

Bonita Bay Holdings, Inc.

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 2003, 2002 and 2001

	Common Stock
	Class A		Class B						Accumulated Other Comprehensive Loss
					Treasury Stock	Receivable from Sale of Stock	Retained Earnings	Comprehensive Income
	Shares	Value	Shares	Value						Total
Balance, December 31, 2000	45,830,780	$45,830,780	1,791,220	$1,791,220	$—	$—	$2,579,032		$—	$50,201,032
Repurchase of Class A common stock	(10,000,000)	—	—	—	(14,000,000)	—	—		—	(14,000,000)
Issuance of Class A common stock, net of stock issuance costs	15,673,929	9,148,070	—	—	14,000,000	(1,059,035)	—		—	22,089,035
Issuance of Class B common stock, net of stock issuance costs	—	—	32,549,286	44,501,930	—	—	—		—	44,501,930
Exercise of stock options	10,000	10,000	—	—	—	—	—		—	10,000
Issuance of common stock warrants	—	1,042,704	—	1,037,296	—	—	—		—	2,080,000

Net income	—	—	—	—	—	—	3,082,765	$3,082,765	—	3,082,765

								$3,082,765

Balance, December 31, 2001	51,514,709	56,031,554	34,340,506	47,330,446	—	(1,059,035)	5,661,797		—	107,964,762
Issuance of Class A common stock, net of stock issuance costs	7,500,000	14,575,238	—	—	—	—	—		—	14,575,238
Exercise of stock options	14,000	14,000	—	—	—	—	—		—	14,000
Repurchase and retirement of Class A common stock	(14,000)	(22,400)	—	—	—	—	—		—	(22,400)
Interest on receivable from sale of stock	—	—	—	—	—	(63,649)	—		—	(63,649)
Net income	—	—	—	—	—	—	16,569,753	$16,569,753	—	16,569,753
Other comprehensive income:
Change in fair value of interest rate swap and collar agreements, net of income taxes of $360,873	—	—	—	—	—	—	—	(547,085)	(547,085)	(547,085)

								$16,022,668

Balance, December 31, 2002	59,014,709	70,598,392	34,340,506	47,330,446	—	(1,122,684)	22,231,550		(547,085)	138,490,619
Issuance of Class A common stock, net of stock issuance costs	166,300	332,600	—	—	—	—	—		—	332,600
Exercise of stock options	28,167	32,467	—	—	—	—	—		—	32,467
Repurchase and retirement of Class A common stock	(6,462,667)	(13,320,334)	—	—	—	—	—		—	(13,320,334)
Interest on receivable from sale of stock	—	—	—	—	—	(63,649)	—		—	(63,649)
Net income	—	—	—	—	—	—	22,272,391	$22,272,391	—	22,272,391
Other comprehensive income:
Change in fair value of interest rate swap and collar agreements, net of income taxes of $254,224	—	—	—	—	—	—	—	393,472	393,472	393,472
								$22,665,863
Balance, December 31, 2003	52,746,509	$57,643,125	34,340,506	$47,330,446	$—	$(1,186,333)	$44,503,941		$(153,613)	$148,137,566

See accompanying notes.

Bonita Bay Holdings, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Operating activities
Net income	$22,272,391	$16,569,753	$3,082,765
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	—	—	1,604,300
Accretion of debt discount to interest expense	483,916	—	475,700
Depreciation and amortization	1,744,253	744,439	4,155,245
Deferred taxes	8,687,680	5,411,113	1,386,714
Interest earned on receivable from sale of stock	(63,649)	(63,649)	—
Reallocation of purchase price	743,956	—	—
Paid in kind interest	503,964	—	—
Changes in assets and liabilities:
Accounts receivable	(7,524,265)	(5,488,194)	(1,514,875)
Income taxes receivable	—	—	(27,000)
Inventories	1,815,249	(3,604,299)	(2,130,237)
Prepaid expenses	1,256,428	(1,155,804)	(710,036)
Debt issuance costs	2,039,300	1,003,209	1,504,738
Accounts payable	877,619	6,595,828	1,283,214
Accrued expenses	2,137,450	606,502	1,684,825
Income taxes payable	(10,288)	1,390,495	(892,308)

Net cash provided by operating activities	34,964,004	22,009,393	9,903,045
Investing activities
Purchases of fixed assets	(369,654)	(241,916)	(120,452)
Acquisition of Clear eyes/Murine brands	(295,367)	(110,700,129)	—
Acquisition of Comet brand	(4,638)	—	(144,805,862)
Disposals of fixed assets	7,496	—	—
Changes in other noncurrent assets	(213,108)	—	—

Net cash used in investing activities	(875,271)	(110,942,045)	(144,926,314)
Financing activities
Issuance of common stock, net of stock issuance costs	332,600	14,575,238	52,590,965
Exercise of stock options	32,467	14,000	10,000
Repurchase and retirement of common stock	(13,320,334)	(22,400)	—
Reallocation/issuance of common stock warrants	(329,239)	2,684,569	2,080,000
Payments under line of credit agreement	—	(1,000,000)	—
Payments under long-term debt	(35,600,761)	(23,475,000)	(51,705,000)
Proceeds from debt	15,000,000	108,740,431	136,500,000
Debt issuance costs	(513,088)	(5,929,626)	(5,255,780)

Net cash (used in) provided by financing activities	(34,398,355)	95,587,212	134,220,185

Net (decrease) increase in cash	(309,622)	6,654,560	(803,084)
Cash at beginning of year	7,463,528	808,968	1,612,052

Cash at end of year	$7,153,906	$7,463,528	$808,968

Supplemental disclosures of cash flow information
Cash paid for interest	$15,751,257	$7,508,000	$3,635,301

Cash paid for income taxes	$5,167,219	$4,294,769	$1,392,412

See accompanying notes.

Bonita Bay Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2003

1. ORGANIZATION AND OPERATIONS

        Bonita Bay Holdings, Inc. and its wholly-owned subsidiaries (the Company) market and manufacture branded over-the-counter consumer products. The Company's products are sold through mass merchandisers, independent and chain drug stores, drug wholesalers and food stores in the United States and in various markets throughout the world. The Company acquired all of the assets related to the Prell, Chloraseptic and Comet brands from The Procter & Gamble Company ("P&G") effective November 1, 1999, March 30, 2000 and October 2, 2001, respectively. Additionally, the Company acquired all of the assets related to the Clear eyes/Murine brands from Abbott Laboratories ("Abbott") on December 30, 2002 (see Note 3). The results of operations of the acquired products have been included in the accompanying consolidated statements of income from the dates of acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        The Company recognizes revenue from product sales upon the shipment to the customer. The Company has recorded revenue generated under the Comet and the Clear eyes/Murine domestic transitional service agreements (see Note 3) on a gross basis in accordance with the provisions of Emerging Issues Task Force 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company was the primary obligor under these agreements, bears the credit and economic risk and has discretion in the choice of supplier. In addition, sales of Chloraseptic to certain customers still serviced by P&G are recorded on a gross basis, as the Company is the primary obligor under these agreements, bears the credit and economic risk and has discretion in the choice of supplier.

        Revenue has been recorded on a net basis for international sales of Clear eyes/Murine under the marketing transition period and prior to the satisfaction of regulatory requirements (see Note 3) for the years ended December 31, 2003 and 2002, in accordance with the provisions of Emerging Issues Task Force 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, as the Company was not the primary obligor under this arrangement and did not bear any credit or economic risk in the sales transactions.

        It is the Company's policy across all classes of customers that all sales are final. As is common in the consumer products industry, products are returned by the customer due to a number of reasons. Examples include products damaged in transit, discontinuance of a particular size or form of product, shipping error, etc. The Company maintains and evaluates an allowance for damages since all other types of returns are not significant. Actual returns are charged against the allowance upon the receipt of the product or deduction from remittance by the customer.

Cash and Cash Equivalents

        The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

        Accounts receivable are recorded at the amount the Company expects to collect on customer trade receivables. The Company establishes a general allowance of approximately 1% of gross trade receivables in conjunction with a specific allowance for receivables with known collection problems due to circumstances such as liquidity or bankruptcy. Collection problems are identified using an aging of receivables analysis based on invoice due dates. Items that are deemed uncollectible are written off against the allowance for doubtful accounts. The Company does not charge interest on past due receivables.

Inventories

        Inventories, comprised of finished goods, are priced at the lower of cost (purchased cost for finished goods purchased from outsourced manufacturers) or market. The Company's method for determining inventory cost approximates the first-in, first-out method. In addition, the Company recognizes shipping and handling expenses as a component of cost of sales.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of depreciable assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

        Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the consolidated statement of income.

Trademarks and Other Purchased Product Rights

        The cost of a Chloraseptic noncompete agreement was capitalized and amortized over its useful life, estimated at 3 years. In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets (SFAS No. 142). Prior to the adoption of SFAS No. 142, trademarks were amortized over 20 years. All intangible assets subject to amortization have been fully amortized as of December 31, 2003.

        The provisions of SFAS No. 142, which were adopted by the Company on January 1, 2002, required the Company to discontinue the amortization of the cost of intangible assets with indefinite lives and to perform certain fair value-based tests of the carrying value of indefinite-lived intangible assets. Accordingly, the Company discontinued the amortization of the cost of these intangible assets. The discontinuation of this amortization favorably affected net income in fiscal 2002 by $6,687,155, net of income tax benefit. In addition, goodwill and other indefinite-lived intangible assets are now tested for impairment on an annual basis. The Company obtained independent appraisals to determine the fair value of the intangible assets at December 31, 2002 and compared their fair values with the carrying values, noting that no impairment had occurred.

        Prior to the adoption of SFAS No. 142, the Company evaluated whether events and circumstances had occurred that indicated the remaining useful life of intangible assets might warrant revision or that the remaining balance may not be recoverable. When factors indicated that intangible assets should have been evaluated for possible impairment, the Company used an estimate of the future undiscounted net cash flows of the related assets over the remaining lives of the assets in measuring whether long-lived assets were recoverable. Subsequent to the adoption of SFAS No. 142, the Company performed annual impairment tests and determined no reevaluation was warranted using fair values as determined by product brand contribution margin.

        The changes in the carrying amount of the Clear eyes/Murine Brand's trademark are as follows for 2003 and 2002:

	2003	2002
Balance as of January 1	$102,795,660	$—
Additional Clear eyes/Murine Brands closing costs	295,367	102,795,660
Clear eyes/Murine international closings	(743,956)	—

Balance as of December 31	$102,347,071	$102,795,660

        While the full purchase price for the Clear eyes/Murine worldwide business was paid at the December 30, 2002 closing, transfer of the international assets could not occur until the appropriate infrastructure and regulatory filings were completed. Inventory purchased in connection with these international closings required adjustment to the original purchase price allocation based on the inventory net realizable value less costs of disposal and a reasonable profit thereon. Since there was no additional purchase price to allocate to the inventory, an allocation reducing trademarks resulted for the international closings occurring in 2003. The adjustment to the trademark was $743,956.

Debt Issuance Costs

        The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized using a method that approximates the effective interest method over the term of the related debt. The yearly amortization of debt issuance cost is recorded as interest expense in the consolidated statements of income. Amortization expense related to debt issuance costs was $2,039,300, $1,003,209 and $1,504,738 for the years ended December 31, 2003, 2002 and 2001, respectively, and accumulated amortization was $3,433,598 and $1,394,297 as of December 31, 2003 and 2002, respectively.

        Estimated future amortization expense for debt issuance costs is as follows:

Year ending December 31:	Amount
2004	$2,072,097
2005	1,949,136
2006	1,665,258
2007	1,167,386
2008	1,019,479
Thereafter	11,234

$7,884,590

Advertising Expenses

        The cost of advertising is expensed in the fiscal year in which the related advertising takes place. Production and communication costs are expensed in the period in which the related advertising begins running. Advertising expense for 2003, 2002 and 2001 was $11,216,236, $4,732,800 and $4,610,613, respectively.

Foreign Currency Translation

        The assets and liabilities of the Company's international subsidiaries are translated at rates of exchange in effect on the reporting date. Income and expense items are translated at average exchange rates in effect for the year. The resulting translation adjustment was not material to the Company's consolidated balance sheets or income statements.

Stock Option Plan

        At December 31, 2003, the company has one stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for this plan under the intrinsic value method, as defined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock-Based

Compensation—Transition and Disclosure (SFAS No. 148), to stock-based employee compensation for the year ended December 31:

	2003	2002	2001
Net income, as reported	$22,272,391	$16,569,753	$3,082,765
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(312,838)	(351,779)	(314,482)

Pro forma net income	$21,959,553	$16,217,974	$2,768,283

Derivative Financial Instruments

        SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), requires companies to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in an international operation.

        The Company has designated its derivative financial instruments as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk). For these hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of the gains or losses on the derivative instruments is recorded in results of operations immediately.

Fair Values of Financial Instruments

        The carrying values of the Company's cash, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these financial instruments. The carrying value of long-term debt approximates its fair value due to the variable rates associated with this financial instrument. For the interest rate swap and collar agreements, the carrying amount was determined using fair value estimates from third parties.

Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash and cash equivalents. The Company's exposure to credit risk associated with nonpayment of accounts receivable is affected by conditions or occurrences within the retail industry. As a result, the Company performs ongoing credit evaluations of its customers' financial position but generally requires no collateral from its customers. The Company's largest customer accounted for 25.2%, 19.4%, and 20.2% of sales in 2003, 2002 and 2001, respectively.

No other customer exceeded 10% of the Company's sales in the respective years. Short-term cash investments are placed with high credit-quality financial institutions or in low-risk, liquid instruments. No losses have been experienced on such investments.

Income Taxes

        The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Impact of Recently Issued Pronouncements

        In July 2001, the Emerging Issues Task Force ("EITF") finalized EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products (EITF 00-25). Under the provisions of EITF 00-25, the Company is required to classify certain marketing and selling expenses as reductions of net sales. The results of operations and the financial position of the Company, therefore, are not affected. The Company adopted the provisions of EITF 00-25 during the year ended December 31, 2001. EITF Issue Nos. 00-14, Accounting for Certain Sales Incentives (EITF 00-14) and EITF 00-25 have been codified in EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer.

        On December 31, 2002, the FASB issued SFAS No. 148. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. However, the disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in APB 25. The Company adopted the disclosure provisions of SFAS No. 148 during the year ended December 31, 2002.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (SFAS No. 145). The Company adopted SFAS No. 145 on December 31, 2002. SFAS No. 145 requires the Company to include gains and losses on extinguishment of debt as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. The Company is also required to reclassify any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented. SFAS No. 145 also provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions and various other technical corrections.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS No. 149). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have an impact on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). The statement modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in a company's statement of financial position. This statement is effective for the year-end period beginning after December 31, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial position, results of operations or cash flows other than classification of warrants in the accompanying balance sheet.

3. ACQUISITION OF BRANDS

Clear eyes/Murine brands

        On December 30, 2002, the Company completed the acquisition of the Clear eyes/Murine eye and ear-care product lines from Abbott for approximately $110,700,000, including acquisition costs of approximately $1,097,000. As a result, the accompanying consolidated statements of income includes the results of operations of the Clear eyes/Murine brands since the date of acquisition. This acquisition included the worldwide rights to manufacture, sell and market the Clear eyes/Murine products plus related intellectual property and certain manufacturing equipment. The purchase price of $110,700,000 was allocated $3,816,000 to inventory, $4,088,000 to property and equipment and $102,796,000 to the Clear eyes/Murine Brands trademark, which was assigned an indefinite life. This was a preliminary allocation which is adjusted as additional international country regulatory requirements are met (See Note 2) and international assets are transferred.

        Under a domestic transitional services agreement, Abbott continued to receive and process customer orders, ship products to customers, and collect and process accounts receivable through March 31, 2003. Revenue has been recorded on a gross basis under the domestic transitional services agreement for the year ended December 31, 2003 and 2002. Abbott continued to manufacture the product for the Company under a manufacturing agreement that extends through December 31, 2005.

        The Company will also continue to rely on Abbott to market, sell and distribute the Clear eyes/ Murine products in the remaining international countries until the Company satisfies various international regulatory requirements, new distributors are in place and any applicable marketing permits are transferred. During the marketing transition period, Abbott paid the Company a net royalty equal to 38% of international sales of Clear eyes/Murine products in these countries through December 31, 2003, with the net royalty to be reduced to 19% of international sales from January 1, 2004 through December 30, 2004. Revenue has been recorded on a net basis for international sales of the Clear eyes/Murine brands during the marketing transition period for the year ended December 31, 2003 and 2002. Abbott will pay all costs and expenses related to the manufacture, marketing and sales of the Clear eyes/Murine products in these countries. As the regulatory requirements are met and the

Company assumes responsibility for the sales and marketing effort in a country, the royalty arrangement with respect to such country will terminate and the Company will record these international sales directly on a gross basis, as well as the costs and expenses associated with these sales. During the year ended December 31, 2003, the Company satisfied regulatory requirements in seven additional countries.

Comet Brand

        Effective October 2, 2001, the Company completed the acquisition of the Comet brand from P&G for approximately $144,800,000, including acquisition costs of $2,800,000. This acquisition included the worldwide rights (except in certain Eastern European countries and Russia) to manufacture, sell and market Comet products plus related intellectual property. The entire purchase price was allocated to trademark, which was assigned an indefinite useful life. Under a transitional services agreement, P&G continued to receive and process customer orders, ship products to customers, and collect and process accounts receivable through April 30, 2002. Revenue has been recorded on a gross basis under the transitional services agreement for the years ended December 31, 2002 and 2001. Since April 30, 2002, P&G has continued to manufacture Comet products under a standard contract manufacturing agreement.

4. PROPERTY AND EQUIPMENT

        Property and equipment are summarized as follows at December 31:

	Useful Life in Years	2003	2002
Computer equipment and software	3	$645,549	$500,557
Furniture and fixtures	5	147,428	131,898
Office equipment	5	55,112	48,862
Leasehold improvements	7	102,105	88,255
Plates, dies and molds	7	312,705	133,191
Manufacturing equipment	7	4,088,470	4,088,470

		5,351,369	4,991,233
Less accumulated depreciation		(2,078,516)	(486,283)

		$3,272,853	$4,504,950

        Depreciation expense was $1,594,253, $211,106 and $152,103 for the years ended December 31, 2003, 2002 and 2001, respectively.

5. TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

        Trademarks and other purchased product rights consisted of the following at December 31:

	Useful Life in Years	2003	2002
Prell trademark	Indefinite	$10,693,394	$10,693,394
Chloraseptic trademark	Indefinite	58,654,300	58,654,300
Chloraseptic noncompete agreement	3	1,600,000	1,600,000
Comet trademark	Indefinite	144,810,500	144,805,862
Clear eyes/Murine trademarks	Indefinite	102,347,071	102,795,660

		318,105,265	318,549,216
Less accumulated amortization		(7,914,647)	(7,764,647)

		$310,190,618	$310,784,569

        Amortization expense related to the Chloraseptic noncompete agreement was $150,000 and $533,333 for the years ended December 31, 2003 and 2002. Amortization expense related to the Prell, Chloraseptic, and Comet trademarks and the Chloraseptic noncompete was $4,003,142 for the year ended December 31, 2001.

6. REVOLVING LINE OF CREDIT

        The Company has a $15,000,000 revolving line of credit with a bank collateralized by virtually all of the assets of the Company. On December 30, 2002, the line of credit was amended and restated to extend the maturity date to December 30, 2007. Advances under the line of credit bear interest payable monthly at LIBOR plus an applicable rate (5.75% at December 31, 2002). As of December 31, 2003 and 2002, there were no outstanding balances under the line of credit.

7. LONG-TERM DEBT

        Long-term debt is as follows at December 31, 2003 and 2002:

	2003	2002
Tranche A term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2007. Interest is payable at LIBOR plus an applicable margin through December 30, 2007. At December 31, 2003 and December 31, 2002 the rate was approximately 5.19% and 5.75%, respectively. The note is collateralized by substantially all of the Company's assets.	$86,866,172	$110,000,000
Tranche B term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2008. Interest is payable at LIBOR plus an applicable margin through December 30, 2008. At December 31, 2003 and December 31, 2002, the rate was approximately 5.69% and 6.75%, respectively. The note is collateralized by substantially all of the Company's assets.	68,683,828	63,000,000
Senior subordinated notes payable with a fixed interest rate of 15% (of which 2% is Paid in Kind interest accrued in the notes payable balance). Interest is payable quarterly, with principal and any remaining interest due in full on December 31, 2009. The notes are recorded at the face amount of $24,895,000 and $28,375,000 less unamortized discount in the amount of $1,871,414, and $2,684,569, for the years ended December 31, 2003 and December 31, 2002, respectively. Refer to Note 9.	23,527,551	25,690,431

	179,077,551	198,690,431
Less current portion	(25,260,000)	(20,910,000)

	$153,817,551	$177,780,431

        The Tranche A and B notes payable and the line of credit agreement contains restrictive covenants, which, among other things, require maintenance of various financial ratios. As of December 31, 2003, the Company was in compliance with all restrictive covenants.

        Maturities of the Company's long-term debt as of December 31, 2003, are as follows:

Year ending December 31:	Amount
2004	$25,260,000
2005	27,460,000
2006	29,660,000
2007	26,590,064
2008	46,579,936
Thereafter	23,527,551

$179,077,551

8. DERIVATIVE FINANCIAL INSTRUMENTS

        Effective July 27, 2001, the Company entered into an interest rate swap agreement with a bank covering $16,500,000 of the balance under the Tranche A note payable. The interest rate swap agreement requires the Company to pay a fixed rate of 4.8% in exchange for variable rate payments based on the U.S. three-month LIBOR. The interest rate swap agreement expires on July 31, 2004. During the year ended December 31, 2001, the swap was ineffective and $330,402 was recorded as interest expense in the accompanying statement of income. During the year ended December 31, 2002, the Company redesignated the interest rate swap agreement as a cash flow hedge. Therefore, the change in fair value of this hedge is no longer recorded through earnings but through other comprehensive income in the accompanying consolidated statements of stockholders equity.

        Effective March 29, 2002, the Company entered into a zero-cost collar agreement with a bank covering $41,237,500 of the combined balance under the Tranche A and B note payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreement requires the Company to pay a variable rate based on the U.S. three-month LIBOR with a floor of 2.83% and a cap of 6.00%. The interest rate collar agreement expires on July 31, 2004.

        Effective March 14, 2003, the Company entered into two zero-cost collar agreements with two different banks covering $44,230,000 of the combined balance under the Tranche A and B note payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreements require the Company to pay a variable rate based on the US three month LIBOR with a floor of 1.33% on $17,692,000 and 1.35% on $26,538,000 and a cap of 6.00%. The interest rate collar agreements expire on March 31, 2006.

        The fair value of all these hedges is $590,654 and $1,238,360 at December 31, 2003 and 2002, respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheet. Because the hedges qualify as effective for financial reporting purposes, the change in fair value of the hedges of $393,472 and $547,085, net of income taxes of $254,224, and $360,873 at December 31, 2003 and 2002, respectively, is recorded as a reduction of other comprehensive income in the accompanying consolidated statements of stockholders' equity.

9. WARRANTS

        In connection with the issuance of the senior subordinated notes payable on December 30, 2002, the Company issued warrants to the holders of the subordinated notes for 1,489,999 shares of the Company's Class A common stock. The warrants have an exercise price of $0.01 and expire on December 30, 2012. On December 30, 2002, the amount allocated to the warrants of $2,684,569 was recorded as a discount to the senior subordinated notes payable and a credit to common stock warrants. On February 25, 2003, in connection with a partial repayment of the senior subordinated notes, the number of warrants was reduced to 1,307,261, resulting in the value of the warrants being reduced to $2,355,330. These warrants contain certain "put" rights that allow the holder to require the Company to purchase all or any portion of the warrants or shares of Class A common stock issued upon exercise of the warrants at a price equal to the higher of adjusted earnings before interest, taxes, depreciation and amortization expense per share or the fair market value per share of common stock on such date less the cost to exercise the warrants. The "put" repurchase period commences June 30, 2009 and terminates on December 30, 2012. The "put" repurchase period may be accelerated upon the occurrence, not prior to December 30, 2003, of giving notice by the Company of an optional prepayment of the senior subordinated notes payable. In accordance with the debt agreement, all prepayments must be done on a pro-rata basis to all note holders. The Company has certain "call" rights during the period from December 30, 2009 to December 30, 2012 to repurchase all of the warrants or shares of Class A common stock issued upon exercise of the warrants from the holders of such warrants for the repurchase price defined above. The Company accretes the value of the warrants up to the highest "put" repurchase price through June 30, 2009.

        In connection with the issuance of bridge loans on October 2, 2001, the Company issued warrants to the loanholders for 900,000 shares of the Company's Class A or Class B common stock. The warrants were assigned a value of $1,662,000 as of the date of issuance, which was recorded as an increase in common stock in the consolidated balance sheet as of December 31, 2001. The Bridge Loan contained provisions to issue additional warrants if certain repayment dates were not met. Under these provisions, the Company issued additional warrants to purchase 328,000 shares of Class A or Class B common stock. The warrants were assigned a value of $418,000 as of the date of issuance, which was recorded as interest expense in the accompanying consolidated statement of income for the year ended December 31, 2001. The warrants had an exercise price of $0.01 and were to expire on October 2, 2008. The total value assigned to the warrants was $2,080,000, of which $1,662,000 was charged to debt discount and $418,000 was charged to interest expense. The Bridge Loan was repaid on December 17, 2001, and accordingly, the difference between the net carrying amount of the debt (including the unamortized debt discount), and the cost of extinguishment was recorded as a loss on extinguishment of debt of $1,604,300 in the accompanying consolidated income statement for the year ended December 31, 2001. The warrants remain outstanding after extinguishment of the debt.

10. STOCKHOLDERS' EQUITY

        During November and December 2001, the Company repurchased 10,000,000 shares of Class A common stock from a stockholder that were issued in connection with the Comet acquisition. These shares were repurchased at the original issuance price of $1.40 per share for a total purchase price of $14,000,000. The Company subsequently resold 8,937,500 of shares to new stockholders for total proceeds of $14,000,000.

11. INCOME TAXES

        The provision for income taxes for the years ended December 31, 2003, 2002 and 2001, respectively, was composed of the following:

	2003	2002	2001
Current:
Federal	$4,407,875	$4,447,314	$416,172
State	605,550	1,248,373	71,240
Foreign	122,389	—	—

	5,135,814	5,695,687	487,412

Deferred:
Federal	7,240,443	4,225,175	1,183,852
State	1,447,237	1,185,938	202,862

	8,687,680	5,411,113	1,386,714

Total provision	$13,823,494	$11,106,800	$1,874,126

        The income tax provision differs from the amount of tax determined by applying the Federal statutory rate as follows:

	2003	2002	2001
Income tax provision at statutory rate:	$12,644,965	$9,686,794	$1,685,343
Increase (decrease) in income tax due to:
Meals & entertainment	10,036	6,605	7,994
Officer life insurance	5,170	—	—
State income taxes net	1,282,910	1,315,533	180,789
Adjustment to deferred tax liability due to rate change	(83,366)	97,868	—
Earned income exclusion	(36,221)	—	—

	$13,823,494	$11,106,800	$1,874,126

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability on the consolidated balance sheets at December 31, 2003 and 2002 are:

	2003	2002
Deferred tax assets:
Accounting fees	$33,296	$15,972
Allowance for doubtful accounts	143,612	487,534
Accrued legal fees	51,025	37,517
Accrued other	7,959	—
Cash flow hedge/interest rate swap	231,835	492,248

Total deferred tax assets	$467,727	$1,033,271

Deferred tax liabilities:
Prepaid expenses	$(353,363)	$(200,121)
Fixed assets	(221,417)	(30,885)
Intangible assets	(15,462,209)	(7,429,626)

Total deferred tax liabilities	(16,036,989)	(7,660,632)

Net deferred tax liability	$15,569,262	$6,627,361

12. STOCK OPTION PLAN

        Effective December 3, 1999, the Company adopted the Stock Option Plan (the "Plan"), under which 5 million shares of Class A common stock are authorized and reserved for use in the Plan. The Plan allows the issuance of nonqualified or incentive stock options at an exercise price determined by the Company's Board of Directors. Options covering one-half of the authorized number of shares are subject to Pool A Agreements, and options covering the remaining half are subject to Pool B Agreements. Options granted under Pool A Agreements become exercisable over three years and expire ten years from the date of grant. Options granted under Pool B Agreements become exercisable on the eighth anniversary of the date of grant and expire ten years from the date of grant. Accelerated vesting may occur under Pool B Agreements due to a change in control and based on attainment of certain return on investment levels during the year in which the change of control takes place.

        Stock option activity for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	3,890,500	$1.12	3,184,500	$1.00	2,625,000	$1.00
Granted	848,000	2.00	750,000	1.60	829,500	1.00
Exercised	(28,167)	1.60	(14,000)	1.00	(10,000)	1.00
Canceled or expired	(91,833)	1.54	(30,000)	1.00	(260,000)	1.00

Outstanding, end of year	4,618,500	$1.26	3,890,500	$1.12	3,184,500	$1.00

Options vested at year-end	3,113,333	$1.05	1,805,604	$1.01	802,833	$1.00

Weighted Average fair value of options granted		$.30		$.51		$.34

        A summary of exercise prices for options outstanding under the Company's stock-based compensation plan at December 31, 2003 is presented below:

Exercise Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Shares Exercisable	Weighted Average Exercise Price of Shares Exercisable
$1.00	3,068,500	$1.00	6.17	2,789,333	$1.00
$1.40 - $1.60	722,000	$1.53	7.94	324,000	$1.50
$2.00	828,000	$2.00	8.76	—	—

	4,618,500			3,113,333

        The Company accounts for its stock-based compensation plan under APB 25, under which no compensation expense has been recognized. In October 1995, the FASB issued SFAS No.123, as amended by SFAS No. 148, which allows companies to continue following the accounting guidance of APB 25, but requires disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS No. 123 been adopted.

        The Company has elected SFAS No. 123 for disclosure purposes. Under SFAS No. 123, the fair value of each option granted has been estimated as of the grant date using the Minimum Value method, with the following weighted-average assumptions for grants during the year ended December 31, 2003, 2002 and 2001: weighted average risk-free interest rates of 2.01%, 4.80%, and 5.24%; expected life of eight years; and no expected dividends.

13. EMPLOYEE STOCK PURCHASE PLAN

        Effective April 1, 2003, the Company established an Employee Stock Purchase Plan (the "ESPP Plan") providing for the issuance of up to 1,000,000 shares of the Company's common stock. All employees are eligible to participate in the ESPP Plan and can elect to purchase shares of common stock at fair market value. All shares must be purchased with cash and each participant must sign a subscription agreement. The provisions of the ESPP Plan includes transfer restrictions, bring-along rights and repurchase rights. Approximately 166,000 shares were purchased in 2003 under the ESPP Plan.

14. COMMITMENTS AND CONTINGENCIES

Litigation

        The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

Leasing Activities

        The Company leases real estate under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments for noncancelable operating leases in effect at December 31, 2003, are as follows:

Year ending December 31:	Amount
2004	$259,624
2005	219,850
2006	150,245
2007	37,561

$667,280

        The base rent of the Company's office facility in Bonita Springs, Florida, will be increased by the consumer price index each year during its seven-year lease term expiring March 31, 2007.

        Total rent expense under all operating leases for the year ended December 31, 2003, 2002 and 2001 was approximately $296,108, $167,316 and $167,632 respectively.

Purchase Option

        On December 22, 2002, the Company entered into a purchase option agreement with an investor of the Company. Under the terms of the agreement, the Company had the option to repurchase 6,437,500 shares of Class A common stock of the Company owned by that investor. The purchase price as defined in the agreement was based on a 20% internal rate of return on the investor's original purchase of the shares for $10,500,000. In consideration of the purchase option agreement, the Company paid the investor a deposit of $1,750,000 on December 23, 2002. This amount was classified within prepaid expenses on the December 31, 2002 accompanying consolidated balance sheet. On February 13, 2003, the Company repurchased these shares at a total purchase price of $13,270,000.

15. RETIREMENT PLAN

        The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the "Retirement Plan"). The Retirement Plan allows all full-time employees to defer a portion of their compensation on a pre-tax basis through contributions to the Retirement Plan. The Company matches these contributions up to 5% of the employee's compensation. The Company's matching contribution for the years ended December 31, 2003, 2002 and 2001 was $119,465, $105,281 and $29,528, respectively.

16. RELATED-PARTY TRANSACTIONS

        As of December 31, 2003, the Company had a receivable of $1,000,000 plus accrued interest of $186,333 due from a certain stockholder related to the stockholder's purchase of the Company's Class A common stock. Approximately $230,000 of the receivable balance accrues interest at 6.08% and is payable in full on November 1, 2004, or upon the termination of employment with the Company. The remaining $770,000 of the receivable balance accrues interest at 6.45% and is due and payable on March 30, 2004, or upon termination of employment with the Company. The amount was treated as a reduction of stockholders' equity in the accompanying consolidated statements of stockholders' equity.

        As part of the Company's Amended and Restated Shareholders' Agreement, certain investors are entitled to an annual management fee for advisory services rendered. Management fees totaled $640,000, $475,000, and $0 for the years ended December 31, 2003, 2002, and 2001, respectively. As of December 31, 2003 and 2002 management fees payable of $0 and $100,000, respectively, are included in accrued expenses on the accompanying consolidated balance sheets.

17. SUBSEQUENT EVENTS

        On January 1, 2004, the Company entered into Employment and Non-Competition Agreements with the President and CFO for a period of one year. The agreements provide for certain compensation and benefits as well as severance payments in the event of termination.

        The company entered into an Agreement of Merger dated February 10, 2004 pursuant to which the holders of capital stock of the Company (including option and warrant holders) will receive cash consideration in an amount equal to $555 million (as adjusted based on the working capital of the Company at the closing of the merger), less all of the Company's outstanding indebtedness at the closing and all transaction expenses (including investment banking, legal and accounting fees) incurred in connection with the merger, plus excess cash and proceeds from the exercise of employee stock options. As a result of the transaction, the Company will become a wholly-owned subsidiary of Prestige Acquisition Holdings, LLC. The closing of the merger is expected to occur in late March or early April of 2004.

Bonita Bay Holdings, Inc.
Unaudited Consolidated Financial Statements
for the Three Months ended March 31, 2004 and 2003

Bonita Bay Holdings, Inc.
Consolidated Balance Sheet (Unaudited)
March 31, 2004
(In Thousands, Except Share Data)

ASSETS
Current assets:
Cash and cash equivalents	$7,693
Accounts receivable, net of allowance for doubtful accounts and discounts of $480	14,591
Inventories	12,461
Prepaid expenses	3,019

Total current assets	37,764

Property and equipment, net	2,981

Other noncurrent assets:
Trademarks and other purchase product rights, net	310,191
Debt issuance costs, net	7,385
Other	822

Total other noncurrent assets	318,398

Total assets	$359,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,562
Accrued expenses	4,448
Current maturities of long-term debt	25,260

Total current liabilities	40,270
Deferred income taxes	17,756
Other long-term liabilities	133
Long-term debt, net of current maturities	147,630

Total liabilities	205,789

Common stock warrants	2,355
Stockholders' equity:
Class A, voting common stock, no par value; 125,000,000 shares authorized, 52,698,175 shares issued and outstanding at March 31, 2004	57,547
Class B, nonvoting common stock, no par value; 50,000,000 shares authorized, 34,340,506 shares issued and outstanding	47,330
Receivable from sale of stock	(1,202)
Retained earnings	47,509
Accumulated other comprehensive loss	(185)

Total stockholders' equity	150,999

Total liabilities, common stock warrants and stockholders' equity	$359,143

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.
Consolidated Statements of Income (Unaudited)
Three Months Ended March 31, 2004 and 2003
(In Thousands)

	2004	2003
Sales	$40,053	$39,785
Returns, discounts and allowances	(4,978)	(3,807)

Net sales	35,075	35,978
Cost of sales	19,101	19,528

Gross profit	15,974	16,450

Operating expenses:
Advertising and promotion	4,690	4,061
Depreciation and amortization	406	531
General and administrative	2,012	2,516

Total operating expenses	7,108	7,108

Income from operations	8,866	9,342
Interest expense	(3,998)	(4,675)
Interest income	47	48
Other income (expense)	—	159

Income before income taxes	4,915	4,874
Provision for income taxes	1,910	1,767

Net income	$3,005	$3,107

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.

Consolidated Statement of Stockholders' Equity (Unaudited)

Three Months Ended March 31, 2004

(In Thousands, Except Share Data)

	Common Stock
	Class A		Class B				Accumulated Other Comprehensive Loss
					Receivable from Sale of Stock	Retained Earnings
	Shares	Value	Shares	Value				Total
Balance at December 31, 2003	52,746,509	$57,643	34,340,506	$47,330	$(1,186)	$44,504	$(154)	$148,137
Interest earned on receivable from sale of stock (unaudited)	—	—	—	—	(16)	—	—	(16)
Repurchase and retirement of common stock (unaudited)	(50,000)	(100)	—	—	—	—	—	(100)
Exercise of stock options (unaudited)	1,666	4	—	—	—	—	—	4
Comprehensive income (loss):
Net income (unaudited)	—		—	—	—	3,005	—	3,005
Change in fair value of interest rate swap and collar agreements, net of income tax benefit of $21 (unaudited)	—	—	—	—	—	—	(31)	(31)

Total comprehensive income								2,974

Balance at March 31, 2004 (unaudited)	52,698,175	$57,547	34,340,506	$47,330	$(1,202)	$47,509	$(185)	$150,999

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended March 31, 2004 and 2003

(In Thousands)

	2004	2003
Operating activities
Net income	$3,005	$3,107
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	406	531
Amortization of deferred financing costs	500	509
Amortization of debt discount	127	133
Deferred taxes	2,208	2,086
Interest earned on receivable from sale of stock	(16)	(16)
Changes in assets and liabilities:
Accounts receivable	8,529	(365)
Inventories	(1,835)	2,914
Prepaid expenses	(2,002)	872
Other assets	(598)	1
Accounts payable	(164)	(3,444)
Accrued expenses	(1,233)	3,448
Income taxes payable	(1,353)	(1,364)

Net cash provided by operating activities	7,574	8,412

Investing activities
Purchases of fixed assets	(114)	(85)
Acquisition of Clear eyes/Murine brands	—	(104)

Net cash used in investing activities	(114)	(189)

Financing activities
Borrowings	—	13,142
Deferred financing costs	—	(495)
Exercise of stock options	4	28
Payment of liability for interest rate swap	(510)	—
Reallocation/issuance of common stock warrants	—	(330)
Repurchase and retirement of common stock	(100)	(13,320)
Payments under long-term debt	(6,315)	(6,736)

Net cash used in financing activities	(6,921)	(7,711)

Net increase in cash	539	512
Cash and cash equivalents at beginning of period	7,154	7,463

Cash and cash equivalents at end of period	$7,693	$7,975

Supplemental disclosures of cash flow information
Cash paid for interest	$3,480	$1,205

Cash paid for income taxes	$2,342	$1,583

The accompanying notes are an integral part of these consolidated financial statements.

Bonita Bay Holdings, Inc.

Notes to Consolidated Financial Statements (Unaudited)

(In Thousands)

1.    Unaudited Interim Consolidated Financial Statements

        The interim financial information included herein is unaudited; however, the information reflects all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for the fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, which are included in the registration statement. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the full year.

        Certain amounts for 2003 have been reclassified to be consistent with the 2004 presentation.

        Based upon the Company's review of new accounting standards released during the quarter ended March 31, 2004, the Company did not identify any standard requiring adoption that would have a significant impact on its consolidated financial statements for the periods reported.

Stock Option Plan

        At March 31, 2004, the Company has one stock-based employee compensation plan. The Company accounts for this plan under the intrinsic value method, as defined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS No. 148), to stock-based employee compensation for the three months ended March 31:

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Net income, as reported	$3,005	$3,107
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(52)	(54)

Pro forma net income	$2,953	$3,053

2.    Revolving Line of Credit

        The Company had a $15,000 revolving line of credit with a bank collateralized by virtually all of the assets of the Company. On December 30, 2002, the line of credit was amended and restated to extend the maturity date to December 30, 2007. Advances under the line of credit bore interest payable monthly at LIBOR plus an applicable rate. As of March 31, 2004, there were no outstanding balances under the line of credit. The revolving line of credit was terminated on April 6, 2004, in conjunction with the acquisition of the Company (Note 8).

3.    Long-Term Debt

        Long-term debt is as follows at March 31, 2004:

Tranche A term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2007. Interest is payable at LIBOR plus an applicable margin through December 30, 2007. At March 31, 2004 the rate was approximately 6.5%. The note is collateralized by substantially all of the Company's assets	81,916
Tranche B term note payable to a bank group, payable in quarterly installments of principal and interest through December 30, 2008. Interest is payable at LIBOR plus an applicable margin through December 30, 2008. At March 31, 2004, the rate was approximately 7.0%. The note is collateralized by substantially all of the Company's assets.	67,318
Senior subordinated notes payable with a fixed interest rate of 15% (of which 2% is Paid in Kind interest accrued in the notes payable balance). Interest is payable quarterly, with principle and any remaining interest due in full on December 31, 2009. The notes are recorded at the face amount of $24,895 less unamortized discount in the amount of $1,239, as of March 31, 2004.	23,656

172,890
Less current portion	(25,260)

147,630

        The outstanding borrowings under Tranche A, Tranche B and the senior subordinated notes payable were repaid on April 6, 2004 in conjunction with the acquisition of the Company (Note 8).

4.    Derivative Financial Instruments

        Effective July 27, 2001, the Company entered into an interest rate swap agreement with a bank covering $16,500 of the balance under Tranche A note payable. The interest rate swap agreement requires the Company to pay a fixed rate of 4.8% in exchange for variable rate payments based on the U.S. three-month LIBOR. The interest rate swap agreement expires on July 31, 2004.

        Effective March 29, 2002, the Company entered into a zero-cost collar agreement with a bank covering $41,240 of the combined balance under Tranche A and B notes payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreement required the Company to pay a variable rate based on the U.S. three-month LIBOR with a floor of 2.83% and a cap of 6.00%. The liability for the interest rate collar agreement was paid in March 2004.

        Effective March 14, 2003, the Company entered into two zero-cost collar agreement with two different banks covering $44,230 of the combined balance under the Tranche A and B note payable agreements, in order to minimize its exposure to fluctuations caused by volatility in interest rates. The interest rate collar agreements required the Company to pay a variable rate based on three-month LIBOR with a floor of 1.33% on $17,700 and 1.35% on $26,540 and a cap of 6.00%. The interest rate collar agreement expires on March 31, 2006. The liability for the interest rate collar agreement covering $26,540 of the debt balance was paid in March 2004.

        The fair value of the open hedges was $133 at March 31, 2004 and is included in other long-term liabilities on the accompanying unaudited consolidated balance sheet. Because the hedges qualify as cash flow hedges, the change in fair value of the hedges is recorded as a component of other comprehensive income. In connection with the acquisition of the Company on April 6, 2004 (Note 8), the liability for the remaining derivative instrument was paid.

5.    Related-Party Transactions

        As of March 31, 2004, the Company had a receivable of $1,000 plus accrued interest of $202 due from a certain stockholder related to the stockholder's purchase of the Company's Class A common stock. Approximately $230 of the receivable balance accrues interest at 6.08% and is payable in full on November 1, 2004, or upon the termination of employment with the Company. The remaining $770 of the receivable balance accrues interest at 6.45% and is due and payable on March 30, 2004, or upon termination of employment with the Company. The amount was treated as a reduction of stockholders' equity. On April 6, 2004, in conjunction with the acquisition of the Company, the receivable balance was paid in full.

        As part of the Company's Amended and Restated Shareholders' Agreement, certain investors are entitled to an annual management fee for advisor services rendered. Management fees totaled $173 and $160 for the three months ended March 31, 2004 and 2003, respectively. As of March 31, 2004 and 2003 management fees payable of $173 and $53, respectively, are included in accrued expenses on the accompanying unaudited consolidated balance sheets.

6.    Commitments and Contingencies

        The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

7.    Business Segments

Three months ended March 31, 2004

	Over-the-Counter	Personal Care	Household Cleaning	Consolidated
Net sales	$16,875	$1,504	$16,696	$35,075
Cost of sales	5,674	850	12,577	19,101

Gross profit	11,201	654	4,119	15,974
Advertising and promotion	2,114	121	2,455	4,690

Contribution margin	9,087	533	1,664	11,284
Other operating expenses				(2,418)

Operating income				8,866
Other income (expense)				(3,951)
Provision for income taxes				(1,910)

Net income				$3,005

Three months ended March 31, 2003

	Over-the-Counter	Personal Care	Household Cleaning	Consolidated
Net sales	$17,368	$1,783	$16,827	$35,978
Cost of sales	7,774	1,214	10,540	19,528

Gross profit	9,594	569	6,287	16,450
Advertising and promotion	3,218	232	611	4,061

Contribution margin	6,376	337	5,676	12,389
Other operating expenses				(3,047)

Operating income				9,342
Other income (expense)				(4,468)
Provision for income taxes				(1,767)

Net income				$3,107

8.    Subsequent Event

        On April 6, 2004, all of the outstanding capital stock of the Company was acquired by a wholly owned subsidiary of Prestige Brands International, LLC ("Prestige Brands"). In conjunction with the acquisition, Prestige Brands paid off all of the Company's long-term debt.

VETCO, INC.

Financial Statements
December 31, 2003 and 2002
September 30, 2004 (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Vetco, Inc.

        We have audited the accompanying balance sheets of Vetco, Inc. (the "Company") as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Vetco, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        As described in Note H, the Company was sold to an unrelated third party pursuant to an agreement.

Eisner LLP

New York, New York
August 20, 2004

With respect to Note H
October 6, 2004

VETCO, INC.

Balance Sheets

	September 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$177,000	$5,611,000	$6,487,000	$4,597,000
Short-term investments, at fair value (cost $0, $255,000, $287,000 and $228,000, respectively)		311,000	381,000	217,000
Accounts receivable, net of allowance of $11,000, $7,000, $13,000 and $224,000, respectively	1,738,000	1,868,000	2,456,000	1,257,000
Inventories, net of allowance of $25,000, $25,000, $25,000 and $50,000, respectively	849,000	771,000	667,000	490,000
Other current assets	37,000	39,000	58,000

	2,801,000	8,600,000	10,049,000	6,561,000
Office equipment, furniture and fixtures, net	68,000	9,000	82,000	13,000

	$2,869,000	$8,609,000	$10,131,000	$6,574,000

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$402,000	$900,000	$1,296,000	$662,000

Commitments and contingencies (Note E)
SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued
Common stock, $.005 par value; 10,000,000 shares authorized; 1,675,000 issued and outstanding	8,000	8,000	8,000	8,000
Additional paid-in capital	174,000	174,000	174,000	174,000
Retained earnings	3,321,000	8,507,000	9,595,000	6,777,000
Accumulated other comprehensive income (loss)		56,000	94,000	(11,000)

	3,503,000	8,745,000	9,871,000	6,948,000
Less treasury stock—815,725 shares at cost	(1,036,000)	(1,036,000)	(1,036,000)	(1,036,000)

	2,467,000	7,709,000	8,835,000	5,912,000

	$2,869,000	$8,609,000	$10,131,000	$6,574,000

See accompanying notes to financial statements

VETCO, INC.

Statements of Operations

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
Net sales	$3,372,000	$3,161,000	$10,233,000	$8,578,000	$12,821,000	$9,137,000
Cost of sales	1,202,000	1,190,000	3,653,000	3,287,000	4,849,000	3,123,000

Gross profit	2,170,000	1,971,000	6,580,000	5,291,000	7,972,000	6,014,000
Selling, general and administrative expenses	497,000	652,000	1,920,000	2,017,000	3,492,000	2,595,000

Operating income	1,673,000	1,319,000	4,660,000	3,274,000	4,480,000	3,419,000
Interest and dividend income	18,000	5,000	61,000	22,000	35,000	48,000
Other income	4,000		17,000	31,000	31,000
Interest expense						(4,000)
Realized gain (loss) on sale and distribution of securities	108,000	29,000	126,000	22,000	25,000	(81,000)

Net income	$1,803,000	$1,353,000	$4,864,000	$3,349,000	$4,571,000	$3,382,000

See accompanying notes to financial statements

VETCO, INC.

Statements of Changes in Shareholders' Equity

Years Ended December 31, 2003 and 2002 and Nine-Month Period Ended September 30, 2004 (unaudited)

							Accumulated Other Comprehensive Income (Loss)
	Common Stock				Treasury Stock
			Additional Paid-in Capital	Retained Earnings				Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Amount			Shares	Amount
Balance—January 1, 2002	1,675,000	$8,000	$174,000	$5,338,000	815,725	$(1,036,000)	$53,000		$4,537,000
Distributions to shareholder				(1,943,000)					(1,943,000)
Components of comprehensive income:
Net income				3,382,000				$3,382,000
Change in unrealized loss on securities							(64,000)	(64,000)

Total comprehensive income								$3,318,000	3,318,000

Balance—December 31, 2002	1,675,000	8,000	174,000	6,777,000	815,725	(1,036,000)	(11,000)		5,912,000
Distributions to shareholder				(1,753,000)					(1,753,000)
Components of comprehensive income:
Net income				4,571,000				$4,571,000
Change in unrealized gain on securities							105,000	105,000

Total comprehensive income								$4,676,000	4,676,000

Balance—December 31, 2003	1,675,000	8,000	174,000	9,595,000	815,725	(1,036,000)	94,000		8,835,000
Distributions to shareholders				(11,138,000)					(11,138,000)
Components of comprehensive income:
Net income				4,864,000				$4,864,000
Change in unrealized gain on securities							(94,000)	(94,000)

Total comprehensive income								$4,770,000	4,770,000

Balance—September 30, 2004 (unaudited)	1,675,000	$8,000	$174,000	$3,321,000	815,725	$(1,036,000)	$0		$2,467,000

See accompanying notes to financial statements

VETCO, INC.

Statements of Cash Flows

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$1,803,000	$1,353,000	$4,864,000	$3,349,000	$4,571,000	$3,382,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,000	2,000	14,000	4,000	6,000	7,000
Securities received for settlement of accounts receivable					(18,000)
Realized (gain) loss on sale of securities	(119,000)	(29,000)	(143,000)	(22,000)	(25,000)	81,000
Changes in:
Accounts receivable	(964,000)	(987,000)	718,000	(611,000)	(1,199,000)	8,000
Inventories	(35,000)	(129,000)	(182,000)	(281,000)	(177,000)	19,000
Accounts payable and accrued expenses	(26,000)	274,000	(894,000)	238,000	634,000	(352,000)
Other current assets	78,000	5,000	21,000	(39,000)	(58,000)	47,000
Accrued interest—former shareholders						(104,000)

Net cash provided by operating activities	742,000	489,000	4,398,000	2,638,000	3,734,000	3,088,000

Cash flows from investing activities:
Proceeds from sale of securities	36,000	53,000	96,000	63,000	77,000	131,000
Purchase of securities	(14,000)	(16,000)	(45,000)	(68,000)	(93,000)	(137,000)
Purchases of equipment					(75,000)	(3,000)

Net cash provided by (used in) investing activities	22,000	37,000	51,000	(5,000)	(91,000)	(9,000)

Cash flows from financing activities:
Shareholder(s) distributions	(6,864,000)	(440,000)	(10,759,000)	(1,619,000)	(1,753,000)	(1,943,000)
Payment to former shareholder						(204,000)

Net cash used in financing activities	(6,864,000)	(440,000)	(10,759,000)	(1,619,000)	(1,753,000)	(2,147,000)

Net (decrease) increase in cash	(6,100,000)	86,000	(6,310,000)	1,014,000	1,890,000	932,000
Cash and cash equivalents at beginning of period	6,277,000	5,525,000	6,487,000	4,597,000	4,597,000	3,665,000

Cash and cash equivalents at end of period	$177,000	$5,611,000	$177,000	$5,611,000	$6,487,000	$4,597,000

Supplementary disclosures:
Cash paid for:
Interest						$108,000
Taxes				$22,000	$22,000	$13,000
Distribution of securities to shareholders	$379,000		$379,000

See accompanying notes to financial statements

VETCO, INC.

Notes to Financial Statements

December 31, 2003 and 2002

(Information Pertaining to the Three- and Nine-Month Periods Ended

September 30, 2004 and 2003 are Unaudited)

Note A—Summary of Significant Accounting Policies

[1]    Nature of business:

        Vetco, Inc. (the "Company") develops, markets and sells over-the-counter nonprescription consumer health care products, primarily for children. The Company markets its products in the United States through distributors, retail drug and mass-merchandise chains. The Company uses third-party contractors for the manufacture and assembly of the products.

[2]    Cash and cash equivalents:

        Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

[3]    Marketable securities:

        Marketable securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period included in the statements of operations. Marketable debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value with the change in fair value during the period excluded from the statements of operations unless it is occasioned by an other-than-temporary decline in value and recorded net of income taxes as other comprehensive income, as a separate component of shareholders' equity.

        As of September 30, 2003, December 31, 2003 and 2002, all of the Company's marketable securities have been deemed available-for-sale securities and consisted principally of equity securities.

[4]    Inventories:

        Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

[5]    Office equipment, furniture and fixtures:

        Office equipment, furniture and fixtures are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of five years.

[6]    Income taxes:

        The Company has elected to be an S corporation for federal and state income tax purposes, which means that the Company's shareholders are required to include the Company's income in their individual income tax returns. Consequently, the Company has no current federal and state income tax liability. At December 31, 2003, the shareholder can withdraw approximately $9,034,000 from the Company without any further tax consequence provided that the shareholder has sufficient tax basis. Through September 30, 2004, substantially all of this amount has been withdrawn.

[7]    Revenue recognition:

        Sales are recognized when the related products are shipped, title has passed, collections are reasonably assured and the Company has no further obligation. An allowance for discounts and returns is taken as a reduction of sales within the same period the revenue is recognized. Such allowances are based on historical experience. The Company has not experienced significant fluctuations between estimated allowances and actual activity.

        Included in cost of sales are shipping and handling costs of $131,000, $434,000, $182,000, $420,000, $525,000 and $304,000 for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, respectively.

[8]    Advertising expense:

        Advertising costs are expensed when the advertisement is first shown. Advertising expense for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002 amounted to $120,000, $757,000, $295,000, $864,000, $1,321,000 and $831,000, respectively, including co-operative advertising of $118,000, $594,000, $194,000, $611,000, $955,000 and $526,000, respectively. In accordance with the guidance in Emerging Issues Task Force (the "EITF") Issue No. 01-9 issued in 2001, slotting allowances payable (cash portion) of $142,000, $206,000, $183,000, $393,000, $451,000 and $269,000 for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, respectively, are recorded as a reduction of sales. In addition, included in cost of goods sold are slotting allowances in the form of product at a cost of $0, $0, $0, $0, $0 and $27,000 for the three- and nine-month periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, respectively.

[9]    Long-lived assets:

        In accordance with accounting standards to account for the impairment of long-lived assets and for long-lived assets to be disposed of, the Company records impairment losses on long-lived assets used in operations, including intangible assets, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such losses have been recorded during 2004, 2003 and 2002.

[10]    Concentrations of credit risk:

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash and cash equivalents and trade receivables. The Company maintains cash in accounts with various financial institutions in amounts, which, at times, may be in excess of the FDIC insurance limit. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk with respect to cash and cash equivalents.

        The Company sells its products and services to distributors and end users nationwide. The Company regularly assesses the realizability of accounts receivable and takes into consideration the value of past due accounts receivable and the collectibility of such receivables based on creditworthiness. The Company does not require collateral or other security to support customer receivables.

[11]    Fair value of financial instruments:

        The Company's financial instruments consist of cash, investments, accounts receivable, accounts payable and accrued expenses. At September 30, 2004 and 2003, December 31, 2003 and 2002, the fair value of these instruments approximated their carrying value.

[12]    Use of estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[13]    Interim financial statements:

        The accompanying financial statements as of September 30, 2004 and 2003 and for the three- and nine-month periods ended September 30, 2004 and 2003 are unaudited, but in the opinion of the Company's management reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of financial condition and the results of operations for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Note B—Inventories

        The components of inventory consist of the following:

	September 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
Raw materials	$748,000	$629,000	$601,000	$405,000
Finished goods	126,000	167,000	91,000	135,000

	874,000	796,000	692,000	540,000
Less allowance	(25,000)	(25,000)	(25,000)	(50,000)

	$849,000	$771,000	$667,000	$490,000

Note C—Office Equipment, Furniture and Fixtures, Net

        The components of office equipment, furniture and fixtures consist of the following:

	September 30,		December 31,
	2004	2003	2003	2002
	(unaudited)
Machinery and equipment	$12,000	$12,000	$12,000	$12,000
Office equipment	53,000	53,000	53,000	53,000
Furniture and fixtures	3,000	3,000	3,000	3,000
Automobile	75,000		75,000

	143,000	68,000	143,000	68,000
Less accumulated depreciation	75,000	59,000	61,000	55,000

	$68,000	$9,000	$82,000	$13,000

Note D—Common Stock

        In May 1996 a then shareholder brought an action against the Company and its directors, seeking damages for alleged breach of employment contract and for alleged misuse of Company assets. In accordance with applicable law, the Company elected to purchase all of the shareholder's shares in the Company for the fair market value. The court determined the fair market value as approximately $1,036,000 plus interest at 9% per annum, effective from April 26, 1996. In March 2002, final payment was made.

Note E—Commitments, Contingencies and Other Matters

[1]    Government regulation:

        The Company's products and facilities are subject to regulation by a number of federal and state governmental agencies. The Food and Drug Administration ("FDA"), in particular, maintains oversight of the formulation, manufacture, distribution, packaging and labeling of all of the Company's products.

[2]    Related parties—lease agreement:

        The Company entered into a month-to-month lease agreement with Comtech Telecommunications Corp. ("Comtech") in August 1994 for office and storage space. The president of Comtech is a director of the Company (as is another director of Comtech) and the father of its chief executive officer ("CEO") and sole shareholder. During the three- and nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002, the Company paid $2,000, $7,000, $3,000, $8,000, $10,000 and $10,000, respectively, for rent.

Note F—Pension Plan

        The Company maintains a simplified employee pension plan—individual ("SEP") for eligible employees under Section 408(k) of the Internal Revenue Code. Contributions are made at the discretion of the Company. During the three- and nine-month periods ended September 30, 2004 and 2003 and the years ended December 31, 2003 and 2002, there were no contributions to the plan.

Note G—Major Customers

        Revenue from the Company's major customers as a percentage of net sales was composed of the following:

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,		December 31,
	2004	2003	2004	2003	2003	2002
	(unaudited)		(unaudited)
A	22%	17%	23%	18%	17%	17%
B	10	10	8	9	10	11
C	12	16	16	18	17	9

	44%	43%	47%	45%	44%	37%

        At September 30, 2004 and 2003, December 31, 2003 and 2002, accounts receivable included approximately $772,000, $940,000, $1,002,000 and $654,000, respectively, due from these customers.

Note H—Subsequent Event

        On October 6, 2004, the Company was sold to an unrelated third party pursuant to an agreement. Immediately prior to the sale, the shareholders of the Company received substantial cash distributions.

Prestige Brands, Inc.

Offer to Exchange

$210,000,000 of 9 1/4% Senior Subordinated Notes
due 2012, Series B

for any and all outstanding

$210,000,000 of 9 1/4% Senior Subordinated Notes
due 2012

PROSPECTUS

        We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

        Until                        , 2004, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

                        , 2004

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

        Delaware General Corporation Law

        Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the Delaware General Corporation Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        Delaware Registrants' Certificates of Incorporation

        The certificates of incorporation of the Delaware registrants include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

        The certificates of incorporation of the Delaware registrants provide that these registrants must indemnify their directors and officers to the fullest extent authorized by the Delaware General Corporation Law and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

        The registrants maintain insurance to protect themselves and their respective directors and officers against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

        The other registrants are organized in Virginia and California. Indemnification of such registrants' directors and officers provided by applicable law, by the registrants organizational documents, by contract or otherwise are substantially similar to that afforded by the directors and officers of the Delaware registrants.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  The attached Exhibit Index is incorporated herein by reference.

  (b)
  No financial statement schedules are required to be filed herewith pursuant to this Item.

ITEM 22. UNDERTAKINGS.

  (a)
  The undersigned hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

  (e)
  The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Brands, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE BRANDS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Brands International, LLC, a Delaware limited liability company, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE BRANDS INTERNATIONAL, LLC
By:	* Peter C. Mann Manager, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Manager, President and Chief Executive Officer (PrincipalExecutive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
* David A. Donnini	Manager
* Vincent J. Hemmer	Manager
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Household Holdings, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE HOUSEHOLD HOLDINGS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Household Brands, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE HOUSEHOLD BRANDS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Comet Products Corporation, a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

THE COMET PRODUCTS CORPORATION
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Spic and Span Company, a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

THE SPIC AND SPAN COMPANY
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Products Holdings, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE PRODUCTS HOLDINGS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Acquisition Holdings, LLC, a Delaware limited liability company, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE ACQUISITION HOLDINGS, LLC
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Manager and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Manager, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Bonita Bay Holdings, Inc., a Virginia corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

BONITA BAY HOLDINGS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Brands Holdings, Inc., a Virginia corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE BRANDS HOLDINGS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Brands International, Inc., a Virginia corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE BRANDS INTERNATIONAL, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Brands Financial Corporation, a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE BRANDS FINANCIAL CORPORATION
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Medtech Holdings, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

MEDTECH HOLDINGS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Medtech Products Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

MEDTECH PRODUCTS INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pecos Pharmaceutical, Inc., a California corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PECOS PHARMACEUTICAL, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Cutex Company, a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

THE CUTEX COMPANY
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Personal Care Holdings, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE PERSONAL CARE HOLDINGS, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Prestige Personal Care, Inc., a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

PRESTIGE PERSONAL CARE, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Denorex Company, a Delaware corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

THE DENOREX COMPANY
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ PETER J. ANDERSON Peter J. Anderson ATTORNEY-IN-FACT

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Vetco, Inc., a New York corporation, has duly caused this Amendment No. 7 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on the 9th day of December, 2004.

VETCO, INC.
By:	* Peter C. Mann Director and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on the 9th day of December, 2004.

Signature	Title

* Peter C. Mann	Director and President (Principal Executive Officer)
/s/ PETER J. ANDERSON Peter J. Anderson	Director, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ PETER J. ANDERSON Peter J. Anderson Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1	Purchase Agreement, dated March 30, 2004, among Prestige Brands, Inc., each Guarantor thereto and Citicorp North America, Inc. as Representative of the Initial Purchasers.*
3.1	Certificate of Incorporation of Prestige Brands, Inc.*
3.2	Bylaws of Prestige Brands, Inc.*
3.3	Certificate of Formation of Prestige Brands International, LLC.*
3.4	Limited Liability Company Agreement of Prestige Brands International, LLC.*
3.5	Certificate of Incorporation of Prestige Household Holdings, Inc.*
3.6	Bylaws of Prestige Household Holdings, Inc.*
3.7	Certificate of Incorporation of Prestige Household Brands, Inc.*
3.8	Bylaws of Prestige Household Brands, Inc.*
3.9	Certificate of Incorporation of The Comet Products Corporation.*
3.10	Bylaws of The Comet Products Corporation.*
3.11	Certificate of Incorporation of The Spic and Span Company.*
3.12	Bylaws of The Spic and Span Company.*
3.13	Certificate of Incorporation of Prestige Products Holdings, Inc.*
3.14	Bylaws of Prestige Products Holdings, Inc.*
3.15	Certificate of Formation of Prestige Acquisition Holdings, LLC.*
3.16	Limited Liability Company Agreement of Prestige Acquisition Holdings, LLC.*
3.17	Articles of Incorporation of Bonita Bay Holdings, Inc.*
3.18	Bylaws of Bonita Bay Holdings, Inc.*
3.19	Articles of Incorporation of Prestige Brands Holdings, Inc.*
3.20	Bylaws of Prestige Brands Holdings, Inc.*
3.21	Articles of Incorporation of Prestige Brands International, Inc.*
3.22	Bylaws of Prestige Brands International, Inc.*
3.23	Certificate of Incorporation of Prestige Brands Financial Corporation.*
3.24	Bylaws of Prestige Brands Financial Corporation.*
3.25	Certificate of Incorporation of Medtech Holdings, Inc.*
3.26	Bylaws of Medtech Holdings, Inc. (f/k/a Pecos Acquisition Company).*
3.27	Certificate of Incorporation of Medtech Products Inc.*
3.28	Bylaws of Medtech Products Inc.*
3.29	Articles of Incorporation of Pecos Pharmaceutical, Inc.*
3.30	Bylaws of Pecos Pharmaceutical, Inc. (f/k/a Stuart Millheiser Incorporated).*

3.31	Certificate of Incorporation of The Cutex Company.*
3.32	Bylaws of The Cutex Company.*
3.33	Certificate of Incorporation of Prestige Personal Care Holdings, Inc.*
3.34	Bylaws of Prestige Personal Care Holdings, Inc.*
3.35	Certificate of Incorporation of Prestige Personal Care, Inc.*
3.36	Bylaws of Prestige Personal Care, Inc.*
3.37	Certificate of Incorporation of The Denorex Company.*
3.38	Bylaws of The Denorex Company.*
3.39	Certificate of Incorporation of Vetco, Inc.*
3.40	Bylaws of Vetco, Inc. (f/k/a Vetco Pharmaceuticals, Inc.).*
4.1	Indenture, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto and U.S. Bank National Association, as Trustee.*
4.2
Registration Rights Agreement, dated April 6, 2004, among Prestige Brands, Inc., each Guarantor thereto, Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*
4.3	Form of Senior Subordinated Note (attached as an exhibit to Exhibit 4.1).*
5.1	Opinion of Kirkland & Ellis LLP.*
5.2	Opinion of Kelley Drye & Warren LLP.*
8.1	Opinion of Kirkland & Ellis LLP.*
10.1
Credit Agreement, dated April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, LLC, the Lenders thereto, the Issuers thereto, Citicorp North America, Inc. as Administrative Agent and as Tranche C Agent, Bank of America, N.A. as Syndication Agent and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Documentation Agent.*
10.2
Pledge and Security Agreement, dated April 6, 2004, by Prestige Brands, Inc. and each of the Grantors party thereto, in favor of Citicorp North America, Inc. as Administrative Agent and Tranche C Agent.*
10.3
Intercreditor Agreement, dated April 6, 2004, between Citicorp North America, Inc. as Administrative Agent and as Tranche C Agent, Prestige Brands, Inc., Prestige Brands International, LLC and each of the Subsidiary Guarantors thereto.*
10.4	Third Amended and Restated Limited Liability Company Agreement of Prestige International Holdings, LLC, dated April 6, 2004.*
10.5	Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto.*
10.6
First Amendment, Acknowledgment and Supplement to Unit Purchase Agreement, dated April 6, 2004, to the Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto.*

10.7
Second Amendment, Acknowledgement and Supplement to Unit Purchase Agreement, dated April 6, 2004, to the Unit Purchase Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and the TCW/Crescent Purchasers thereto as amended by the First Amendment, Acknowledgement and Supplement to Unit Purchase Agreement, dated April 6, 2004.*
10.8
Securityholders Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.*
10.9
First Amendment and Acknowledgement to Securityholders Agreement, dated April 6, 2004, to the Securityholders Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.*
10.10
Registration Rights Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.*
10.11
First Amendment and Acknowledgement to Registration Rights Agreement, dated April 6, 2004, to the Registration Rights Agreement, dated February 6, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P., GTCR Capital Partners, L.P., the TCW/Crescent Purchasers and the TCW/Crescent Lenders thereto, each Executive thereto and each of the Other Securityholders thereto.*
10.12
Senior Preferred Investor Rights Agreement, dated March 5, 2004, among Medtech/Denorex, LLC, GTCR Fund VIII, L.P., TSG3 L.P., J. Gary Shansby, Charles H. Esserman, Michael L. Mauze, James L. O'Hara and each Subsequent Securityholder thereto.*
10.13	Amended and Restated Professional Services Agreement, dated April 6, 2004, by and between GTCR Golder Rauner II, L.L.C. and Prestige Brands, Inc.*
10.14
Amended and Restated Management Company Services Agreement, dated April 6, 2004, among Prestige Brands, Inc., Prestige Brands International, Inc., Medtech Products, Inc., The Spic and Span Company, The Comet Products Corporation and The Denorex Company.*
10.15	Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann.*
10.16
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann.*

10.17
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter C. Mann and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.*
10.18		Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson.*
10.19
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson.*
10.20
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Peter J. Anderson and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.*
10.21		Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler.*
10.22
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler.*
10.23
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Gerard F. Butler and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.*
10.24		Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink.*
10.25
First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink.*
10.26
Second Amendment and Acknowledgement to Senior Management Agreement, dated April 6, 2004, to the Senior Management Agreement, dated February 6, 2004, by and among Medtech/Denorex, LLC, Medtech/Denorex Management, Inc. and Michael A. Fink and amended by the First Amendment and Acknowledgement to Senior Management Agreement, dated March 5, 2004.*
10.26	.1	Omnibus Consent and Amendment to Securityholders Agreement, Registration Rights Agreement and Unit Purchase Agreement, dated as of July 6, 2004.*
10.27		Distribution Agreement, dated April 24, 2003, by and between Medtech Holdings, Inc. and OraSure Technologies, Inc.**
10.28		License Agreement, dated June 2, 2003, between Zengen, Inc. and Prestige Brands International, Inc.**

10.29	Patent and Technology License Agreement, dated October 2, 2001, between The Procter & Gamble Company and Prestige Brands International, Inc.**
10.30	Amendment, dated April 30, 2003, to the Patent and Technology License Agreement, dated October 2, 2001, between The Procter & Gamble Company and Prestige Brands International, Inc.*
10.31
Contract Manufacturing Agreement, dated February 1, 2001, among The Procter & Gamble Manufacturing Company, P&G International Operations SA, Prestige Brands International, Inc. and Prestige Brands International (Canada) Corp.**
10.32	Manufacturing Agreement, dated December 30, 2002, by and between Prestige Brands International, Inc. and Abbott Laboratories.**
10.33	Amendment No. 4 and Restatement of Contract Manufacturing Agreement, dated May 1, 2002, by and between The Procter & Gamble Company and Prestige Brands International, Inc.**
10.34	Letter Agreement, dated April 15, 2004, between Prestige Brands, Inc. and Carrafiello Diehl & Associates, Inc.**
12.1	Ratio of Earnings to Fixed Charges.*
21.1	Subsidiaries of the Registrant.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Eisner LLP.
23.4	Consent of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1).*
23.5	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.2).*
24.1	Powers of Attorney (included on signature page).*
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Tender Instructions.*
99.3	Form of Notice of Guaranteed Delivery.*

*
Previously filed.

**
Previously filed. Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
PRESTIGE BRANDS INTERNATIONAL, LLC AND SUBSIDIARIES PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2004 (unaudited) (dollars in thousands)
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MARKET, RANKING AND OTHER DATA
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SENIOR CREDIT FACILITY
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Prestige Brands International, LLC Consolidated Balance Sheet (unaudited) (in thousands)
Prestige Brands International, LLC Consolidated Statement of Operations (unaudited) (in thousands)
Prestige Brands International, LLC Consolidated Statement of Members' Equity (unaudited) (in thousands)
Prestige Brands International, LLC Consolidated Statement of Cash Flows (unaudited) (in thousands)
Prestige Brands International, LLC Notes to Unaudited Consolidated Financial Statements (in thousands)
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
Prestige Brands International, LLC Balance Sheet (in thousands, except share data)
Prestige Brands International, LLC Statement of Operations (in thousands)
Prestige Brands International, LLC Statement of Cash Flows (in thousands, except share data)
Prestige Brands International, LLC Notes to Financial Statements (in thousands, except share and unit data)
Schedule II Valuation and Qualifying Accounts (dollars in thousands)
Bonita Bay Holdings, Inc. Consolidated Balance Sheet (Unaudited) March 31, 2004 (In Thousands, Except Share Data)
Bonita Bay Holdings, Inc. Consolidated Statements of Income (Unaudited) Three Months Ended March 31, 2004 and 2003 (In Thousands)
Bonita Bay Holdings, Inc. Consolidated Statement of Stockholders' Equity (Unaudited) Three Months Ended March 31, 2004 (In Thousands, Except Share Data)
Bonita Bay Holdings, Inc. Consolidated Statements of Cash Flows (Unaudited) Three Months Ended March 31, 2004 and 2003 (In Thousands)
Bonita Bay Holdings, Inc. Notes to Consolidated Financial Statements (Unaudited) (In Thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VETCO, INC. Balance Sheets
VETCO, INC. Statements of Operations
VETCO, INC. Statements of Cash Flows
VETCO, INC. Notes to Financial Statements December 31, 2003 and 2002 (Information Pertaining to the Three- and Nine-Month Periods Ended September 30, 2004 and 2003 are Unaudited)
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX